Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

ALLSTATE LIFE INSURANCE COMPANY,

RESOLUTION LIFE HOLDINGS, INC.

AND

RESOLUTION LIFE L.P.

(SOLELY FOR PURPOSES OF SECTION 5.25 AND ARTICLE X)

DATED AS OF JULY 17, 2013

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EXHIBIT A – Form of Administrative Services Agreement

EXHIBIT B – Form of Agent Servicing Agreement

EXHIBIT C – Form of Amended and Restated Reinsurance Agreement

EXHIBIT D – Form of Intellectual Property License

EXHIBIT E – Form of Principal Underwriting Agreement

EXHIBIT F – Form of Recapture Agreement

EXHIBIT G – Form of Reinsurance Trust

EXHIBIT H – Form of Transition Services Agreement

EXHIBIT I – Commitment Letters

EXHIBIT J – Surplus Notes and Preferred Stock Term Sheet

ANNEX A – Accounting Principles

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 17, 2013 (this “Agreement”), by and among Allstate Life Insurance Company, an insurance company organized under the laws of the State of Illinois (“Seller”), Resolution Life Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Buyer”) and, solely for purposes of Section 5.25 and Article X, Resolution Life L.P., a Bermuda limited partnership and the sole owner of Buyer (“Parent”).

WHEREAS, Seller owns 100% of the issued and outstanding shares of common stock, par value $100.00 per share (the “Shares”), of Lincoln Benefit Life Company, an insurance company organized under the laws of the State of Nebraska (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the Shares;

WHEREAS, as of the date hereof, pursuant to the Existing Seller Reinsurance Agreements and the Vermont Captive Reinsurance Agreement (each as defined below), the Company reinsures to Seller and the Vermont Captive all of the insurance and annuity business written by the Company that is not reinsured to third party reinsurers;

WHEREAS, after the date hereof and prior to the Closing (as defined below), Seller shall, and shall cause the Company to, enter into the Recapture Agreement (as defined below) pursuant to which, upon the terms and subject to the conditions set forth therein, (i) the Company will recapture from Seller (A) all of the fixed deferred annuity, value adjusted deferred annuity and indexed deferred annuity business written by the Company that is reinsured to Seller, (B) all of the life insurance business written by the Company through Independent Producers that is reinsured to Seller, other than the Specified Life Business (each as defined below), and (C) all of the net Liability of Seller with respect to the accident and health and long-term care insurance business written by the Company that is reinsured to Seller ((A), (B) and (C) collectively, the “Recaptured Business”);

WHEREAS, concurrently with the consummation of the Recapture, pursuant to the Recapture Agreement, Seller will transfer to the Company the Investment Assets listed in Section 1.1(a) of the Seller Disclosure Schedule (the Investment Assets set forth on such list, which is dated as of June 30, 2013, as such list may be revised between June 30, 2013 and the Closing Date as provided in Section 5.19 of the Seller Disclosure Schedule, the “Recaptured Investment Assets”);

WHEREAS, at or prior to the Closing, Seller shall, and shall cause the Company to, enter into the other Restructuring Agreements (as defined below) pursuant to which Seller will continue to reinsure and administer the Company’s insurance and annuity businesses other than the Recaptured Business, the Vermont Captive Business and any business reinsured to third party reinsurers (comprising all of the immediate annuity business written by the Company, all life insurance business written by the Company through Exclusive Producers (as defined below) and the Specified Life Business);

WHEREAS, prior to the execution and delivery of this Agreement, Buyer, Seller and The Bank of New York Mellon (the “Escrow Agent”) have entered into an Escrow Agreement, dated July 16, 2013 (the “Escrow Agreement”) pursuant to which Buyer has deposited $60,000,000 into an account (the “Escrow Account”) maintained by the Escrow Agent to support Buyer’s obligations under this Agreement; and

WHEREAS, Parent desires to provide Seller and its Affiliates the right to subscribe for class A limited partnership interests or other equity interests of Parent with an aggregate capital commitment of up to $100,000,000.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1.        Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Accounting Principles” means the principles, practices and methodologies set forth on Annex A.

“Action” means any action, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation by or before any Governmental Entity, other than any examination by a taxing authority, including a Tax audit.

“Adjusted Initial Amount” means an amount equal to: (A) the Base Price; (B) plus (if positive) or minus the absolute value of (if negative) (i) the Estimated Closing Statutory Value; minus (ii) the Reference Statutory Value; (C) plus (if positive) or minus the absolute value of (if negative) the Estimated Recapture Adjustment Amount.

“Administrative Services Agreement” means the administrative services agreement substantially in the form attached as Exhibit A.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.  For the avoidance of doubt, unless otherwise specified herein, the Company shall be deemed an “Affiliate” of Seller (and not Buyer) prior to the Closing, and shall be deemed an “Affiliate” of Buyer (and not Seller) from and after the Closing.

“Agent Servicing Agreement” means the agent servicing agreement substantially in the form attached as Exhibit B.

 “Amended and Restated Reinsurance Agreement” means the amended and restated reinsurance agreement substantially in the form attached as Exhibit C.

“Applicable Law” means any law, statute, ordinance, regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person’s businesses, properties, assets or rights, as may be amended from time to time.

“Applicable Rate” means an interest rate equal to six-month LIBOR for dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m., New York time, on the day that is two Business Days preceding the date the Final Adjustment Statement is finalized pursuant to Section 2.5(b), calculated on the basis of a 360 day year and the actual number of days elapsed.

“Base Price” means $600,000,000.

“Books and Records” means all of the books and records of the Company (including all data and other information stored on discs, tapes or other media), including all such books and records to the extent relating to the Company’s governance, legal existence or stock ownership, and copies of all books and records of Seller and its Affiliates that are material to the ongoing operation of the Company Business by Buyer after the Closing (other than as a result of the provision of services by Seller to Buyer pursuant to the Transition Services Agreement); provided that, to the extent any such books and records of the Company contain any information that relates to Seller or any of its Affiliates, or any of their respective businesses, other than the Company or the Company Business, such information shall not constitute “Books and Records” for purposes of this Agreement and any such information may be redacted from the “Books and Records.”  For the avoidance of doubt, no minutes, resolutions or other governance or similar legal entity documents of any Person other than the Company shall constitute “Books and Records” for purposes of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in Chicago, Illinois or New York City are required or authorized by Applicable Law to be closed.

“Buyer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Buyer to Seller in connection with, and constituting a part of, this Agreement.

“Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Transaction Agreement.

“Closing Balance Sheets” means, collectively, the Estimated Balance Sheet, the Subject Balance Sheet and the Final Balance Sheet.

“Closing RBC Ratio” means the RBC Ratio as of the Closing Date, calculated after giving effect to the Recapture, the other transactions contemplated by this Agreement to take place at or prior to the Closing, the consummation of the NER Financing and the effect of the application of Treasury Regulation § 1.1502-36(d) on the transactions contemplated by this Agreement, but without giving effect to any Specified Capital Charge.

“Closing Statutory Value” means an amount equal to: (i) the capital and surplus of the Company as of the Closing Date as would be required to be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the 2012 NAIC Annual Statement Blank or the successor to such line number; plus (ii) the asset valuation reserve of the Company as of the Closing Date as would be required to be reflected in line 24.1 of such section of the Annual Statement Blank or the successor to such line number; plus (iii) the interest maintenance reserve of the Company as of the Closing Date (whether positive or negative) that is related to the historical unamortized balance (as described in the Accounting Principles) recaptured by the Company in connection with the Recapture, including amortization with respect to such balance from the date of Recapture to the Closing Date in accordance with Seller’s past practices; and (iv) either minus the admitted net deferred tax asset of the Company as of the Closing Date or plus the net deferred tax liability of the Company as of the Closing Date, as applicable, as would be required to be reflected in line 18.2 or line 15.2, as applicable, of such section of the Annual Statement Blank or the successor to such line number; in each case as calculated from amounts set forth on the applicable Closing Balance Sheet prepared in accordance with the Accounting Principles after giving effect to the Recapture and the other transactions contemplated hereby to occur on or prior to the Closing Date but, for the avoidance of doubt, before giving effect to the application of the Treasury Regulation § 1.1502-36(d) with respect to the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan that is sponsored or maintained by the Company for the benefit of Company Employees (or their dependents and beneficiaries).

“Company Business” means, collectively, the Recaptured Business and all of the other life insurance business, other than the Specified Life Business and the Vermont Captive Business, written by the Company through Independent Producers that is reinsured to third parties, as more particularly identified in Section 1.1(b) of the Seller Disclosure Schedule.

“Company Employee” means each individual who is or was employed by the Company.

“Confidentiality Agreement” means the confidentiality agreement dated as of January 15, 2013, between Resolution Life U.S. Limited and Seller.

“Consolidated Returns” means any and all Tax Returns of the Seller Group.

“Controlled Group Liability” means any and all liabilities: (i) under Title IV of ERISA; (ii) under the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code; or (iii) under Section 4971 of the Code, other than such liabilities that arise solely out of, or relate to, the Company Benefit Plans or the Seller Benefit Plans.

“Employee Benefit Plan” means a written or unwritten plan, policy, program, agreement and arrangement, whether covering a single individual or a group of individuals, that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iii) any other employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Funds” has the meaning given to such term in the Escrow Agreement.

“Excluded Liabilities” means any Liabilities resulting from or arising out of: (i) any business ceded to a newly formed captive as provided in Section 5.18; and (ii) the Excluded Employee Liabilities.

“Exclusive Producer” means any Producer that markets, sells or administers business of the type written by Seller or any of its Affiliates exclusively for or on behalf of Seller or any of its Affiliates, notwithstanding whether such Producer also sells products of the type not written by Seller or any of its Affiliates on behalf of third parties.

“Existing Seller Reinsurance Agreements” means: (i) the Coinsurance Agreement, effective December 31, 2001, between the Company and Seller; (ii) the Modified Coinsurance Agreement, effective December 31, 2001, between the Company and Seller pursuant to which the Company cedes to Seller liabilities under variable universal life insurance contracts written by the Company; and (iii) the Modified Coinsurance Agreement, effective December 31, 2001, between the Company and Seller pursuant to which the Company cedes to Seller liabilities under variable annuity contracts written by the Company.

“Final Adjustment Amount” means an amount equal to: (i) the Final Statutory Surplus Adjustment Amount; plus (ii) the Final Recapture Adjustment Amount.

“Final Recapture Adjustment Amount” means an amount equal to: (i) the Closing Recapture Adjustment Amount; minus (ii) the Estimated Recapture Adjustment Amount.

 “Final Statutory Surplus Adjustment Amount” means an amount equal to: (i) the Final Closing Statutory Value; minus (ii) the Estimated Closing Statutory Value.

“Financed Amounts” means: (a) statutory reserves, calculated in accordance with SAP, with respect to the universal life insurance business with secondary guarantees and term life insurance business with premium guarantees that are included in the Company Business; minus (b) Economic Reserves (as such term is described or defined in the NER Commitment Letter or the term sheet attached thereto), excluding any risk spread or similar fees or other costs and expenses incurred by Buyer or the Captive (as such term is defined in the NER Commitment Letter) in connection with or arising under the NER Financing.

“Financing Sources” means the parties to the Commitment Letters or any definitive documents relating to the Financing (other than Buyer).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency (including any industry or other self-regulating body).

“Independent Producer” means any Producer that is not an Exclusive Producer.

“Insurance Contracts” means the insurance policies, annuity contracts and, other than for purposes of Section 3.15, the assumed reinsurance treaties, together with all binders, slips, certificates, endorsements and riders thereto, in each case that constitute a part of the Company Business and were issued or entered into by the Company prior to the Closing.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction.

“Insurance Reserves” means the reserves for the payment of benefits, losses, claims, unearned premium and expenses under the Insurance Contracts.

“Intellectual Property” means: (i) trademarks, service marks, trade names, trade dress, and registrations and applications of any of the foregoing, including all goodwill associated with any of the foregoing (“Trademarks”); (ii) copyrights, copyrightable works, rights in Software, Internet web site content, and registrations and applications of any of the foregoing, (iii) Internet URLs and domain names, and registrations thereof; (iv) patents and applications for patents, including all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof; (v) Trade Secrets; (vi) all similar intellectual property rights; and (vii) all administrative and legal rights arising therefrom and relating thereto.

“Intellectual Property License” means the intellectual property license substantially in the form attached as Exhibit D.

“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership interests and all other equity interests, certificates issued by or interests in trusts, derivatives or other assets acquired for investment or hedging purposes.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means the actual knowledge of (i) with respect to Seller, those Persons listed in Section 1.1(c) of the Seller Disclosure Schedule, and (ii) with respect to Buyer, those Persons listed in Section 1.1(a) of the Buyer Disclosure Schedule.

“Liability” means any liability, damage, expense or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined, determinable or otherwise.

“Lien” means any pledge, security interest, encumbrance, mortgage, title defect, license, lien, charge or other similar restrictions or limitations of any nature whatsoever.

“Limited Partnership Agreement” means the limited partnership agreement of Resolution Life L.P.

“Material Adverse Effect” means a material adverse effect on:  (a) the business, operations, condition (financial or otherwise) or results of operations of the Company, but excluding any such effect to the extent resulting from or arising out of:  (i) any change, development, event or occurrence arising out of or relating to general political, economic or securities or financial market conditions (including changes in interest rates or changes in equity prices and corresponding changes in the value of the Investment Assets of the Company); (ii) any change, development, event or occurrence generally affecting participants in the life insurance, annuity or financial services industries; (iii) any change in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof; (iv) acts of war, sabotage or terrorism, or any escalation or worsening of such acts, any earthquakes, hurricanes, tornadoes, and other storms, floods or other natural disasters, or any other force majeure event; (v) the announcement of this Agreement and the transactions contemplated hereby, including any loss of or change in relationship with any customers or business partners or departure of any employees or officers resulting therefrom; (vi) the identity of or facts related to Buyer; (vii) any action taken by Seller or any of its Representatives at the written instruction of or with the written consent of Buyer, or any failure to act by Seller or any of its Representatives because Buyer has withheld its consent when such consent was required hereunder; (viii) any downgrade or threatened downgrade in the rating assigned to the Company by any rating agency (provided, that this clause (viii) shall not by itself exclude the underlying cause of any such downgrade or threatened downgrade); (ix) any failure, in and of itself, of the Company to meet any financial projections or targets (provided, that this clause (ix) shall not by itself exclude the underlying causes of any such failure); (x) any matter set forth in the Seller Disclosure Schedule (to the extent that any such effect described in the preceding clauses (i) though (iv) does not materially and disproportionally adversely affect the Company relative to other Persons engaged in the industries in which the Company operates); or (b) the ability of Seller to consummate the transactions contemplated hereby.

“Maximum Capital Amount” means the amount of total adjusted capital (as defined in the RBC Instructions) of the Company that would cause the Closing RBC Ratio to equal 400%.

“MBA Group” means any marketing organization that includes one or more consortia of Independent Producers that are master brokerage agencies.

“Permitted Lien” means, with respect to any asset, any: (i) carriers’, mechanics’, materialmens’ or similar Lien either (A) with respect to amounts not yet due and payable or (B) that are being contested in good faith and for which appropriate reserves have been taken on the Books and Records; (ii) Lien arising from any act of Buyer or any of its Affiliates (with respect to an asset of Seller or one of its Affiliates); (iii) pledge or deposit to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) Lien that is disclosed in any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable; (v) Lien related to deposits required by any Insurance

Regulator; (vi) Lien for Taxes, assessments or other governmental charges either (A) not yet due and payable or (B) the amount or validity of which is being contested in good faith and for which appropriate reserves have been taken on the Books and Records; and (vii) Lien or other imperfection of title that does not materially detract from the current value or materially interfere with the current use of the assets, properties or rights affected thereby or impair materially the ability of Buyer to consummate any of the transactions contemplated by this Agreement, as applicable.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Periods” means any and all Tax periods that begin on the day after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Periods” means any and all Tax periods that end on or before the Closing Date and the portion of any Straddle Period ending at the end of day on which the Closing occurs.

“Principal Underwriting Agreement” means the amended and restated principal underwriting agreement substantially in the form attached as Exhibit E.

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing insurance policies, annuity contracts, protection and retirement products on behalf of the Company prior to the Closing.

“RBC Instructions” means the Life RBC Instructions of the National Association of Insurance Commissions or any successor thereof as in effect at the applicable time of determination.

“RBC Ratio” means, as of any date of determination, the ratio (expressed as a percentage) that the Company’s total adjusted capital (as defined in the RBC Instructions) as of such date bears to the Company’s company action level risk based capital (as defined in the RBC Instructions) as of such date, calculated in accordance with the life insurance risk based capital formula contained in the RBC Instructions.

“Recapture” means the recapture of the Recaptured Business pursuant to the Recapture Agreement.

“Recapture Agreement” means the recapture agreement substantially in the form attached as Exhibit F.

“Reference Statutory Value” means $293,853,484.

“Reinsurance Trust” means the trust agreement substantially in the form attached as Exhibit F.

“Representative” means any Person’s Affiliates, or its or its Affiliates’ directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives.

“Required Capital Amount” means, as of any date of determination, the amount (expressed in dollars and after taking into account any Specified Capital Charge) of total adjusted capital (as defined in the RBC Instructions) that the Company is required by the Nebraska Department of Insurance to maintain as of such date.

“Restructuring Agreements” means the Recapture Agreement, the Amended and Restated Reinsurance Agreement, the Administrative Services Agreement and the Reinsurance Trust.

“SAP” means statutory accounting practices prescribed or permitted by the Nebraska Department of Insurance.

“Seller Benefit Plan” means each Employee Benefit Plan (other than the Company Benefit Plans) that has been maintained, established or contributed to by Seller or any of its Affiliates (other than the Company) that provides, has provided or may provide benefits or compensation (assuming any vesting, performance or other benefit requirements are met) in respect of any Company Employee or any of their beneficiaries or dependents.

“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Seller to Buyer in connection with, and constituting a part of, this Agreement.

“Seller Group” means (i) the “affiliated group” as defined in Section 1504(a) of the Code of which The Allstate Corporation is the common parent, and (ii) with respect to each state, local or foreign jurisdiction in which Seller or any of its current Subsidiaries files a consolidated, combined or unitary Tax Return and in which the Company is or is required to be included, the group with respect to which such Tax Return is filed.

“Seller Party” means Seller or any Affiliate of Seller that is a party to any Transaction Agreement.

“Selling Agreement” means the Selling Agreement, dated as of June 1, 2006, by and among the VA Buyer, American Skandia Life Assurance Company, American Skandia Marketing, Incorporated, Allstate Financial Services, LLC and, solely with respect to certain provisions thereto, The Allstate Corporation.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Specified Capital Amount” means: (i) for purposes of Section 5.4(b) and Section 6.1(c), the amount of total adjusted capital (as defined in the RBC Instructions) of the Company that would cause the Closing RBC Ratio to equal 350%; and (ii) for purposes of Section 5.15, the amount of total adjusted capital (as defined in the RBC Instructions) of the Company that would cause the RBC Ratio as of the date on which the Specified Capital Charge then being imposed on the Company by the Nebraska Department of Insurance is so imposed (calculated without giving effect to such Specified Capital Charge) to equal 350% or such greater RBC Ratio maintained by the Company immediately prior to the imposition of such Specified Capital Charge.

“Specified Capital Charge” means any risk based capital charge the Company is required by the Nebraska Department of Insurance to incur with respect to the reinsurance provided by Seller under the Amended and Restated Reinsurance Agreement.  Notwithstanding the foregoing, no “Specified Capital Charge” shall be deemed to have been imposed to the extent such charge is imposed as a result of the difference between the Fair Market Value (as such term is defined in the Amended and Restated Reinsurance Agreement) and the Reinsurer Statutory Book Value (as such term is defined in the Amended and Restated Reinsurance Agreement) of the assets in the trust account established pursuant to the Reinsurance Trust.

“Specified Life Business” means, collectively, (i) the term life insurance policies written by the Company prior to the Closing Date that have been reinsured to Seller and retroceded by Seller to ALIC Reinsurance Company and (ii) the term life insurances policies of the type identified on Section 1.1(d) of the Seller Disclosure Schedule that were written by the Company and are reinsured by third party reinsurers.

“Specified VA Transaction Agreements” means all agreements relating to the Variable Annuity Transaction, including: (i) the Administrative Services Agreement, effective as of June 1, 2006, by and between the Company and Seller; (ii) the Principal Underwriting Agreement, entered into as of June 1, 2006, by and between the Company and ALFS, Inc.; (iii) the Coinsurance Agreement, effective as of December 31, 2001, between the Company and Seller to the extent related to the VA Contracts; (iv) the Modified Coinsurance Agreement, effective December 31, 2001, between the Company and Seller, pursuant to which the Company cedes to Seller liabilities under variable annuity contracts written by the Company and (v) the distribution agreements, fund agreements and reinsurance agreements listed in Section 1.1(e) of the Seller Disclosure Schedule.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.

“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign income, premium, property (real or personal), sales, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty or addition thereto.

“Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Intellectual Property License, the Restructuring Agreements, the Principal Underwriting Agreement, the Agent Servicing Agreement and the Equity Commitment Letter.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes, including Conveyance Taxes) incurred by any party hereto for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors, and any fees payable by such parties to Governmental Entities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

“Transition Services Agreement” means the transition services agreement substantially in the form attached as Exhibit H.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.

“VA Buyer” means The Prudential Insurance Company of America, a New Jersey-domiciled stock life insurance company.

“VA Contracts” means the variable annuity contracts written by the Company the liabilities under which such contracts were ceded to the VA Buyer in connection with the Variable Annuity Transaction.

“VA Indemnity Reinsurance Agreement” means the Indemnity Reinsurance Agreement, dated June 1, 2006, between Seller and the VA Buyer, which was entered into in connection with the Variable Annuity Transaction.

“Variable Annuity Transaction” means the transactions contemplated by the Master Transaction Agreement, dated as of March 8, 2006, by and among The Allstate Corporation, Seller, Allstate Life Insurance Company of New York, Prudential Financial, Inc. and The Prudential Insurance Company of America (the “VA Master Transaction Agreement”) and the documents related thereto.

“Vermont Captive” means Lincoln Benefit Reinsurance Company, an Affiliate of Seller that is an insurance company organized under the laws of the State of Vermont.

“Vermont Captive Business” means the business reinsured under the Vermont Captive Reinsurance Agreement.

“Vermont Captive Reinsurance Agreement” means the Reinsurance Agreement, effective September 30, 2012, between the Company and the Vermont Captive.

In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section
Actuarial Reports Additional Equity Financing	3.17 5.24
Adjustment Report	2.5(c)(v)
After-Acquired Business	5.10(b)(iv)
Aggregate After-Acquired Revenues	5.10(b)(iv)
Agreement	Preamble
Alternative Financing	5.23(f)
Alternative Reinsurance Arrangement	5.4(d)
Business Investment Assets	5.19
Buyer	Preamble
Buyer Burdensome Condition	5.4(a)
Buyer Fundamental Representations	6.3(a)
Buyer Indemnified Persons	7.2(a)
Buyer Related Parties	10.1(e)
Cap	7.3(a)
Ceded Reinsurance Contracts	3.16(a)
Closing	2.2
Closing Date Closing Recapture Adjustment Amount	2.2 2.5(c)(viii)
Commitment Letters	4.7(a)
Company	Recitals
Company Insurance Policies	3.18(a)
Company Intellectual Property Rights	3.20(a)
Company Reinsurance Contracts	3.16(a)
Company Trademarks	5.7(b)
Competing After-Acquired Revenues	5.10(b)(iv)
Competing Business	5.10(a)
Condition Satisfaction	2.2
Contracts	3.13(a)
Conveyance Taxes	8.5
Debt Commitment Letter Debt Financing	4.7(a) 4.7(a)
Deductible	7.3(a)
Direct Product Tax Claim	7.9(a)
Dispute Notice	2.5(c)(ii)
Equity Commitment Letter	4.7(a)
Equity Financing	4.7(a)
Escrow Account	Recitals
Escrow Agent	Recitals
Escrow Agreement	Recitals

Term	Section
Estimated Balance Sheet	2.4(a)
Estimated Closing Statement	2.4(a)
Estimated Closing Statutory Value Estimated Recapture Adjustment Amount	2.4(a) 2.4(a)
Excluded Employee Liabilities	5.12(b)
Fee Letter	4.7(b)
Final Adjustment Statement	2.5(b)
Final Balance Sheet	2.5(c)(viii)
Final Closing Statutory Value	2.5(c)(viii)
Financing	4.7(a)
Indemnitee	7.4(i)
Indemnitor	7.4(ii)
Indemnifiable Losses	7.4(iii)
Indemnity Payment	7.4(iv)
Independent Accounting Firm	2.5(c)(iv)
Investors	4.7(d)
Milliman	3.17
NER Commitment Letter	4.7(a)
NER Financing	4.7(a)
New York Court	10.7(a)
Organizational Documents	3.1(b)
Outside Date	9.1(b)
Parent	Recitals
Permits	3.11(b)
Process Agent	10.7(c)
Purchase Price	2.1
Recapture Adjustment Amount	Accounting Principles
Recaptured Business	Recitals
Recaptured Investment Assets	Recitals
Reference Balance Sheet Required Financial Information	3.6(a) 5.24(b)
Resolution Period	2.5(c)(iv)
Review Period	2.5(c)(i)
Seller	Preamble
Seller Burdensome Condition	5.4(a)
Seller Fundamental Representations	6.2(a)
Seller Indemnified Persons	7.2(b)
Seller Intellectual Property	3.20(e)
Seller Trademarks	5.7(a)
Shared Reinsurance Agreement	5.4(d)
Shares	Recitals
Solvent	4.8
Specified Termination	10.1(b)
Statutory Statements	3.6(b)
Subject Balance Sheet	2.5(b)(i)

Term	Section
Tax Contest	8.4
Tax Refund	8.3
Termination Fee	10.1(b)
Third Party Claim	7.4(v)
Threshold Amount	7.3(a)
Trademarks	1.1

ARTICLE II.
PURCHASE OF THE SHARES

SECTION 2.1.        Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Shares for an aggregate purchase price (the “Purchase Price”) in cash equal to the Base Price, as adjusted pursuant to Sections 2.4, 2.5 and 2.6.

SECTION 2.2.        Closing.  The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York time, on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been so satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than two Business Days prior to the first Business Day of such month and the parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto.  The day on which the Closing actually takes place is referred to herein as the “Closing Date;” provided that, for purposes of the Closing Balance Sheets and any amounts calculated therefrom, the “Closing Date” shall be deemed to be, and the transactions contemplated hereby will be deemed to have occurred at, 12:01 a.m., Central Time, on the first calendar day of the month in which the Closing occurs.

SECTION 2.3.        Closing Deliveries.

(a)          Seller’s Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)           certificates representing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by sufficient instruments of transfer and bearing or accompanied by all requisite stock transfer tax stamps;

(ii)          a certificate of Seller duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying as to Seller’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b);

(iii)         counterparts of each Transaction Agreement to which a Seller Party is a party, duly executed by such Seller Party, other than this Agreement and any other Transaction Agreement entered into and delivered to Buyer prior to the Closing Date; and

(iv)         the written resignations of the directors and officers of the Company, effective as of the Closing, except as requested by Buyer not less than five Business Days prior to the Closing.

(b)          Buyer’s Closing Deliveries.  At the Closing, Buyer shall make the payment contemplated by Section 2.4 and, if applicable, the payment contemplated by Section 2.6, and also deliver to Seller:

(i)           a certificate of Buyer duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to Buyer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(ii)          counterparts of each Transaction Agreement to which a Buyer Party is a party, duly executed by such Buyer Party, other than this Agreement and any other Transaction Agreement entered into and delivered to Seller prior to the Closing Date.

SECTION 2.4.        Payment at Closing.

(a)          No later than five Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer: (i) a statement (the “Estimated Closing Statement”) setting forth an estimated balance sheet of the Company as of the Closing Date prepared in good faith from the Books and Records in accordance with the Accounting Principles, consistently applied (the “Estimated Balance Sheet”) and showing Seller’s calculations of (A) the Closing Statutory Value (the “Estimated Closing Statutory Value”) and (B) the Recapture Adjustment Amount (the “Estimated Recapture Adjustment Amount”) and (C) the Adjusted Initial Amount based on (A) and (B); and (ii) reasonable supporting documentation with respect to the calculation of the amounts set forth in the Estimated Closing Statement.

(b)          In addition to the deliveries contemplated by Section 2.3, at the Closing, Buyer shall pay to Seller or its designee by wire transfer of immediately available funds to an account designated by Seller an amount equal to the Adjusted Initial Amount; provided, that Buyer may choose to have a portion of the Adjusted Initial Amount paid to Seller or its designee by the Escrow Agent out of the Escrow Funds pursuant to a joint written instruction of Buyer and Seller so long as Buyer pays the remaining portion of the Adjusted Initial Amount directly to Seller or such designee.

SECTION 2.5.        Post-Closing Payments.

(a)          The Final Adjustment Amount shall be determined as set forth in subsections (b) and (c) of this Section 2.5.  If the Final Adjustment Amount is a positive number, then Buyer shall pay such Final Adjustment Amount to Seller or its designee within five Business Days after the final determination thereof.  If the Final Adjustment Amount is a negative number, then Seller shall pay the absolute value of such Final Adjustment Amount to Buyer within five Business Days after the final determination thereof.  Any payments required to be made by either party pursuant to this Section 2.5(a) shall (i) be made by wire transfer of immediately available funds and (ii) include interest on the amount required to be paid at the Applicable Rate, compounded annually on the basis of a year of 365 days, from (and including) the Closing Date to (but excluding) the date such payment is made.

(b)          No later than 90 days after the Closing Date, Buyer shall deliver to Seller: (i) a statement (the “Final Adjustment Statement”) setting forth the balance sheet of the Company as of the Closing Date prepared in good faith from the Books and Records in accordance with the Accounting Principles, consistently applied (the “Subject Balance Sheet”) and showing Buyer’s calculations of (A) the Closing Statutory Value, (B) the Recapture Adjustment Amount and (C) the Final Adjustment Amount based on (A) and (B); and (ii) reasonable supporting documentation with respect to the calculation of the amounts set forth in the Final Adjustment Statement.  Seller shall, during such period of no longer than 90 days after the Closing Date, provide Buyer and the Company and their Representatives with reasonable access to the employees of Seller to the extent such employees have knowledge about the Company Business and to all documentation, records and other information of the Company or Seller, as Buyer, the Company or any of their Representatives may reasonably request and that are necessary to facilitate the preparation of the Final Adjustment Statement; provided, that such access does not unreasonably interfere with the conduct of the business of Seller and that such access and cooperation shall not, in the event of any dispute arising out of this Agreement, serve to prejudice Seller or any of its Affiliates.

(c)          (i)           Seller shall have 45 days from the date on which the Final Adjustment Statement is delivered to it to review the Final Adjustment Statement, the Subject Balance Sheet and the calculations of (A) the Closing Statutory Value, (B) the Closing Recapture Adjustment Amount, and (C) the Final Adjustment Amount based on (A) and (B) (the “Review Period”).  In furtherance of such review, Buyer and the Company shall provide Seller and its Representatives with reasonable access during such 45 day period to the employees of Buyer and the Company (including to the Chief Financial Officer of Buyer) and to all documentation, records and other information of Buyer and the Company as Seller or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Company and that such access and cooperation shall not, in the event of any dispute arising out of this Agreement, serve to prejudice Buyer or any of its Affiliates.

(ii)          If Seller disagrees with the Final Adjustment Statement (including any amount or computation set forth therein) in any respect and on any basis, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith (the “Dispute Notice”).  The Dispute Notice shall set forth, with respect to each disputed item, Seller’s position as to the correct amount or computation that should have been included in the Final Adjustment Statement and as to the Final Adjustment Amount.

(iii)         If no Dispute Notice is received by Buyer with respect to any item in the Final Adjustment Statement on or prior to the last day of the Review Period, the amount or computation with respect to such item as set forth in the Final Adjustment Statement shall be deemed accepted by Seller, whereupon the amount or computation of such item or items shall be final and binding on the parties.

(iv)         For a period of 10 Business Days beginning on the date that Buyer receives a Dispute Notice (the “Resolution Period”), if any, Buyer and Seller shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice.  In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 10 Business Day period, Buyer and Seller shall jointly engage PricewaterhouseCoopers LLP (the “Independent Accounting Firm”) to make a determination with respect to all matters in dispute.  If PricewaterhouseCoopers LLP is unwilling or unable to serve, Seller and Buyer shall cooperate in good faith to appoint, within 30 days after Seller and Buyer receive notice from PricewaterhouseCoopers LLP of its refusal or inability to act as the Independent Accounting Firm, an independent certified public accounting firm of national recognition mutually acceptable to Buyer and Seller, in which event such firm shall be the “Independent Accounting Firm.”

(v)          Buyer and Seller will direct the Independent Accounting Firm to render a determination within 30 days after its retention, and Buyer, Seller and their respective employees and agents will cooperate with the Independent Accounting Firm during its engagement.  Buyer, on the one hand, and Seller, on the other hand, shall promptly (and in any event within 10 Business Days) after the Independent Accounting Firm’s engagement, each submit to the Independent Accounting Firm their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party.  Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within five Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm.  The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accounting Firm.  The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and Seller (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Final Adjustment Statement solely as to the disputed items and shall determine the appropriate Final Adjustment Amount on that basis.

(vi)         The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Final Adjustment Statement, together with supporting calculations.  In resolving any disputed item, the Independent Accounting Firm (i) shall be bound to the principles of this Section 2.5 and the terms of this Agreement, (ii) shall limit its review to matters specifically set forth in the Dispute Notice and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party.

(vii)       All fees and expenses relating to the work of the Independent Accounting Firm shall be shared equally by Buyer and Seller.  The Adjustment Report shall be final and binding upon Buyer and Seller, and shall be deemed a final arbitration award that is binding on each of Buyer and Seller, and, absent fraud, no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report.

(viii)      The final form of the balance sheet of the Company as of the Closing Date as finally determined pursuant to this Section 2.5 is referred to herein as the “Final Balance Sheet”, the amount of the Closing Statutory Value calculated therefrom is referred to as the “Final Closing Statutory Value” and the amount of the Recapture Adjustment Amount calculated therefrom is referred to as the “Closing Recapture Adjustment Amount.”  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.5 represent the sole and exclusive method for determining the Final Balance Sheet, the Final Closing Statutory Value and the Closing Recapture Adjustment Amount.

SECTION 2.6.        Additional Post-Closing Payments.  If Seller or any of its Affiliates exercises the right under Section 5.25 to subscribe for class A limited partnership or other equity interests of Parent, Buyer shall at the Closing pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to 10% of the aggregate capital commitment contemplated by the related subscription agreement entered into pursuant to the exercise of such right; provided, that such payment shall not exceed $6,000,000 in the aggregate.  Any payment made pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to and as qualified by the matters set forth in the Seller Disclosure Schedule in accordance with Section 10.3, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date (or such other date specified herein), as follows:

SECTION 3.1.        Organization, Standing and Corporate Power.

(a)          Seller is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Illinois.  Each other Seller Party is an entity duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  The Company is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Nebraska.  Each of Seller and the Company has the requisite corporate power and authority to own, lease or otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Each of Seller and the Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing (individually or in the aggregate) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          Seller has made available to Buyer true, correct and complete copies of the certificate of incorporation and bylaws (or other organizational documents) (collectively, the “Organizational Documents”), each as amended to the date hereof, of the Company.

SECTION 3.2.        Capital Structure.

(a)          The issued and outstanding capital stock of the Company consists of 25,000 shares, $100.00 par value per share, which constitute the Shares.  There are 30,000 authorized shares of capital stock of the Company.  Except for the Shares, no securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company were duly authorized and validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights.  Except as set forth in Section 3.2 of the Seller Disclosure Schedule, there are no securities (whether convertible, exchangeable or otherwise), options, warrants, rights, commitments or agreements of any kind to which either Seller or the Company is a party or by which either of them is bound obligating either of them to issue, sell, deliver or redeem shares of capital stock or other equity interests of the Company.

(b)          There are no restrictions upon the voting or transfer of the Shares pursuant to the Organizational Documents of the Company or any agreement to which Seller or the Company is a party.

(c)          Seller is the record and beneficial owner of all of the shares of capital stock of the Company, free and clear of all Liens, other than any restrictions on transfer generally imposed under applicable securities laws.  Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at Closing, Buyer shall be vested at the Closing with good and valid title in and to all of the shares of capital stock of the Company, free and clear of all Liens, other than any restrictions on transfer generally imposed under applicable securities laws.

SECTION 3.3.        Subsidiaries.  The Company does not own any shares of the capital stock of, or other voting or equity interest in, including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in, any Person, except for Investment Assets acquired and held in the ordinary course of the investment activities of the Company.

SECTION 3.4.        Authority.  Each Seller Party has the requisite corporate power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller Party of the Transaction Agreements to which it is or will be a party and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of such Seller Party.  Each of the Transaction Agreements to which a Seller Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Seller Party and, assuming the Transaction Agreements constitute valid and binding agreements of the Buyer Parties party thereto, constitute valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.5.        Noncontravention; Consents.  Except as disclosed in Section 3.5 of the Seller Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Seller Party that is or will be a party thereto, and the consummation of the transactions contemplated hereby and thereby by such Seller Party, do not and will not (i) conflict with any of the provisions of the Organizational Documents of any of the Seller Parties, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give any contracting party the right to terminate, cancel, accelerate or receive any additional payment under, or result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of the Company under, any contract or commitment that is binding on the Company or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or Governmental Entity is required by or with respect to any Seller Party in connection with the execution and delivery of the Transaction Agreements by the Seller Parties, or the consummation by the Seller Parties of the transactions contemplated hereby and thereby, except for the consents, approvals, authorizations, declarations, filings and notices set forth in Section 3.5 of the Seller Disclosure Schedule.

SECTION 3.6.        Financial Statements; Insurance Reserves; Internal Controls.

(a)          Seller has previously delivered to Buyer a true, correct and complete copy of the unaudited pro forma balance sheet of the Company as of December 31, 2012 prepared after giving pro forma effect to the Recapture and the other transactions contemplated by this Agreement to take place at or prior to the Closing Date but, for the avoidance of doubt, without giving effect to the application of Treasury Regulation § 1.1502-36(d) with respect to the transactions contemplated by this Agreement (the “Reference Balance Sheet”).  The Reference Balance Sheet was prepared in good faith from the Books and Records in accordance with the Accounting Principles, using the amounts set forth in the Statutory Statements as the “actual” column and making pro forma adjustments to give effect to assumptions that provide a reasonable basis for presenting the significant effects of the Recapture and the other transactions contemplated by this Agreement (but not, for the avoidance of doubt, the effect of the application of Treasury Regulation § 1.1502-36(d) on the transactions contemplated by this Agreement).

(b)          Seller has previously delivered to Buyer true, correct and complete copies of (i) the audited annual statutory financial statements of the Company as of and for the years ended December 31, 2011 and December 31, 2012 and (ii) the unaudited interim statutory financial statements of the Company as of and for the three-month period ending March 31, 2013 (collectively, the “Statutory Statements”).  Except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, the Statutory Statements were prepared in accordance with SAP and fairly present, in all material respects, the admitted assets, liabilities and capital and surplus of the Company at their respective dates and the results of operations, changes in surplus and cash flows of the Company at and for the periods indicated, subject, in the case of the financial statements referenced in clause (ii) above, to normal recurring year-end adjustments.  Section 3.6(b) of the Seller Disclosure Schedule sets forth a complete list of all permitted practices used by the Company in the preparation of the Statutory Statements.

(c)          Subject to Section 10.9(c), except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, the Insurance Reserves reflected on the Statutory Statements with respect to the Recaptured Business as of their respective dates:  (i) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied; (ii) were fairly stated in accordance with sound actuarial principles; (iii) have been based on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions; (iv) met, in all material respects, all requirements of SAP; and (v) include provisions for all actuarial reserves and related statement items which ought to be established, in each case, as required to be certified by the actuaries of the Company, pursuant to Applicable Law.

(d)          Each of the Company and Seller (with respect to the Company Business) has devised and maintained a system of internal accounting controls with respect to its business sufficient to provide reasonable assurances that: (i) transactions are executed according to the management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with SAP and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.7.        No Undisclosed Liabilities.  The Company does not have any Liability that is required to be reflected in a balance sheet (or the notes thereto) of the Company prepared in accordance with SAP except (i) those Liabilities provided for, disclosed or reflected in the Statutory Statements or in the notes thereto, (ii) Liabilities disclosed in Section 3.7 of the Seller Disclosure Schedule and (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012.  This Section 3.7 does not relate to Tax matters (which are the subject of Section 3.10).

SECTION 3.8.        Absence of Certain Changes or Events.  Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, from December 31, 2012 through the date hereof, the Company (i) has conducted its business in the ordinary course, and there has not been any event or change having, or that would reasonably be expected to have, a Material Adverse Effect.  Without limiting the generality of the foregoing, from December 31, 2012 through the date hereof, the Company has not, except as set forth in Section 3.8 of the Seller Disclosure Schedule, taken any action or failed to take any action that would have required Buyer’s consent under clauses (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xvi) (with respect to any of the actions contemplated by such identified clauses) of Section 5.1(a) had such action or omission occurred during the period from the date hereof to the Closing.

SECTION 3.9.        Employees and Benefit Plans.

(a)          Section 3.9(a) of the Seller Disclosure Schedule includes a list of all material Company Benefit Plans.  With respect to each such Company Benefit Plan, Seller has delivered or made available to Buyer true, correct and complete copies of (i) each writing constituting such Company Benefit Plan (including, any and all amendments thereto) or, if unwritten, a summary thereof, and (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required.

(b)          Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedule, there are no material claims or disputes pending or, to the Knowledge of Seller, threatened by any Producer or former Producer with respect to any Company Benefit Plan, other than claims for benefits in the ordinary course of business.

(c)          Except as disclosed in Section 3.9(c) of the Seller Disclosure Schedule or to the extent required by COBRA, no Company Benefit Plan provides any Producer or any former Producer medical, dental or life insurance coverage or any other welfare benefits after termination of such person’s service for the Company.

(d)          Except as disclosed in Section 3.9(d) of the Seller Disclosure Schedule, the Company does not participate in, sponsor or maintain (i) any multiemployer plan within the meaning of Section 3(37) of ERISA or any Employee Benefit Plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) any Employee Benefit Plan subject to Section 4063 or 4064 of ERISA, (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) any Employee Benefit Plan funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or (v) any other Employee Benefit Plan subject to Section 412 of the Code, Section 430 of the Code or Title IV of ERISA.  There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a Liability of the Company following the Closing.

(e)          Each Company Benefit Plan in which or under which any Producer or former Producer participates or is otherwise entitled to receive a benefit based on services rendered to or for the Company that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination by the Internal Revenue Service and, to the Knowledge of Seller, no event has occurred and no condition exists that has adversely affected or would reasonably be expected adversely to affect the qualification of any such Company Benefit Plan.  Each Company Benefit Plan in which or under which any Producer or former Producer participates or is otherwise entitled to receive a benefit based on services rendered to or for the Company (i) has been administered in all material respects in accordance with its terms and (ii) is in compliance in all material respects with all Applicable Laws.

(f)           Each Company Benefit Plan (i) in which or under which any Producer or former Producer participates or is otherwise entitled to receive a benefit based on services rendered to or for the Company and (ii) that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, and any award under any such Company Benefit Plan that is subject to Section 409A of the Code, has, in each case, been operated in compliance in all material respects with Section 409A of the Code since January 1, 2009.  No Producer or former Producer of the Company is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of any taxes arising under Section 409A of the Code.

(g)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Producer or former Producer.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by the Company to any Producer in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)          As of the date hereof, no person is a common law employee of the Company.  Each of Seller (with respect to the Company Business) and the Company has complied, in all material respects, with all Applicable Laws regarding employment, labor and wage and hour matters as they pertain to any Company Employee or Producer.  With respect to the Company Employees, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or threatened against or involving any Company Employees or the Company.

SECTION 3.10.     Taxes.  Except as disclosed in Section 3.10 of the Seller Disclosure Schedule:

(a)          (i) All material Tax Returns required to be filed by or filed on behalf of the Company have been properly prepared and duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed and are true, correct and complete in all material respects and (ii) all material Taxes (whether or not shown on such Tax

Returns) required to be paid with respect to, or that could give rise to a Lien on the assets of, the Company have been duly and timely paid.

(b)          The Company has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld all material Taxes required to be withheld by the Company, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(c)          No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to the income or assets of the Company.  No Taxes with respect to the income or assets of the Company are currently under audit, examination or investigation by any Governmental Entity or the subject of any judicial or administrative proceeding.  No agreement, waiver or other document or arrangement is currently in effect extending the period for assessment or collection of Taxes (including any applicable statute of limitation) by or on behalf of the Company other than any agreement, waiver or other document or arrangement relating to Consolidated Returns.

(d)          The Company is not a party to any agreement dealing primarily with Tax sharing, allocation, indemnity or distribution pursuant to which it will have any obligation to make any payments after the Closing.

(e)          The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor.

(f)           There are no material Liens for Taxes as a result of any unpaid Taxes upon the assets of the Company except for Taxes not yet due and payable.

(g)          During the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h)          The Company has not ever engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)           No jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return or in which the Seller Group has not filed a particular type of Tax Return with respect to the Company has asserted that the Company is required to file such Tax Return in such jurisdiction.

(j)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period.

(k)          The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(l)           No Tax ruling or closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law) will be binding on the Company after the Closing Date.

(m)         Seller’s calculation of its tax basis in the Shares, which has previously been provided to Buyer, was calculated using information reported on the consolidated federal income Tax Returns of the Seller Group that include the Company for the years 1984 through 2011, with adjustments to such amount in 2012 computed based on the Company’s 2012 NAIC annual statement tax provision.  All federal income Tax Returns of the Seller Group that include the Company for Tax years through 2010 have been audited by the IRS with no adjustments in respect of the Company.  The Company’s 2012 NAIC annual statement tax provision has been audited by Deloitte Tax LLP.

SECTION 3.11.     Compliance with Applicable Laws.

(a)          Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, since December 31, 2010, the Company (including each of its separate accounts) has been, and the Company Business has been conducted, in compliance in all material respects with all Applicable Laws.  Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, neither the Company (including as to any of its separate accounts) nor Seller has at any time since December 31, 2010 received any written notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of the Company or the Company Business to comply in any material respect with, any Applicable Laws, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity following a response by the Company.

(b)          The Company owns, holds or possesses all permits, licenses, approvals, authorizations, consents and registrations that are necessary to entitle it to own or lease, operate and use its assets or properties and to carry on and conduct its business as currently conducted (collectively, “Permits”).  Schedule 3.11(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material Permits.  The Company is in material compliance with all of the terms and requirements of each such Permit.  With respect to the Permits, the Company has not at any time since December 31, 2010 received any written notice or other written communication from any Governmental Entity regarding any actual or proposed revocation, suspension or termination of, or modification to, any such Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity, that is no longer being pursued by such Governmental Entity following a response by the Company or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All Permits are valid and in full force and effect, except where the failure of such Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.     Litigation.  Except as disclosed in Section 3.12 of the Seller Disclosure Schedule, and excluding those Actions relating to the Insurance Contracts or any other policies or contracts of insurance written by the Company that involve claims within applicable policy limits, (i) there is no Action pending or with respect to which the Company or Seller (with respect to the Company Business) has been served with notice or any other Action that, to the Knowledge of Seller, is threatened against the Company or against Seller or any of its Affiliates (with respect to the Company Business), that individually (or in the aggregate with respect to any Actions based on similar facts, circumstances or events or involving similar factual allegations) (A) would reasonably be expected to result in any Liability or loss in excess of $500,000, (B) would reasonably be expected to have the effect of preventing any of the transactions contemplated by any Transaction Agreement or (C) would reasonably be expected to result in an injunction or other similar remedy that would reasonably be expected to be materially adverse to the Company or the Company Business and (ii) there is no order of any Governmental Entity outstanding or, to the Knowledge of Seller, threatened against the Company or any of its assets, properties, rights or businesses or against Seller (with respect to the Company Business) resulting in, or that would reasonably be expected to result in, (A) a Liability or loss of $500,000 or more or (B) an injunction or other similar remedy that would reasonably be expected to be materially adverse to the Company or the Company Business.  Subject to Section 10.9(c) and without making any representation or warranty as to the adequacy or sufficiency of such reserves, each of Seller and the Company establishes reserves with respect to Actions relating to the Insurance Contracts as and when it is required to do so under SAP and Applicable Law.

SECTION 3.13.     Contracts.

(a)          Section 3.13(a) of the Seller Disclosure Schedule lists each Contract to which the Company is a party or by which it or any of its assets is or are bound as of the date hereof.  The term “Contracts” means all of the following types of contracts (other than any insurance or annuity policy or contract written by the Company or any Company Reinsurance Contract):

(i)           contracts containing any provision or covenant limiting the ability of the Company to engage in any line of business, to compete with any Person or to do business in any geographic area, in each case except for contracts and agreements that limit the ability of the Company to solicit the employment of or hire individuals employed by other Persons, or obligating the Company or, following the Closing, Buyer or any of its Affiliates, to conduct any business on an exclusive basis with any Person;

(ii)          mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit to the Company or the direct or indirect guarantee by the Company of any obligation of any Person or any other Liability of the Company in respect of indebtedness for borrowed money of any Person;

(iii)         agency, broker, selling, marketing or similar contracts between the Company, on the one hand, and any Producer of the Company who, or any MBA Group that, was responsible for placing 2% or more of the aggregate gross written premium of the Company Business for the year ended December 31, 2012;

(iv)         any contract (other than any Seller Benefit Plan) between the Company, on the one hand, and any director, officer or Company Employee (or any Affiliate (other than the Company, Seller or any of their respective Affiliates) of a director, officer or Company Employee), on the other hand;

(v)          any direct or indirect guarantee by Seller or any of its Affiliates (other than the Company) in favor of or in respect of any obligations of the Company;

(vi)         any joint venture, partnership or limited liability company contract binding on the Company, in each case except for the Business Investment Assets;

(vii)       any contract under which the Company may become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated hereby;

(viii)      any collective bargaining agreement;

(ix)         any contract pursuant to which any Lien, other than a Permitted Lien, is placed or imposed on any Business Investment Asset or other material asset, property or right of the Company;

(x)          any contract granting or restricting rights to Intellectual Property that is material to the operation of the Company Business as presently conducted;

(xi)         any contract that relates to the acquisition or disposition by the Company of any of any business or operations, capital stock or assets or any Person or any real estate as to which there are any material ongoing obligations of the Company;

(xii)       any contract relating to any material interest rate, derivative or hedging transaction; and

(xiii)      any other contract of the Company providing for the provision of goods or services involving payment by the Company in excess of $500,000 annually or $3,000,000 in the aggregate over the term of the contract and that is not terminable on notice of 90 or fewer calendar days without penalty or premium.

(b)          Each of the Contracts disclosed in Section 3.13(a) of the Seller Disclosure Schedule constitutes a valid and binding obligation of the Company or Seller, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable against the Company and, to the Knowledge of Seller, each other party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect.  Neither the Company nor the Seller has received written notice of cancellation of any Contract.  There exists no material breach or event of default with respect to any Contract on the part of the Company or Seller, as applicable, or, to the Knowledge of Seller, any other party thereto.

SECTION 3.14.     Insurance Matters.

(a)          The Company has filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since December 31, 2010, and no material deficiencies have been asserted in writing by any Governmental Entity since December 31, 2010 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved.  Seller has made available to Buyer true, correct and complete copies of all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since December 31, 2010 with any Governmental Entity in respect of the Company or the Company Business and all financial examination and market conduct examination reports of all Insurance Regulators with respect to the Company or the Company Business issued since December 31, 2010.  Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, neither the Company nor Seller (with respect to the Company Business) is subject to any pending or, to the Knowledge of Seller, threatened financial or market conduct examination or other investigation by an Insurance Regulator.

(b)          Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, the Company is and since December 31, 2010, has been in compliance with all Applicable Laws regulating the marketing and sale of insurance or annuity policies or contracts written by the Company, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of an insurance or annuity policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions.  For purposes of this Section 3.14(b), (i) “advertisement” means any material designed to create public interest in insurance or annuity policies or contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such an insurance or annuity policy or contract, and (ii) “replacement transaction” means a transaction in which a new insurance or annuity policy or contract written by the Company is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing insurance or annuity policies or contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(c)          Since December 31, 2010, the Company has timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which the Company does business.  Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, no claim or assessment is pending or, to the Knowledge of Seller, threatened against the Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that are not and would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company Business.

(d)          Except as set forth on Section 3.14(d) of the Seller Disclosure Schedule, no provision in any insurance or annuity policy or contract written by the Company gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of the Company.

(e)          Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule, to the Knowledge of Seller, since December 31, 2010, (A) each Producer at any time that it wrote, sold or produced business for the Company was in all material respects duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business and, to the Knowledge of Seller, no such Producer violated in any material respect any term or provision of Applicable Law relating to the writing, sale or production of such business, (B) no Producer has violated in any material respect any Applicable Law in the solicitation, negotiation, writing, sale or production of business for the Company and (C) no Producer has in any material respect been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of Applicable Law in connection with such Producer’s actions in his, her or its capacity as an Producer for the Company or any enforcement or disciplinary proceeding alleging any such violation.

(f)           Neither the Company nor Seller (with respect to the Company Business) is a party to any written contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Insurance Regulator that restricts materially the conduct of its business (or in the case of Seller, the Company Business) or in any manner relates to its capital adequacy, credit or risk management policies or management.

(g)          The insurance or annuity policies or contracts written by the Company are, to the extent required under Applicable Law, on forms and at rates approved by the applicable Insurance Regulator or filed and not objected to by such Insurance Regulator within the period provided for objection, in each case except as would not reasonably be expected to result in a material violation of Applicable Law by, or a material fine on, the Company.

SECTION 3.15.     Tax Treatment of Insurance Contracts.

(a)          All Insurance Contracts that are subject to Section 101(f) of the Code satisfy, in all material respects, the requirements of that Section and otherwise qualify as life insurance contracts for purposes of the Code, and all Insurance Contracts (other than long-term care insurance contracts or annuity contracts) satisfy in all material respects, the requirements of Section 7702 of the Code and otherwise qualify as life insurance contracts for purposes of the Code.  All Insurance Contracts that are annuity contracts satisfy, in all material respects, all applicable requirements of Sections 72 and 817 of the Code.  All Insurance Contracts that are long term care insurance contracts satisfy, in all material respects, the requirements of Section 7702B of the Code.

(b)          None of the Insurance Contracts are “modified endowment contracts” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as modified endowment contracts.

(c)          With respect to all relevant Tax periods, Seller, the Company and their respective Affiliates have materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

(d)          As of the date hereof, none of Seller, the Company or any of their respective Affiliates has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Taxing authority regarding the failure of any Insurance Contracts to meet the requirements of Section 72, 101, 817, 7702, 7702A or 7702B of the Code, as applicable to such Insurance Contracts.  In addition, none of Seller, the Company or any of their respective Affiliates is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers of the Insurance Contracts regarding the Tax treatment of the Insurance Contracts or the plan or arrangement in connection with which such Insurance Contracts were purchased.

(e)          The Tax treatment of each Insurance Contract is not, and since the time of issuance has not been, materially less favorable to the purchaser, holder or intended beneficiaries thereof than the Tax treatment under the Code (i) that was purported by the Company to apply to such Insurance Contract in written materials provided by the Company to such purchaser, holder or intended beneficiary at the time such Insurance Contract was initially sold or issued or subsequently modified or (ii) for which policies, products or contracts of that type were designed by the Company to qualify at such time or were reasonably expected, based on written materials provided by the Company to such purchaser, holder or intended beneficiary at the time such Insurance Contract was initially sold or issued or subsequently modified, to qualify at such time, except for changes resulting from changes to the Code after the time of such sale, issuance or modification.

SECTION 3.16.     Reinsurance Contracts.

(a)          Section 3.16(a) of the Seller Disclosure Schedule lists (i) each reinsurance agreement to which the Company is a party as the ceding company thereunder which is in-force as of the date hereof, other than any such agreement under which the Company has gross ceded Insurance Reserves (calculated in accordance with SAP) of $2,500,000 or less as of December 31, 2012 (the “Ceded Reinsurance Contracts”), and (ii) each reinsurance contract pursuant to which the Company has assumed Liability under or with respect to any insurance or annuity policy or contract (such contracts, together with the Ceded Reinsurance Contracts, the “Company Reinsurance Contracts”).

(b)          Each of the Company Reinsurance Contracts constitutes a valid and binding obligation of the Company and, to the Knowledge of Seller, each other party thereto, enforceable against the Company and, to the Knowledge of Seller, each other party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect.  Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, the Company has not received written notice of early termination of any such Company Reinsurance Contract.  There exists no material breach or event of default with respect to any Company Reinsurance Contract on the part of the Company or, to the Knowledge of Seller, any other party thereto.

(c)          Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, there is no dispute pending with respect to any material amounts recoverable or payable by the Company pursuant to any Ceded Reinsurance Contract.  The Company is entitled under SAP to take full credit in its statutory financial statements for all amounts recoverable by it pursuant to the Ceded Reinsurance Contracts.

(d)          To the Knowledge of Seller, Employers Reassurance Corporation is a party to a capital maintenance agreement with General Electric Capital Corporation, pursuant to which General Electric Capital Corporation is required to maintain Employers Reassurance Corporation’s capital level at no less than 300% of its authorized control level risk based capital as determined in accordance with risk based capital factors and formulae prescribed by the National Association of Insurance Commissioners from time to time.

SECTION 3.17.     Actuarial Reports.  Seller has delivered to Buyer true, correct and complete copies of the actuarial reports dated June 30, 2012 and December 31, 2012 prepared by Milliman, Inc. (“Milliman”) with respect to the Recaptured Business other than the portions of the Recaptured Business identified in Section 3.17 of the Seller Disclosure Schedule (collectively, and together with any exhibits and appendices thereto, the “Actuarial Reports”).  Seller has complied in all material respects with all information requests by Milliman in connection with its preparation of the Actuarial Report.  Except as set forth on Section 3.17 of the Seller Disclosure Schedule, the factual information and data furnished by Seller and its Affiliates to Milliman expressly in connection with the preparation of the Actuarial Reports, were (a) derived from the relevant Books and Records and (b) accurate in all material respects as of the date delivered to Milliman, subject in each case to any limitations and qualifications contained in the Actuarial Report; provided, that (notwithstanding the inclusion of the measure of “lost profits” within the definition of “Indemnifiable Losses”) Seller does not guarantee the projected results included in the Actuarial Report and makes no representation or warranty with respect to the Actuarial Report, any estimates, projections, predications, forecasts or assumptions in the Actuarial Report or the assumptions on the basis of which such information was, or data were, prepared, or to the effect that the projected profits set forth in the Actuarial Report will be realized.

SECTION 3.18.     Company Insurance Policies.

(a)          Section 3.18(a) of the Seller Disclosure Schedule lists all material insurance policies (including fidelity bonds and other similar instruments, but excluding Ceded Reinsurance Contracts) in effect on the date hereof covering the Company or its officers or directors (the “Company Insurance Policies”).

(b)          Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, each of the Company Insurance Policies is in all material respects in full force and effect and all premiums due thereon have been timely paid or adequate provisions for the payment thereof have been made, and the Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such Company Insurance Policy.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, to the Knowledge of Seller, there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such Company Insurance Policies.

SECTION 3.19.     Environmental Matters.  Except as set forth in Section 3.19 of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened Actions against the Company that seek to impose, or that are reasonably likely to result in, any material Liability or obligation of the Company under any Applicable Law concerning worker health and safety, pollution or the protection of the environment or human health as it relates to the environment, and the Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material Liability or obligation on the Company with respect to any of the foregoing.

SECTION 3.20.     Intellectual Property.

(a)          The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of its business as presently conducted, except to the extent that such failure to own or have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 3.20(a)(i) of the Seller Disclosure Schedule sets forth all patents, and applications for patents, all registered trademarks and all applications for trademarks, all registered copyrights and all Internet domain names owned by the Company.  Except as set forth in Section 3.20(a)(ii) of the Seller Disclosure Schedule, with respect to: (x) each of the items set forth in Section 3.20(a)(i) of the Seller Disclosure Schedule; (y) each of the material unregistered trademarks, copyrights, trade names, service marks and Trade Secrets owned by the Company and necessary for the operation of its business; and (z) the Internet domain names listed in Section 5.7(e) of the Seller Disclosure Schedule (collectively, the “Company Intellectual Property Rights”), the Company possesses all right, title and interest in and to each of the Company Intellectual Property Rights, free and clear of any Lien, license or other restriction, other than any Permitted Lien.  The Company Intellectual Property Rights are subsisting and, to the Knowledge of Seller, valid and enforceable.

(b)          The conduct of the Company Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights owned by third parties, except to the extent that such infringement, misappropriations, dilution or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 3.20(b) of the Seller Disclosure Schedule and since December 31, 2010, the Company has not received any written notice that it has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights owned by third parties except to the extent that such alleged violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          The Company has not made any pending claim against any third party alleging infringement, misappropriation, dilution or other violation of any material Company Intellectual Property Right and, to the Knowledge of Seller, since December 31, 2010, none of the Company Intellectual Property Rights is being infringed, misappropriated, diluted or otherwise violated by any Person.

(d)          All employees and consultants who contributed to the creation, discovery or development of any material Company Intellectual Property Rights used in the conduct of the business of the Company did so either (i) within the scope of his or her employment with the Company, Seller or another Affiliate of Seller or (ii) pursuant to written agreements that have validly and irrevocably assigned all Intellectual Property arising therefrom to the Company, Seller or another Affiliate of Seller, except to the extent such failure to do so in accordance with subsection (i) or (ii) above would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 3.20(d) of the Seller Disclosure Schedule, the collection, storage, use and dissemination by the Company of personally identifiable data and information of consumers of its services or users of any websites operated by the Company is currently, and has since December 31, 2010 been, in compliance with all applicable privacy policies, terms of use and Applicable Laws, except to the extent such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Seller and its Affiliates (including the Company) use commercially reasonable measures to protect the consumer information of the Company Business that they collect and maintain and have not since December 31, 2010 experienced any breach in security or any incident of unauthorized access, disclosure, use, destruction or loss of any personally identifiable data or information of consumers of the Company Business, except breaches or incidents that have not materially and adversely affected the Company Business and would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Business.

(e)          Section 3.20(e)(i) of the Seller Disclosure Schedule sets forth all material Intellectual Property owned by Seller or any of its Affiliates necessary for the operation of the Company Business as presently conducted (“Seller Intellectual Property”).  Immediately after the Closing, the Company will own all of the Company Intellectual Property Rights, free and clear of any Lien, other than Permitted Liens, and will, through the Transition Services Agreement and the Intellectual Property License, have the right to use all Seller Intellectual Property necessary for the operation of the Company Business (recognizing, for this purpose, that the Company does not intend to write any new business after the Closing (other than policies issued upon conversion of an insurance policy included in the Company Business that has a conversion feature and any policies issued pursuant to any of the Transaction Agreements)), on substantially the same terms and conditions as in effect prior to the Closing.

(f)           Seller or one of its Affiliates has implemented reasonable backup and disaster recovery arrangement to ensure the continued operation of the Company in the event of a disaster or business interruption.

SECTION 3.21.     Brokers.  Seller is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Seller or any Affiliate.

SECTION 3.22.     Real Property.  The Company does not own any real property except for Investment Assets, does not lease any real property and does not have any Liability with respect to or arising out of any real property (other than any Liability to Seller or any of its Affiliates, which will be paid in full and settled pursuant to Section 5.6).

SECTION 3.23.     Sufficiency of Assets.  Except as set forth in Section 3.23 of the Seller Disclosure Schedule, and assuming the adequate capitalization of the Company by Buyer at the Closing in an amount sufficient to support the ongoing administration of the Company Business after the Closing, as of the Closing, the assets, properties and rights of the Company, and the assets, rights, properties and services made available to Buyer or the Company pursuant to this Agreement and the other Transaction Agreements (and the assets used to provide such services), including in each case the Intellectual Property that will be licensed pursuant to the Intellectual Property License, will, as of the Closing, comprise assets, properties and rights that are sufficient to permit Buyer to administer the Company Business immediately following the Closing Date (after giving effect to the Restructuring Agreements) in substantially the same manner as the Company Business is being administered as of the date hereof.  This Section 3.23 does not address employee matters, which are addressed in Section 3.9.

SECTION 3.24.     Book and Records.  All Books and Records are maintained in accordance with Applicable Law.

SECTION 3.25.     Transactions with Affiliates.  Section 3.25 of the Seller Disclosure Schedule lists all contracts between the Company, on the one, hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, that will not be terminated on or prior to the Closing Date.

SECTION 3.26.     Investment Assets.

(a)          Seller has provided Buyer prior to the date hereof a true, correct and complete list of all Investment Assets owned by the Company in its general account as of June 30, 2013 and such list is set forth in Section 3.26(a) of the Seller Disclosure Schedule.

(b)          Except as set forth on Section 3.26(b) of the Seller Disclosure Schedule, all of the Business Investment Assets were acquired in compliance, in all material respects, with Applicable Law.  The Company or Seller or its applicable Affiliate, as applicable, has good and marketable title in and to all of the Business Investment Assets it purports to own, and after the Closing the Company will have good and marketable title in and to all Business Investment Assets, in each case free and clear of all Liens, other than Permitted Liens, except to the extent such Business Investment Asset is on deposit with Insurance Regulators pursuant to Applicable Law on behalf of the Company.

(c)          Except as set forth on Section 3.26(c) of the Seller Disclosure Schedule, neither the Company nor Seller (with respect to the Recaptured Investment Assets) has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Business Investment Assets.  There are no material outstanding commitments, options, put agreements or other arrangements relating to the Business Investment Assets to which Buyer or the Company may be subject upon or after the Closing.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to and as qualified by the matters set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date (or such other date specified herein), as follows:

SECTION 4.1.        Organization, Standing and Corporate Power.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.  Each other Buyer Party is an entity duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Buyer has the requisite corporate power and authority to own, lease or otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as now being conducted.  Buyer is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing (individually or in the aggregate) would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Buyer to consummate any of the transactions contemplated hereby.

SECTION 4.2.        Authority.  Each Buyer Party has the requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Buyer Party of the Transaction Agreements to which it is or will be a party and the consummation by each Buyer Party of the transactions contemplated hereby and thereby have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of such Buyer Party.  Each of the Transaction Agreements to which a Buyer Party is or will be a party has been duly executed and delivered by such Buyer Party and, assuming such Transaction Agreements constitute the valid and binding agreement of the Seller Parties party thereto, constitute valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3.        Noncontravention; Consents.  Except as disclosed in Section 4.3 of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Buyer Party that is or will be a party thereto and the consummation of the transactions contemplated thereby by such Buyer Party do not and will not (i) conflict with any of the provisions of the Organizational Documents of any Buyer Party, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give rise to a right of termination under, or result in the creation of any Lien (other than a Permitted Lien) on any property or asset of Buyer or any of its Subsidiaries under, any agreement, permit, license or instrument to which Buyer or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, would materially impair the ability of Buyer to consummate any of the transactions contemplated hereby.  No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or other Governmental Entity is required by or with respect to any Buyer Party in connection with the execution and delivery of the Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated thereby.  To the Knowledge of Buyer, no fact or circumstance relating to Buyer or its Affiliates (including their plans for funding the purchase of the Shares or financing or operating the Company from and after the Closing) exists as of the date hereof that would render Buyer or its Affiliates, as applicable, unable promptly to obtain any approval, authorization or consent of any Governmental Entity required to be obtained to consummate the transactions contemplated by the Transaction Agreements.

SECTION 4.4.        Compliance with Applicable Laws.  Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, since its formation, Buyer has been in compliance in all material respects with all Applicable Laws.  Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, Buyer has not received any written notice or other written communication from any Governmental Entity regarding any (i) actual or alleged violation of, or failure on the part of Buyer to comply with, any Applicable Laws or (ii) investigation by any Governmental Entity of any such violation or failure to comply, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity following a response by Buyer.

SECTION 4.5.        Purchase Not for Distribution.  The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution.  Buyer will not resell, transfer, assign, pledge or otherwise dispose of any Shares, except in compliance with the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws, or pursuant to an available exemption therefrom.

SECTION 4.6.        Litigation.  There is no Action pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or any Affiliate of Buyer that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair materially the ability of Buyer to consummate any of the transactions contemplated by this Agreement, including the Financing.  Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by the Company or otherwise that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Buyer Party to consummate any of the transactions contemplated by any Transaction Agreement.

SECTION 4.7.                       Financial Ability.

(a)                               Attached as Exhibit I are true, correct and complete copies of: (i) the executed commitment letter, dated as of July 17, 2013 among Buyer, Royal Bank of Canada, RBC Capital Markets, The Royal Bank of Scotland plc and RBS Securities Inc. (as amended, supplemented or replaced in compliance with this Agreement, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, Royal Bank of Canada and The Royal Bank of Scotland plc have agreed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”); (ii) the executed equity commitment letter, dated as of July 17, 2013 among Buyer, Parent and Resolution Life GP Ltd. (as amended, supplemented or replaced as permitted by this Agreement, the “Equity Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, Parent has committed to invest in Buyer the cash amount set forth therein (the “Equity Financing”), and which makes Seller an express third-party beneficiary to the Equity Commitment Letter entitled to enforce the obligations of Parent and the General Partner (as defined in the Equity Commitment Letter) thereunder, subject to the limitations set forth therein; and (iii) the executed commitment letter, dated as of July 17, 2013 between Buyer and Hannover Life Reassurance Company of America (as amended, supplemented or replaced as permitted by this Agreement, the “NER Commitment Letter” and together with the Debt Commitment Letter and the Equity Commitment Letter, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, Hannover Life Reassurance Company of America has agreed to provide financing for certain of the Financed Amounts (the “NER Financing” and together with the Debt Financing and the Equity Financing, the “Financing”).  Buyer has made available to Seller true and complete copies of (A) the subscription agreements executed prior to the date hereof by the Investors, including the amendments thereto executed on or prior to the date hereof, whereby they have committed to become limited partners of Parent and to make the capital contributions contemplated thereby and (B) the fully executed Limited Partnership Agreement of Parent that is in effect as of the date hereof.

(b)                              None of the Commitment Letters has been amended or modified prior to the date of this Agreement (provided that the existence or exercise of “flex” provisions (if any) in the Fee Letter (as defined below) or in the NER Commitment Letter shall not constitute an amendment or modification of the Commitment Letters), and, as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect.  As of the date hereof, each Commitment Letter (x) is in full force and effect and (y) is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto and is enforceable against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, in each case except that (A) such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Other than as set forth in the Commitment Letters and the Fee Letter, there are no conditions related to the funding of the full amount of the Financing (including any “flex” provisions) (or, in the case of the NER Financing, related to the closing of such Financing) under any agreement relating to the Financing to which Buyer or any of its Affiliates is a party.  Buyer has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that have become due and payable thereunder.  No event has occurred and no circumstance exists that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or any of its Affiliates or, to the Knowledge of Buyer, on the part of any other party to any Commitment Letter, under any term or condition of any Commitment Letter.  Assuming the conditions set forth in Article VI will be satisfied at or prior to the Closing, and assuming compliance in all material respects by Seller with its obligations under this Agreement, Buyer has no reason to believe that Buyer or any of its Affiliates will be unable to satisfy on a timely basis any term or condition that is required to be satisfied by it or any of its Affiliates as a condition to the funding of the Financing (or, in the case of the NER Financing, to the closing of such Financing) by the Financing Sources, or that the Financing will not be made available to Buyer on the Closing Date.  There are no side letters or other agreements, contracts or arrangements, written or oral, related to the funding or investing, as applicable, of the full amount of the Financing, other than the fee letter in connection with the Debt Financing (the “Fee Letter”), a true, correct and complete copy of which has been provided by Buyer to Seller prior to the date hereof, with only the fee amounts and the economic terms of any market “flex” (none of which would adversely affect the amount or availability of the Debt Financing) redacted.

(c)                               The funding commitments under the Commitment Letters, assuming the commitment under the NER Commitment Letter were limited to $450,000,000 in Financed Amounts, are in an amount sufficient to permit the Buyer Parties to consummate the transactions contemplated hereby and by the other Transaction Agreements and to perform their obligations under this Agreement and the other Transaction Agreements, including the payment by Buyer of the Purchase Price at the Closing as contemplated to be paid by Section 2.1, to ensure that the Company is adequately capitalized at the Closing in an amount sufficient to support the ongoing administration of the Company Business following the Closing and to pay all fees and expenses payable by them in connection with this Agreement and the other Transaction Agreements.

(d)                             No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or other Governmental Entity is required by or with respect to any equity investor in Parent (the “Investors”) in connection with (A) the execution and delivery of the Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated thereby, or (B) the execution and delivery of the Equity Commitment Letter or any definitive agreement with respect to the Equity Financing by any Buyer Party or any Investor or the consummation by any Buyer Party or any Investor of the

Financing, except for the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.7(d) of the Buyer Disclosure Schedule.

SECTION 4.8.                       Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.  Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements, including the payment of the Adjusted Initial Amount as contemplated by Section 2.4 and the payment of all other amounts required to be paid by the Company or by Buyer or any of its Affiliates in connection with the transactions contemplated by the Transaction Agreements and all related fees and expenses, each of Buyer and the Company will be solvent.  For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable liabilities of such Person with respect to its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities” means that such Person will be able to generate enough cash to meet its obligations as they become due.

SECTION 4.9.                       Brokers.  Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

ARTICLE V.
COVENANTS

SECTION 5.1.                       Conduct of Business of the Company.

(a)                               Except as expressly provided for by this Agreement, as required by Applicable Law, as set forth in Section 5.1 of the Seller Disclosure Schedule or as Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing Date, Seller shall and shall cause the Company to carry on the Company Business only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact and maintain its current business organizations and its material relationships with third parties (including agents, brokers, insureds and others having business dealings with them) and employees.  Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, except as expressly provided for by this Agreement, as required by Applicable

Law or as set forth in Section 5.1 of the Seller Disclosure Schedule, Seller shall cause the Company not to, and to the extent affecting the Company Business, it shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                  enter into, amend, modify, terminate or waive any provision of any (A) Contract or (B) any Company Benefit Plan to the extent that such Company Benefit Plan pertains to any Producer or former Producer, other than as required under the express terms of any existing Company Benefit Plan or by Applicable Law;

(ii)                              other than Investment Assets and other than acquisitions, dispositions or transfers in the ordinary course of business consistent with past practice, acquire, dispose of or transfer any asset, property or Intellectual Property right of the Company or the Company Business with a value in excess of $500,000 per such asset, property or Intellectual Property right or $5,000,000 in the aggregate;

(iii)                          (A) split, combine or reclassify any of the Company’s outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for shares or other interests representing any of the Company’s outstanding capital stock or equity securities, (B) whether directly or indirectly, purchase, redeem or otherwise acquire any Shares or other interests representing outstanding capital stock or equity securities of the Company or any rights, warrants or options to acquire any such Shares or interests or (C) amend the Organizational Documents of the Company, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization, of the Company;

(iv)                          issue, sell, convey, transfer, dispose of, pledge or otherwise encumber any Shares or other interests representing the capital stock of or equity interests in the Company or any other securities of the Company of any sort, or issue, sell, grant or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such Shares or interests, or any securities convertible into or exchangeable for any such Shares or interests, or permit any of its Affiliates to do any of the foregoing;

(v)                              promise, grant or agree to increase the compensation or benefits of any Producer or former Producer, or permit any of its Affiliates to do any of the foregoing, in each case other than in the ordinary course of business consistent with past practice or as required by any Employee Benefit Plan in-force as of the date hereof;

(vi)                          in the case of the Company, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or all or substantially all the assets of any other Person or create or acquire any Subsidiaries;

(vii)                      make any material change in the accounting, actuarial, investment, reserving, underwriting, claims payment or administration policies, practices or principles of the Company or Seller (with respect to the Company Business), except as may be required by GAAP or SAP;

(viii)                  in the case of the Company, make, or commit to make, any capital expenditures that are, in the aggregate, in excess of $5,000,000;

(ix)                          in the case of the Company, incur, assume or guarantee any indebtedness for borrowed money or otherwise become responsible for any indebtedness of another Person;

(x)                              in the case of the Company, other than in connection with the management of Investment Assets, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans and advances to Producers and Company Employees in the ordinary course of business consistent with past practice;

(xi)                          pay, settle or compromise any Action or threatened Action involving the Company or the Company Business, except for claims under Insurance Contracts within applicable policy limits and other than any settlement or compromise that involves solely monetary damages that are not in excess of $500,000;

(xii)                      in the case of the Company, make, change or revoke any material election related to Taxes, settle or compromise any material Tax liability, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, change any taxable period or any Tax accounting method, amend any material Tax Returns, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case if any such election, change, revocation, settlement, compromise, consent, waiver or other action would reasonably be expected to adversely impact the Tax position of the Company for any period ending after the Closing Date;

(xiii)                  declare, set aside or pay any dividends, or make any other distributions, in respect of any of the Shares;

(xiv)                  abandon, modify, waive or terminate any material Permit of the Company;

(xv)                      amend or modify any Transaction Agreement entered into prior to the Closing Date; or

(xvi)                  agree or commit to do any of the foregoing.

(b)                              Notwithstanding anything in this Agreement to the contrary, between the date hereof and the Closing Date, neither Seller nor any of its Affiliates (including the Company) shall be required to take any action, or refrain from taking any action, at the instruction or request of Buyer unless and until Buyer has presented Seller with written evidence to Seller’s reasonable satisfaction that Hannover Life Reassurance Company of America has consented to such action or inaction, as applicable.

SECTION 5.2.                       Access to Information; Books and Records; Confidentiality.

(a)                               Prior to the Closing Date, Seller shall, and shall cause the Company to, afford to Buyer and its Representatives reasonable access upon reasonable notice at reasonable times during normal business hours to all of the properties, books, contracts and records of the Company and Seller, to the extent related to the Company Business, and, during such period, Seller shall, and shall cause the Company to, furnish to Buyer such information that relates to the Company Business or the business, properties, financial condition, operations and senior personnel of the Company as Buyer may from time to time reasonably request, other than any such properties, books, contracts, records and information that (i) are subject to an attorney-client or other legal privilege that might be impaired by such disclosure or (ii) are subject to an obligation of confidentiality.  All requests for access or information pursuant to this Section 5.2 shall be directed to such Person or Persons as Seller shall designate.  Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.

(b)                              At the Closing, Seller shall cause all Books and Records in the possession of Seller or any of its Affiliates to be delivered to the Company (or a Person designated by Buyer) in the manner (and in the case of physical Books and Records, at the location(s)) reasonably requested by Buyer, subject to the following exceptions:  (i) Buyer recognizes that certain Books and Records may contain information that relates to the Company Business but relates primarily to businesses of Seller other than the Company Business, and that Seller may retain such Books and Records if it provides copies of the relevant portions thereof to Buyer; and (ii) Buyer recognizes that Seller may need to retain Books and Records to perform certain services under the Transaction Agreements and that Seller may retain such Books and Records as long as they are necessary to provide such services, provided that (A) Seller shall provide Buyer and its Representatives reasonable access to such records and (B) once such Books and Records are no longer necessary for the provision of such services, Seller shall cause all such Books and Records to be delivered to the Company (or a Person designated by Buyer) or, at Buyer’s option, to be destroyed.

(c)                               Following the Closing Date, Seller shall, and shall cause its Affiliates to: (i) allow Buyer, upon reasonable prior notice and during normal business hours, through its employees and Representatives, the right, at Buyer’s expense, to examine any records retained by Seller or any of its Affiliates for any reasonable business purpose, including the preparation or examination of Buyer’s Tax Returns, regulatory filings and financial statements, but only to the extent that such records of Seller relate to the operation of the Company Business prior to the Closing; (ii) allow Buyer to interview Seller’s employees for any reasonable purpose relating to the Company, including the preparation or examination of Buyer’s Tax Returns, regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Company Business or otherwise (except litigation involving Seller or any of its Affiliates), or the conduct of any regulatory, customer or other dispute resolution process (other than any dispute involving Seller or any of its Affiliates); and (iii) maintain such records for Buyer’s examination until at least the sixth anniversary of the Closing Date, after which anniversary Seller may destroy such records in its discretion after giving reasonable prior written notice to Buyer of its intent to destroy such documents, provided, that Seller and its Affiliates shall have no obligation to maintain or retain any books and records to the extent that electronic or paper copies or originals of such books and records are delivered to Buyer or any of its Affiliates (including the Company) at or prior to the Closing.  Access to such employees and records shall not unreasonably interfere with the business operations of Seller or its Affiliates.  Notwithstanding the foregoing, access to records relating to Taxes shall be governed exclusively by Section 8.4.

(d)                             From and after the Closing: (i) Seller shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information to the extent relating to the Company Business obtained by virtue of Seller’s ownership of the Company prior to the Closing or otherwise obtained by Seller pursuant to Section 5.9; and (ii) Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Seller or its Affiliates (other than information relating to the Company Business) obtained by virtue of its ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to Applicable Law (provided that such party has given the other party written notice of such potential disclosure and, to the extent reasonably requested by such other party, cooperated with such other party in seeking an appropriate order or other remedy protecting such information from disclosure) or such information can be shown to have been in the public domain through no fault of the applicable party.

(e)                               From and after the date hereof, Seller shall, and shall cause its Affiliates to, and shall instruct its Representatives to, maintain in confidence any written, oral or other information to the extent relating to Parent or any of the Investors, including the identity of the Investors, the terms of the Limited Partnership Agreement and the terms of the Subscription Agreements, in each case, obtained by Seller in connection with the transactions contemplated hereunder, except to the extent that the applicable Person is requested or required to disclose such information by judicial or administrative process or pursuant to Applicable Law (provided that, to the extent practicable and permitted under Applicable Law, Seller shall notify Buyer of such request or requirement so that Buyer or one of its Affiliates may seek an appropriate order or other remedy protecting such information from disclosure) or such information can be shown to have been in the public domain through no fault of Seller or any of its Affiliates.

SECTION 5.3.                       Reasonable Best Efforts.  Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements.

SECTION 5.4.                       Consents, Approvals and Filings.

(a)                               Seller and Buyer shall each use its reasonable best efforts to obtain, and shall cooperate with the reasonable requests of each other in seeking to obtain, as promptly as practicable, all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements, including the Financing (including those set forth in Section 3.5 of the Seller Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule but excluding those contemplated by Section 5.4(c)); provided, that Buyer and Seller shall share equally in the costs (including any license or other fees and expenses) associated with obtaining any such consents or waivers from such other third parties.  In connection therewith, Seller and Buyer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements (including the Financing), shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Entity with respect to the transactions contemplated by the Transaction Agreements (including the Financing), shall defend or contest in good faith any Action brought against such Person or any of its Affiliates by any third party (including any Governmental Entity), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby (including the Financing), or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of any such transaction, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to any such transaction by any Governmental Entity, and shall consent to and comply with any condition imposed by any Governmental Entity on its grant of any such permit, order, consent, approval or authorization, other than any such condition that, (i) in the case of Buyer, would have a Material Adverse Effect or require the Company immediately after the Closing to maintain a level of total adjusted capital (as defined in the RBC Instructions) in excess of the Maximum Capital Amount (such condition, a “Buyer Burdensome Condition”) or (ii) in the case of Seller, would require Seller to provide or maintain any guarantee or keepwell or incur any Liability with respect to the Company after the Closing Date, require Seller to make any capital contribution (whether through the acquisition of surplus notes or equity securities or otherwise) to the Company that would not be repaid in full prior to or at the Closing or restrict in any material respect the ability of Seller or any of its Affiliates to conduct their respective businesses after the Closing Date (a “Seller Burdensome Condition”).  Each of the parties shall provide to the other party copies of all applications or other communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof.

(b)                              Without limiting the generality of the foregoing, within 20 Business Days after the date hereof, each party shall file with all applicable Insurance Regulators requests for approval of the transactions contemplated by the Transaction Agreements (including the Financing but excluding the Recapture), which requests shall include applications from any Investors if and to the extent such Investors are required to be included in such filings under Applicable Law and all required exhibits; provided, that, notwithstanding the foregoing, the following shall apply with respect to the NER Financing: Buyer shall use its reasonable best efforts to file a complete package of materials for approval of the NER Financing substantially contemporaneously with the filing of its “Form A” statement with Nebraska; provided, further that Buyer may require up to 30 Business Days after the date hereof in order to make such filing.  Buyer shall not, and shall cause its Affiliates, Representatives and Financing Sources not to,

make any written or oral request for approval from any Governmental Entity for the NER Financing to include financing of more than $513,000,000 in Financed Amounts, subject to Section 4.3 of the Buyer Disclosure Schedule.  Buyer shall not, and shall cause its Affiliates and Representatives not to, in connection with seeking to obtain any permit, order, consent, approval or authorization of any Governmental Entity in connection with the transactions contemplated by this Agreement, request approval to operate the Company at or after the Closing at a level of total adjusted capital (as defined in the RBC Instructions) that would correspond to an RBC Ratio below 300%.  Seller acknowledges that Buyer may request in its “Form A” filing the approval of the Nebraska Department of Insurance for the payment immediately prior to, on or immediately after the Closing of a dividend by the Company in an amount that, after giving effect to the transactions contemplated by this Agreement to occur on or prior to the Closing, would not cause the Closing RBC Ratio to be less than the Specified Capital Amount; provided, that obtaining approval from the Nebraska Department of Insurance for all or any portion of such dividend (either alone or as part of Buyer’s request for approval of the transactions contemplated by this Agreement) is not a condition to the Closing.  Seller shall use its commercially reasonable efforts to cooperate with Buyer’s reasonable requests in seeking approval for such dividend; provided that, in connection with the foregoing, Seller shall not be required to take any action that would adversely affect Seller or any of its Affiliates, including by delaying in any material respect the consummation of the transactions contemplated by this Agreement or negatively affecting the likelihood that any applicable Governmental Entity will approve the repayment in full by the Company, prior to or at the Closing, of any capital contributed to the Company by Seller or any of its Affiliates in connection with the Recapture or pursuant to any keepwell entered into in connection with the Recapture.  Unless it would be prohibited to do so under Applicable Law, Buyer shall cause any presentation provided to the Governmental Entities in the State of Nebraska with respect to the transactions contemplated by this Agreement to be substantially consistent with the presentation provided by Buyer to the Lead Arrangers (as such term is defined in the Debt Commitment Letter) on or prior to the date hereof, including with respect to initial capitalization.  Buyer shall enforce its rights under the Equity Commitment Letter to cause Parent to exercise its rights under the Subscription Agreement and the Limited Partnership Agreement to cause any Investors to furnish any information, representations, certifications, applications, affidavits, forms and other documents, make any filings and take such other actions, as may be required under Applicable Law or that otherwise may be requested or required by any Governmental Entity in connection with the transactions contemplated by this Agreement, including as necessary to complete and make any regulatory filing in connection with the transactions contemplated by this Agreement.  A reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements (including the Financing), each party shall furnish the other a copy thereof, and the receiving party shall have a reasonable opportunity to provide comments thereon.  Each party shall give to the other party prompt written notice if it (or any of its Affiliates) receives, and Buyer shall give Seller written notice if any of the Investors receive, any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements (including the Financing) promptly after becoming aware of such notice or communication, and, in the case of any such notice or communication which is in writing, shall furnish the other party with a copy thereof promptly after receipt thereof.  If any Insurance Regulator requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party.  Each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences (other than immaterial non-substantive matters or matters that are time-sensitive and for which reasonable prior notice cannot be given) may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference.

(c)                               Seller shall, and, to the extent reasonably requested by Seller, Buyer shall cooperate in Seller’s efforts to, as promptly as practicable after the date hereof, but in no event later than 20 Business Days after the date hereof, file with all applicable Governmental Entities requests for approval of the Recapture to be completed pursuant to the terms of the Recapture Agreement effective as of July 1, 2013 or such other date as may be mutually agreed by the parties (it being agreed that, if any permit, order, consent, approval or authorization of any Governmental Entity that is required in connection with effecting the Recapture as of July 1, 2013 cannot be obtained, then the parties shall negotiate in good faith and use commercially reasonable efforts to agree to an alternative date as proximate as possible to July 1, 2013 for effecting the Recapture that is acceptable to such Governmental Entity and mutually acceptable to both parties; provided, that neither party may object to any other effective date if implementing the Recapture as of such date would not have a material adverse effect on the aggregate economic benefits, taken as a whole, that such party reasonably expects to derive from the implementation of the Recapture as of July 1, 2013).  Promptly after receipt of all applicable orders, consents, approvals and authorizations of any Governmental Entity required in connection with the consummation of the Recapture, Seller shall, and shall cause the Company to, execute the Recapture Agreement and amend the Existing Seller Reinsurance Agreements as and to the extent necessary to reflect the Recapture.  From the time at which the Recapture is consummated until the Closing, Seller shall continue to administer the Company Business pursuant to existing intercompany arrangements.  In the event that, in connection with its grant of any order, consent, approval or authorization with respect to the consummation of the Recapture, any Governmental Entity requires Seller or any of its Affiliates to make a capital contribution to the Company (whether through the acquisition of surplus notes or equity securities or otherwise), to provide any guarantee or keepwell to the Company or to enter into any other agreement or arrangement with respect to the Company or the Recapture, Buyer and Seller shall each use reasonable best efforts to obtain approval from all applicable Governmental Entities for (A)  in the event that a capital contribution is required, a dividend, distribution or other payment in the full amount of such capital contribution to be made in cash by the Company to Seller prior to or at the Closing, (B) in the event that a guarantee or keepwell is required, a termination of such guarantee or keepwell prior to or at the Closing and a repayment in cash of any amounts paid under such guarantee or keepwell between the date hereof and the Closing, and (C) in the event that any such other agreement or arrangement with respect to the Company or the Recapture is required, an unwinding or termination of such agreement or arrangement prior to or at the Closing.

(d)                             From the date hereof to the Closing Date, Seller and Buyer shall each use its reasonable best efforts, and shall cooperate fully with each other, to cause the reinsurer under each Ceded Reinsurance Contract pursuant to which such reinsurer reinsures both risk included in the Company Business and risk that is not included in the Company Business (each, a “Shared Reinsurance Agreement”) to (i) enter into (A) a novation to Seller or one or more of its Affiliates of the portion of such Shared Reinsurance Agreement comprising risk that is not included in the Company Business or (B) an amendment of such Shared Reinsurance Agreement to exclude the risk that is not included in the Company Business together with a new reinsurance arrangement with Seller or one or more of its Affiliates pursuant to which such risk will be reinsured by such reinsurer on the same terms as those applicable under the Shared Reinsurance Agreement (each of (A) and (B), an “Alternative Reinsurance Arrangement”) and (ii) waive any right to terminate such Shared Reinsurance Agreement pursuant to its terms as a result of the consummation of the transactions contemplated by this Agreement; provided that neither party shall be required to compromise any right, asset or benefit or expend any amount, incur any Liability or provide any other consideration in connection with obtaining the consent of any reinsurer to any Alternative Reinsurance Arrangement.  The Amended and Restated Reinsurance Agreement will provide that, if the parties are unable to effect an Alternative Reinsurance Arrangement with respect to any Shared Reinsurance Agreement and such Shared Reinsurance Agreement remains in effect after the Closing, the Company will assign to Seller all rights to the reinsurance recoveries under such Shared Reinsurance Agreement that relate to the business reinsured to Seller or the Vermont Captive, and Seller will administer the business that is subject to such Shared Reinsurance Agreement and is not included in the Company Business under the Administrative Services Agreement.

(e)                               From the date hereof to the Closing Date, Seller shall use its reasonable best efforts to cause the reinsurer under each Ceded Reinsurance Contract that covers only Specified Life Business, or that otherwise covers only business that is not Company Business, to enter into either (i) a novation of such Ceded Reinsurance Contract from the Company to Seller or one of its Affiliates or (ii) a termination of such Ceded Reinsurance Contract together with the concurrent entry into a new reinsurance contract with Seller on the same terms covering such Specified Life Business or such other business; provided that neither party shall be required to compromise any right, asset or benefit or expend any amount, incur any Liability or provide any other consideration in connection with obtaining the consent of any reinsurer to any such alternative arrangement.  If the parties are unable to effect an alternative arrangement with respect to any such Ceded Reinsurance Contract and such Ceded Reinsurance Contract remains in effect after the Closing Date, Buyer shall assign to Seller all rights to the reinsurance recoveries under such Ceded Reinsurance Contract and Seller will administer the business that is subject to such Ceded Reinsurance Contract under the Administrative Services Agreement.

SECTION 5.5.                       Public Announcements.  Each of Buyer and Seller, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public announcement with respect to the transactions contemplated by the Transaction Agreements (including regarding its plans relating to employees, Producers or other third parties or with respect to the funding or operation of the business of the Company) and shall not issue any such press release or make any such public announcement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by Applicable Law or by the requirements of any securities exchange; provided, that, in the event that any party is required under Applicable Law or the requirements of any securities exchange to issue any such press release or make any public announcement and it is not feasible to obtain the advance approval of the other party hereto as required by this Section 5.5, the party that issues such press release or makes such statement shall provide the other party with notice and a copy of such press release or statement as soon as reasonably practicable and will make any correction that may be reasonably required by the other party.

SECTION 5.6.                       Related Party Agreements.  Except as set forth in Section 5.6 of the Seller Disclosure Schedule, all of the intercompany arrangements between Seller and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, will be terminated immediately prior to the Closing, including by terminating the Company’s participation in all agreements between more than one of the Company’s Affiliates, on the one hand, and the Company, on the other hand, and Seller shall cause all intercompany balances between Seller and its respective Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be paid in full and settled immediately prior to the Closing or as soon thereafter as is reasonably practicable.

SECTION 5.7.                       Use of Name; Domain Name Assignments.

(a)                               Prior to or at the Closing, the Company shall transfer any and all right, title or interest, including all associated goodwill, which it may have in or to the names, trademarks and service marks set forth in Section 5.7(a) of the Seller Disclosure Schedule or any name, trademark, service mark, acronym or logo incorporating any of such names, trademarks or service marks (collectively, the “Seller Trademarks”), to Seller or as Seller may direct.

(b)                              Prior to or at the Closing, Seller shall, and shall cause its Affiliates (other than the Company) to, transfer any and all right, title or interest, including all associated goodwill, which it or they may have in or to the names, trademarks and service marks set forth in Section 5.7(b) of the Seller Disclosure Schedule or any name, trademark, service mark, acronym or logo incorporating any of such names, trademarks or service marks that does not also contain all or a portion of a Seller Trademark (collectively, the “Company Trademarks”), to the Company.

(c)                               Following the Closing Date, except as otherwise provided in this Section 5.7, Buyer shall cause the Company promptly to cease and discontinue any and all uses of the Seller Trademarks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and all trade, corporate or business names, trademarks, tag lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of the Seller Trademarks; provided, that the Company may use Seller Trademarks in accordance with the Intellectual Property License.  Buyer, for itself and its Affiliates, agrees that, except as provided in this Section 5.7 and the Intellectual Property License, any and all rights of the Company to the Seller Trademarks, including any such rights licensed to the Company pursuant to any agreements or other arrangements, whether written or oral, with Seller or its Affiliates, shall terminate on the Closing Date without recourse by Buyer or the Company.  Neither Buyer nor any of its Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the Seller Trademarks.

(d)                             The Company hereby grants to Seller and the Vermont Captive a perpetual, irrevocable fully paid-up right and license for the Vermont Captive to continue to use the name “Lincoln Benefit” in its legal name and for associated uses requiring reference to such legal name.  For the avoidance of doubt, no right is granted to use the name “Lincoln Benefit” as a brand in connection with the advertising, promotion, marketing, sale or distribution of products or services, except in connection with products or services associated with the Company, but such entity shall be permitted to identify itself as the seller of its products and services in an informational context.  Upon the request of Buyer after the Closing Date, Seller will use its reasonable best efforts as promptly as practicable after receiving such request to change the name of the Vermont Captive to a name that does not include “Lincoln Benefit” or any confusingly similar name.

(e)                               Prior to or at the Closing, the Company shall transfer any and all right, title or interest which it may have in or to any Internet domain name containing all or a portion of a Seller Trademark to Seller or as Seller may direct.  Seller may, from and after the Closing, maintain in effect the Internet domain name “allstatelincoln.com”, and may cause such Internet domain name to redirect to an Internet domain name owned by Seller or any of its Affiliates that does not include a Company Trademark.  Prior to or at Closing, Seller shall, and shall cause its Affiliates (other than the Company) to, transfer any and all right, title or interest which it or they may have in or to any Internet domain name containing all or a portion of a Company Trademark that does not also contain a Seller Trademark, as set forth in Section 5.7(e) of the Seller Disclosure Schedule, to the Company.  Except as contemplated above, nothing in this Agreement requires Seller to assign any rights in or to, or grant the Company a right or license to use, any domain name that includes “Allstate” in its name, and nothing in this Agreement requires the Company to assign any rights in or to, or grant Seller a right or license to use, any domain name that includes the Lincoln Benefit name in it.

SECTION 5.8.                       Further Assurances.

(a)                               Seller and Buyer shall (i) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements and (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

(b)                              On and after the Closing Date, Seller and Buyer shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put Buyer and its Affiliates in full possession and operating control of the Company Business.  Notwithstanding the foregoing, no party shall be obligated pursuant to this Section 5.8 to execute or deliver, or cause to be executed or delivered, any document, certificate, agreement, instrument, conveyance or other writing, or take, cause to be taken, any action, if the effect thereof would be to increase the Liability or obligations of such party in any material respect, other than as contemplated elsewhere in this Agreement or the other Transaction Agreements.

SECTION 5.9.                       Access to Books and Records.  Until the later of the sixth anniversary of the Closing or such time as the information and access described below is no longer reasonably required by Seller (provided, that Buyer shall give 30 days’ notice to Seller prior to destroying any records to permit Seller, at its expense, to examine, duplicate or repossess such books and records), Buyer shall afford promptly to Seller and its Representatives access to the books, records, officers, employees, auditors and other advisors of the Company, and provide information with respect to the Company in a readily accessible form (including financial information in a form consistent with the Company’s historical practice for the preparation of such financial information), to the extent reasonably required by Seller for any lawful business purpose, including litigation, disputes, compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory, Tax and accounting matters (including for any such matters related to the Transition Services Agreement), and including all reasonable purposes relating to the Variable Annuity Transaction and the ongoing relationship between Seller and its Affiliates, on the one hand, and the VA Buyer, on the other hand, and Buyer shall cooperate fully with Seller and its Representatives to furnish such books and records and information and make available such officers, employees, auditors and other advisors of the Company; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Company.  Notwithstanding the foregoing, access to records relating to Taxes shall be governed exclusively by Section 8.4.

SECTION 5.10.               Non-Competition.

(a)                               For a period of 24 months following the Closing Date, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, (i) engage in the business of selling any life insurance or annuities within the United States through any MBA Group (“Competing Business”), (ii) induce any MBA Group or other Producer to terminate its relationship with the Company, (iii) induce any MBA Group or other Producer, or solicit any holder of an insurance or annuity policy or contract included in the Company Business, to replace, terminate or lapse any insurance or annuity policy or contract included in the Company Business or (iv) enter into any plan, program, scheme or course of action to market, endorse, encourage, suggest, institute, promote, or target, through mass mailings, sales campaigns or programs, promotions, sales incentives or by any other concerted means, any full or partial surrender, exchange, replacement or termination with respect to any insurance or annuity policy or contract included in the Company Business.

(b)                              Notwithstanding anything to the contrary set forth in Section 5.10(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 5.10, nothing in this Agreement shall preclude, prohibit or restrict Seller from engaging, or require Seller to cause any of its Affiliates not to engage, in any manner in any of the following:

(i)                                  engaging in the activities that are described in Section 5.10(b) of the Seller Disclosure Schedule or that are permitted pursuant to any of the Transaction Agreements;

(ii)                              making investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaged in a

Competing Business; provided, that Seller or such Affiliate of Seller: (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such entity or otherwise to direct the operation or management of any such entity; (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended) with such right; and (C) owns less than 10% of the outstanding voting securities (including convertible securities) of such entity, excluding any investment held in a general account or separate account of any insurance company or in any portfolio managed for or on behalf of a third party;

(iii)                          selling any of its assets or businesses to a Person engaged in a Competing Business or any business that competes with a Competing Business; or

(iv)                          acquiring any assets, or acquiring, merging or combining with any Person that would cause Seller or any of its Affiliates (as then constituted) to be engaged in Competing Business (“After-Acquired Business”); provided, that either (A) at the time of such acquisition, merger or combination, the revenues derived from the Competing Business by the After-Acquired Business (the “Competing After-Acquired Revenues”) constitute no more than 20% of the gross revenues of the After-Acquired Business (for the avoidance of doubt, including the revenues of all Persons directly or indirectly acquired as a result of such acquisition, merger or combination) in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination (the “Aggregate After-Acquired Revenues”), or (B) if at the time of such acquisition, merger or combination, the Competing After-Acquired Revenues constitute more than 20% of the Aggregate After-Acquired Revenues then, within one year after such acquisition, merger or combination, (i) Seller or such Affiliate of Seller signs a definitive agreement to dispose, and subsequently disposes of, the relevant portion of the business or securities of such After-Acquired Business or (ii) Seller or such Affiliate of Seller otherwise modifies the After-Acquired Business such that the Competing After-Acquired Revenues constitute not more than 20% of the Aggregate After-Acquired Revenues.

SECTION 5.11.               Non-Solicitation.  For a period of 24 months following the Closing Date, without the prior written consent of Seller, neither Buyer nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person who is employed by or engaged in the business of Seller or any of its Affiliates (other than any individuals identified in a writing signed by Buyer and Seller on or after the date hereof); provided, that nothing in this Section 5.11 shall prohibit Buyer or any of its Affiliates (including the Company) from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by Seller and its Affiliates has been terminated by Seller or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Seller or any of its Affiliates for a period of at least six months prior to the first contact by Buyer or any of its Affiliates with such Person.

SECTION 5.12.               Employee Matters.

(a)                               On or prior to the Closing, Seller shall take all necessary actions to cause the Company to have no individuals employed by the Company.

(b)                              Seller shall retain and, to the extent that the Company has any responsibility or obligation for any such liabilities, shall assume, effective immediately prior to the Closing, any and all liabilities and obligations (including any and all obligations in respect of the payment of wages or any other remuneration or compensation, the provision of any employee benefits (including pursuant to any Company Benefit Plan) and any claims related to termination of any such services or with regard to any failure to comply with any applicable provision of law) relating to the retention by the Company or by Seller or any of its Affiliates of any person, whether as an employee, director, independent contractor, principal or otherwise, at any time prior to the Closing (collectively, the “Excluded Employee Liabilities”).  From and after the Closing, neither the Company nor the Buyer nor any of their respective Affiliates shall have any responsibility, liability or obligation for, and shall not be deemed to have assumed or to become responsible for, any such Excluded Employee Liabilities.  For the avoidance of doubt, “Excluded Employee Liabilities” does not include any Liabilities to Producers (other than Producers that were employees of the Company, if any, and then such term includes those Liabilities incurred with respect to such Producers solely in their capacities as employees of the Company or of Seller or any of its Affiliates) or any Liabilities relating to any deferred compensation plan sponsored by the Company for the benefit of Producers.

SECTION 5.13.               Variable Annuity Transaction.

(a)                               From the Closing until the termination in accordance with its terms of the VA Indemnity Reinsurance Agreement, except as instructed by Seller or as required under Applicable Law, Buyer shall, and shall cause the Company to, subject to Section 5.13(f), (i) use commercially reasonable efforts to continue in-force each Specified VA Transaction Agreement to the extent relating to the VA Contracts, (ii) not agree to amend, modify or terminate, expand or otherwise alter any Specified VA Transaction Agreement in any manner without Seller’s prior written consent, (iii) cooperate in good faith with Seller’s efforts to, and take all actions reasonably requested by Seller to, amend, modify, expand or otherwise alter any Specified VA Transaction Agreement to the extent relating to the VA Contracts in the manner requested by Seller in response to a request received by Seller or any of its Affiliates from the VA Buyer or any of its Affiliates pursuant to the Specified VA Transaction Agreements, and (iv) use commercially reasonable efforts to enforce all of the Company’s rights and timely perform all of the Company’s obligations under each Specified VA Transaction Agreement to the extent relating to the VA Contracts.  Buyer shall, and shall cause the Company to, provide Seller with notice of any proposal to terminate any Specified VA Transaction Agreement or to amend or reduce any fees payable under any Specified VA Transaction Agreement to the extent relating to the VA Contracts promptly after becoming aware of any such proposal.

(b)                              From and after the Closing Date, Buyer shall not, and shall cause the Company not to, use any information relating to holders of any VA Contract for the purpose of marketing, selling or soliciting sales of Variable Annuity Contracts (as defined in the VA Master Transaction Agreement), fixed annuities, equity-indexed annuities, market value adjusted annuities or mutual funds, except to the extent required for the Company to fulfill its obligations under any Ancillary Agreement (as defined in the VA Master Transaction Agreement) to which it is a party or as required by Applicable Law.

(c)                               From the Closing Date until the date that is 10 years following the termination or expiration of the Selling Agreement, Buyer shall not, and shall cause the Company not to, directly or indirectly, (i) disclose, transfer or license to any unaffiliated Person (other than Seller and its Affiliates) engaged in the manufacture, issuance, marketing, sale or solicitation, servicing or administration of Variable Annuity Contracts, fixed annuities, equity-indexed annuities, market value adjusted annuities or mutual funds, any information relating to any holders of any VA Contract, except (A) to the extent required for the Company to perform its obligations under any Ancillary Agreement to which it is a party, (B) as required by Applicable Law or (C) to the extent that (x) the information relating to the holders of VA Contracts does not indicate that such Persons have purchased VA Contracts, (y) the information relating to holders of VA Contracts is included in a list or other data file that does not constitute a targeted list of holders of VA Contracts and (z) the Company requires the Person to whom the information is disclosed, transferred or licensed to agree to restrictions on replacements of VA Contracts substantially equivalent to the restriction set forth in Section 5.13(b) and not to disclose, transfer or license such information to an unaffiliated Person or (ii) enter into any plan, program, scheme or course of action to market, endorse, encourage, suggest, institute, promote, or target, through mass mailings, sales campaigns or programs, promotions, sales incentives or by any other concerted means, any full or partial surrender, exchange, replacement or termination with respect to any VA Contract.

(d)                             From and after the Closing Date, Buyer shall comply with the confidentiality obligations with respect to the VA Contracts under the VA Master Transaction Agreement and the Ancillary Agreements as if it were a party thereto.

(e)                               From and after the Closing Date, Buyer shall not, directly or indirectly, sell, convey or transfer 50% or more of the outstanding capital stock of the Company or all or substantially all of its properties or assets to any Person, in one transaction or a series of transactions that are part of a common plan, or any transaction that constitutes the functional equivalent of any of the foregoing, unless the acquiring Person in such transaction or transactions expressly agrees pursuant to an agreement in a form reasonably acceptable to Seller to assume all of the obligations of Buyer under this Section 5.13.

(f)                                Seller shall promptly reimburse Buyer or the Company for its reasonable and documented out-of-pocket costs incurred in connection thereto, including with respect to compliance with this Section 5.13.

(g)                              From and after the Closing, Seller shall (i) use commercially reasonable efforts to continue in-force each Specified VA Transaction Agreement to the extent relating to the VA Contracts, (ii) not agree to amend, modify or terminate, expand or otherwise alter any Specified VA Transaction Agreement to the extent relating to the VA Contracts in any manner that would adversely affect Buyer without Buyer’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, (iii) use commercially reasonable efforts to enforce all of Seller’s or its Affiliates’ rights and timely perform all of Seller’s or its Affiliates’

obligations under each Specified VA Transaction Agreement to the extent relating to the VA Contracts, (iv) promptly pay over to the Company any amounts recovered by it or any of its Affiliates (net of any costs, fees, expenses or Taxes incurred by Seller or any of its Affiliates in connection with the recovery or receipt of such amounts) from the applicable counterparty to such Specified VA Transaction Agreements with respect to the VA Contracts, other than any amounts received or recovered by any Affiliate of Seller that provides underwriting, broker-dealer or other services to such counterparties or any of their Affiliates for providing such services; provided, that such recovered amounts shall be reduced by any related amounts paid to the Company under any reinsurance agreement pursuant to which the Company cedes business to Seller or any of its Affiliates (it being the intent of the parties that the Company be able to enjoy all the rights, privileges and benefits of Seller and its Affiliates (other than any Affiliate providing underwriting, broker-dealer or other services as described above) under the Specified VA Transaction Agreements to the extent relating to the VA Contracts), and (v) promptly deliver to Buyer any notices, reports or certifications delivered to it or any of its Affiliates in writing by any conterparty to any of the Specified VA Transaction Agreements to the extent relating to the VA Contracts.  Each of Buyer and Seller shall consider in good faith any amendment of the Specified VA Transaction Agreements to the extent relating to the VA Contracts that the other may reasonably request.

SECTION 5.14.               Post-Closing Distribution.

(a)                               From and after the Closing and for so long as any Reinsured Convertible Policy (as defined in the Administrative Services Agreement) with respect to which any Exclusive Producer has received any commissions remains in-force, Seller shall have the right, acting on behalf of the Company pursuant to the Administrative Services Agreement, subject to Section 5.14(d), to (i) maintain the appointment of such Exclusive Producer to act as an insurance agent on behalf of the Company, (ii) provide such information to such Exclusive Producer as is necessary to permit such Exclusive Producer to offer Designated Company Conversion Policies (as defined in the Administrative Services Agreement) on behalf of the Company to the holder of such Reinsured Convertible Policy and (iii) pay commissions to such Exclusive Producer for the placement of such Designated Company Conversion Policy (including with respect to trail commissions with respect thereto) as determined by Seller pursuant to the Administrative Services Agreement.  Buyer shall not, and shall cause the Company and each of its other Affiliates not to, target any Reinsured Convertible Policy or any Designated Company Conversion Policy issued pursuant to this Section 5.14 for replacement with another policy written by the Company or any other Person other than in accordance with the terms of this Section 5.14.

(b)                              Following the Closing Date, at Seller’s sole cost and expense, Buyer shall, and shall cause the Company to, provide such information to any Exclusive Provider as is necessary to permit such Exclusive Provider to service customers with respect to any insurance policy or contract produced by such Exclusive Provider, and none of Buyer or any of its Affiliates shall, whether directly or indirectly, support or sponsor a program with the intended or reasonably expected result to be the replacement of any Exclusive Provider.

(c)                               Seller shall promptly reimburse Buyer and the Company for its reasonable and documented out-of-pocket costs incurred in complying with the obligations in this Section 5.14.

(d)                             From and after the Closing Date, Buyer shall not, directly or indirectly, sell, convey or transfer 50% or more of the outstanding capital stock of the Company or all or substantially all of its properties or assets to any Person, in one transaction or a series of transactions that are part of a common plan, or any transaction that constitutes the functional equivalent of any of the foregoing, unless the acquiring Person in such transaction or transactions expressly agrees pursuant to an agreement in a form reasonably acceptable to Seller to assume all of the obligations of Buyer under this Section 5.14.

SECTION 5.15.               Specified Capital Charge.

(a)                               From and after the date hereof, each of Seller and Buyer shall cooperate in good faith, and shall use, and shall cause its Affiliates to use, reasonable best efforts, both prior to and after the Closing, to ensure that no Specified Capital Charge is imposed on the Company; provided, that, except as provided in Section 5.15(b), neither party shall be required to make any capital contribution to the Company or agree to any limitation on dividends in order to comply with the foregoing.

(b)                              If, at any time after the Closing but prior to the earlier of (i) the completion of the Company’s first triennial examination that is completed by the Nebraska Insurance Department after the Closing Date and (ii) the fifth anniversary of the Closing Date, a Specified Capital Charge is imposed on the Company, then Seller shall either (A) purchase from the Company surplus notes or preferred stock having the terms set forth in the term sheet attached as Exhibit J in an aggregate principal amount or with an aggregate liquidation preference, as applicable, equal to the amount by which the Required Capital Amount as of the date on which such Specified Capital Charge is imposed on the Company is increased directly as a result of such Specified Capital Charge, but only to the extent that such Required Capital Amount exceeds the Specified Capital Amount or (B) choose to amend the terms of the Amended and Restated Reinsurance Agreement and the Reinsurance Trust (or the composition of the assets held in the trust account established pursuant to the Reinsurance Trust) in order to eliminate the effect of such Specified Capital Charge.  If Seller elects to effect any amendment contemplated by clause (B) of the immediately preceding sentence, the parties shall amend or modify such agreements to eliminate the effect of such Specified Capital Charge, and each party shall agree to any such amendment or modification so long as it would not adversely affect such party.  The obligations of Seller under this Section 5.15 shall not apply from and after any date on which Parent is no longer the direct or indirect owner of at least a majority of the outstanding equity securities of the Company (except as a result of an initial public offering of Parent or any Affiliate of Parent that controls the Company) or the Company is no longer domiciled in the State of Nebraska.

SECTION 5.16.               Organizational Documents.  Seller may, between the date hereof and the Closing Date, amend the Organizational Documents of the Company in order to permit the Company to issue preferred stock on the terms set forth in the term sheet attached as Exhibit J.  Buyer shall not, from and after the Closing and for so long as either (i) Seller’s obligations under Section 5.15 remain in effect or (ii) Seller holds any shares of preferred stock of the Company, permit the Company’s Organizational Documents to be amended in any manner that would affect the Company’s ability to issue such preferred stock on such terms or that would affect any of the terms thereof or rights associated therewith.

SECTION 5.17.               Transition Matters.

(a)                               Promptly after the date hereof, and in any event within 60 days hereafter, Seller and Buyer shall each appoint a transition team to:

(i)                                  cooperate in good faith to develop a separation plan for separating the Company Business from the businesses of Seller and its Affiliates (including the Company) that is not Company Business so as to minimize the adverse impact of such separation on each party’s businesses, and

(ii)                              review, revise and update, where appropriate, the schedules to the Transition Services Agreement, the Administrative Services Agreement and the Agent Servicing Agreement between the date hereof and the Closing and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of Transition Services Agreement, the form of Administrative Services Agreement or the form of the Agent Servicing Agreement, as applicable.

(b)                              Seller may, between the date hereof and the Closing Date, take any actions necessary or appropriate to cause the Company’s participation under the agreement identified in Section 5.17(b) of the Seller Disclosure Schedule to be terminated as of or prior to the Closing Date and for the Company no longer to be a party to such agreement from and after such date; provided that Seller shall arrange for the Company to have direct or indirect access to the retained asset account that is the subject of such agreement for the term specified in the Transition Services Agreement.

SECTION 5.18.               Certain Business.  Prior to the Closing Date, Seller may cause the Company to recapture from Seller the business identified on Section 5.18 of the Seller Disclosure Schedule and cause the Company to cede such business to an Affiliate of Seller on reinsurance terms that are substantially similar to the terms pursuant to which the Vermont Captive Business is ceded by the Company to the Vermont Captive provided, however, that such recapture does not result in any adverse effect to the Company that is not reimbursed by Seller or otherwise subject to indemnification by Seller under this Agreement, including without limitation with respect to the risk based capital treatment of such reinsurance.  In addition, any such business shall only be recaptured to the extent of actual payments by the captive, it being the intent that Seller shall retain the financial risk of any uncollected or uncollectible amount with respect to such reinsurance.  If Seller does not effect the recapture and reinsurance transactions described in the previous sentence prior to the Closing, Buyer shall, and shall cause the Company to, at Seller’s request and sole cost and expense, cooperate with Seller to cause such recapture and reinsurance transactions to be effected after the Closing Date and take all reasonable actions, and execute all documents, certificates, agreements, instruments or conveyances or other writings of any kind, that may be reasonably necessary to carry out and give effect to such recapture and reinsurance transactions, including using reasonable best efforts to obtain, at Seller’s sole cost and expense, any consents, approvals or authorizations of Governmental Entities that may necessary to effect such recapture and reinsurance transactions.

SECTION 5.19.               Investment Assets.  From June 30, 2013 and until the Closing, Seller shall cause the Investment Assets held by the Company and the Recaptured Investment Assets (collectively, the “Business Investment Assets”) to be managed in accordance with the investment guidelines set forth in Section 5.19 of the Seller Disclosure Schedule.

SECTION 5.20.               Resignations.  At or prior to the Closing, Seller shall deliver to Buyer letters of resignation, effective as of the Closing, of all of the officers and directors of the Company, except as requested by Buyer not less than five Business Days prior to the Closing.

SECTION 5.21.               Financial Information.  Seller shall cause the Company to deliver to Buyer true, correct and complete copies of the quarterly and annual statutory financial statements of the Company that are filed with the Nebraska Department of Insurance between the date hereof and the Closing, promptly after the filing thereof.

SECTION 5.22.               Annuity Administration.  After the date hereof, Seller may negotiate and execute agreements relating to the administration by se2 of the annuity contracts included in the Company Business and may take any other actions that may be reasonably necessary to transition the administration of such annuity contracts to se2.  Buyer acknowledges that such transition might not be completed prior to the Closing and agrees that it shall, and shall cause the Company to, cooperate with Seller to effect such transition after the Closing.  The costs and expenses of such transition shall be borne by the parties in the manner contemplated by the Transition Services Agreement.

SECTION 5.23.               Buyer Financing.

(a)                               Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to (A) obtain the proceeds of the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters and (B) close the NER Financing on the terms and conditions set forth in the NER Commitment Letter.  Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and the NER Commitment Letter in accordance with their terms, (ii) satisfy as promptly as practicable (or obtain the waiver of) all conditions applicable to obtaining the Debt Financing and NER Financing that are within the control of Buyer or any of its Affiliates on terms set forth in the applicable Commitment Letters or in any definitive documents with respect to such Financing, (iii) enter into, as promptly as practicable after the date hereof, definitive documents with respect to the Debt Financing on terms and conditions set forth in the Debt Commitment Letters and (iv) use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing at or prior to the Closing and close the NER Financing immediately after the Closing (including by commencing Actions against the Financing Sources to enforce the terms of the applicable Commitment Letters or any definitive documents relating to such Financing).  Buyer shall, and shall cause its Affiliates to, comply with all of their obligations under the Commitment Letters and any definitive documents relating to the Financing.

(b)                              Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to be made to the Debt Commitment Letter or any definitive document relating to the Debt Financing that would (A) reduce the aggregate amount of the Debt Financing (without a corresponding increase in another portion of the Financing effected in compliance with this Section 5.23), including by changing the amount of fees to be paid or original issue discount of the Debt Financing), (B) impose new or additional conditions, or otherwise amend, modify or expand the conditions, to the drawdown of the Debt Financing in a manner that, in the reasonable expectation of Buyer, would delay or prevent the Closing or make the drawdown of the Debt Financing (or the satisfaction of the conditions to such drawdown) less likely to occur; provided, however, that Buyer may replace, amend or modify the Debt Commitment Letter to add or replace Financing Sources, lead arrangers, syndication agents, bookrunners or similar entities.

(c)                               Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to be made to the NER Commitment Letter that would (A) change the aggregate amount of the NER Financing, including by changing the amount of fees to be paid, (B) impose new or additional conditions, or otherwise amend, modify or expand the conditions, to the closing of the NER Financing in a manner that would reasonably be expected to delay or prevent the Closing; provided, that Buyer may replace, amend or modify the NER Commitment Letter to add or replace Financing Sources.

(d)                             Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to be made to the Equity Commitment Letter, and shall cause its Affiliates to use reasonable best efforts to obtain the proceeds of the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter.

(e)                               Buyer shall not release or consent to the termination of the obligations of any Financing Source under any Commitment Letter or any definitive document with respect to the Financing without Seller’s prior written consent, provided for the avoidance of doubt that no such consent is required in connection with any release or termination in connection with the replacement of one or more Financing Sources as permitted under this Section 5.23.

(f)                                Buyer shall give Seller reasonably prompt notice of (I) any termination of the Commitment Letters or material breach by any party thereto of which Buyer becomes aware, (II) the receipt of any written notice or other written communication from any Financing Source regarding any actual or alleged breach, default, termination or repudiation of any Commitment Letter or any definitive document with respect to the Financing by any party thereto and (III) any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents relating thereto.  Buyer shall provide any information reasonably requested by Seller relating to any of the circumstances described in the foregoing sentence as soon as reasonably practicable, but in any event within three Business Days, after the date that Seller delivers to Buyer a written request for such information.  Buyer shall consult with and keep Seller reasonably informed upon request of the status of its efforts to arrange for and consummate the Financing,  and shall promptly provide Seller true, correct and complete copies of any definitive documents that are executed in connection with the Financing.  If any portion of the Debt Financing or NER Financing becomes unavailable on the terms and conditions set forth in the applicable Commitment Letters, Buyer shall (1) promptly notify Seller of such unavailability and the reasons therefor and (2) use its reasonable best efforts, as promptly as practicable following the occurrence of such event, to arrange for and obtain, and negotiate and enter into definitive documents with respect to, alternative financing from alternative sources (“Alternative Financing”) in an amount sufficient to permit the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and pay all related costs and expenses required to be paid by them in connection therewith; provided that (i) in no event may any Alternative Financing involve a public offering that is registered with, or require any filings with, the Securities and Exchange Commission or under the securities laws of any jurisdiction and (ii) in no event shall Buyer be required to enter into any Alternative Financing on terms that, taken in the aggregate, are materially less favorable to it than the terms of the Equity Financing, Debt Financing or the NER Financing, as the case may be.

(g)                              For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that obtaining neither the Debt Financing nor the Equity Financing is a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing and the Equity Financing, subject only to the fulfillment of the conditions set forth in Sections 6.1 and 6.2 (or waiver thereof as provided in Sections 6.1 and 6.2).  Buyer further acknowledges and agrees that the closing or consummation of the NER Financing shall not be a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement notwithstanding that the NER Financing has not been consummated, subject only to the fulfillment of the conditions set forth in Sections 6.1 and 6.2 (or waiver thereof as provided in Sections 6.1 and 6.2), including obtaining the prior approval of the Governmental Entities set forth on Section 4.3 of the Buyer Disclosure Schedule with respect to the NER Financing.  The closing of the NER Financing will not occur until after the Closing.

SECTION 5.24.               Financing Cooperation.

(a)                               Seller shall, between the date hereof and the Closing Date, use its reasonable best efforts to (and to cause its Affiliates and their respective personnel and advisors to use their reasonable best efforts to), as promptly as reasonably practicable, cooperate with and provide such assistance to Buyer as is reasonably requested by Buyer in Buyer’s efforts to obtain (i) the Debt Financing and the NER Financing on the terms contemplated herein and in the respective Commitment Letters and (ii) additional equity financing through the admission of new investors to Parent as limited partners on the terms contemplated under the Limited Partnership Agreement (“Additional Equity Financing”).

(b)                              The cooperation and assistance contemplated by Section 5.24(a) shall comprise the following: (i) providing information, including adjustment figures, reasonably requested in connection with (A) any customary offering documents, bank information memoranda and similar documents, which include (x) all audited annual statutory financial statements of the Company for the three (3) most recently completed fiscal years of the Company that have been filed with the Nebraska Department of Insurance prior to the Closing Date and (y) unaudited interim statutory financial statements of the Company that have been filed with the Nebraska Department of Insurance prior to the Closing Date for any fiscal quarter ended after the date of the most recent financial statements delivered pursuant to clause (x), (B) rating agency presentations, by providing financial and other factual data related to the Company Business and (C) the Reference Balance Sheet, updated as of the end of the most recent fiscal quarter of the Company ended at least 60 days prior to the Closing Date (or, if the most recently completed fiscal quarter is the end of a fiscal year of the Company, ended at least 120 days prior to the Closing Date); (ii) executing and delivering (or using reasonable best efforts to obtain from its advisors) customary certificates or other similar documents and instruments relating to the NER Financing as may be reasonably requested by Buyer; (iii) subject to receipt of assurances of confidentiality in form and substance reasonably satisfactory to Seller, providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders; (iv) providing actuarial and financial information requested by Hannover Life Reassurance Company of America (all such information described in this Section 5.24(b)(i) and (v) together with all information provided to the Financing Sources prior to the date hereof, collectively, the “Required Financial Information”); (vi) subject to receipt of assurances of confidentiality in form and substance reasonably satisfactory to Seller, arranging for the participation of appropriate officers of Seller in a reasonable number of management and other meetings (including customary one-on-one meetings with the lead arrangers for the Debt Financing and with potential investors for the Additional Equity Financing), presentations, due diligence sessions and sessions with rating agencies on reasonable advance notice; (vii) filing all required applications and requests for approval with all applicable Governmental Entities required in connection with the NER Financing (which will be prepared by Buyer and whose form and substance will be subject to the approval of Seller, which shall not be unreasonably withheld, conditioned or delayed); and (viii) taking such corporate actions as shall be reasonably requested of Seller or the Company by Buyer to permit the consummation of the Financing or Additional Equity Financing to permit the proceeds thereof to be made available at the Closing and permit the Closing of the NER Financing to occur immediately after the Closing, provided, however, that Seller and, until the Closing occurs, the Company shall not (1) have any Liability or any obligation under any agreement or document related to the Financing or any Additional Equity Financing or (2) be required to incur any Liability in connection with the Financing or Additional Equity Financing other than out-of-pocket expenses incurred in connection with its compliance with this Section 5.24, which shall promptly be reimbursed by Buyer.  Without limitation to the foregoing, Seller shall provide, and shall use its commercially reasonable efforts to cause each of its and the Company’s Representatives, including legal, tax, regulatory and accounting to provide, all other information and cooperation reasonably requested by the Financing Sources or Buyer.   Neither Seller nor any of its Affiliates shall have any obligation to provide any representations, warranties, assurances or opinions to any Person as to the accuracy or completeness of any information made available to any Financing Source, potential lender, equity or other investors, rating agencies, Governmental Entity or any other Person, and, except for the rights of the Buyer Indemnified Persons pursuant to Section 7.2(a)(i) (subject to the limitations set forth in this Agreement), Seller shall have no Liability or obligation with respect to any information provided pursuant to this Section 5.24 or otherwise in connection with the Financing or any Additional Financing.

(c)                               Notwithstanding Sections 5.24(a) and 5.24(b), Buyer acknowledges and agrees that the Company shall not, prior to the Closing, be obligated to incur any Liability or commitment to any third-party under or in connection with the Financing or any Additional Equity Financing.  Buyer shall indemnify and hold harmless Seller and the Company and their respective officers, directors, employees, Affiliates and agents from and against any and all Liabilities suffered or incurred by them under or in connection with the Financing or any Additional Equity Financing.

SECTION 5.25.               Subscription Rights.  From the date hereof to the earliest of: (i) the Closing; (ii) the termination of this Agreement in accordance with its terms; and (iii) the execution by Seller or any of its Affiliates of the Limited Partnership Agreement as contemplated by this Section 5.25, Seller and its Affiliates collectively shall have the right, but not the obligation, to subscribe for class A limited partnership interests or other equity interests of Parent with an aggregate capital commitment of up to $100,000,000 and, if such right is exercised, Parent shall accept, and shall not reject, the full amount of such subscription; provided that Seller or its applicable Affiliate shall execute the Limited Partnership Agreement and a subscription agreement that is in a form that is the same as the form of the subscription agreements entered into prior to the date hereof by the Investors of Parent as of the date hereof, except that the subscription agreements of such Investors require such Investors to increase their respective capital commitments in order to facilitate the Closing hereunder as provided therein.  From the date hereof to the earliest of: (i) the Closing; (ii) the termination of this Agreement in accordance with its terms; and (iii) the execution by Seller or any of its Affiliates of the Limited Partnership Agreement as contemplated by this Section 5.25, Parent shall not permit any amendment to the Limited Partnership Agreement, including Section 13.13 thereof, that would adversely affect the rights of Seller or any of its Affiliates as a potential Investor in Parent relative to the rights of other Investors in Parent.

SECTION 5.26.               Certain Covenants.

(a)                               Buyer shall not consent to the addition of any Additional Initial Lender (as defined in the Debt Commitment Letter) without Seller’s prior written consent, other than any lender listed on the most current “Bank List” compiled and maintained by the National Association of Insurance Commissioners, pursuant to the Purposes and Procedures Manual of the Securities Valuation Office of the National Association of Insurance Commissioners.

(b)                              Between the date hereof and the Closing Date, Buyer shall not enter into any agreement pursuant to which the Company would incur any Liability with respect to indebtedness for borrowed money, or pursuant to which the Company would secure or guarantee the indebtedness of any other Person, without Seller’s prior written consent.

ARTICLE VI.
CONDITIONS PRECEDENT

SECTION 6.1.                       Conditions to Each Party’s Obligations.  The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)                               Approvals.  All consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby that are set forth in Section 3.5 of the Seller Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule shall have been obtained or made and shall be in full force and effect and all waiting periods required by Applicable Law with respect thereto shall have expired or been terminated, in each case without the imposition of a Buyer Burdensome Condition in the event that Buyer is seeking to invoke this condition or a Seller Burdensome Condition in the event that Seller is seeking to invoke this condition.

(b)                              No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Agreements shall be in effect; provided, that the party invoking this condition shall have used all reasonable best efforts to have any such order or injunction vacated.

(c)                               RBC Ratio.  The Required Capital Amount as of the Closing Date shall not be greater than the Specified Capital Amount; provided that, if the Required Capital Amount as of the Closing Date is greater than the Specified Capital Amount, then Seller shall have the option, in its sole discretion, to, and this condition shall be deemed to have been satisfied if Seller exercises its option to, purchase from the Company surplus notes or preferred stock having the terms set forth in the term sheet attached as Exhibit J in an aggregate principal amount or with an aggregate liquidation preference, as applicable, equal to the excess of the Required Capital Amount as of the Closing Date over the Specified Capital Amount; provided further that, notwithstanding the foregoing, this condition shall not be deemed to have been satisfied (notwithstanding whether Seller has exercised its option to purchase surplus notes or preferred stock as contemplated above) if the Required Capital Amount as of the Closing Date is greater than the Maximum Capital Amount.

SECTION 6.2.                       Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a)                               Representations and Warranties.  (i) The representations and warranties of Seller set forth in this Agreement other than Sections 3.1, 3.2, 3.3, 3.4 and 3.21 (the “Seller Fundamental Representations”) (without giving effect to any limitation as to materiality or Material Adverse Effect, other than as set forth in the first sentence of Section 3.8) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Seller Fundamental Representations set forth in Sections 3.2(b), 3.2(c), 3.4 and 3.21 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such earlier date) and (iii) the other Seller Fundamental Representations that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the other Seller Fundamental Representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such earlier date).

(b)                              Performance of Obligations of Seller.  Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)                               Closing Deliveries.  Seller shall have delivered or caused to be delivered to Buyer each of the documents required to be delivered pursuant to Section 2.3(a).

(d)                             No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any fact, event, circumstance, effect, development, occurrence or condition of any character that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.3.                       Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a)                               Representations and Warranties.  (i) The representations and warranties of Buyer set forth in this Agreement other than Sections 4.1, 4.2 and 4.7 (the “Buyer Fundamental Representations”) (without giving effect to any limitation as to materiality) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement (ii) the Buyer Fundamental Representations set forth in Sections 4.2 and 4.9 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such earlier date) and (iii) the other Buyer Fundamental Representations that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the other Buyer Fundamental Representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such earlier date).

(b)                              Performance of Obligations of Buyer.  Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)                               Closing Deliveries.  Buyer shall have delivered or caused to have delivered to Seller each of the documents required to be delivered pursuant to Section 2.3(b).

(d)                             Recapture Conditions.  Prior to or at the Closing, (i) any guarantee or keepwell required to be provided by Seller or any of its Affiliates to the Company in connection with or as a result of the consummation of the Recapture shall have been terminated and (ii) any other agreements or arrangements with respect to the Company or the Recapture that Seller or any of its Affiliates was required to enter into in connection with or as a result of the Recapture shall have been unwound or terminated; provided that any order, consent, approval or authorization of any Insurance Regulator or other Governmental Entity that may have been required in order to effect any of the foregoing shall have been obtained without the imposition of a Seller Burdensome Condition.

ARTICLE VII.
INDEMNIFICATION

SECTION 7.1.                       Survival of Representations, Warranties and Covenants.

(a)                               The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on the earlier of March 31, 2015 or 30 days after receipt by Buyer of an audit report with respect of the annual financial statements of the Company for the year ending December 31, 2014, after which time no claim for indemnification with respect thereto may be brought; provided, that notwithstanding the foregoing, (i) the Buyer Fundamental Representations, the Seller Fundamental Representations and the representations and warranties set forth in Section 3.10 shall survive until the expiration of the applicable statute of limitations plus 60 days, after which time no claim for indemnification with respect thereto may be brought, (ii) the representations and warranties set forth in Section 3.15 shall (subject to Section 7.9) survive until the fourth anniversary of the Closing Date, after which time no claim for indemnification with respect thereto may be brought and (iii) the representations and warranties set forth in Section 3.6(a) shall not survive the Closing.

(b)                              To the extent that it is to be performed after the Closing, each covenant in this Agreement will survive and remain in effect in accordance with its terms plus a period of six months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder.  All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing will survive the Closing for a period of six months, after which time no claim for indemnification with respect thereto may be brought hereunder.

(c)                               Notwithstanding the foregoing, any claim for indemnification with respect to any breach of any representation, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding paragraphs (a) and (b) of this Section 7.1 if such claim has been properly made pursuant to this Article VII prior to such time.

SECTION 7.2.                       Indemnification.

(a)                               Seller shall indemnify and hold harmless Buyer and its directors, officers, employees and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent directly or indirectly resulting from or arising out of:

(i)                                  any breach of any representation or warranty of Seller made in this Agreement;

(ii)                              any breach or nonfulfillment of any agreement or covenant of Seller under this Agreement; or

(iii)                          any Excluded Liabilities.

(b)                              Buyer shall indemnify and hold harmless Seller and its directors, officers, employees and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent directly or indirectly resulting from or arising out of:

(i)                                  any breach of any representation or warranty of Buyer made in this Agreement; or

(ii)                              any breach or nonfulfillment of any agreement or covenant of Buyer under this Agreement.

(c)                               For purposes of this Article VII (i) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality or Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language, and (ii) the amount of Indemnifiable Losses in respect of a breach resulting from the application of clause (i) above shall be determined without regard to any limitation or qualification as to materiality or Material Adverse Effect (which instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty, in each case other than any such limitation or qualification contained in Sections 3.8, 3.13(a), 3.18(a), the first sentence of Section 3.9(a), the second sentence of Section 3.11(b), the second sentence of Section 3.17 or the first sentence of Section 3.20(e), or that is inherent in SAP or in the methods, procedures and practices that constitute the Accounting Principles for purposes of Section 3.6.

SECTION 7.3.                       Certain Limitations.

(a)                               No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 7.2(a)(i) (in the case of Seller) or Section 7.2(b)(i) (in the case of Buyer) (i) with respect to any claim or claims based on a series of substantially similar facts, events or circumstances, unless such claim or claims involved Indemnifiable Losses in excess of $75,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under such Section 7.2(a)(i) or such Section 7.2(b)(i), as the case may be, exceeds 1.5% of the Purchase Price for all such Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII.  Subject to Section 7.3(c), the maximum aggregate Liability of Seller, on the one hand, and Buyer on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i), in the case of Seller, or Section 7.2(b)(i), in the case of Buyer, shall be 20% of the Purchase Price (the “Cap”); provided, that the maximum aggregate Liability of Seller to all Buyer Indemnified Persons for any or all Indemnifiable Losses under this Agreement shall not exceed the Purchase Price.  The limitations in this Section 7.3 shall not apply to claims made in respect of the Excluded Liabilities or under Article VIII or to Indemnifiable Losses arising from breaches of Section 3.10, and the Deductible shall not apply with respect to any Indemnifiable Losses resulting from or arising out of any breach of any representation or warranty set forth in Section 3.15, which shall instead be subject to the terms of Section 7.9(e).

(b)                              If any Indemnitee actually recognizes a Tax benefit in respect of an Indemnifiable Loss as described in the proviso in the definition of “Indemnifiable Losses” set forth in Section 7.4(iii) subsequent to an Indemnity Payment made by an Indemnitor to an Indemnitee with respect to such Indemnifiable Loss, then such Indemnitee shall promptly pay to the Indemnitor the amount of such Tax benefit recognized by such Indemnitee up to the amount of such Indemnity Payment received by the Indemnitee, net of any expenses incurred by such Indemnitee in pursuing such Tax benefit, within 15 days after the Indemnitee recognizes such Tax benefit in the form of cash actually received or reduction in cash Taxes actually paid.  If any Tax benefit (or portion thereof) in respect of an Indemnifiable Loss as described in the proviso in the definition of “Indemnifiable Losses” set forth in Section 7.4(iii), that either (i) reduces the Indemnity Payments made by an Indemnitor prior to the time such payment is made or (ii) obligates an Indemnitee to make payments to the Indemnitor under the immediately preceding sentence of this Section 7.3(b), is disallowed as a result of an audit or otherwise, the applicable Indemnitor shall promptly pay to the applicable Indemnitee the amount of such disallowed Tax benefit within 30 days after the Indemnitee notifies the Indemnitor that the adjustment with respect to such disallowance has been paid or otherwise taken into account.

(c)                               In the case of Indemnifiable Losses resulting from or arising out of breaches of Section 3.15, the Cap shall, with respect to Indemnifiable Losses subject to indemnification by Seller under this Agreement, be increased by fifty (50) million dollars, provided that the maximum aggregate Liability of Seller with respect to Liabilities other than those resulting from or arising out of any breach of Section 3.15 shall still be as described in Section 7.3(a) (and not increased by this Section 7.3(c)).

SECTION 7.4.                       Definitions.  As used in this Agreement:

(i)                                  “Indemnitee” means any Person entitled to indemnification under this Agreement;

(ii)                              “Indemnitor” means any Person required to provide indemnification under this Agreement;

(iii)                          “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses); provided, that any Indemnity Payment (x) shall in no event include any amounts constituting consequential, incidental, indirect, special or punitive damages (except to the extent actually paid to a third party in connection with a Third Party Claim), or any damages for lost profits, unless: (1) such damages for lost profits do not constitute consequential, incidental, indirect, special or punitive damages of any Buyer Indemnified

Person; (2) such damages for lost profits are recoverable under the laws of the State of New York; (3) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws; and (4) such lost profits can be demonstrated by reference to the Actuarial Report and therefore to be within the reasonable contemplation of the parties (it being understood that nothing in this Section 7.4 is intended to limit the effect of the statement set forth in the proviso to the last sentence of Section 3.17, and that lost profits damages with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the Indemnifiable Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a discount rate of 12%), and (y) shall be net of any (A) net amounts recovered by the Indemnitee or any of its Affiliates for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such net amount that is received by it or any of its Affiliates from any such other Person with respect to any Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement, (B) amounts included in the calculation of the Final Closing Statutory Value and (C) as determined pursuant to Section 7.3(b), Tax benefits actually recognized by the Indemnitee or any of its Affiliates in respect of any Indemnifiable Losses for which such Indemnity Payment is made (it being understood that no Indemnity Payment to be made hereunder may be withheld or otherwise delayed due to the fact that an anticipated Tax benefit has not actually been recognized by the applicable Indemnitee).

(iv)                          “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

(v)                              “Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement.

SECTION 7.5.                       Procedures for Third Party Claims.

(a)                               If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than 30 days after becoming aware) thereof and such notice shall include a reasonable description of the claim based on the facts known at the time and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice).  Thereafter, the Indemnitee shall deliver to the Indemnitor, within five calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b)                              The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor.  Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses incurred by the Indemnitee in connection with the defense thereof subsequent to the Indemnitor notifying the Indemnitee in writing of its election to assume such defense.  If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above).  If the Indemnitor chooses to defend any Third Party Claim, all of the parties hereto shall cooperate in the defense thereof.  Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any Liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee.  If the Indemnitor submits to the Indemnitee a bona fide settlement offer with respect to a Third Party Claim that has been accepted by all Persons bringing such Third Party Claim and otherwise satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer.

(c)                               Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to represent the interests of the Company and settle all issues, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to Taxes for any Pre-Closing Tax Period or any Straddle Period; provided, that Seller shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax proceedings with respect to a Straddle Period or, in the case of any such Tax proceedings relating to the treatment of the Recapture or the calculation of any attribute reduction of the Company arising out of the transactions contemplated by this Agreement, with respect to any Pre-Closing Tax Period ending on the Closing Date, without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing and subject to Seller’s rights set forth in the preceding sentence, Buyer shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit and to be kept reasonably informed of the conduct and progress thereof.

SECTION 7.6.                       Direct Claims.  The Indemnitor will have a period of 30 days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim.  If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

SECTION 7.7.                       Sole Remedy.

(a)                               Except for (i) the right of Seller to an injunction, specific performance or other equitable relief pursuant to Section 10.10 and (ii) the right of Seller to receive the Termination Fee pursuant to Article X, prior to the Closing, the Escrow Account shall be the sole and exclusive source of recovery and remedy of Seller or any of its Affiliates with respect to any breach by Buyer, Parent or any of their Affiliates of any representation, warranty, covenant or agreement contained in this Agreement or the Equity Commitment Letter and, as such, the obligations of Buyer, Parent and their Affiliates hereunder and thereunder are non-recourse to any other Buyer Related Party that is not a party hereto or thereto in all respects.

(b)                              The parties hereto acknowledge and agree that, except as set forth in Section 10.10 and except for any claims relating to or affecting the Final Balance Sheet or the Final Closing Statutory Value (including claims relating to or arising out of Section 3.6), which shall be resolved and determined in accordance with Section 2.5, if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims arising out of or related to the transactions contemplated by this Agreement shall be pursuant to the provisions set forth in this Article VII or Article VIII, as applicable.

SECTION 7.8.                       Certain Other Matters.

(a)                               Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related.  Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(b)                              The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Seller, and the Buyer Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Buyer Indemnified Persons shall be deemed to have relied upon the representations and warranties of Seller set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Buyer Indemnified Persons (including by any of its advisers, consultants or representatives) or by reason of the fact that any of the Buyer Indemnified Persons or any of such advisers, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Buyer’s waiver of any condition set forth in Article VI.  The representations, warranties and covenants of Buyer, and the Seller Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnified Persons shall be deemed to have relied upon the representations and warranties of Buyer set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnified Persons (including by any of its advisers, consultants or representatives) or by reason of the fact that any of the Seller Indemnified Persons or any of such advisers, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Seller’s waiver of any condition set forth in Article VI.

(c)                               For the avoidance of doubt, Seller shall not be required to indemnify any Buyer Indemnified Person for any Liability to the extent it was reserved for on the Final Balance Sheet or to the extent it was included in the calculation of the Final Closing Statutory Value.

SECTION 7.9.                       Product Tax Claims.

(a)                               The Buyer Indemnified Persons may, within the applicable time period specified in Section 7.1(a) but subject to Section 7.9(b)(ii), bring a claim pursuant to Section 7.2(a)(i) that relates to a breach of a representation or warranty under Section 3.15 even if no related Third Party Claim has first been asserted or made against Buyer or the Company with respect thereto (a “Direct Product Tax Claim”); provided, however, that any Direct Product Tax Claim must be based on the good faith determination by Buyer that a breach of a representation or warranty under Section 3.15 has occurred.  If any Buyer Indemnified Person brings a Direct Product Tax Claim, Seller and Buyer shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 3.15 has occurred and, if necessary, to develop corrective measures that are appropriate, reasonable, cost-efficient and effective, taking into account all of the relevant facts and circumstances then applicable.

(b)                              Notwithstanding anything to the contrary in this Agreement, with respect to any breach of Section 3.15:

(i)                                  Seller shall have no liability except to the extent that the relevant representation or warranty was breached based on the facts that existed and the Applicable Law (and interpretations thereof) as in effect as of or before the Closing Date;

(ii)                              Subject to Section 7.9(c), Seller shall only be required to indemnify the Buyer Indemnified Persons for Indemnifiable Losses with respect to Direct Product Tax Claims to the extent that such Indemnifiable Losses arise out of a circumstance identified in a written notice (describing in reasonable detail the circumstances giving rise to the claim of a breach of the representations and warranties made in Section 3.15) delivered to Seller on or prior to the later of December 31, 2015 and (a) with respect to any annuity contracts that are part of the Company Business, the date that is one year after the substantial completion of the conversion of the administration of the annuity contracts to se2 as contemplated by the Transition Services Agreement or (b) with respect to life contracts that are part of the Company Business, the date that is one year after the substantial completion of the migration of the life contracts as provided in the Transition Services Agreement; and

(iii)                          Seller shall have no liability with respect to any insurance or annuity policy or contract issued after the Closing Date other than any insurance or annuity policy or contract that is part of the Company Business, an application for which has been submitted prior to the Closing Date and that is issued by the Company on the terms set forth in such application on or within 30 days after the Closing Date.

(c)                               If, with respect to a Direct Product Tax Claim, Seller and Buyer cannot agree as to whether a breach of a representation or warranty under Section 3.15 has occurred, then (i) if Seller promptly (and in any event within 30 Business Days) after receiving a written notice with respect to such Direct Product Tax Claim delivers or causes to be delivered to Buyer an opinion addressed to Buyer and issued by a reputable nationally recognized law firm, accounting firm or actuarial firm that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 3.15 to the effect that it is more likely than not that no such breach has occurred with respect to the Direct Product Tax Claim then in dispute, then Seller shall not be required to indemnify Buyer with respect to such disputed Direct Product Tax Claim unless and until either a Third Party Claim with respect thereto subsequently arises, such opinion is subsequently withdrawn or qualified, the parties otherwise agree that such opinion is no longer controlling or such opinion is not subsequently reaffirmed or re-issued promptly upon the reasonable request of Buyer (other than as a result of a change in Applicable Law) in which case (A) Seller shall, as provided in Section 7.2(a)(i) but subject to Section 7.9(e), the Cap and the other limitations set forth in this Agreement (other than as specified below), indemnify Buyer for any Indemnifiable Loss attributable to a breach of a representation or warranty under Section 3.15 (including any penalties or fees imposed by the IRS) resulting from or arising out of the matters set forth in such disputed Direct Product Tax Claim, regardless of whether the representations and warranties set forth in Section 3.15 shall have otherwise expired pursuant to Section 7.1(a), Section 7.9(b)(ii) or any other provision of this Agreement and (ii) if Seller does not deliver or cause to be delivered to Buyer any such opinion within such 30-Business Day period, then such breach of a representation or warranty set forth in Section 3.15 that is alleged by Buyer shall be deemed conclusively to have been established with respect to such Direct Product Tax Claim.  If Seller and Buyer cannot agree with respect to the appropriate, reasonable, cost efficient and effective corrective measures, the disagreement shall be resolved by a recognized law firm, accounting firm or actuarial firm selected by mutual agreement of Buyer and Seller, and any such determination by such law firm, accounting firm or actuarial firm shall be final.  The parties shall use their reasonable best efforts to cause such law firm, accounting firm or actuarial firm to render a determination within 60 days of the referral of such matter for resolution.  The fees and expenses of such accounting firm, law firm or actuarial firm shall be borne equally by Buyer and Seller.

(d)                             In the event that the corrective measures described in this Section 7.9 include making any request to the IRS for relief with respect to such failure, Buyer and Seller shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions.  Buyer shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings; provided that if the closing agreement or other arrangement involves any admission that would reasonably be expected to form the basis of a claim against Seller under this Agreement, then Buyer may not enter into any such closing agreement or other arrangement without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.  Buyer shall control the implementation of the corrective measures described in this Section 7.9.

(e)                               Seller shall not be obligated to indemnify any Buyer Indemnified Person under Section 7.2(a)(i) with respect to any claim for Indemnifiable Losses resulting from or arising out of any breach of any representation or warranty set forth in Section 3.15 unless and until the aggregate amount of all such Indemnifiable Losses exceeds $7,500,000, at which point Seller shall be liable for all Indemnifiable Losses that are in excess of such amount, subject to the Cap and the other applicable limitations set forth in Section 7.3.

ARTICLE VIII.
TAX MATTERS

SECTION 8.1.                       Indemnification for Taxes.

(a)                               Seller shall indemnify and hold harmless the Buyer Indemnified Persons from any and all Indemnifiable Losses to the extent arising out of the following:

(i)                                  Taxes with respect to the Company for all Pre-Closing Tax Periods, except to the extent of any accrued liability for Taxes taken into account in the calculation of the Final Adjustment Amount; and

(ii)                              liability for Taxes of any Person other than the Company pursuant to any provision of joint and several liability under Treasury Regulation Section 1.1502-6 and any corresponding provision of state, local, or foreign law.

(b)                              Buyer agrees to indemnify and hold harmless the Seller Indemnified Persons from and against any and all liabilities for Taxes that are not subject to indemnification by Seller pursuant to Section 8.1(a).

(c)                               For purposes of this Agreement, Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the following manner:

(i)                                  in the case of Taxes based on or measured by income, gain, or receipts, or related to the actual or deemed sale or transfer of property, or which are withholding Taxes, such Taxes shall be allocated based on an interim closing of the books as of the Closing Date; and

(ii)                              in the case of Taxes calculated on a periodic basis, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d)                             Notwithstanding any other provision of this Agreement, the Seller Indemnified Persons shall not be liable for (and Buyer shall indemnify the Seller Indemnified Persons against) any Taxes resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date, unless such transaction or event is initiated by Seller or the Company before the Closing.

SECTION 8.2.                       Filing of Tax Returns.

(a)                               (i)                                  Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns that include the Company, regardless of when such Tax Returns are required to be filed.

(ii)                              Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for taxable periods that end on or before the Closing Date and that are required to be filed prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 8.2(a)(i).

(iii)                          From and after the Closing, Buyer shall cause the Company to provide Seller and its Affiliates in a timely fashion in accordance with past practice all filing information relating to the Company necessary for the preparation and filing of the Consolidated Returns.

(b)                              Buyer shall prepare and timely file, or cause to be prepared and timely filed, Tax Returns for the Company for taxable periods that end on or before the Closing Date that are not described in Section 8.2(a) and for any Straddle Period.  Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Company prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed by Seller and Buyer.  Buyer shall deliver any such Tax Return to Seller for Seller’s review at least 30 days (or, in the case of premium tax returns, 10 days) prior to the date such Tax Return is required to be filed and shall accept all reasonable comments of Seller consistent with Applicable Law in respect of such Tax Returns.  To the extent consistent with Applicable Law, Buyer shall, or shall cause the Company to, file all Tax Returns for any Straddle Period on the basis that the relevant Tax period ended as of the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis.

(c)                               Buyer shall prepare and timely file, or cause the Company to prepare and timely file, all Tax Returns required to be filed by or with respect to the Company for any Tax period beginning after the Closing Date.

(d)                             Except to the extent otherwise required by Applicable Law, Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, amend any Tax Returns of the Company relating in whole or in part to a Pre-Closing Tax Period.

SECTION 8.3.                       Tax Refunds.  Any Tax refund, credit, or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of Seller except to the extent such Tax Refund was taken into account in calculating the Final Adjustment Amount.  If received by Buyer or the Company, Buyer shall, or shall cause the Company to, pay such Tax Refund promptly to Seller, net of any Tax cost to Buyer or any of its Affiliates attributable to the receipt of such refund.  In the event that any such Tax Refund is subsequently contested by any Tax authority, such contest shall be handled in accordance with the procedures in Section 7.5.  Any additional Taxes resulting from the contest shall be indemnified in accordance with Section 8.1.

SECTION 8.4.                       Cooperation and Exchange of Information.  Seller and Buyer shall provide each other with such cooperation and information as either of them or their respective Affiliates may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for Tax Refund, determining a liability for Taxes or a right to a Tax Refund, or participating in or conducting any contest in respect of Taxes (a “Tax Contest”).  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder.  Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns.  Any information obtained under this Section 8.4 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax Refunds or in conducting a contest or as otherwise may be required by Applicable Law or the rules of any stock exchange.

SECTION 8.5.                       Conveyance Taxes.  Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (“Conveyance Taxes”) which become payable in connection with the purchase of Shares by Buyer or the consummation of any of the other transactions contemplated by this Agreement and shall file such applications and documents as shall permit any Conveyance Taxes to be assessed and paid.  Any Conveyance Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid 50% by Buyer and 50% by Seller.

SECTION 8.6.                       Pre-Closing Tax Payment.  Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company shall make a payment to Seller to fund its full share of the Tax liability of the Seller Group for the Pre-Closing Tax Period, including the Company’s income related to the Recapture.

SECTION 8.7.                       Miscellaneous.

(a)                               Seller and Buyer agree to treat all payments (other than interest on a payment) made by either of them to or for the benefit of the other or the other’s Affiliates or the Company under this Article VIII and under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permissible under Applicable Law.

(b)                              Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless the Buyer Indemnified Persons, as well as the obligations of Buyer to indemnify and hold harmless the Seller Indemnified Persons, pursuant to this Article VIII shall terminate on the later of three months after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) with respect to the Tax liabilities in question or 60 days after the final administrative or judicial determination of such Tax liabilities, except for any indemnity obligations as to which a claim has been made before the expiration of the applicable period.

(c)                               In the event of any Tax Contest, the conduct of the parties shall be governed by the provisions of Section 7.5.

(d)                             In the event of any inconsistency between Article VII and Article VIII with respect to indemnification under this Agreement for or with respect to any Taxes of the Company, Article VIII shall control.

(e)                               Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.

(f)                                Buyer shall not withhold any amounts pursuant to any Tax law; provided, that Seller has delivered or caused to be delivered on or prior to the Closing Date to Buyer a certificate, in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(g)                              Seller will cause all Tax sharing, allocation, indemnity and similar agreements or arrangements between the Company, on the one hand, and Seller or any Affiliates of Seller, on the other hand, to be terminated effective prior to or as of the Closing Date, and after the Closing Date the Company shall have no obligation or rights under any such agreement or arrangement for any past, present or future period.

(h)                              Buyer and Seller acknowledge and agree that neither Seller nor any of its Affiliates shall be obligated to make any election under Treasury Regulations Section 1.1502-36 in connection with the transactions contemplated by this Agreement.

ARTICLE IX.
TERMINATION PRIOR TO CLOSING

SECTION 9.1.                       Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                               by Seller or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith and, if binding on such party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction or decree in accordance with its obligations under this Agreement;

(b)                              by Seller or Buyer in writing, if the Closing has not occurred on or prior to May 1, 2014 (as it may be extended, the “Outside Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, that (i) if on the Outside Date either of the conditions set forth in Section 6.1(a) or Section 6.1(b) has not been satisfied then, upon the written notice of Seller to Buyer, the Outside Date shall be extended to a date and time that is not later than 5:00 pm, New York City time, on August 1, 2014 and (ii) the right to terminate this Agreement pursuant to this Section 9.1(b) will not be available (A) to any party if the other party has, in good faith, filed an action seeking, and is then pursuing, specific performance as permitted by Section 10.10 or (B) Buyer until the first Business Day after the end of the cure period contemplated by Section 9.1(d), if any such cure period is applicable.

(c)                               by either Seller or Buyer (but only so long as Seller or Buyer, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not capable of being cured or is not cured within 20 calendar days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 9.1(c);

(d)                             by Seller if (i) all of the conditions to Buyer’s obligations under this Agreement set forth in Section 6.1 or Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions must be capable of being satisfied assuming, for this purpose, that the Closing Date were the date that valid notice of termination of this Agreement is delivered by Seller to Buyer pursuant to this Section 9.1(d)), (ii) Seller has confirmed in writing to Buyer that all of the conditions to Seller’s obligations under this Agreement set forth in Section 6.1 or Section 6.3 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or will be waived and that Seller is ready and willing to proceed with the Closing and (iii) Buyer fails to comply with its obligations under Article II to consummate the Closing by the time specified in Section 2.2, provided that in the event the sole reason Buyer has failed to consummate the Closing is the result of a failure of the Financing Sources under the Debt Commitment Letter to provide the Debt Financing, Buyer shall have 30 days to cure such failure and Seller shall not be entitled to terminate this Agreement until the end of such cure period.

(e)                               by Seller, if (i) any Governmental Entity imposes any condition in connection with its grant of any permit, order, consent, approval or authorization required in connection with the Recapture that requires Seller or any of its Affiliates to incur any Liability or take any action other than (A) enter into a keepwell for the benefit of the Company or (B) make a capital contribution to the Company with a simultaneous commitment from such Governmental Entity that it will permit the Company to repay such capital contribution through a cash dividend to Seller or such Affiliate prior to the Closing or (ii) Seller is required to make a payment under any keepwell entered into pursuant to clause (i) above; or

(f)                                by mutual written consent of Seller and Buyer.

SECTION 9.2.                       Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect without Liability of either party (or any Representative of such party) to the other party to this Agreement; provided, that no such termination shall relieve a party from Liability for any fraud or intentional breach of this Agreement.  Notwithstanding the foregoing, Section 1.1, Section 5.5, this Section 9.2 and Article X shall survive termination hereof pursuant to Section 9.1.  If this Agreement is terminated pursuant to Section 9.1, all confidential information received by Buyer with respect to the Company or the Company Business (including any confidential information relating to the Variable Annuity Transaction) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE X.
GENERAL PROVISIONS

SECTION 10.1.               Fees and Expenses.

(a)                               Except as provided below in this Section 10.1, whether or not the purchase and sale of the Shares is consummated, each party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.

(b)                              In the event Seller terminates this Agreement pursuant to Section 9.1(c) or pursuant to Section 9.1(d) (including, for the avoidance of doubt, as a result of the unavailability of the Financing, whether or not such unavailability was caused by Buyer or any of its Affiliates) (any such termination, a “Specified Termination”), then Buyer shall pay, or Buyer and Seller shall execute a joint written instruction pursuant to the Escrow Agreement to cause the Escrow Agent to pay out of the Escrow Funds on behalf of Buyer, to Seller a non-refundable fee in the amount of $60,000,000 (the “Termination Fee”), by wire transfer of same-day funds to an account designated by Seller, no later than two Business Days after such termination.

(c)                               If Buyer fails to promptly pay the Termination Fee when due, Seller takes any action to collect the Termination Fee and the Termination Fee is subsequently paid, Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket fees and expenses incurred by Seller in connection with any such actions taken by Seller to collect the Termination Fee (including reasonable and documented fees and expenses of all attorneys, consultants and other experts retained by Seller).

(d)                             Notwithstanding anything in this Agreement to the contrary, in the event the Termination Fee is paid in accordance with Section 10.1(b), payment thereof shall be the sole and exclusive remedy of Seller against Buyer, Parent, the Financing Sources and any of their respective Affiliates, with respect to (i) any loss or damage suffered, directly or indirectly, as a result of the failure of any of the transactions contemplated by the Transaction Agreements to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.  Buyer and Seller acknowledge and agree that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated by the Transaction Agreements, and that, without these agreements, neither Buyer nor Seller would enter into this Agreement, and that the Termination Fee is not a penalty but rather is liquidated damages in a reasonable amount that will compensate Seller in circumstances in which the Termination Fee is paid for the efforts and resources expended and opportunities foregone while negotiating and seeking to consummate the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(e)                               Notwithstanding anything to the contrary in this Agreement, if Seller effects a Specified Termination (which Specified Termination may be effected by Seller in its sole discretion in the circumstances contemplated by Section 9.1), then Seller’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer, Parent and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Buyer Related Parties”) for any breach, loss or Liability, shall be to receive payment of the Termination Fee and the fees and expenses referred to in Section 10.1(c) and none of the Buyer Related Parties will have any additional Liability, commitment or obligation to Seller or any of its Affiliates relating to or arising out of this Agreement or the Equity Commitment Letter, through Buyer, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against the Parent or any other Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other Applicable Law, or otherwise.  The foregoing shall not be construed as or deemed to be a waiver or election of remedies by either party, each of whom, subject to Section 7.7(a) and Section 10.1(d), expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach by the other party under this Agreement prior to the Closing.

SECTION 10.2.               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                               if to Buyer or Parent:

Resolution Life Holdings, Inc.
733 Third Avenue, 16th Floor
New York, NY 10017
Attention:  W. Weldon Wilson

Email: weldon@weldonwilson.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Nicholas F. Potter

                   David Grosgold

(b)                              if to Seller:

Allstate Life Insurance Company
3100 Sanders Road
Northbrook, Illinois 60062
Attention:  Jess Merten
Email: Jess.Merten@allstate.com

with copies to:

Allstate Life Insurance Company
3075 Sanders Road
Northbrook, Illinois 60062
Attention:  Joy Thomas
Email: Joy.Thomas@allstate.com

and

Allstate Life Insurance Company
2775 Sanders Road
Northbrook, Illinois 60062
Attention:  Beth Lapham
Email: blapham@allstate.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019
Attention:  John M. Schwolsky

                  Alexander M. Dye

Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

SECTION 10.3.               Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.  Disclosure of any item in the Buyer Disclosure Schedule or Seller disclosure schedule, as the case may be, shall be deemed disclosed in all other sections of such disclosure schedule to the extent the applicability of such fact or item to such other section of such disclosure schedule is reasonably apparent.  Disclosure of any item in the Buyer Disclosure Schedule or Seller Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.  This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party.

SECTION 10.4.               Entire Agreement; Third Party Beneficiaries.  This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.  Except as set forth in (i) Section 5.11 with respect to Affiliates of Seller and (ii) Articles VII and VIII with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 10.5.               Governing Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.6.               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by either party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided, that Buyer may, without the prior written consent of Seller, assign its right to acquire the Shares, on the terms and subject to the conditions set forth herein, to a wholly owned subsidiary of Buyer, provided further, that no such assignment shall limit, or relieve Buyer of, any of Buyer’s duties or obligations under any Transaction Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.7.               Jurisdiction; Enforcement.

(a)                               Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement.  In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment.  Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.2, constitute good, proper and sufficient service thereof.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the determination of the Final Adjustment Amount or any other amount to be calculated or derived from the Final Balance Sheet, or any dispute relating to the Final Balance Sheet, the Reference Balance Sheet or any amounts required to be calculated therefrom, shall be governed by the terms of Section 2.5.

(b)                              EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

(c)                               Parent hereby designates, appoints and empowers Buyer with offices at the address set forth in Section 10.2(a) as its authorized agent (Buyer in such capacity, the

“Process Agent”) to receive for it and on its behalf service of summons or other legal process in any action, suit or proceeding relating to this Agreement in the State of New York.  Such service may be made by mailing or delivering a copy of such process to the Process Agent at the Process Agent’s above address, and Parent hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Parent covenants and agrees that, for so long as this Agreement continues in effect, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement and shall keep Seller advised of the identity and location of such agent.  If for any reason Parent does not at any time have an authorized agent for service of process in New York, such entity irrevocably consents to the service of process out of any New York Court by mailing copies thereof by registered United States air mail to it at its address specified in Section 10.2(a).  Nothing in this Agreement shall affect the right of Seller to commence legal proceedings or otherwise sue Parent in the country in which it is domiciled or in any other court having jurisdiction over such entity in order to enforce the judgment of any New York Court or to serve process upon such entity in any manner authorized by the laws of any such jurisdiction.

SECTION 10.8.               Severability; Amendment; Modification; Waiver.

(a)                               Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)                              This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of Buyer and Seller.

(c)                               No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

SECTION 10.9.               Certain Limitations.

(a)                               Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Seller Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, Buyer acknowledges and agrees that neither Seller nor any of its Affiliates (including the Company), nor any Representative of any of them, makes or has made, and Buyer has not relied on, any inducement or promise to Buyer except as specifically made in this Agreement or any representation or warranty to Buyer, oral or written, express or implied, other than as expressly set forth in Article III and that the Company.  Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to Buyer with respect to the Company, the Shares or any other matter, including with respect to (i) merchantability, suitability or fitness for any particular purpose, (ii) the operation of the Company by Buyer after the Closing, (iii) the probable success or profitability of the Company after the Closing or (iv) any information, documents or material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Company.

(b)                              Buyer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Company and the Company Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received answers to such questions that it considers satisfactory.

(c)                               Seller makes no express or implied representation or warranty under this Agreement as to the future experience, success or profitability of the Company Business, whether or not conducted or administered in a manner similar to the manner in which the Company Business was conducted prior to the Closing or that the Insurance Reserves held by or on behalf of the Company or otherwise with respect to the Company Business or the assets supporting such Insurance Reserves have been or will be adequate or sufficient for the purposes for which they were established.

SECTION 10.10.       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including any party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby.  It is accordingly agreed that, without the necessity of posting bond or any other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including that Seller shall be entitled to cause Buyer and its Affiliates to enforce their rights under the Commitment Letters or any definitive documents relating to the Financing, or to seek Alternative Financing as contemplated by Section 5.23 in the event that the Debt Financing or the NER Financing cannot be obtained), this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity (except as otherwise provided in this Agreement).  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.  The foregoing shall not be construed as or deemed to be a waiver or election of remedies by either party, each of whom, subject to Section 7.7(a) and Section 10.1(d), expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach by the other party under this Agreement prior to the Closing.  If a court of competent jurisdiction (as contemplated by Section

10.7) (i) declines to grant an injunction or other form of specific performance or equitable relief to require Buyer to cause the Financing to be funded and consummate the transactions contemplated hereby (including by granting monetary damages in lieu of such injunction, specific performance or other equitable relief) or (ii) grants Seller such injunction, specific performance or other equitable relief but the Financing nonetheless fails to be funded such that the transactions contemplated by this Agreement cannot be consummated, Seller shall continue to be entitled to effect a Specified Termination and receive the Termination Fee pursuant to the terms of Article IX and Section 10.1.  For the avoidance of doubt, in no event shall Seller be permitted to receive both a grant of specific performance that results in the occurrence of the Closing and the payment of the Termination Fee.

SECTION 10.11.       No Offset.  No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party.

SECTION 10.12.       Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.  Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Jesse E. Merten
Name: Jesse E. Merten
Title: Senior Vice President and Chief Financial Officer, Allstate Life Insurance Company

By:	/s/ Steven C. Verney
Name: Steven C. Verney
Title: Executive Vice President and Chief Risk Officer, Allstate Insurance Company

RESOLUTION LIFE HOLDINGS, INC.

By:	/s/ W. Weldon Wilson
Name: W. Weldon Wilson
Title: President and Secretary

RESOLUTION LIFE L.P., acting through its general partner, RESOLUTION LIFE GP LTD.
(solely for purposes of Section 5.25 and Article X)

By:	/s/ Brad Adderly
Name: Brad Adderly
Title: Director, Resolution Life GP Ltd.

EXHIBIT A

ADMINISTRATIVE SERVICES AGREEMENT

by and between

LINCOLN BENEFIT LIFE COMPANY

and

ALLSTATE LIFE INSURANCE COMPANY

Effective as of [          ]

i

ii

iii

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), effective as of [                ], (the “Inception Date”), is entered into by and between LINCOLN BENEFIT LIFE COMPANY, a Nebraska domiciled stock life insurance company (the “Company”), and ALLSTATE LIFE INSURANCE COMPANY, an Illinois domiciled stock life insurance company (the “Administrator”, and together with the Company, the “Parties”, and each a “Party”).

RECITALS:

WHEREAS, the Administrator owns 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the Administrator, Resolution Life Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Buyer”) and, solely for the purposes of Section 5.25 and Article X thereof, Resolution Life L.P., a Bermuda limited partnership, have entered into a Stock Purchase Agreement dated as of July 17, 2013 (the “Stock Purchase Agreement”), pursuant to which the Administrator proposes to sell, and the Buyer proposes to purchase, 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the Stock Purchase Agreement provides, among other things, for the Company and the Administrator to  enter into this Agreement;

WHEREAS, pursuant to the Amended and Restated Reinsurance Agreement entered into between the Company and the Administrator, effective as of 12:01 a.m. Central Time on [        ] (the “Reinsurance Agreement”), the Administrator (in its capacity as Reinsurer) has agreed to indemnify the Company for (i) on a coinsurance basis, one hundred percent (100%) of the General Account Liabilities of the Company, (ii) on a modified coinsurance basis, one hundred percent (100%) of the Separate Account Liabilities of the Company and (iii) one hundred percent (100%) of the Reinsurer Extra Contractual Obligations (each as defined in the Reinsurance Agreement);

WHEREAS, the Company wishes to appoint the Administrator to provide the administrative services with respect to the LBL Contracts, the Ceded Reinsurance Contracts, the Shared Separate Account and the Separate Account (each as defined below) set forth in this Agreement, and the Administrator desires to provide such administrative services;

WHEREAS, the Company and the Administrator are parties to the General Account Reinsurance Agreement and the Variable Annuity Reinsurance Agreement, pursuant to which the Administrator reinsures liabilities in respect of the variable annuity contracts written by the Company (the “VA Business”), and the VA ASA, pursuant to which the Administrator is obligated to provide administrative services to the Company in respect of the VA Business, and such agreements will continue in full force and effect in accordance with its terms following the Inception Date;

WHEREAS, the Company is also a party to a reinsurance agreement, effective September 30, 2012 (the “Vermont Captive Reinsurance Agreement”), pursuant to which the Company

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cedes to its current Affiliate, Lincoln Benefit Reinsurance Company, a Vermont domiciled captive insurance company (the “Vermont Captive”), one hundred percent (100%) of the policy benefits under specified universal life insurance policies written by the Company with issue dates within the range set forth in the Vermont Captive Reinsurance Agreement (the “Vermont Captive Contracts”);

WHEREAS, the Company also wishes to appoint the Administrator to provide the administrative services with respect to the Vermont Captive Contracts and the Vermont Captive Reinsurance Agreement set forth in this Agreement, and the Administrator desires to provide such administrative services.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions.  Any capitalized term used but not defined herein, unless otherwise indicated, shall have the meaning set forth in the Reinsurance Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Action” shall have the meaning specified in the Stock Purchase Agreement.

“Administered Business” shall mean the LBL Contracts, the portion of the Shared Separate Account that relates to the LBL Contracts, the Separate Account, the Vermont Captive Contracts, the Vermont Captive Reinsurance Agreement and the portion of the Ceded Reinsurance Contracts that relates to LBL Contracts.

“Administrative Services” shall have the meaning specified in Section 2.1.

“Agreement” shall have the meaning specified in the Preamble.

“Annual Adjustment” shall have the meaning specified in Section 12.3.

“Applicable Law” shall have the meaning specified in the Stock Purchase Agreement.

“Claims” shall have the meaning specified in the Section 6.1.

“Claimants” shall have the meaning specified in the Section 6.2.

“Company” shall have the meaning specified in the Preamble.

“Company Business” shall have the meaning specified in the Stock Purchase Agreement.

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“Covered Insurance Policies” means the LBL Contracts and the Vermont Captive Contracts.

“Customer Information” shall have the meaning specified in the Section 16.1.

“Customers” shall have the meaning specified in the Section 16.1.

“Designated Company Conversion Policies” means (i) Underwriting Period Conversion Policies and (ii) Post-Underwriting Period Conversion Policies.

“Disaster Recovery Policies” shall have the meaning specified in the Section 3.6.

“Excluded Conversion Policies” means policies issued from and after the Inception Date as a result of the exercise of a policyholder of any conversion right in a Pre-Closing Policy or a Post-Closing Policy, other than Designated Company Conversion Policies.

“Inception Date” has the meaning specified in the Preamble.

“Information Security Program” shall have the meaning specified in the Section 16.1.

“Insolvency Fund Quarterly Accounting” shall have the meaning specified in Section 11.1.

“LBL Contracts” shall have the meaning specified in the Reinsurance Agreement; provided, however, that for purposes of this Agreement, LBL Contracts shall not include any Post-Underwriting Period Conversion Policies.

“Licensed Names and Marks” shall have the meaning specified in Section 18.2.

“Licensor Standards” shall have the meaning specified in Section 18.2.

“Materials” shall have the meaning specified in Section 18.2.

“New Conversion Policy Form” shall have the meaning specified in Section 4.3(b).

“Post-Inception Date Assessments” shall have the meaning specified in Section 11.1.

“Post-Underwriting Period Conversion Policies” shall have the meaning specified in Section 4.3(b).

“Premium Tax Credits” shall have the meaning specified in Section 12.2.

“Principal Underwriting Agreement” shall have the meaning specified in the Stock Purchase Agreement.

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“Quarterly Accountings” shall have the meaning specified in Section 11.1.

“Quarterly Premium Tax Accounting” shall have the meaning specified in Section 11.1.

“Reinsurance Agreement” shall have the meaning specified in the Preamble.

“Reinsured Convertible Policy” shall have the meaning specified in Section 4.3(a).

“Reinsurer” means the Administrator in its capacity as reinsurer under the Reinsurance Agreement.

“Replacement Policy” shall have the meaning specified in Section 4.3(a).

“Retained Services” shall have the meaning specified in Section 2.3.

“Separate Account” means the registered separate account of the Company established by the Administrator in accordance with the Transition Services Agreement into which the separate account assets held in respect of the LBL Contracts (but not in respect of the Company Business) will be transferred from the Shared Separate Account pursuant to the Transition Services Agreement in connection with the separation of the administration of the variable life insurance policies included in the LBL Contracts from the administration of the variable life insurance policies included in the Company Business.

“Separate Account Separation” shall mean the formation of a new registered separate account of the Company and the transfer from the Shared Separate Account to such new separate account of all assets and amounts held in the Shared Separate Account in respect of the LBL Contracts.

“Shared Separate Account” means the Lincoln Benefit Life Variable Life Account 40 Act File No. 811-9154, but only so long as such separate account includes assets held in respect of LBL Contracts.  For clarity, after the effective time of the Separate Account Separation, the Lincoln Benefit Life Variable Life Account 40 Act File No. 811-9154 shall not be a Shared Separate Account under this Agreement, and the Administrator shall have no obligations under this Agreement to, among other things, provide any services with respect to the Lincoln Benefit Life Variable Life Account 40 Act File No. 811-9154.

“Subcontractor” shall have the meaning specified in Section 3.3.

“Transaction Agreements” shall have the meaning specified in the Stock Purchase Agreement.

“Transition Services Agreement” shall have the meaning specified in the Stock Purchase Agreement.

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“Underwriting Period Conversion Policy” shall have the meaning specified in Section 4.1(a).

“Underwriting Termination Date” means (i) with respect to annuity contracts, December 31, 2013, and (ii) with respect to life insurance policies, December 31, 2015.

“VA ASA” means the Administrative Services Agreement by and between the Administrator and the Company, effective as of June 1, 2006.

“Vermont Captive” shall have the meaning specified in the Preamble.

“Vermont Captive Contracts” shall have the meaning specified in the Preamble.

“Vermont Captive Reinsurance Agreement” shall have the meaning specified in the Preamble.

ARTICLE II

AUTHORITY; RETAINED SERVICES

Section 2.1        Authority.  Subject to Section 2.3, the Company hereby appoints the Administrator, and the Administrator hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Inception Date, on the terms and subject to the limitations as set forth in this Agreement, all administrative services necessary or appropriate with respect to the Administered Business, including those provided by or on behalf of the Administrator specifically with respect to the Administered Business prior to the Inception Date (unless the Administrator and the Company mutually decide any such services are no longer necessary or appropriate, which decision of each of the Parties shall not be unreasonably withheld, conditioned or delayed), and those set forth in this Agreement and on Schedule A, other than the Retained Services (the “Administrative Services”).  At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 3.3, any and all licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Entity that are necessary to perform the Administrative Services.

Section 2.2        Violations of Applicable Law and Applicable Contracts.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to direct the Administrator to perform any action necessary for the Administered Business or the administration thereof to comply with Applicable Law or the terms of the LBL Contracts, Ceded Reinsurance Contracts or Vermont Captive Contracts, or to cease performing any action that constitutes a violation of Applicable Law or the terms of the LBL Contracts, Ceded Reinsurance Contracts or Vermont Captive Contracts, to the extent such action, inaction or administration is within the control of the Administrator, taking into account the recommendations of the Administrator provided to the Company hereunder, which the Company shall only reject in good faith and in light of the intent of the parties to and the stated purposes of the Stock Purchase Agreement, this Agreement and the other Transaction Agreements.  The Administrator shall have the right to direct the Company to perform any action necessary for the Administered Business or the administration thereof to comply with Applicable Law or the terms of the LBL

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Contracts, Ceded Reinsurance Contracts or Vermont Captive Contracts, or to cease performing any action that constitutes a violation of Applicable Law or the terms of the LBL Contracts, Ceded Reinsurance Contracts or Vermont Captive Contracts, in either case to the extent such action, inaction or administration constitutes a Retained Service.

Section 2.3        Retained Services.  The Parties hereby agree that, notwithstanding anything herein to the contrary, the Company shall, for the term of this Agreement, continue to provide on its own behalf (i) those administrative services described in Schedule B, (ii) those administrative services that the Company is required by Applicable Law to perform without the Administrator or a third party acting on its behalf and (iii) the preparation of accounting reports, tax returns, guaranty fund reports, and other reports and certifications contemplated in Articles XI and XII, in each instance based on information with respect to the LBL Contracts  and Vermont Captive Contracts provided by the Administrator as contemplated therein (collectively, the “Retained Services”), in each case, (i) in accordance with the applicable terms of this Agreement, (ii) in compliance with Applicable Law, (iii) in a professional, competent and workmanlike manner, with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and (iv) at a level no lower than the service standards applied by the Company to other comparable insurance business administered by the Company for its own account.  The Administrator shall have no obligation to provide such Retained Services but shall provide assistance with respect to the Administered Business reasonably requested by the Company in connection therewith in a timely manner to enable the Company to perform such Retained Services.  The Company shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, Retained Services hereunder to the extent the performance of such Retained Services is reasonably dependent upon Administrative Services or the performance by the Administrator or its Affiliates of their obligations under the Transaction Agreements that have not been performed.  The Administrator shall promptly reimburse the Company for any documented and reasonable out-of-pocket costs or expenses incurred by it in the performance of the Retained Services to the extent (a) such Retained Services (1) relate solely to the Administered Business, (2) do not constitute entity-level services required to be performed by or on behalf of the Company and (3) are not in the ordinary course of business of the Company, and (b) such out-of-pocket costs and expenses in aggregate exceed $15,000 in the calendar month for which such costs and expenses are being sought for reimbursement or $120,000 in the calendar year for which such costs and expenses are being sought for reimbursement.

Section 2.4        Power of Attorney.  Subject to the terms and conditions herein, the Company hereby appoints and names the Administrator, acting through its authorized Subcontractors, and each of their respective officers and employees, as the Company’s lawful attorney-in-fact, from and after the Inception Date for so long as the Administrator is authorized to perform the Administrative Services and solely to the extent necessary to provide the Administrative Services, (a) to do any and all lawful acts that the Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of the Company, when necessary) against any liability arising with respect to the Administered Business, (iii) to sue or defend (in the name of the Company, when necessary) any Action arising from or relating to the Administered Business,

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(iv) to collect any and all Recoveries due or payable under or relating to the LBL Contracts, the Separate Account, the Shared Separate Account with respect to the LBL Contracts, and the Ceded Reinsurance Contracts; (v) to collect any and all amounts due or payable to the Company under or relating to the Vermont Captive Contracts; (vi) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vii) to enforce the rights and perform the obligations of the Company under any agency, distribution or service arrangements to the extent related to the LBL Contracts or the Vermont Captive Contracts; (viii) to take actions necessary, as may be reasonably determined by the Administrator, to maintain the Administered Business in compliance with Applicable Law; (ix) to request rate and form changes for the LBL Contracts in accordance with Article IV herein; and (x) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement.

ARTICLE III

STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING, ETC.

Section 3.1        Services; Standard for Services.  Subject to Article II, from and after the Inception Date and thereafter during the term of this Agreement (unless otherwise specified), the Administrator shall  perform the Administrative Services, and the Administrator’s performance of the Administrative Services shall comply with and be subject in all events to the standards set forth in this Section 3.1.  The Administrator shall provide the Administrative Services in all material respects in accordance with the terms of the LBL Contracts, the Ceded Reinsurance Contracts, the Vermont Captive Contracts and the Vermont Captive Reinsurance Agreement and, if applicable, their respective registration statements.  In addition, the Administrator shall provide the Administrative Services (i) in accordance with the applicable terms of this Agreement, (ii) in compliance with Applicable Law, (iii) in a professional, competent and workmanlike manner, with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and (iv) at a level no lower than the service standards applied by Administrator to other comparable insurance business administered by the Administrator for its own account.

Section 3.2        Facilities and Personnel.  The Administrator shall at all times maintain either directly or through the appointment of Subcontractors, sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

Section 3.3        Subcontracting.  The Administrator may subcontract for the performance of any Administrative Service to: (a) any Person if the service to be subcontracted is primarily a routine task or function; (b) an Affiliate of the Administrator; (c) any reinsurer under a Ceded Reinsurance Contract or an ALIC Outward Reinsurance Contract or its Affiliates; (d) an existing subcontractor that was providing such service to the Company immediately before the Closing Date; (e) any subcontractor to which Administrator or an Affiliate subcontracts the same or similar services for business administered for its own account; and (f) any other Person with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned  or delayed (each such subcontracting party, a “Subcontractor”), provided that no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder,

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and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such service or services as if provided by the Administrator.

Section 3.4        Independent Contractor.  For all purposes hereof, except as explicitly set forth herein, the Administrator shall at all times act as an independent contractor and the Administrator and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of one another, nor shall this Agreement or the Administrative Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the Parties or among their Affiliates.

Section 3.5        Limitation on Services.  The Administrator shall not be deemed to be in breach of this Agreement as a result of any failure to perform, or inadequacy in the performance of, Administrative Services hereunder to the extent the performance of such Administrative Services is reasonably dependent upon Retained Services or the performance by Buyer or its Affiliates of their obligations under the Transaction Agreements (other than the Company’s obligations under the Principal Underwriting Agreement with respect to the LBL Contracts, solely to the extent that the Administrator is responsible hereunder for the Company’s performance of such obligations) that have not been performed.  This Section 3.5 shall not be construed to limit the rights and remedies otherwise available to the Administrator or its Affiliates in the event of any breach by the Company, Buyer or any of their Affiliates of any of the Transaction Agreements.

Section 3.6        Disaster Recovery.  The Administrator has made available to the Company its backup, business continuation and disaster recovery plans applicable to the business of the Administrator (the “Disaster Recovery Policies”) in effect as of the Inception Date.  From time to time upon the Company’s written request, the Administrator shall deliver a copy of its then-current Disaster Recovery Policies to the Company.  For as long as Administrative Services are provided hereunder, the Administrator shall, and shall cause its Affiliates to, abide by the Disaster Recovery Policies with respect to the Administered Business.  At all times during the term of this Agreement, the Disaster Recovery Policies applicable to the Administered Business shall be no less protective of the Administered Business than the backup, business continuation and disaster recovery plans applicable to insurance business administered by the Administrator for its own account.

ARTICLE IV

UNDERWRITING; CONVERSION AND REPLACEMENT; PRODUCERS

Section 4.1        Post-Closing Contracts.  Subject to the terms of this Article IV:

(a)          from the Inception Date until the first to occur of (i) the Underwriting Termination Date or (ii) the termination of this Agreement, the Administrator shall be authorized to (x) issue, in the name of the Company, life insurance policies and annuity contracts of the types included in, and utilizing the same forms, rates and prospectuses as are in use for, the Pre-Closing Contracts, with amendments to such forms, rates and prospectuses from time to time as

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are necessary for the issuance of such policies or contracts to comply with Applicable Law or for any other business purpose, and shall be authorized to file and seek necessary approvals from applicable Governmental Entities, in the name of the Company, with respect to any such amendments; provided that the Administrator’s authority to file amendments to any such rates shall be subject to the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and (y) withdraw such products, forms, rates and prospectuses.  Life insurance policies issued by the Administrator pursuant to this Section 4.1(a) upon conversion of a Pre-Closing Policy or a Post-Closing Policy produced by an Exclusive Producer are referred to herein as “Underwriting Period Conversion Policies”;

(b)          the Administrator shall be authorized to issue, in the name of the Company from and after the Inception Date, solely to the extent required to comply with Applicable Law, life insurance policies and annuity contracts as required to replace or remediate LBL Contracts or Vermont Captive Contracts.

Section 4.2        Parties’ Responsibilities.

(a)          The Administrator, at its sole cost and expense (but without duplication of amounts payable under the Reinsurance Agreement), shall assume all responsibility for (i) the provision of all applications and other contractholder materials to agents and persons seeking to apply for Post-Closing Policies (other than the Post-Underwriting Period Conversion Policies), (ii) all underwriting necessary or appropriate with respect to such applicants pursuant to the underwriting guidelines utilized by the Company as of the Inception Date, or as may be otherwise agreed by the Parties (the agreement of the Company not to be unreasonably withheld, conditioned or delayed), (iii) the processing of underwriting-related transactions in respect of the Post-Closing Policies (other than the Post-Underwriting Period Conversion Policies) and (iv) the issuance of Post-Closing Policies (other than the Post-Underwriting Period Conversion Policies).

(b)          The Company shall assume all responsibility for (i) the provision of all applications and other contractholder materials to agents and persons seeking to apply for Post-Underwriting Period Conversion Policies and Excluded Conversion Policies, (ii) with respect to Post-Underwriting Period Conversion Policies, all underwriting necessary or appropriate with respect to such applicants pursuant to the underwriting guidelines as may be agreed by the Parties (the agreement of the Parties not to be unreasonably withheld, conditioned or delayed), (iii) if needed, with respect to Excluded Conversion Policies, all underwriting necessary or appropriate with respect to such applicants, (iv) the processing of underwriting-related transactions in respect of the Post-Underwriting Period Conversion Policies and Excluded Conversion Policies and (v) the issuance of Post-Underwriting Period Conversion Policies and Excluded Conversion Policies.  Without limiting the generality of Article XV or any other provision of this Agreement, the Administrator shall reasonably cooperate and provide all assistance, information and records reasonably available to it as may reasonably be requested by the Company in connection with the Company’s performance of the foregoing obligations.1

1        Note to Draft: Provision requiring the Company to administer the Post-Underwriting Period Conversion Policies is subject to agreement as to expense allowance payable to Company under the Reinsurance Agreement.

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(c)          The Administrator shall promptly notify the Company of all revisions to the LBL Contracts and Vermont Captive Contracts made pursuant to Section 4.1 and shall, on behalf of the Company, prepare and provide to Contractholders all such revisions to the LBL Contracts and Vermont Captive Contracts to be made by the Company.

Section 4.3        Conversion and Replacement.

(a)          From and after the Inception Date, the Administrator shall be entitled, to the extent permitted by Applicable Law, to offer to any holder of a Pre-Closing Policy or a Post-Closing Policy, in each case that entitles the holder thereof to convert such policy to another policy written by the Company (a “Reinsured Convertible Policy”), the opportunity to convert such Reinsured Convertible Policy into a policy written by the Administrator or one of its Affiliates (a “Replacement Policy”).  If such offer is not accepted, or if no such offer is timely made, then subject to the terms of this Article IV, (i) the Administrator shall issue, in the name of the Company, an Underwriting Period Conversion Policy upon exercise by the policyholder of a Reinsured Convertible Policy, on or prior to December 31, 2015, of such policyholder’s right to receive a conversion policy issued by the Company, and (ii) the Company shall issue a Post-Underwriting Period Conversion Policy upon exercise by the policyholder of a Reinsured Convertible Policy, on or after January 1, 2016, of such policyholder’s right to receive a conversion policy issued by the Company, as applicable.

(b)          From and after January 1, 2016, the Company may (i) amend any of its policy forms, rates and prospectuses from time to time, (ii) cease offering any such policy forms, rates and prospectuses and (iii) withdraw any such product, form, rate or prospectus, provided, however, that until such time as no Reinsured Convertible Policies are outstanding, the Company shall maintain in effect at least one (1) new life policy form and associated rate filing developed jointly by the Parties, that meets the requirements of each Reinsured Convertible Policy for a conversion policy issued by the Company.  In connection with the Company’s requirement to maintain such policy form and associated rate filings, after the Inception Date the Parties will work together to develop and submit to appropriate Governmental Entities, as soon as practicable, a life insurance policy form and associated rate filing that meets the requirements of each Reinsured Convertible Policy for a conversion policy (the “New Conversion Policy Form”), provided, that if such form and associated rate filings have not been agreed to by the Parties by [September 30, 2014] then the Administrator’s approval of any such policy form and associated rate filing developed in good faith by the Company (after providing the Administrator reasonable opportunity to comment thereon and taking into account the recommendations of the Administrator) shall not be unreasonably withheld, conditioned or delayed.  Any policy issued on a New Conversion Policy Form to meet the conversion requirements of a Reinsured Convertible Policy originally produced by an Exclusive Producer shall constitute a “Post-Underwriting Period Conversion Policy.”  Any amendments to the New Conversion Policy Form (including the associated rate filing) shall require the prior written consent of each Party in order for any such amended policy to continue to be eligible for issuance as a Post-Underwriting Period Conversion Policy.  For the avoidance of doubt: (x) other than the New Conversion Policy Form, no policy issued to satisfy the conversion requirements of a Reinsured Convertible Policy produced by an Exclusive Producer shall constitute a Post-Underwriting Period Conversion Policy, and (y) subject to the Administrator’s rights pursuant to Section 4.1(a), nothing contained herein shall be construed to limit the Company’s right to develop and maintain

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policy forms, rates and prospectuses other than the New Conversion Policy Form, or require the Company to discontinue offering any policy form, associated rate or prospectus.

(c)          Subject to the foregoing, the Administrator will share equally with the Company the reasonable costs associated with the Company and Administrator’s joint development, filing, approval and maintenance of a New Conversion Policy Form, for use from and after December 31, 2015, which costs to the Administrator shall not exceed five hundred thousand dollars ($500,000).

(d)          The Company shall not, and shall cause each of its Affiliates not to, target any LBL Contract for replacement with another policy written by the Company or any other Person other than in accordance with the terms of this Article IV, provided, however, that the restrictions in this Section 4.3(d) shall not restrict general marketing and solicitation activities (i) not specifically targeted or directed to holders of LBL Contracts or (ii) subject to clause (i), targeted or directed to holders of insurance policies and contracts included in the Company Business regardless of whether such holders are also holders of LBL Contracts.  From and after the Inception Date, Company shall not, directly or indirectly, sell, convey or transfer all or substantially all of its properties or assets to, any Person, in one transaction or a series of transactions that are part of a common plan, or any transaction that constitutes the functional equivalent of any of the foregoing, unless the acquiring Person in such transaction or transactions expressly agrees to assume all of the obligations of the Company under this Section 4.3(d).

(e)          Upon a specific written request by the Administrator, and at the Administrator’s sole cost and expense, the Company shall provide such information to  Administrator for the use of the Exclusive Producers as is reasonably necessary to permit Exclusive Producers to offer Designated Company Conversion Policies on behalf of the Company to the holders of Reinsured Convertible Policies.

Section 4.4        Producers.  From and after the Inception Date, the Administrator shall have the sole and exclusive right and obligation, on behalf of the Company, to (i) appoint and enter into agreements with Exclusive Producers for the LBL Contracts, (ii) monitor the performance and licensing of the Exclusive Producers for the LBL Contracts to the extent required by Applicable Law, (iii) calculate and pay all commissions to Exclusive Producers in respect of the LBL Contracts and (iv) terminate Exclusive Producers’ authority and agreements with Exclusive Producers with respect to the LBL Contracts, provided, that the Administrator shall indemnify and hold harmless the Company Indemnified Parties from and against any and all Indemnifiable Losses incurred by any of them in connection with such actions.

ARTICLE V

COLLECTIONS

Section 5.1        Collection Services.  From and after the Inception Date and subject to Section 2.3, the Administrator shall assume all responsibility for the receipt and processing of all premiums, deposits, policy loan interest or repayments and other Recoveries with respect to the LBL Contracts and the Vermont Captive Contracts and the allocation of such amounts between the General Account of the Company and, if applicable, the Separate Account or Shared Separate

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Account in accordance with the terms of the LBL Contracts, the Vermont Captive Contracts, the Reinsurance Agreement and this Agreement.  The Administrator, on behalf of the Company, shall process payment of any amounts to be paid out of each Separate Account or Shared Separate Account in accordance with the terms of the applicable LBL Contract or Vermont Captive Contract, to the extent of sufficient funds therein.  The Parties shall cooperate to establish procedures to prevent the commingling of assets attributable to the Administered Business, on the one hand, and the business of the Company that is not Administered Business, on the other hand, including by establishment of separate lockboxes with respect to the LBL Contracts and Vermont Captive Contracts, on the one hand, and the business of the Company that is not Administered Business, on the other hand, and otherwise to ensure that funds are traceable to the appropriate Company insurance policy.

(a)          The Company shall promptly remit to the Administrator all premiums, deposits, policy loan interest and repayments, claims expenses, expense allowance and all other Recoveries received by it with respect to the LBL Contracts, the Separate Account, the Shared Separate Account with respect to the LBL Contracts, the Vermont Captive Contracts or the Vermont Captive Reinsurance Agreement and the Administrator shall promptly remit to the Company all premiums, deposits, policy loans, interest and repayments received by it with respect to the Company Business.

ARTICLE VI

CLAIMS HANDLING

Section 6.1        Claim Administration Services.  From and after the Inception Date, subject to Section 2.3, the Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each claim for benefits and disbursements reported under each LBL Contract and Vermont Captive Contract (each, a “Claim” and collectively the “Claims”).

Section 6.2        Description of Claim Administration Services.  Without limiting the foregoing, the Administrator shall:

(i)           provide claimants under the LBL Contracts and Vermont Captive Contracts and their authorized representatives (collectively, “Claimants”) with Claim forms and provide reasonable explanatory guidance to Claimants in connection therewith;

(ii)          establish, maintain and organize Claim files and maintain and organize other Claims-related records;

(iii)         review all Claims and determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits;

(iv)         prepare and distribute to the appropriate recipients and Governmental Entities any Claims reports as required by Applicable Law;

(v)          respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response;

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(vi)         maintain a complaint log with respect to the LBL Contracts and Vermont Captive Contracts in accordance with applicable requirements of Governmental Entities, and at the Company’s request, provide a copy of such log; and

(vii)       respond to and manage any Claims-related matters pursuant to Article VII.

ARTICLE VII

REGULATORY AND LEGAL PROCEEDINGS

Section 7.1        Notice of Action.  If the Company or the Administrator receives notice of or otherwise becomes aware of any examination or Action instituted or threatened in writing against the Company that relates exclusively or in part to the Administered Business, such Party shall promptly notify the other Party thereof, and in no event more than five (5) Business Days after receipt of notice thereof, and shall promptly furnish to such other Party copies of all pleadings in connection therewith.

Section 7.2        Defense of Regulatory Complaints and Actions.

(a)          From and after the Inception Date, with respect to any examination or Action initiated by a Governmental Entity with respect to the Administered Business, the Administrator shall supervise and control the investigation, contest, defense and/or settlement of all such Actions at its own cost and expense, in the name of the Company when necessary, subject to Sections 2.3 and clauses (b), (c) and (d) below.  The Administrator’s supervision and control of such examinations and Actions shall not constitute a waiver of any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement, this Agreement or any other Transaction Agreement.

(b)          The Company authorizes the Administrator to prepare, with a copy to the Company, a response to any such examination or Action initiated by a Governmental Entity with respect to the Administered Business within the Governmental Entity’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that, subject to meeting such time frames, the Administrator shall provide its proposed response to the Company for its prior review and comment; provided, further, that with respect to such examinations or Actions that relate in part to the Company Business, the Administrator shall not respond to any such examinations or Actions without taking into account in good faith any recommendations of the Company provided to the Administrator with respect to such matters and shall not unreasonably reject such recommendations.

(c)          Notwithstanding anything in this Agreement to the contrary, the Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to supervise and exclusively control the defense and/or settlement of any examination or Action initiated by a Governmental Entity that, if successful, would reasonably be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates; provided, however, the Company shall not respond to any such examinations or Actions that relate to the Administered Business without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to

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such matters and shall not unreasonably reject such recommendation, and shall not settle or compromise any such examinations or Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  The Company’s supervision and control of such examinations and Actions shall not constitute a waiver of any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement, this Agreement or any other Transaction Agreement.

(d)          The Administrator shall not settle or compromise any examination or Action described in Section 7.2(a) without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator or its Affiliates and a full and complete release is provided to the Company and its Affiliates and (iii) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would materially adversely affect the Company or its Affiliates.

Section 7.3        Other Actions.

(a)          From and after the Inception Date, with respect to any Action with respect to the Administered Business by any Person other than a Governmental Entity, the Administrator shall:

(i)           subject to Sections 2.3 and clauses (b), (c) and (d) below, supervise and control the investigation, contest, defense and/or settlement of all such Actions at its own cost and expense, in the name of the Company when necessary; and

(ii)          keep the Company fully informed of the progress of all Actions supervised or controlled by the Administrator in which the Company is a named party and, at the Company’s request, provide to the Company a report summarizing the nature of such Action, the alleged actions or omissions giving rise to such Actions and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

The Administrator’s supervision and control of such Actions shall not constitute a waiver of any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement, this Agreement or any other Transaction Agreement.

(b)          The Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Action (other than Actions brought by a Governmental Entity, which are the subject of Section 7.2) relating to the Administered Business with respect to which the Company is a named party if such Action, if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, without waiving any right to

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indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement, this Agreement or any other Transaction Agreement.

(c)          The Administrator shall not settle or compromise any Action described in Section 7.3(b) without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator or its Affiliates and a full and complete release is provided to the Company and its Affiliates, (iii) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would materially adversely affect the Company or its Affiliates and (iv) the Action neither is certified, nor seeks certification, as a class action.

(d)          The Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Action (other than Actions brought by a Governmental Entity, which are the subject of Section 7.2) that, if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates; provided, however, the Company shall not respond to any such Actions without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such Actions and shall not unreasonably reject such recommendation, and shall not settle or compromise any such Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  The Company’s supervision and control of such examinations and Actions shall not constitute a waiver of any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement, this Agreement or any other Transaction Agreement.

Section 7.4        Cooperation.  Each Party hereto shall cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges, and provided, further that neither Party shall be required to provide the other Party access to any federal, state, or local consolidated income Tax Return that includes the responding Party or its Affiliates.  Without limiting the generality of the foregoing, each of the Parties shall assist each other and cooperate with the other Party in doing all things necessary, proper or advisable in a commercially reasonable manner in connection with any and all market conduct or other Governmental Entity examinations to the extent related to the Administered Business.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Administrator shall have the authority to institute, prosecute or maintain any regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

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ARTICLE VIII

SEPARATE ACCOUNT ADMINISTRATIVE SERVICES

Section 8.1        Separate Account Administrative Services.  From and after the Inception Date, subject to Section 2.3, in addition to the services described in any Article of this Agreement, the Administrative Services with respect to, or as a result of, the Shared Separate Account and the Separate Account shall include those services set forth on Schedule A attached hereto.

Section 8.2        Changes to Fund Options.  Prior to the Separate Account Separation, the Administrator may make recommendations to the Company as to changes in Fund options for the Shared Separate Account from and after the Inception Date and the Company shall not unreasonably reject such recommendations, but the Administrator will not change Fund options for the Shared Separate Account from and after the Inception Date and prior to the Separate Account Separation unless such changes are made: (a) with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, (b) in fulfillment of the fiduciary obligations of the Company or (c) by the Board of Trustees of a Fund to liquidate, merge or remove a Fund pursuant to the terms of the then-existing fund participation agreements or through a regulatory process.  From and after the Separate Account Separation, the Company shall accept the recommendations of the Administrator as to Fund options for the Separate Account, unless implementing such recommendations would result in a breach of the Company’s fiduciary duties or result in a violation of Applicable Law or the applicable LBL Contract.  If the Administrator makes a change in the LBL Contracts, the Shared Separate Account or the Separate Account in connection with the change of a Fund option as permitted above, the Administrator shall, at its own expense, prepare for signature by the Company and transmit on behalf of the Company to the appropriate Governmental Entity any SEC exemptive application, no-action letter or other regulatory filing necessary to reflect or implement such change.

Section 8.3        Changes to Separate Account Fees.  Prior to the Separate Account Separation, the Administrator may propose changes to any fees or other amounts receivable from or in respect of Fund options for the Shared Separate Account to the extent related to the LBL Contracts for approval by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.  From and after the Separate Account Separation, the Administrator may, in its sole discretion, make changes to any fees or other amounts receivable from or in respect of Fund options for the Separate Account to the extent related to the LBL Contracts, except as would result in a violation of Applicable Law or the applicable LBL Contract.

ARTICLE IX

MISCELLANEOUS SERVICES

Section 9.1        Ceded Reinsurance Contracts.

(a)          From and after the Inception Date, subject to Section 2.3, the Administrator shall have the authority and responsibility to, and shall, manage and administer the

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portion of the Ceded Reinsurance Contracts that relates to the LBL Contracts, including providing all reports and notices that relate to the LBL Contracts required with respect to the Ceded Reinsurance Contracts to the reinsurers within the time required by the applicable Ceded Reinsurance Contract and doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Contracts.  Without limiting the foregoing, the Administrator shall timely pay all reinsurance premiums due to reinsurers under the Ceded Reinsurance Contracts with respect to the LBL Contracts, and collect from such reinsurers all reinsurance recoverables due thereunder with respect to the LBL Contracts.  The Administrator shall also have the authority to exercise any of the Company’s rights with respect to trust accounts, letters of credit or other security posted for the benefit of the Company in respect of the LBL Contracts under any Ceded Reinsurance Contract that is not a Shared Reinsurance Agreement.  Notwithstanding the foregoing, in the event that the Administrator materially fails to perform its obligations under this Section 9.1(a) with respect to any Shared Reinsurance Agreement, then upon written notice to the Administrator, the Company may assume the authority and responsibility to manage and administer the portion of such Shared Reinsurance Agreement that relates to the LBL Contracts, and the Administrator shall use reasonable best efforts timely to provide any data, information, premiums and other amounts necessary in connection with such management and administration and shall otherwise cooperate in good faith with the Company in connection therewith.  Notwithstanding the foregoing, the Company shall reasonably cooperate with Administrator, at Administrator’s expense, in the administration of the Ceded Reinsurance Contracts to the extent that the Company’s participation is required thereunder or is reasonably requested by the counterparty to any Ceded Reinsurance Contract.

(b)          The Company shall have the authority and responsibility to, and shall, manage and administer the portion of the Shared Reinsurance Agreements that does not relate to the LBL Contracts, including providing all reports and notices that relate to policies other than the LBL Contracts required with regard to such Shared Reinsurance Agreements to the reinsurer within the time required by such Shared Reinsurance Agreements and doing all other things necessary to comply with the terms and conditions of such Shared Reinsurance Agreements.  Without limiting the foregoing, the Company shall timely pay all reinsurance premiums due to the reinsurer under such Ceded Reinsurance Contracts with respect to the policies other than LBL Contracts, and collect from such reinsurer all reinsurance recoverables due thereunder with respect to the policies other than the LBL Contracts.  Notwithstanding the foregoing, in the event that the Company materially fails to perform its obligations under this Section 9.1(b) with respect to such Shared Reinsurance Agreement, then upon written notice to the Company, the Administrator may assume the authority and responsibility to manage and administer the portion of such Shared Reinsurance Agreement that does not relate to the LBL Contracts, and the Company shall use reasonable best efforts timely to provide any data, information, premiums and other amounts necessary in connection with such management and administration and shall otherwise cooperate in good faith with the Administrator in connection therewith.  In the event that (i) the Company has not materially failed to perform its obligation under this Section 9.1(b) with respect to a Shared Reinsurance Agreement but (ii) the Company is determined to be obligated to provide consolidated reporting with respect to such Shared Reinsurance Agreement, the Parties shall cooperate in good faith to develop a mutually agreeable method to manage and administer such Shared Reinsurance Agreement.  The Company shall have the right to exercise all of its rights with respect to trust accounts, letters of credit or other security posted for the benefit of the Company under any Shared Reinsurance Agreement; provided that it shall hold in

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trust for the benefit of the Administrator, and transfer to the Administrator, any amounts withdrawn by the Company from any such trust accounts, letters of credit or other security that relate to the LBL Contracts (which amounts constitute Recoveries under the Reinsurance Agreement); provided, however, that the Company shall honor Administrator’s requests for collateral draws with respect to the LBL Contracts to the extent permitted under such Shared Reinsurance Agreement.

Section 9.2        Amendments and Replacements.  From and after the Inception Date, the Administrator shall have the right to terminate, amend or replace with a new reinsurance agreement between the Administrator and the applicable reinsurer, in whole or in part, any of the Ceded Reinsurance Contracts to the extent such termination, amendment or replacement relates to the LBL Contracts or Vermont Captive Contracts, respectively; provided such termination, amendment or replacement does not affect the reinsurance coverage or other reinsurance terms provided thereunder with respect to the Company Business.  The Company shall, upon the Reinsurer’s request, cooperate with the Administrator and take all actions reasonably requested by the Administrator to cause such terminations, amendments or replacements of Ceded Reinsurance Contracts or to cause such new Ceded Reinsurance Contracts to be entered into.  The Administrator shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Affiliates in connection with such terminations, amendments or replacements of Ceded Reinsurance Contracts or the entering into of such new Ceded Reinsurance Contracts.

Section 9.3        Vermont Captive Reinsurance Agreement.  The Administrator shall have the authority and responsibility on behalf of the Company to manage and administer the Vermont Captive Reinsurance Agreement, including providing all reports and notices required thereunder to be provided by the Company within the time required thereby.

Section 9.4        Non-Guaranteed Elements.

(a)          With respect to the LBL Contracts, in accordance with the terms of the Reinsurance Agreement, the Administrator may provide recommendations to the Company as to the setting of all Non-Guaranteed Elements.

(b)          With respect to the Vermont Captive Contracts, the Administrator, in consultation with the Vermont Captive, may, from time to time, make recommendations to the Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Vermont Captive Contracts, Applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges.  The Company shall establish Non-Guaranteed Elements, taking into account the recommendations of the Administrator (in consultation with the Vermont Captive) with respect thereto.  The Company shall fully consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations after such recommendations are provided in writing, except to the extent that an applicable Governmental Entity finally determines that Applicable Law would require the implementation of such recommendations to apply to any policy or contract that constitutes Company Business.

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(c)          Notwithstanding anything to the contrary contained herein, in the event that an applicable Governmental Entity finally determines that Applicable Law would require the implementation of Administrator’s recommendations with respect to one or more LBL Contracts or Vermont Captive Contracts to apply to any policy or contract that constitutes Company Business (a) the Parties shall cooperate in good faith to develop a mutually agreeable plan to set Non-Guaranteed Elements with respect to such LBL Contracts or Vermont Captive Contracts and such Company Business, and the Parties shall implement any such plan so agreed and (b) the Company shall not be liable for any Indemnified Losses incurred by the Administrator as a result of the Company’s failure to implement Administrator’s recommendations.  In the event that the Company is notified by an applicable Governmental Entity that it proposes making a determination that Applicable Law would require the implementation of such recommendations to apply to any policy or contract that constitute Company Business, the Company shall promptly notify the Administrator of such notification.  The Parties will thereafter cooperate in good faith and use their reasonable best efforts to reach agreements with such Governmental Entity that will avoid a final determination to such effect.  The Administrator acknowledges that the Company has certain indemnification rights under the Reinsurance Agreement for Indemnifiable Losses resulting from the Company’s acceptance and implementation of the Administrator’s recommendations in accordance with this Section 9.4.

Section 9.5        Contractholder Services.  From and after the Inception Date subject to Section 2.3, the Administrator shall provide all contractholder services in connection with the LBL Contracts and Vermont Captive Contracts.

Section 9.6        Principal Underwriting Agreement.  The Administrator shall have the authority and responsibility on behalf of the Company to perform the services and other obligations required of the Company, and to enforce the Company’s rights, under the Principal Underwriting Agreement, in each case to the extent relating to the LBL Contracts covered thereunder; provided, however, that the Administrator shall have no responsibility to perform any indemnification obligations of the Company under the Principal Underwriting Agreement to the extent such obligations arise out of any act or omission of the Company (other than an act or omission for which Administrator is responsible hereunder).

Section 9.7        Other Services.  Subject to Section 2.3, the Administrator shall provide such other administrative services as are necessary or appropriate to fully effectuate the purpose of the Reinsurance Agreement, the Vermont Captive Reinsurance Agreement and this Agreement, including such services as are not performed by or on behalf of Company on the date hereof but the need for which may arise due to changes or developments in Applicable Law and are consistent with the allocation of the services set forth herein between the Administrator and the Company.

ARTICLE X

NOTIFICATION TO CONTRACTHOLDERS

Section 10.1     Notification to Contractholders.  If required by Applicable Law, the Administrator shall send to applicable contractholders under the LBL Contracts and the Vermont Captive Contracts a written notice prepared by the Administrator and reasonably acceptable to

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the Company to the effect that the Administrator has been appointed by the Company to provide the Administrative Services with respect to the LBL Contracts and the Vermont Captive Contracts, as applicable.  The Administrator shall send such notice by first class U.S. mail at a time reasonably acceptable to the Company and the Administrator and in all events in accordance with Applicable Law.  Unless otherwise required by Applicable Law, the Administrator may include such notice in a regularly scheduled mailing to such contractholders in lieu of a separate mailing.

ARTICLE XI

QUARTERLY PREMIUM TAX AND INSOLVENCY FUND ACCOUNTINGS

Section 11.1     Quarterly Accountings.  Subject to Section 2.3, from and after the Inception Date, within [ten (10)] Business Days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the Parties), the Company shall submit to the Administrator a written statement of accounting in a form and containing such information to be agreed upon by the Parties hereto (each, an “Insolvency Fund Quarterly Accounting”) setting forth the insolvency fund amounts assessed against or payable by the Company, to the extent that such assessments constitute the Company’s General Account Liabilities in respect of the LBL Contracts and the Vermont Captive Contracts (collectively, the “Post-Inception Date Assessments”).  In addition, within twenty (20) Business Days after the last day of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the Parties), the Administrator shall submit to the Company a written statement of accounting in a form and containing such information to be agreed upon by the Parties hereto (each, a “Quarterly Premium Tax Accounting”, and together with the Insolvency Fund Quarterly Accountings, the “Quarterly Accountings”) setting forth the estimated premium taxes due with respect to the LBL Contracts and the Vermont Captive Contracts as a result of premiums collected or annuitizations occurring during such quarter.  Concurrent with the delivery of each Quarterly Premium Tax Accounting, the Administrator shall remit to the Company the amount set forth on such Quarterly Premium Tax Accounting with respect to such estimated premium taxes due and the amount set forth in such Insolvency Fund Quarterly Accounting with respect to the Post-Inception Date Assessments, and any other amounts owed to the Company pursuant to this Agreement.

Section 11.2     Adjustments Regarding Quarterly Accountings.  In the event that subsequent data or calculations require revision of any of the Quarterly Accountings, the required revision and appropriate payments thereunder shall be made within twenty (20) Business Days after the Parties hereto mutually agree as to the appropriate revision.

ARTICLE XII

CERTAIN ACTIONS BY COMPANY

Section 12.1     Filings.  Subject to Section 2.3, the Company shall prepare and timely file any filings required to be made with any Governmental Entity that relate to the Company generally and not just to the LBL Contracts or the Vermont Captive Contracts, including filings with guaranty associations and filings and premium tax returns with taxing authorities.  The

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Administrator shall timely provide to the Company upon request all information in the possession of the Administrator with respect to the LBL Contracts and the Vermont Captive Contracts that may be reasonably required for the Company to prepare such filings and tax returns.

Section 12.2     Annual Adjustment.  The Company shall pay or provide to the Administrator the benefit of any Post-Inception Date Assessments which have been applied to reduce the Company’s premium tax liability (“Premium Tax Credits”).  The Company shall provide to the Administrator by April 15 of each year a statement of the amount (the “Annual Adjustment”) of (i) premium taxes (including retaliatory taxes) paid with respect to premiums collected or annuitizations occurring during the prior calendar year (to the extent that such taxes constitute the Company’s General Account Liabilities), less (ii) estimated premium taxes paid by the Administrator to the Company with respect to such premiums under the provisions of Article XI, less (iii) Premium Tax Credits for the prior calendar year.  By May 31 of each year the Administrator shall pay to the Company the Annual Adjustment, if a positive amount, and the Company shall pay or credit to the Administrator the absolute value of the Annual Adjustment, if a negative amount.

ARTICLE XIII

REGULATORY MATTERS AND REPORTING

Section 13.1     Regulatory Compliance and Reporting.  Subject to Section 2.3, upon the timely and reasonable request of the Company, the Administrator shall provide to the Company such information with respect to the LBL Contracts and the Vermont Captive Contracts as is reasonably required to enable the Company timely to comply with regulatory and financial reporting requirements applicable to the Company from time to time, other than such regulatory and financial reporting requirements that are required because the Company or its Affiliates are subject to non-U.S. legal or regulatory requirements and industry standards.  Without limiting the foregoing, the Administrator shall provide the reports and information set forth on Schedule A within the timeframes indicated therein.  In addition, and without limiting the Administrator’s obligation to provide the Administrative Services hereunder, upon the timely and reasonable request of the Company, the Administrator shall promptly provide to the Company copies of all existing records relating to the Administered Business (including, with respect to records maintained in machine readable form, hard copies) that are reasonably necessary to satisfy any requirements imposed by Applicable Law or any Governmental Entity upon the Company with respect to the Administered Business.  All (i) such information and (ii) such records furnished in the ordinary course of business relating to the Administered Business shall be furnished at the Administrator’s sole cost and expense.  Without limiting the generality of the foregoing, upon the timely and reasonable request of the Company, the Administrator shall promptly prepare and furnish to Governmental Entities, to the extent permitted by Applicable Law,  all reports and related summaries (including, statistical summaries), certificates of compliance and other reports required or requested by any such Governmental Entity with respect to the Administered Business, other than such reports, summaries and certificates that are required or requested because the Company or its Affiliates are subject to non-U.S. legal or regulatory requirements and industry standards.  Without limiting the foregoing:

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(i)           As soon as practicable but not more than ten (10) Business Days after the end of each month that this Agreement is in effect (or,  with respect to any January, within fifteen (15) Business Days after the end of such month), the Administrator shall provide to the Company reports and summaries of transactions (and upon the reasonable request of the Company, detailed supporting records) related to the LBL Contracts and the Vermont Captive Contracts as may be reasonably required for use in connection with the preparation of the Company’s GAAP financial statements (or any consolidated GAAP financial statements of the Company or its Affiliates, as applicable), including all premiums received and all benefits paid.  The Parties shall cooperate in good faith to establish the manner for the providing of such reports.

(ii)          As soon as practicable but not more than twelve (12) Business Days after the end of each calendar quarter that this Agreement is in effect, (or more frequently as mutually agreed by the Parties), the Administrator shall timely provide to the Company reports and summaries of transactions (and upon the reasonable request of the Company, detailed supporting records) related to the LBL Contracts and the Vermont Captive Contracts as may be reasonably required for use in connection with the preparation of the Company’s statutory financial statements, U.S. tax returns and other required U.S. financial reports and to comply with the requirements of the U.S. regulatory authorities having jurisdiction over the Company (or any consolidated statutory financial statements, U.S. tax returns or other U.S. financial reports of the Company or its Affiliates, as applicable), including all premiums received and all benefits paid.  The Parties shall cooperate in good faith to establish the manner for the providing of such reports.

(iii)         The Administrator shall promptly provide notice to the Company of any changes in the reserve methodology used by the Administrator in calculating statutory reserves for the LBL Contracts and the Vermont Captive Contracts.

(iv)         Within thirty (30) Business Days after each calendar year end (or such longer time as may be agreed by the Parties) that this Agreement is in effect, the Administrator shall provide to the Company an actuarial analysis of statutory reserves for the LBL Contracts and the Vermont Captive Contracts, reasonably adequate to support opinions prepared according to accepted actuarial standards of practice to be issued by the Company, and as otherwise required for regulatory reporting purposes.  The Administrator shall also provide supporting documentation as reasonably requested by the Company or as required by Governmental Entities or actuarial standards of practice.  In the event that Applicable Law imposes (a) a legal requirement on the Administrator, in its capacity as reinsurer under the Reinsurance Agreement or administrator under this Agreement, to provide an actuarial opinion as to the adequacy of statutory reserves for the LBL Contracts or the Vermont Captive Contracts, or (b) a legal requirement on the Company to obtain such an actuarial opinion from the Administrator in any such capacity, the Administrator shall timely provide such opinion directly to the applicable Governmental Entity in substantially the form required by Applicable Law.

Section 13.2     Additional Reports and Updates.  For so long as this Agreement remains in effect, upon reasonable notice, each Party shall from time to time furnish to the other such other reports and information related to Administered Business as may be reasonably required by

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such other Party for regulatory, tax or similar purposes and reasonably available to it, and such reports or information shall be prepared and delivered on a timely basis in order for the receiving Party to comply with any filing deadlines required by Applicable Law or by contract.

Section 13.3     Additional Reports.  The Administrator shall provide such subcertifications with respect to the LBL Contracts and the Vermont Captive Contracts to enable the Company to meet its requirements under Section 302 of the Sarbanes-Oxley Act of 2002 or any Applicable Law requiring the making of certifications by an unaffiliated third party, in a form to be mutually agreed upon by the Parties hereto.

ARTICLE XIV

BOOKS AND RECORDS

Section 14.1     Maintenance of Books and Records.

(a)          As of and following the Inception Date, the Administrator shall maintain books and records of all transactions pertaining to the Administered Business (i) in accordance with any and all Applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies, and (iii) in a format accessible by the Company and its representatives.  All original books and records with respect to the LBL Contracts and Vermont Captive Contracts shall be or remain the property of the Company and shall not be destroyed without the consent of the Company; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement.

(b)          During the term of this Agreement, upon any reasonable request from the Company or its representatives, the Administrator shall (i) provide to the Company and its representatives reasonable access during normal business hours to the books and records under the control of the Administrator pertaining to the Administered Business; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, (ii) permit the Company and its representatives to make copies of such records and provide reasonable access to employees concerning the information in such records and (iii) permit the Company and its representatives to review or copy any Tax Returns for which the Administrator is responsible that relate to the Administrative Services.  Nothing herein shall require the Administrator to disclose any information to the Company or its representatives to the extent such information does not pertain to the Administered Business or if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or any contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use its reasonable best efforts to enable such information to be furnished or made available to the Company or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or require the Administrator to disclose any personnel or related records.

(c)          During the term of this Agreement, upon any reasonable request from the Administrator or its representatives, the Company shall (i) provide to the Administrator and its

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representatives reasonable access during normal business hours to the books and records under the control of the Company pertaining to the Administered Business or the Retained Services; provided that such access shall not unreasonably interfere with the conduct of the business of the Company, and (ii) permit the Administrator and its representatives to make copies of such records.  Nothing herein shall require the Company to disclose any information to the Administrator or its representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party) (it being understood that the Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Administrator or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or require the Company to disclose its tax records (other than premium tax filings) or any personnel or related records.

(d)          The Administrator shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business.  The Administrator shall back up all of its computer files relating to the Administered Business or otherwise used in the performance of the Administrative Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

ARTICLE XV

COOPERATION

Section 15.1     Cooperation.  Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a Party from time to time.

ARTICLE XVI

PRIVACY REQUIREMENTS

Section 16.1     Confidentiality Obligations.  In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the Contractholders and other recipients of benefits under the LBL Contracts and Vermont Captive Contracts, the Administrator shall, and shall cause its Affiliates to, comply with any Applicable Law and/or regulations with respect to privacy or data security relative to Customer Information (as defined below), and shall implement and maintain an effective information security program (the “Information Security Program”) designed to protect Customer Information in compliance with all applicable privacy laws and other Applicable Law:

(i)           to ensure the security, integrity and confidentiality of Customer Information;

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(ii)          to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and

(iii)         to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to the owner thereof or its Affiliates, or to Customers or potential Customers thereof.

The Administrator has made a copy of such Information Security Program in effect as of the Inception Date available to the Company.  From time to time upon the Company’s written request, the Administrator shall deliver a copy of its then-current Information Security Program to the Company.  For as long as Administrative Services are provided hereunder, the Administrator shall, and shall cause its Affiliates to, abide by the Information Security Program with respect to the Administered Business.  At all times during the term of this Agreement, the Information Security Program shall be no less protective of the Administered Business than the information security program of the Administrator applicable to the insurance business administered by the Administrator for its own account.

“Customer Information” is defined as all tangible and intangible information provided or disclosed hereunder about present or former contract holders, annuitants, or other beneficiaries  (collectively, hereinafter “Customers”) or potential Customers of any Party or its Affiliates, including, but not limited to, name, address, telephone number, email address, account or policy information, and any list, description, or other grouping of Customers or potential Customers, and any medical records or other medical information of such Customers or potential Customers and any other type of information deemed “nonpublic” and protected by privacy laws and any other Applicable Law.

Section 16.2     Security Incidents.

(a)          In the event that any Party discovers a security breach that has resulted or may reasonably result in unauthorized access to or disclosure of, or have any material adverse effect on, the security of any Customer Information related to the LBL Contracts or the Vermont Captive Contracts (a “Security Incident”) such Party shall (i) within 24 hours, notify the other Party of said Security Incident; and (ii) work with the other Party to take all measures reasonably necessary to restore the security of such Customer Information.  The Company shall have the exclusive right to provide notice of any Security Incident to any Customers of the LBL Contracts or the Vermont Captive Contracts, any law enforcement Person or any other Governmental Authorities and to determine the content and timing of any such notice; provided, any such notice shall be subject to review and approval by the Administrator.

(b)          Each Party acknowledges that the breach of its obligations under this Section 16.2 may cause irreparable injury and damages, which may be difficult to ascertain.  Therefore a Party shall be entitled to seek injunctive relief with respect to any breach or threatened breach of this Section 16.2 by the other Party and its Affiliates.  This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity.

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ARTICLE XVII

CONSIDERATION FOR ADMINISTRATIVE SERVICES

Section 17.1     Consideration for Administrative Services.  Except as set forth herein, with respect to the LBL Contracts, apart from the performance by the Company of its obligations under the Reinsurance Agreement, there shall be no fee or other consideration due to the Administrator for the performance of the Administrative Services and the Administrator’s other obligations under this Agreement. With respect to the Vermont Captive Contracts, the Administrator shall be entitled to collect and retain all claims expense, expense allowance or similar amounts due to the Company under the terms of the Vermont Captive Reinsurance Agreement, and the Company hereby sells, assigns, transfers and delivers to the Administrator all of its rights, title and interest in one hundred percent of such amounts actually received or receivable at or after the Inception Date by the Company or the Administrator.

ARTICLE XVIII

BANK ACCOUNTS; TRADEMARKS

Section 18.1     Establishment of Bank Accounts.

(a)          The Administrator shall have the right to open and maintain the Bank Accounts in respect of the LBL Contracts in accordance with the terms of the Reinsurance Agreement, provided that the Administrator shall notify the Company in writing upon opening any such Bank Account in the name of the Company.

(b)          During the term of this Agreement, the Administrator may use such Bank Accounts or open and maintain one or more additional bank accounts with banking institutions with respect to the Vermont Captive Contracts (the “Vermont Captive Bank Accounts”).  The Administrator shall have the exclusive authority over the Vermont Captive Bank Accounts including, without limitation, the exclusive authority to (a) open the Vermont Captive Bank Accounts in the name of the Company, (b) designate the authorized signatories on the Vermont Captive Bank Accounts, (c) issue drafts on and make deposits in the Vermont Captive Bank Accounts in the name of the Company, (d) make withdrawals from the Vermont Captive Bank Accounts and (e) enter into agreements with respect to the Vermont Captive Bank Accounts on behalf of the Company; provided, that in no event shall the Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts or be obligated to provide funding for the Bank Accounts.  The Company shall do all things necessary at the Reinsurer’s expense to (x) enable and authorize the Administrator to use the Company’s existing lockboxes with respect to the Vermont Captive Contracts, if any, and (y) enable the Administrator to open and maintain the Vermont Captive Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions.  The Company agrees that without the Reinsurer’s prior written consent it shall not make any changes to the authorized signatories on the Vermont Captive Bank Accounts nor attempt to withdraw any funds therefrom.

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Section 18.2     Trademarks.  Administrator hereby acknowledges that the Company has adopted and is using the names and marks listed on Schedule C hereto in connection with the LBL Contracts and Vermont Captive Contracts (collectively, the “Licensed Names and Marks”).  The Company and Administrator agree as follows:

(a)          The Company hereby grants to the Administrator and Administrator hereby accepts a non-exclusive, non-transferable, royalty-free license to use the Licensed Names and Marks in connection with the Administrative Services, including Post-Closing Policies, during the term of, and subject to the terms and conditions set forth in this Agreement.  Any of the rights in the foregoing license may be sublicensed by the Administrator in connection with any contract permitted by Section 3.3; provided, that such sublicense is limited to the use of the Licensed Names and Marks in connection with the Administrative Services, including Post-Closing Policies and does not extend the right to further sublicense any such Licensed Names and Marks.  If the Administrator sublicenses any of the rights in the foregoing license, the Administrator shall remain liable for any actions or omissions by the sublicensee. The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Administrative Services, including Post-Closing Policies.  Other than in connection with the Administrative Services, including Post-Closing Policies, none of the rights licensed to the Administrator under this Section 18.2 may be assigned, sublicensed or otherwise transferred by the Administrator, nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void. The merger of Administrator with or into another entity shall not constitute an assignment or other transfer of the rights licensed to the Administrator under this Section 18.2.

(b)          The Administrator agrees that it will use the Licensed Names and Marks as the Company used them prior to the Closing and that the nature of such use on the Materials (as defined below) shall be at least equal to the standard of quality maintained by the Company in connection with such Licensed Names and Marks immediately prior to the Closing and consistent with established industry practice (collectively, the “Licensor Standards”).  The Administrator agrees to make available for review, upon the Company’s request, all materials that incorporate the Licensed Names and Marks including, but not limited to, advertising copy, labels, stickers, policies, brochures or other materials, including any applicable materials in connection with the Administrator’s performance under this Agreement (collectively, the “Materials”).  If the Company objects to the manner in which a Licensed Name or Mark is used in connection with any Materials, the Company may request that the Administrator take, and the Administrator shall promptly take, all steps necessary to remedy any such deficiencies within 15 days after such notification, including to promptly discontinue the use of any such Materials.  The Administrator shall promptly notify the Company of any material complaints received in writing from third parties regarding the products or services offered or provided under the Licensed Names and Marks and, at the request of the Company, shall reasonably cooperate with the Company in addressing and mitigating the circumstances giving rise to such complaints.  The Administrator shall (a) permit the Company or its representatives reasonable access to such of the Administrator’s facilities and personnel as are actively involved in use of the Licensed

27

Names and Marks on reasonable prior written notice, and (b) make available to the Company or its representatives for inspection specimens demonstrating the Administrator’s use of the Licensed Names and Marks on the Materials or otherwise in connection with the Licensed Names and Marks, as requested by the Company from time to time for the purpose of verifying that the Administrator’s use complies with Licensor Standards and to the extent reasonably necessary to maintain the validity of the Licensed Names and Marks and the valuable goodwill and reputation established by the Licensed Names and Marks.

(c)          The Administrator agrees not to adopt or use any service mark, logo or design confusingly similar to the Licensed Names and Marks.  It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator.  Any material costs incurred by the Administrator associated with any mailings to Contractholders required under Applicable Law as a result of such modification shall be reimbursed by the Company.

(d)          The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that, as between the Administrator and the Company, all proprietary rights therein and the goodwill attached thereto belong exclusively to the Company.  All uses of the Licensed Names and Marks by the Administrator shall, with respect to service mark ownership only, inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered by the Company in its name, it being understood that the present license shall not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company.  The Company shall, in its own name and at its own expense, maintain appropriate service mark protection for the Licensed Names and Marks.  The Administrator shall not at any time during the term of this Agreement or at any time thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company.  The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Company.  The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(e)          Subject to the provisions of Article XIX hereof, except with respect to any uses of the Licensed Names and Marks not authorized under this Agreement, the Company will indemnify, defend and hold the Administrator harmless from any Losses from claims that the Licensed Names and Marks infringe on the rights of third parties. Subject to the provisions of Article XIX, the Administrator will indemnify, defend and hold the Company harmless from any Losses that arise in connection with the Administrator’s use of the Licensed Names and Marks other than as authorized under this Agreement.  This Section 18.2 shall survive the termination or expiration of this Agreement.

(f)           The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party.  The Company may also request, and the Administrator shall provide, assistance with respect to any such infringement

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action.  Any such action shall be conducted at the Company’s expense.  The Administrator shall provide prompt written notice to the Company of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist the Company at the Company’s expense in any such action brought by the Company.  It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.  Any recovery obtained by the Company as a result of any such action shall belong solely to Company.

(g)          The agreements and covenants contained in this Section 18.2 shall continue in effect until such time as this Agreement is terminated.  Upon termination of this Agreement, the Administrator shall discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond sixty (60) calendar days after termination).  Upon any such termination, the Administrator shall take all commercially reasonable actions necessary to effect such discontinuance.  Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

ARTICLE XIX

INDEMNIFICATION

Section 19.1     Administrator’s Obligation to Indemnify.  The Administrator shall indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Company Indemnified Persons”) from and against any and all Indemnifiable Losses incurred by the Company Indemnified Persons to the extent arising from (i) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement (an “Administrator Breach”), (ii) any violations of Applicable Law by the Administrator or its Affiliates or Subcontractors (including without limitation under the Securities Act of 1933) or otherwise arising from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus or other product materials relating to an LBL Contract or Vermont Captive Contract or any interest offered under an LBL Contract or Vermont Captive Contract or any amendment thereof, but only to the extent prepared or updated by Administrator and excluding any such statement or omission made in reliance upon and in conformity with information furnished in writing to Administrator by LBL or its Affiliates after the date hereof expressly for use therein, (iii) any indemnification payment by the Company pursuant to the Principal Underwriting Agreement in respect of LBL Contracts covered thereunder (except to the extent arising out of any act or omission of the Company for which Administrator is not responsible pursuant to this Agreement) and (iv) any successful enforcement of this indemnity; provided that, the Administrator shall have no obligation to indemnify any Company Indemnified Party to the extent such Indemnifiable Loss results from (i) any act or omission resulting from the negligence or willful misconduct of the Company after the Inception Date, or (ii) any Company Breach.

Section 19.2     Company’s Obligation to Indemnify.  The Company hereby agrees to indemnify, defend and hold harmless the Administrator and its Affiliates and their respective

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officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Administrator Indemnified Persons”) from and against any and all Indemnifiable Losses incurred by the Administrator Indemnified Persons to the extent arising from (i) any breach by the Company of the covenants and agreements of the Company contained in this Agreement (a “Company Breach”), (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus or other product materials relating to an LBL Contract or Vermont Captive Contract or any interest offered under an LBL Contract or Vermont Captive Contract or any amendment thereof, in each case, that is made in reliance upon and in conformity with information provided in writing by the Company or an Affiliate after the Inception Date expressly for use by the Administrator in the preparation of such registration statement or prospectus and (iii) any successful enforcement of this indemnity; provided that, the Company shall have no obligation to indemnify any Administrator Indemnified Party to the extent such Indemnifiable Loss results from (i) any act or omission resulting from the negligence or willful misconduct of the Administrator or a Subcontractor, or (ii) any Administrator Breach.

Section 19.3     Definitions.  As used in this Agreement:

“Indemnitee” means any Person entitled to indemnification under this Agreement;

“Indemnitor” means any Person required to provide indemnification under this Agreement;

“Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses); provided, that any Indemnity Payment (x) shall in no event include any amounts constituting punitive damages relating to the breach or alleged breach of this Agreement (except to the extent actually paid to a third party in connection with a Third Party Claim) and (y) and shall be net of any amounts recovered by or recoverable by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a Party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement;

“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.

Section 19.4     Applicability of Stock Purchase Agreement.  The procedures set forth in Section 7.5 of the Stock Purchase Agreement shall apply to Losses indemnified under this Article XIX.

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Section 19.5     No Duplication.  To the extent that an Indemnitee has received payment in respect of an Indemnifiable Loss pursuant to the provisions of any other Transaction Agreement, such Indemnitee shall not be entitled to indemnification for such Indemnifiable Loss under this Agreement to the extent of such payment.

ARTICLE XX

DURATION; TERMINATION

Section 20.1     Duration.  This Agreement shall commence on the Inception Date and continue with respect to each LBL Contract and each Vermont Captive Contract until no further Administrative Services in respect of such LBL Contract or Vermont Captive Contract are required, unless this Agreement is earlier terminated under Section 20.2.

Section 20.2     Termination.

(a)          This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, upon the occurrence of any of the following events:

(i)           A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator, and such proceeding shall continue undismissed for 60 days; or

(ii)          There is a material and continuing breach by the Administrator of this Agreement and such breach is not cured within twenty (20) Business Days following receipt by Administrator of written notice of such breach from the Company; provided, however, if such material breach is not curable within such twenty (20) Business Day period, the Company may not terminate the Administrator’s performance of the Administrative Services if the Administrator has, within such twenty (20) Business Day period, provided the Company with a detailed, written description of the Administrator’s good faith plan to cure such material and continuing breach; provided, further, if such material and continuing breach is not cured within forty-five (45) days following the Administrator’s delivery to the Company of such plan, the Company may terminate the Administrator’s performance of the Administrative Services.

(b)          This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which writing shall state the effective date of termination.

(c)          In the event that this Agreement is terminated under any of the provisions of Section 20.2(a):

(i)           the Administrator and the Company shall each cooperate in the prompt transfer of the applicable Administrative Services and any books and records and other materials maintained by the Administrator related to such Administrative Services (or, where required by Applicable Law, copies thereof) to the Company or the Company’s designee reasonably acceptable to the Administrator;

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(ii)          in the event there has occurred a Change in Control at or prior to such termination, the Administrator shall use its reasonable best efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Administrative Services as reasonably necessary to permit the Company or such replacement servicer to perform the Administrative Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Services without interruption following termination of this Agreement; and

(iii)         the Administrator shall reimburse the Company for (A) reasonable out-of-pocket costs for transitioning the Administrative Services to a substitute provider reasonably acceptable to the Company (provided that in the event the Reinsurance Agreement is in effect at the time of such termination, the Company shall obtain the Administrator’s consent to such substitute provider, such consent not to be unreasonably withheld, conditioned or delayed, and the Administrator shall notify the Company of its decision with respect to such consent as soon as reasonably practicable and in any event within thirty (30) days following delivery of the Company’s request for such consent), (B) any reasonable fees paid to any such substitute provider in connection with the performance of any Administrative Services and (C) any reasonable out-of-pocket costs incurred by the Company with respect to the Administrative Services after termination of this Agreement; provided, however, that the Administrator shall not be liable for the fees and expenses set forth in clauses (B) and (C) of this Section 20.2(c)(iii) that are incurred following the termination of the Reinsurance Agreement.

ARTICLE XXI

GENERAL PROVISIONS

Section 21.1     Schedules and Exhibits.  The Schedules and Exhibits to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein.

Section 21.2     Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to the Company:

Lincoln Benefit Life Company

[        ]

[        ]

Attention:  [     ]

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

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New York, New York 10022

Attention:          Nicholas F. Potter

David Grosgold

(b)          if to the Administrator:

Allstate Life Insurance Company

3100 Sanders Road

Northbrook, Illinois 60062

Attention:  Jess Merten

Email: Jess.Merten@allstate.com

with copies to:

Allstate Life Insurance Company

3075 Sanders Road

Northbrook, Illinois 60062

Attention:  Joy Thomas

Email: Joy.Thomas@allstate.com

and

Allstate Life Insurance Company

2775 Sanders Road

Northbrook, Illinois 60062

Attention:  Beth Lapham

Email: blapham@allstate.com

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Attention:          John M. Schwolsky

Alexander M. Dye

Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

Section 21.3     Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are

33

used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.  This Agreement has been fully negotiated by the Parties hereto and shall not be construed by any Governmental Entity against either Party by virtue of the fact that such Party was the drafting Party.

Section 21.4     Entire Agreement; Third Party Beneficiaries.  This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.  Except as set forth in Article XIX with respect to the Administrator Indemnified Parties and the Company Indemnified Parties, this Agreement is not intended to confer upon any Person other than the Parties hereto and their successors and permitted assigns any rights or remedies.

Section 21.5     Governing Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 21.6     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than by operation of law in a merger), by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 21.7     Jurisdiction; Enforcement.

(a)          Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City and County of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement.  In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court.  Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in

34

connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 21.2, constitute good, proper and sufficient service thereof.

(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.7.

Section 21.8     Severability; Amendment; Modification; Waiver.

(a)          Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)          This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the Administrator and the Company.

(c)          No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 21.9     Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 21.10   Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party.  Each Party

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may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 21.11   Survival.  Articles XVI, XIX, XX and XXI shall survive the termination of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company and the Administrator have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

LINCOLN BENEFIT LIFE COMPANY

By:
Name:
Title:

ALLSTATE LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

[Administrative Services Agreement]

EXHIBIT C

AMENDED AND RESTATED REINSURANCE AGREEMENT

between

LINCOLN BENEFIT LIFE COMPANY
and

ALLSTATE LIFE INSURANCE COMPANY

Dated as of [•]

SCHEDULES

SCHEDULE A	-	CEDED REINSURANCE CONTRACTS

SCHEDULE B	-	SEPARATE ACCOUNTS

SCHEDULE C	-	MONTHLY REPORT

EXHIBITS

EXHIBIT A	-	TRUST AGREEMENT

AMENDED AND RESTATED REINSURANCE AGREEMENT

This Amended and Restated Reinsurance Agreement, dated as of [•], 2013 (this “Agreement”), is made and entered into by and between Lincoln Benefit Life Company, a Nebraska domiciled stock life insurance company (the “Company”), and Allstate Life Insurance Company, an Illinois domiciled stock life insurance company (the “Reinsurer”, and together with the Company, the “Parties”, and each a “Party”).

WHEREAS, the Reinsurer owns 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the Reinsurer, Resolution Life Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Buyer”), and Resolution Life L.P., solely for purposes of Section 5.25 and Article X thereto, a Bermuda limited partnership, have entered into a Stock Purchase Agreement, dated as of July 17, 2013 (the “Stock Purchase Agreement”), pursuant to which the Reinsurer proposes to sell, and the Buyer proposes to purchase, 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the Stock Purchase Agreement provides, among other things, for the Company and the Reinsurer to enter into this Agreement;

WHEREAS, the Reinsurer provides reinsurance coverage to the Company in accordance with the terms of the following reinsurance agreements:  (i) a coinsurance agreement between the Parties effective as of December 31, 2001 covering the Company’s general account liabilities for all policies and market value adjustment annuities (the “General Account Reinsurance Agreement”), (ii) a modified coinsurance agreement between the Parties effective as of December 31, 2001 covering the Company’s separate account liabilities for variable life insurance policies (the “Variable Life Reinsurance Agreement”, and together with the General Account Reinsurance Agreement, the “Subject Reinsurance Agreements”) and (iii) a modified coinsurance agreement between the Parties effective as of December 31, 2001 covering the Company’s separate account liabilities for variable annuity policies (the “Variable Annuity Reinsurance Agreement”);

WHEREAS, the Company is also a party to a Reinsurance Agreement, effective September 30, 2012 (the “Vermont Captive Reinsurance Agreement”), pursuant to which the Company cedes to the Vermont Captive one hundred percent (100%) of the policy benefits under specified universal life insurance policies written by the Company with issue dates within the range set forth in the Vermont Captive Reinsurance Agreement;

WHEREAS, prior to the closing of the transactions contemplated in the Stock Purchase Agreement, the Company and the Reinsurer entered into a Recapture Agreement (the “Recapture Agreement”) pursuant to which the Company recaptured from the Reinsurer certain of the business that was previously ceded or retroceded to the Reinsurer under the Subject Reinsurance Agreements;

WHEREAS, in connection with the Closing of the transactions contemplated in the Stock Purchase Agreement, the Company and the Reinsurer desire to amend and restate, in its entirety,

the Variable Life Reinsurance Agreement with respect to the business of the Company that was reinsured under the Variable Life Reinsurance Agreement and has not recaptured by the Company pursuant to the Recapture Agreement;

WHEREAS, in connection with the Closing of the transactions contemplated in the Stock Purchase Agreement, the Company and the Reinsurer desire to amend and restate the General Account Reinsurance Agreement with respect to the portion of the business of the Company that was reinsured under the General Account Reinsurance Agreement and has not recaptured by the Company pursuant to the Recapture Agreement, except for the Company’s variable annuity policies reinsured pursuant to the General Account Reinsurance Agreement (which variable annuity policies will continue to be reinsured by the Reinsurer pursuant to the General Account Reinsurance Agreement with respect to all general account liabilities associated with such variable annuity policies);

WHEREAS, the Variable Annuity Reinsurance Agreement shall remain in full force and effect without amendment; and

WHEREAS, the Company wishes to appoint the Reinsurer to provide administrative and other services with respect to the Reinsured Risks (as defined below), and the Reinsurer, as Administrator, desires to provide such administrative services and other services;

NOW, THEREFORE, the Company and the Reinsurer agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                        Definitions.  Any capitalized term used but not defined herein, unless otherwise indicated, shall have the meaning set forth in the Stock Purchase Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Company and the Reinsurer as of the date hereof.

“Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“ALIC Outward Reinsurance Contracts” means all reinsurance or coinsurance treaties and agreements to which the Reinsurer is or becomes a party, as retrocedent, and that relate to the retrocession by the Reinsurer of risks assumed under this Agreement, including  (a) all reinsurance or coinsurance treaties and agreements in force as of the date of this Agreement to which the Reinsurer is a ceding party to and that relate to the LBL Contracts, (b) any such treaty or agreement that is terminated or expired but under which the Reinsurer may continue to receive benefits with respect to the LBL Contracts, (c) any other new or replacement reinsurance or coinsurance treaties or agreements covering the LBL Contracts that are entered into by the Reinsurer and (d) any Alternative Reinsurance Arrangement.

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“Alternative Reinsurance Arrangement” shall have the meaning set forth in Section 3.10(b).

“ARIAS” shall have the meaning set forth in Section 9.1.

“Bank Accounts” shall have the meaning set forth in Section 4.4.

“Captive” means ALIC Reinsurance Company, a South Carolina domiciled captive insurance Company.

“Captive Change of Control” means the occurrence of one or more of the following events:  any Person other than TAC, one or more Affiliates of TAC or the Reinsurer (whether or not then an Affiliate of TAC) acquires or assumes (x) Control of the Captive, whether by merger, consolidation, stock acquisition or otherwise (including the acquisition or assumption of the power to direct the Captive’s management and policies by means of a management or services agreement or other contractual arrangement) or (y) all or substantially all of the assets or Liabilities of the Captive by reinsurance (whether indemnity or assumption) or otherwise; provided, however, that the acquisition of Control of TAC by any Person shall not constitute a Change in Control.  Notwithstanding the foregoing, no Captive Change in Control shall be deemed to occur if TAC provides a guarantee for the benefit of the Company, on terms reasonably satisfactory to the Company, of all obligations of the Captive to the Reinsurer that are assigned to the Company in accordance with the terms of the definition of Required Balance.

“Ceded Reinsurance Contracts” means (a) all reinsurance or coinsurance treaties and agreements in force as of the date of this Agreement to which the Company is a ceding party and that relate to the LBL Contracts, (b) any such treaty or agreement that is terminated or expired but under which the Company may continue to receive benefits with respect to the LBL Contracts, and (c) any other new or replacement reinsurance or coinsurance treaties or agreements covering the LBL Contracts that are entered into by the Reinsurer on behalf of the Company as Administrator under the Administrative Services Agreement, including with respect to subclauses (a), (b) and (c) above, the Vermont Captive Reinsurance Agreement and those treaties and agreements set forth on Schedule A.

“Change in Control” means the occurrence of one or more of the following events:  any Person other than TAC or one or more Affiliates of TAC acquires or assumes (x) Control of the Reinsurer, whether by merger, consolidation, stock acquisition or otherwise (including the acquisition or assumption of the power to direct the Reinsurer’s management and policies by means of a management or services agreement or other contractual arrangement) or (y) all or substantially all of the assets or Liabilities of the Reinsurer by reinsurance (whether indemnity or assumption) or otherwise; provided, however, that the acquisition of Control of TAC by any Person shall not constitute a Change in Control.  Notwithstanding the foregoing, no Change in Control shall be deemed to occur if TAC provides a guarantee for the benefit of the Company of all Reinsured Risks and all obligations of the Reinsurer hereunder on terms reasonably satisfactory to the Company.

“Company” shall have the meaning set forth in the Preamble.

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“Company Extra Contractual Obligations” means all Extra Contractual Obligations to the extent arising out of, resulting from or relating to any alleged or actual act, error or omission after the Inception Date (including the failure of the Company to perform any Retained Services for such term as defined in the Administrative Services Agreement to the extent required thereunder), whether intentional, in bad faith, reckless, grossly negligent, negligent or otherwise, by the Company or any of its Affiliates, or any service providers engaged or compensated by the Company or its Affiliates (other than the Reinsurer, any of its Affiliates or any designee or subcontractor appointed by Administrator under the Administrative Services Agreement), in each case unless such action was directed by the Reinsurer in writing.

“Company Indemnified Persons” shall have the meaning set forth in Section 10.1.

“Contractholder” means the holder of any LBL Contract.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Designated Company Conversion Policies” shall have the meaning set forth in the Administrative Services Agreement.

“Eligible Assets” shall have the meaning set forth in Section 7.4.

“Exclusive Producer” means any Producer that markets, sells or administers business of the type written by the Reinsurer or any of its Affiliates exclusively for or on behalf of the Reinsurer and its Affiliates, notwithstanding whether such Producer also sells products of the type not written by the Reinsurer or any of its Affiliates on behalf of third parties.

“Extra Contractual Obligation” means all Liabilities (for the avoidance of doubt, other than Liabilities arising under the express terms and conditions of the LBL Contracts), including Liabilities for fines, penalties, Taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort or any other form of damages, and legal fees and expenses relating thereto, arising out of, resulting from or relating to any alleged or actual act, error or omission, whether intentional, in bad faith, reckless, grossly negligent, negligent or otherwise, in connection with (i) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the LBL Contracts, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, dividends or payments under or relating to the LBL Contracts, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims, dividends or any other amounts due or alleged to be due under or in connection with the LBL Contracts.

“Fair Market Value” means (i) as to cash, the amount thereof; and (ii) as to an asset other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale.

“Fronting Period” means the period of time on and after the date hereof that the Reinsurer has the right under Section 4.1(a) of the Administrative Services Agreement to issue life insurance contracts in the name of the Company.

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“Fund” means any registered investment company in which a Separate Account invests.

“General Account Liabilities” means the following Liabilities of the Company, whether incurred before, at or after the Inception Date:  (a) all claims, benefits, claim expenses, interest on claims or unearned premiums, interest on policy funds, withdrawals, amounts payable for returns or refunds of premium surrender amounts and other amounts payable under the terms of the LBL Contracts; (b) all Liabilities arising out of changes to the terms and conditions of the LBL Contracts mandated by Applicable Law or initiated by a Contractholder pursuant to the terms of the applicable LBL Contracts; (c) all expense allowances payable under the LBL Contracts and all experience refunds that relate to the LBL Contracts (including under the Transamerica Reinsurance Agreement); (d) all premium taxes due or accrued in respect of premiums paid, deposits made or annuitizations occurring with respect to the LBL Contracts net of premium tax credits to the extent arising out of assessments or charges described in clause (e); (e) all assessments and similar charges with respect to the LBL Contracts in connection with participation by the Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings occurring before, on or after the Inception Date; (f) all commissions (including both fronted and trail commissions), expense allowances, benefit credits, other compensation and other servicing and administration fees payable with respect to the LBL Contracts to or for the benefit of Producers; (g) all escheat and unclaimed property Liabilities arising under the LBL Contracts; (h) all premiums and other amounts payable under the Ceded Reinsurance Contracts in respect of the LBL Contracts; and without duplication, (i) all expense reimbursement amounts payable to Allstate Distributors, LLC by the Company under the Principal Underwriting Agreement with respect to the LBL Contracts; in each of the cases of subclauses (a) through (i) above, net of amounts actually collected under the Ceded Reinsurance Contracts by or on behalf of the Company in respect of the LBL Contracts.  For the avoidance of doubt, General Account Liabilities (A) exclude the Separate Account Liabilities and the Company Extra Contractual Obligations, and (B) include any general account fixed options under LBL Contracts.

“General Account Reinsurance Agreement” shall have the meaning set forth in the Recitals.

“General Account Reserves” means the aggregate amount of general account reserves of the Company with respect to the General Account Liabilities (without regard to the reinsurance provided hereunder), determined in accordance with Nebraska SAP; provided, the term “General Account Reserves” does not include the Separate Account Reserves.  For the avoidance of doubt, such General Account Reserves shall include the amounts for General Account Liabilities that would be reflected in lines 1 through 4 inclusive, column 1, in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare the Company’s statutory balance sheet as of December 31, 2012, or if the line numbers are changed pursuant to relevant guidance from the NAIC, the successor to such line numbers.

“Illinois SAP” means the statutory accounting principles prescribed or permitted by the Commissioner of Insurance of the State of Illinois but disregarding any permitted practices applicable to the Reinsurer, other than those of general applicability to life insurers.

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“Inception Date” shall have the meaning set forth in Section 2.1

“LBL Contracts” means all Pre-Closing Policies and Post-Closing Policies, excluding policies issued or coverages otherwise provided as a result of the exercise by a Contractholder of any conversion right in a Pre-Closing Policy or a Post-Closing Policy, other than all Designated Company Conversion Policies.

“LIBOR Determination Date” means the date as of which One-Month LIBOR is to be determined, or if such date is not a London Banking Day, the next immediately succeeding London Banking Day.

“London Banking Day” means any business day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Minimum Balance” shall have the meaning set forth in Section 7.7

“Monthly Accounting Period” means each calendar month during the term of this Agreement or any fraction thereof ending on the date this Agreement is terminated in accordance with Section 5.2.

“Monthly Report” shall have the meaning set forth in Section 4.5.

“Monthly Settlement” shall have the meaning set forth in Section 4.5.

“Nebraska Commissioner” means the Commissioner of Insurance of the State of Nebraska.

“Nebraska SAP” means the statutory accounting principles prescribed or permitted by the Commissioner of Insurance of the State of Nebraska but disregarding any permitted practices applicable to the Company, other than those of general applicability to life insurers.

“New York Court” shall have the meaning set forth in Section 11.5.

“Non-Guaranteed Elements” means cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, variable premium rates, variable paid-up amounts, policyholder dividends and other policy features that are subject to change.

“One-Month LIBOR” means for each interest period, the London interbank offered rate for deposits in U.S. dollars having a maturity of one month which appears on Bloomberg:  verb “BBAM”, 1) “Official BBA Libor Fixings” as of 11:00 a.m., London time, on the related LIBOR Determination Date.  If this rate does not appear on Bloomberg:  verb “BBAM”, 1) “Official BBA Libor Fixings” on that date, the rate for such interest period will be determined on the basis of the rates at which deposits in U.S. dollars, having a maturity of one month and in a principal amount of not less than U.S. $1,000,000, are offered at approximately 11:00 a.m., London time, on the LIBOR Determination Date with respect to that interest period, to prime banks in the London interbank market.

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“Parties” shall have the meaning set forth in the Preamble.

“Policy Loan Balance” means, with respect to any date of determination, the amount of contract loans in respect of the LBL Contracts, as of such date, as would be reflected in line 6, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Company’s statutory balance sheet as of December 31, 2012 or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon, determined in accordance with Nebraska SAP.

“Post-Closing Policies” means all of the life insurance and annuity contracts issued by the Administrator in the name of the Company pursuant to the Administrative Services Agreement.

“Post-Underwriting Period Conversion Policies” shall have the meaning set forth in the Administrative Services Agreement.

“Pre-Closing Policies” means all of the life insurance and annuity contracts written or reinsured by the Company prior to the Inception Date and reinsured pursuant to the Subject Reinsurance Agreements, other than (i) the Recaptured Business and (ii) all variable annuity policies written by the Company to the extent reinsured by the Reinsurer under the Variable Annuity Reinsurance Agreement or the General Account Reinsurance Agreement.  For the avoidance of doubt, the Pre-Closing Policies shall be comprised of (i) all life insurance business written by the Company through Exclusive Producers prior to the Inception Date, (ii) all immediate annuities written by the Company prior to the Inception Date, (iii) all Specified Life Business and (iv) the Reinsured Policies.

“Premiums” means premiums, considerations, deposits, payments, loan interest and principal repayments and other amounts received by or on behalf of the Company in respect of the LBL Contracts.

“Principal Underwriting Agreement” means the Principal Underwriting Agreement entered into between the Company and Allstate Distributors, LLC as of the date hereof.

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing insurance policies, annuity contracts, protection and retirement products on behalf of the Company.

“Recapture Agreement” shall have the meaning set forth in the Recitals.

“Recaptured Business” means the business written by the Company that was reinsured by the Reinsurer pursuant to the Subject Reinsurance Agreement and is recaptured by the Company pursuant to the Recapture Agreement.

“Recoveries” shall have the meaning set forth in Section 4.2(a).

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“Recoveries Collateral” shall have the meaning set forth in Section 4.3(a).

“Reinsurance Receivables” means, as of any date of determination, the sum of (x) the amounts recoverable from reinsurers under the Ceded Reinsurance Agreements or the ALIC Outward Reinsurance Contracts, as of such date, as would be reflected in line 16.1, column 3 in the “Assets” section of the NAIC statement blank used to prepare the statutory balance sheet of the Company or the Reinsurer, as applicable, as of December 31, 2012 or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (y) the funds held by or deposited with reinsured companies under the Ceded Reinsurance Agreements or the ALIC Outward Reinsurance Contracts, as of such date, as would be reflected in line 16.2, column 3 in the “Assets” section of the NAIC statement blank used to prepare the statutory balance sheet of the Company or the Reinsurer, as applicable, as of December 31, 2012 or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (z) other amounts receivable under reinsurance contracts from reinsurers under the Ceded Reinsurance Agreements of the ALIC Outward Reinsurance Contracts, as of such date, as would be reflected in line 16.3, column 3 in the “Assets” section of the NAIC statement blank used to prepare the statutory balance sheet of the Company or the Reinsurer, as applicable, as of December 31, 2012 or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, in each case determined in accordance with SAP or Applicable Law of the Company Domiciliary State.

“Reinsured Policies” means those term life insurance policies reinsured by the Company pursuant to the Transamerica Reinsurance Agreement.

“Reinsured Risks” shall have the meaning set forth in Section 2.1

“Reinsurer” shall have the meaning set forth in the Preamble.

“Reinsurer Extra Contractual Obligations” means all Extra Contractual Obligations to the extent arising out of, resulting from or relating to any alleged or actual act, error or omission, whether intentional, in bad faith, reckless, grossly negligent, negligent or otherwise, by the Reinsurer or any of its Affiliates, or any service providers engaged or compensated by the Reinsurer or its Affiliates (other than any Company Extra Contractual Obligations).

“Reinsurer Indemnified Persons” shall have the meaning set forth in Section 10.2.

“Reinsurer Statutory Book Value” means, with respect to any Eligible Asset, the amount carried in respect of such asset by the Reinsurer as an admitted asset determined in accordance with Illinois SAP.

“Required Balance” means, as of any date of determination, an amount equal to (i) the General Account Reserves as of such date, minus (ii) the Policy Loan Balance as of such date, minus (iii) the Reinsurance Receivables as of such date, minus (iv) the amount of Uncollected/Deferred Premiums as of such date, minus (v) reserve credits on the Reinsurer’s books and records as of such date with respect to the ALIC Outward Reinsurance Contracts whereby the Reinsurer cedes liabilities to an Affiliate of the Reinsurer, provided, however, that

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with respect to clause (v), the Required Balance shall only be reduced, (A) in an amount that in the aggregate does not exceed 40% of the General Account Reserves as of such date, (B) to the extent of the Value of any assets held as collateral for the reinsurance under the applicable ALIC Outward Reinsurance Contract and (C) to the extent the Reinsurer has assigned to the Company all its rights with respect to such collateral on terms reasonably satisfactory to the Company.  Notwithstanding the foregoing, from and after the occurrence of both a Change in Control and a Captive Change of Control, the Required Balance shall be, as of any date of determination, an amount equal to (i) the General Account Reserves less (ii) the Policy Loan Balance as of such date.

“Reserve Credit” means full reserve credit for the reinsurance ceded to the Reinsurer under this Agreement in the Statutory Financial Statements required to be filed by the Company with the Commissioner of Insurance of the State of Nebraska.

“Separate Account Charges” shall have the meaning set forth in Section 4.2(a)(iii)

“Separate Account Liabilities” means those liabilities that are payable from the assets of the Separate Accounts in respect of the LBL Contracts.

“Separate Account Separation” shall have the meaning set forth in the Administrative Services Agreement.

“Separate Accounts” means the portion of the variable life separate account(s) of the Company described on Schedule B that relate to the LBL Contracts and, following the Separate Account Separation, the new separate account formed in connection therewith.

“Shared Reinsurance Agreement” shall have the meaning set forth in Section 3.10(b).

“Shared Separate Account” means the Lincoln Benefit Life Variable Life Account A, but only so long as such separate account includes assets held in respect of LBL Contracts.

“Specified Life Business” means, collectively, (i) the term life insurance policies written by the Company prior to the Inception Date that have been reinsured to the Reinsurer and retroceded by the Reinsurer to ALIC Reinsurance Company and (ii) the term life insurance policies of the type identified on Section 1.1(d) of the Seller Disclosure Schedule to the Stock Purchase Agreement that were written by the Company and are reinsured by third party reinsurers.

“Statutory Financial Statements” means, with respect to any Party, the annual and quarterly statutory financial statements of such Party.

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Subject Reinsurance Agreements” shall have the meaning set forth in the Recitals.

“TAC” means The Allstate Corporation, a Delaware corporation.

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“Transaction Agreements” shall have the meaning set forth in the Stock Purchase Agreement.

“Transamerica” means Transamerica International Reinsurance Company.

“Transamerica Reinsurance Agreement” means that certain [Reinsurance Agreement], dated as of [      ] by and between the Company and Transamerica.

“Transfer Instruments” shall have the meaning set forth in Section 7.5

“Trust Account” means the trust account established by the Reinsurer for the benefit of the Company under the Trust Agreement.

“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Company and the Trustee, as trustee, substantially in the form of Exhibit A hereof.

“Trustee” shall have the meaning set forth in Section 7.2.

“UCC” shall have the meaning set forth in Section 4.3(b)(i).

“Uncollected/Deferred Premiums” means, as of any date of determination, the sum of (i) uncollected premiums in the course of collection in respect of the LBL Contracts, as of such date, as would be reflected in line 15.1, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Reinsurer’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (ii) deferred premiums and installments booked but deferred and not yet due in respect of the LBL Contracts, as of such date, as would be reflected in line 15.2, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Reinsurer’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, in each case determined in accordance with Nebraska SAP.

“Value” means, with respect to the assets in the Trust Account, their Reinsurer Statutory Book Value prior to a Change in Control and following the occurrence of a Change in Control, their Fair Market Value.

“Variable Annuity Reinsurance Agreement” shall have the meaning set forth in the Recitals.

“Variable Life Reinsurance Agreement” shall have the meaning set forth in the Recitals.

“Vermont Captive” means Lincoln Benefit Reinsurance Company, a Vermont domiciled captive insurance company.

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“Vermont Captive Reinsurance Agreement” shall have the meaning set forth in the Recitals.

ARTICLE II
COVERAGE

Section 2.1        Coverage.  Upon the terms and subject to the conditions and other provisions of this Agreement, as of [12:01 a.m.] Central Time on the 1st day of the month in which the Closing occurs (the “Inception Date”), the Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Company (i) on a coinsurance basis, for one hundred percent (100%) of the General Account Liabilities of the Company; (ii) on a modified coinsurance basis, for one hundred percent (100%) of the Separate Account Liabilities of the Company and (iii) for one hundred percent (100%) of the Reinsurer Extra Contractual Obligations, in each case, payable by the Company on or after the Inception Date (the “Reinsured Risks”).

Section 2.2        Conditions.

(a)          The Company, on its own initiative, shall not change the terms and conditions of any LBL Contract, other than for any changes that are required due to (i) changes in Applicable Law, (ii) the terms of the LBL Contracts or (iii) the requirements of any Governmental Entity.  If the Company’s liability under any of the LBL Contracts is changed because of changes made on or after the Inception Date in the terms and conditions of the LBL Contracts (including to any contract riders or endorsements thereto) that are required due to the reasons identified in clauses (i), (ii) or (iii) above, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.  With respect to any change required due to the reasons identified in clauses (i) or (iii) above, the Company shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify the Reinsurer of such proposed change and afford the Reinsurer the opportunity, to the extent practicable, to object to such change under applicable administrative procedures (both formal and informal).

(b)          Except as otherwise set forth or contemplated herein, including in paragraph (a) above, no changes, amendments or modifications made on or after the Inception Date of the terms and conditions of the LBL Contracts (including to any contract riders or endorsements thereto) shall be covered hereunder unless made by the Reinsurer pursuant to the Administrative Services Agreement or made or consented to by the Company with the prior written approval of the Reinsurer.  In the event that any such changes, amendments or modifications are made or consented to in any LBL Contract by the Company without the prior written approval of the Reinsurer, this Agreement will cover Reinsured Risks incurred by the Company under such LBL Contract as if the non-approved changes, amendments or modifications had not been made.

Section 2.3        Indemnity Reinsurance.  This Agreement is an indemnity coinsurance and modified coinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the

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other Party.  The Company shall be and shall remain the only party hereunder that is liable to any insured, cedent, Contractholder, claimant or beneficiary under any annuity contract or insurance policy reinsured hereunder.

Section 2.4        Territory.  The territorial limits of this Agreement shall be identical with those of the LBL Contracts.

ARTICLE III
ADMINISTRATION; GENERAL

Section 3.1        Contract Administration.  The Reinsurer shall administer the LBL Contracts (other than the Post-Underwriting Period Conversion Policies), the Ceded Reinsurance Contracts with respect to the LBL Contracts (other than with respect to the Post-Underwriting Period Conversion Policies) and the Separate Accounts (to the extent provided in the Administrative Services Agreement) directly on behalf of the Company, in each instance in accordance with the terms of the Administrative Services Agreement.  The Post-Underwriting Period Conversion Policies shall be administered by the Company.  The Company agrees to administer the Post-Underwriting Period Conversion Policies in accordance with Applicable Law, the terms of such policies and, subject to the foregoing, using a degree of skill and attention no less than that which the Company exercises with respect to the Company Business.1

Section 3.2        Non-Guaranteed Elements.  The Reinsurer may, from time to time, make recommendations to the Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the LBL Contracts, Applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges.  The Company shall fully consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations after such recommendations are provided in writing, except to the extent that an applicable Governmental Entity finally determines that Applicable Law would require the implementation of such recommendations to apply to any policy or contract that constitutes Company Business.  Notwithstanding anything to the contrary contained herein, in the event that an applicable Governmental Entity finally determines that Applicable Law would require the implementation of the Reinsurer’s recommendations with respect to one or more LBL Contracts to apply to any policy or contract that constitutes Company Business (a) the Parties shall cooperate in good faith to develop a mutually agreeable plan to set Non-Guaranteed Elements with respect to such LBL Contracts and such Company Business, and the Parties shall implement any such plan so agreed and (b) the Company shall not be liable for any Indemnified Losses incurred by the Reinsurer as a result of the Company’s failure to implement the Reinsurer’s recommendations.  In the event that the Company is notified by an applicable Governmental Entity that it proposes making a determination that Applicable Law would require the implementation of such recommendations to apply to any policy or contract that constitute Company Business, the Company shall promptly (but in any event within two (2) Business

1              Note to Draft: The Company’s obligations to assume the administration of the Post-Underwriting Period Conversion Policies is subject to agreement between Seller and Buyer as to the compensation to be received by the Company in connection thereto.

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Days) notify the Reinsurer of such notification.  The parties will thereafter cooperate in good faith and use their reasonable best efforts to reach agreements with such Governmental Entity that will avoid a final determination to such effect.

Section 3.3        Policy Exchanges, Replacements or Surrenders.  Unless otherwise agreed in writing by the Parties to this Agreement, (i) the Company will not institute, promote, or encourage any exchange, replacement or surrender program with respect to the LBL Contracts; and (ii) the Company shall not use any information regarding the LBL Contracts, including information regarding the Contractholders, other than for purposes of complying with its obligations under the Administrative Services Agreement and this Agreement or as otherwise required by Applicable Law.

Section 3.4        Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.  The Party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other Party in writing promptly upon discovery thereof, and the Parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other Party’s receipt of such notice.  However, this Section 3.4 shall not be construed as a waiver by either Party of its right to enforce strictly the terms of this Agreement.

Section 3.5        Age, Sex and Other Adjustments.  If the Company’s liability under any of the LBL Contracts is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the reinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

Section 3.6        Set-off.  Any debts or credits, matured or unmatured, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.  For the avoidance of doubt, no such set-off shall affect the obligations of the Parties or their respective Affiliates under the terms of the Stock Purchase Agreement or any other Transaction Agreement.  In the event of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by Applicable Law.

Section 3.7        Defenses.  The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

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Section 3.8        Guaranty Fund Assessments and Premium Taxes.  The Company and the Reinsurer shall settle amounts due with regard to guaranty fund assessments, premium taxes and premium tax credits included in the General Account Liabilities in accordance with the terms of the Administrative Services Agreement.

Section 3.9        Conversion.  From and after the Inception Date, the Company shall make policies available for issuance upon the exercise by a Contractholder of any conversion right in an LBL Contract in accordance with the terms of the Administrative Services Agreement.

Section 3.10     Ceded Reinsurance Contracts.

(a)          From and after the Inception Date, pursuant to the terms of the Administrative Services Agreement, the Reinsurer shall have the exclusive right to terminate, amend or replace with a new reinsurance agreement between the Reinsurer and the applicable reinsurer, in whole or in part, any of the Ceded Reinsurance Contracts to the extent such termination, amendment or replacement relates to the LBL Contracts; provided such termination, amendment or replacement does not affect the reinsurance coverage or other reinsurance terms provided thereunder with respect to the Company Business.  The Company agrees to not terminate, amend or replace any of the Ceded Reinsurance Contracts to the extent such termination, amendment or replacement relates to or affects the reinsurance coverage provided thereunder with respect to the LBL Contracts.  The Company shall, upon the Reinsurer’s request, cooperate with the Reinsurer and take all actions reasonably requested by the Reinsurer to cause such terminations, amendments or replacements of Ceded Reinsurance Contracts or to cause such replacement Ceded Reinsurance Contracts to be entered into.  The Reinsurer shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Affiliates in connection with such terminations, amendments or replacements of Ceded Reinsurance Contracts or the entering into of such new Ceded Reinsurance Contracts.

(b)          From and after the Inception Date, to the extent not completed prior to the Inception Date pursuant to Section 5.4 of the Stock Purchase Agreement, the Reinsurer and the Company shall each use its reasonable best efforts, and shall cooperate fully with each other, to cause the reinsurer under each Ceded Reinsurance Contract pursuant to which such reinsurer reinsures both risk included in the Company Business and risk that is not included in the Company Business (each, a “Shared Reinsurance Agreement”) to (i) enter into (A) a novation to the Reinsurer or one or more of its Affiliates of the portion of such Shared Reinsurance Agreement comprising risk that is not included in the Company Business or (B) an amendment of such Shared Reinsurance Agreement to exclude the risk that is not included in the Company Business together with a new reinsurance arrangement with the Reinsurer or one or more of its Affiliates pursuant to which such risk will be reinsured by such reinsurer on the same terms as those applicable under the Shared Reinsurance Agreement (each of (A) and (B), an “Alternative Reinsurance Arrangement”) and (ii) waive any right to terminate such Shared Reinsurance Agreement pursuant to its terms as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither Party shall be required to compromise any right, asset or benefit or expend any amount, incur any liability or provide any other consideration in connection with obtaining the consent of any reinsurer to any Alternative Reinsurance Arrangement.  For the avoidance of doubt, if the Parties are unable to effect an Alternative

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Reinsurance Arrangement with respect to any Shared Reinsurance Agreement and such Shared Reinsurance Agreement remains in effect after the Inception Date, all rights to the reinsurance recoveries under such Shared Reinsurance Agreement that relate to the LBL Contracts shall be included in the Recoveries, the Company shall have no obligation to seek collection for any such Recoveries (other than with respect to  the Post-Underwriting Period Conversion Policies or as may be provided in the Administrative Services Agreement), and the Reinsurer will administer such Shared Reinsurance Agreement with respect to the LBL Contracts (other than with respect to the Post-Underwriting Period Conversion Policies) under the Administrative Services Agreement.

(c)          From and after the Inception Date, to the extent not completed prior to the Inception Date pursuant to Section 5.4 of the Stock Purchase Agreement, the Reinsurer shall have the right but not the obligation to continue to use efforts to cause the reinsurer under each Ceded Reinsurance Contract other than the Shared Reinsurance Agreements to enter into either (i) a novation of such Ceded Reinsurance Contract from the Company to the Reinsurer or one of its Affiliates or (ii) a termination of such Ceded Reinsurance Contract together with the concurrent entry into a new reinsurance contract with the Reinsurer; provided, that neither Party shall be required to compromise any right, asset or benefit or expend any amount, incur any liability or provide any other consideration in connection with obtaining the consent of any reinsurer to any such alternative arrangement.  For the avoidance of doubt, if the Parties are unable to effect an alternative arrangement with respect to any such Ceded Reinsurance Contract and such Ceded Reinsurance Contract remains in effect after the Inception Date, all rights to the reinsurance recoveries under such Ceded Reinsurance Contract shall be included in Recoveries, the Company shall have no obligation to seek collection for any such Recoveries (other than with respect to the Post-Underwriting Period Conversion Policies or as may be provided in the Administrative Services Agreement), and the Reinsurer will administer such Ceded Reinsurance Contract (other than with respect to the Post-Underwriting Period Conversion Policies) under the Administrative Services Agreement.

(d)          Subject to the provisions of Section 3.10(a), Liabilities with respect to the LBL Contracts under any Ceded Reinsurance Contract that is terminated or recaptured by the Reinsurer shall be ceded hereunder automatically to the Reinsurer without further action, subject to receipt by the Reinsurer of any reserve transfer or similar transfers or settlement amount, if any, received by the Company from the applicable reinsurer and, in such event, the Reinsurer shall pay any special transfer or recapture fee or any other amount payable by the Company in respect of the LBL Contracts in connection therewith as may be required under such Ceded Reinsurance Contract.

(e)          From and after the Inception Date, the Reinsurer shall have the right but not the obligation to seek Transamerica’s consent to (and upon receipt of such consent to effectuate on behalf of the Company) either (i) a novation of the Transamerica Reinsurance Agreement (together with any related servicing agreement) from the Company to the Reinsurer or one of its Affiliates or (ii) a termination of the Transamerica Reinsurance Agreement (together with any related servicing agreement) together with the concurrent entry into a new reinsurance contract and any related servicing agreement with the Reinsurer; provided, that neither Party shall be required to compromise any right, asset or benefit or expend any amount, incur any

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liability or provide any other consideration in connection with obtaining the consent of Transamerica to any such alternative arrangement.

Section 3.11     Follow the Fortunes.  The Reinsurer’s Liability under this Agreement shall attach simultaneously with that of the Company under the LBL Contracts, and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of Premiums paid to the Company.

ARTICLE IV
INITIAL REINSURANCE PREMIUM; ADDITIONAL CONSIDERATION; NET SETTLEMENT

Section 4.1        Initial Reinsurance Premium.  The Parties agree and acknowledge that the initial reserve transfer occurred under the Subject Reinsurance Agreements (or predecessor reinsurance agreements), and there will be no additional initial reinsurance premium or ceding commission due between the Parties as a result of entering into this Agreement except as provided in Section 4.2

Section 4.2        Additional Consideration.

(a)          As additional consideration for the Reinsurer entering into this Agreement, as of the Inception Date, the Company hereby irrevocably sells, assigns, transfers and delivers to the Reinsurer as premium hereunder all of its rights, title and interest in one hundred percent (100%) of all of the following amounts actually received or receivable at or after the Inception Date by the Company or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator, with respect to the LBL Contracts (items (i) through (v) below, collectively, the “Recoveries”):

(i)           Premiums;

(ii)          all amounts actually collected or collectable under the Ceded Reinsurance Contracts in respect of the LBL Contracts (including all recoveries, returns, amounts in respect of profit sharing and all other sums to which the Company may be entitled under the Ceded Reinsurance Contracts in respect of the LBL Contracts);

(iii)         all mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the LBL Contracts collected or collectible by the Company, and any other charges, fees and similar amounts received or receivable by the Company from the Separate Accounts in respect of the LBL Contracts (collectively, the “Separate Account Charges”).  For the avoidance of doubt, the Separate Account Charges shall include any revenue sharing fees, service fees and distribution fees received or receivable from or in respect of Funds pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended;

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(iv)         all amounts that are transferrable from the Separate Accounts to the general account of the Company in respect of the LBL Contracts; and

(v)          without duplication, all other payments, collections, releases of funds, recoveries and other considerations or payments with respect to the LBL Contracts, including all premiums, payments, reimbursements, interest or other amounts that the Company receives in connection with any reinstatement or reissuance of an LBL Contract or any conversion, exchange or replacement policy that is reinsured under this Agreement.

(b)          The Company agrees to execute and record all additional documents and take all other steps reasonably requested by the Reinsurer to effectuate such transfer to the Reinsurer.  Direct receipt by the Reinsurer, including in its role as Administrator under the Administrative Services Agreement, or any of its Affiliates of any such amounts shall satisfy the Company’s obligations to transfer any such amount to the Reinsurer hereunder.

(c)          The Company hereby and pursuant to the Administrative Services Agreement appoints the Reinsurer as its agent to collect all Recoveries in the Company’s name.  The Company agrees and acknowledges that the Reinsurer and its permitted assigns and delegatees are entitled to enforce, in the name of the Company, all rights at law or in equity or good faith claims of the Company with respect to such Recoveries.  If necessary for such collection, the Company shall reasonably cooperate, at the Reinsurer’s expense, in any litigation or other dispute resolution mechanism relating to such collection.  The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Recoveries.  To the extent that the Company recovers any Recoveries from any third party attributable to the LBL Contracts, the Company shall promptly transfer such amounts to the Reinsurer, together with any pertinent information that the Company may have relating thereto.

Section 4.3        Security Interest.

(a)          The Parties intend the Company’s assignment pursuant to the first sentence of Section 4.2(a) to be a present assignment of all of the Company’s rights, title and interest and not an assignment as collateral.  However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer all of the Company’s now owned and hereafter acquired or arising, whether governed by Article 9 of the UCC or other law, wherever located, and all proceeds and products thereof, right, title and interest, if any (legal, equitable or otherwise) to all Recoveries (and any lockbox or account set up for the receipt of the Recoveries after the Inception Date) (“Recoveries Collateral”) to secure all of the Company’s obligations to remit the Recoveries to the Reinsurer.

(b)          Upon the failure of the Company to remit Recoveries to the Reinsurer, which failure remains uncured ten (10) days after written notice thereof is received by the

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Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under Applicable Law, the following rights:

(i)           the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of Nebraska, the State of Illinois, or any other applicable jurisdiction (the “UCC”), as though all the Recoveries Collateral constituted property subject to a security interest under Article 9 thereof; and

(ii)          the right to intercept and retain monies and property in any lockbox or account set up for the receipt of Recoveries.

(c)          This Section 4.3 is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Section 4.2(a), and the express intent of the Parties in entering into this Agreement, the Company retained ownership of or any rights in the Recoveries Collateral, the Reinsurer’s rights to the Recoveries Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 4.3 be interpreted as such.

(d)          Nothing contained herein shall be construed to support the conclusion that the Company will retain any ownership of or any rights in the Recoveries Collateral after the Inception Date or to support the conclusion that the Reinsurer does not acquire full ownership thereof as of the Inception Date.

(e)          The Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title under Article 9 of the UCC to any and all Recoveries Collateral and the Company shall do such further acts and things as the Reinsurer may reasonably request in order that the security interest granted hereunder may be maintained as a first perfected security interest.  All costs and expenses incurred in connection with obtaining a first priority, perfected security interest shall be borne by the Reinsurer.

Section 4.4        Bank Accounts.  During the term of this Agreement, the Reinsurer may open and maintain one or more accounts with banking institutions with respect to the LBL Contracts (the “Bank Accounts”).  The Reinsurer shall have the exclusive authority over the Bank Accounts including, without limitation, the exclusive authority to (a) open the Bank Accounts in the name of the Company, (b) designate the authorized signatories on the Bank Accounts, (c) issue drafts on and make deposits in the Bank Accounts in the name of the Company, (d) make withdrawals from the Bank Accounts and (e) enter into agreements with respect to the Bank Accounts on behalf of the Company; provided, that in no event shall the Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts or be obligated to provide funding for the Bank Accounts.  The Company shall do all things necessary at the Reinsurer’s expense to (x) enable and authorize the Reinsurer to use the Company’s existing lockboxes with respect to the LBL Contracts and (y) to enable the Reinsurer to open and maintain the Bank Accounts

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including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions.  The Company agrees that without the Reinsurer’s prior written consent it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.

Section 4.5        Reports and Settlements.

(a)          The Reinsurer shall provide to the Company periodic accounting and other reports with respect to the LBL Contracts as specified in the Administrative Services Agreement. Other than with respect to the Post-Underwriting Conversion Policies, settlement with respect to amounts owed hereunder by the Reinsurer to the Company and by the Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of Reinsured Risks and direct receipt by the Reinsurer of Recoveries on an ongoing basis in its capacity as Administrator under the Administrative Services Agreement.

(i)           Except as otherwise specifically provided herein, all amounts due to be paid to the Company and the Reinsurer under this Agreement with regards to the Post-Underwriting Period Conversion Policies shall be determined on a net basis, as of the last day of each Monthly Accounting Period.  Each net amount due with respect to each Monthly Accounting Period (the “Monthly Settlement”) shall be paid by the Reinsurer to the Company, or by the Reinsurer to the Company, as applicable, no later than fifteen (15) days after delivery of the Monthly Report.

(ii)          Within fifteen (15) days of the end of each Monthly Accounting Period, the Company shall supply the Reinsurer with a report in the form of Schedule C which shall set forth the Recoveries with respect to the Post-Underwriting Period Conversion Policies collected during the prior Monthly Accounting Period and the General Account Liabilities paid during the prior Monthly Accounting Period (the “Monthly Report”).

(iii)       If the actual data required for the Monthly Report cannot be supplied with the appropriate report, the Company shall produce best estimates and shall provide amended reports based on actual data no more than ten (10) days after the actual data becomes available and the Parties will settle any additional amounts due within five (5) days thereafter.

ARTICLE V
DURATION AND TERMINATION

Section 5.1        Duration.  Except as otherwise provided herein, this Agreement shall be unlimited in duration.

Section 5.2        Reinsurer’s Liability.  The Reinsurer’s liability with respect to the Reinsured Risks will terminate on the earliest of:  (i) the date the Company’s liability with

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respect to the Reinsured Risks is terminated and all amounts due the Company from the Reinsurer with respect thereto have been paid by or on behalf of the Reinsurer to or on behalf of the Company; and (ii) the date this Agreement is terminated upon the written agreement of the Parties.

ARTICLE VI
INSOLVENCY

Section 6.1        Payments.  In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the contractholders of the contracts reinsured, without diminution because of the insolvency of the Company.  It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the domiciliary liquidator, receiver or legal successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the LBL Contract within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor.

Section 6.2        Expenses.  It is further understood that any expense thus incurred by the Reinsurer pursuant to Section 6.1may be filed as a claim against the insolvent Company as part of the expense of liquidation, to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.  Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned subject to court approval, in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARTICLE VII
LICENSES; SECURITY

Section 7.1        Licenses.  At all times during the term of this Agreement, the Reinsurer shall (i) hold and maintain all licenses and authorizations required so that the Company may receive Reserve Credit or (ii) otherwise take such steps as may be required to provide the Company with Reserve Credit.

Section 7.2        Security.  During the term of this Agreement until such time as a Trust Account is no longer required pursuant to Section 7.7, as security for the payment of amounts due the Company under this Agreement, the Reinsurer, as grantor, shall establish and maintain the Trust Account with a trustee reasonably acceptable to the Company (the “Trustee”) naming the Company as sole beneficiary thereof.  Concurrently with the execution of this Agreement, on the Inception Date, the Reinsurer shall deposit into the Trust Account Eligible Assets with a Reinsurer Statutory Book Value (including investment income due and accrued) equal to the Reinsurer’s good faith estimate of the Required Balance as of the Inception Date  .  All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth in the Trust Agreement; provided that, in addition to the requirements set

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out in the Trust Agreement, the Reinsurer shall transfer amounts to, and withdraw amounts from, the Trust Account as set forth in Section 7.6.

Section 7.3        Trust Account and Settlements.  The trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement.

Section 7.4        Investment of Trust Assets.  The assets held in the Trust Account shall be valued at their Value (including investment income due and accrued).  The assets that may be held in the Trust Account shall consist of cash and investments that are permitted to be carried by the Company as admitted assets determined in accordance with Nebraska SAP; provided, that (i) each such asset that is a security is issued by an institution that is not the Reinsurer, the Company or an Affiliate of either Party, and (ii) such assets comply with the requirements specified by the investment guidelines as set forth on Exhibit C of the Trust Agreement; provided, further, that such assets shall be managed in accordance with commercially reasonable investment guidelines agreed by the Company and the Reinsurer upon the occurrence of a Change in Control (the assets pursuant to this sentence being the “Eligible Assets”).

Section 7.5        Deposit of Assets.  Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments, endorsements, medallion guaranteed stock powers, and medallion guaranteed bond powers in blank (collectively “Transfer Instruments”) as appropriate in each instance for the type of asset, to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignment, conveyance or transfer, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate the assets, attach the endorsements and record the assignments without any additional consent or signature from the Reinsurer or any other entity.  The Transfer Instruments shall be accompanied by a Certificate duly executed by an Assistant Secretary of the Reinsurer evidencing the due authority of the signatories to execute the Transfer Instruments on behalf of the Reinsurer.

Section 7.6        Adjustment of Security and Withdrawals.  Subject to Section 7.7, the amount of security provided by the Reinsurer shall be adjusted following the end of each Monthly Accounting Period to be equal to the Required Balance as of the end of such Monthly Accounting Period (such amounts to be calculated by the Reinsurer and a report thereof to be furnished to the Company no later than ten (10) Business Days following the end of such Monthly Accounting Period) as follows:

(a)          If the aggregate Value of the Eligible Assets held in the Trust Account at the end of any Monthly Accounting Period is less than the Required Balance, calculated based on the most recent Monthly Accounting Period report, the Reinsurer shall, no later than ten (10) Business Days following delivery of the relevant report, transfer additional Eligible Assets to the Trust Account so that the aggregate Value of the Eligible Assets held in the Trust Account is not less than the Required Balance as of the end of such Monthly Accounting Period.

(b)          If the aggregate Value of the Eligible Assets in the Trust Account at the end of any Monthly Accounting Period exceeds 100% of the Required Balance, calculated based on the most recent Monthly Accounting Period report, then the Reinsurer shall have the right to withdraw the excess from the Trust Account in accordance with the terms of the Trust

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Agreement; provided, however, that after a Change in Control the 100% amount above shall become 102%.

(c)          The report required to be delivered by the Reinsurer as described in this Section 7.6 shall include a listing of each asset in the Trust Account and the Reinsurer Statutory Book Value and Fair Market Value of each such asset as of the end of the relevant Monthly Accounting Period.

(d)          The Company may withdraw the assets held in the Trust Account only in accordance with the terms of the Trust Agreement to pay to the Company amounts that are (i) due to the Company from the Reinsurer under this Agreement, but not yet recovered from the Reinsurer, (ii) not the subject of a good faith dispute and (iii) not paid by the Reinsurer within ten (10) Business Days after the Reinsurer has received written notice of such failure to pay from the Company.

(e)          The amount of any withdrawal from the Trust Account in excess of amounts permitted under the terms of the Trust Agreement shall be held in trust by the Company and maintained in a segregated account, separate and apart from the assets of the Company for the benefit of the Reinsurer and promptly returned to the Reinsurer, plus interest, compounded monthly, at One-Month LIBOR plus 150  basis points from and including the date of withdrawal to but excluding the date on which such excess withdrawal is returned to the Trust Account.

Section 7.7        Termination of Trust Account.  Notwithstanding anything to the contrary herein, if, prior to the occurrence of a Change in Control, the Required Balance as set forth in the report required to be delivered by the Reinsurer as described in Section 7.6 with respect to any Monthly Accounting Period is less than or equal to $250 million (the “Minimum Balance”), then (i) the Reinsurer and the Company shall promptly deliver a joint written notice to the Trustee to terminate the Trust Account, and (ii) the Reinsurer shall have no further obligation to maintain any assets in the Trust Account pursuant to this Agreement or the Trust Agreement.

Section 7.8        Certain Reports.

(a)          The Reinsurer shall provide written notice of the occurrence of any Change in Control or Captive Change of Control within two (2) Business Days after its occurrence.  In addition, the Reinsurer shall cooperate fully with the Company and promptly respond to the Company’s reasonable inquiries from time to time concerning the determination of whether a Change in Control or a Captive Change of Control has occurred.

Section 7.9        Vermont Captive.  To the extent the Vermont Captive proposes to reinsure any business in addition to the business currently reinsured under the Vermont Captive Reinsurance Agreement, the parties shall negotiate in good faith with respect to the treatment of the business currently reinsured under the Vermont Captive Reinsurance Agreement.

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ARTICLE VIII
DAC TAXES

Section 8.1        DAC Taxes.

(a)          Each of the Company and Reinsurer acknowledges that it is subject to taxation under Subchapter L of the Code and hereby makes the election contemplated in section 1.848-2(g)(8) of the Treasury regulations under the Code with respect to this Agreement.  Each of the Company and Reinsurer (i) agrees that such election shall be effective for the taxable year of each Party that includes the Inception Date and for all subsequent years during which this Agreement remains in effect and (ii) warrants that it will take no action to revoke the election.

(b)          Pursuant to section 1.848-2(g)(8) of the Treasury regulations, each Party hereby agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Inception Date that identifies this Agreement as a reinsurance agreement for which the joint election under section 1.848-2(g)(8) has been made, (ii) that the Party with net positive consideration (as defined in the Treasury regulations) for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of section 848(c)(1) of the Code, and (iii) to exchange information pertaining to the amount of net consideration (as defined in the Treasury regulations) under this Agreement to ensure consistency.

(c)          By March 1 of each year, the Reinsurer shall submit a schedule to the Company of its calculation of the net consideration for the preceding calendar year.  If the Company agrees with the calculation, the Company shall use this information in determining its net consideration for such prior year.  If the Company disagrees with the calculation, the Parties shall act in good faith to resolve any differences so that consistency is maintained for tax return reporting purposes.

(d)          By May 15 of each calendar year, the Reinsurer shall reimburse (or be reimbursed by, as the facts may provide) the Company for DAC taxes incurred for the previous tax year with respect to the policies after the Inception Date.  The DAC tax reimbursement shall be computed by multiplying the DAC tax factor by the sum of (i) 100% of premiums received during the previous tax year on the Reinsured Contracts after the Inception Date subject to section 848 of the Code and (ii) the Company’s net consideration (as defined in the Treasury regulations) for the previous tax year under this Agreement for periods beginning on or after the Inception Date.  The “DAC tax factor” shall be 0.215% for annuity contracts, 0.252% for group life contracts and 0.946% for life insurance contracts, non-cancellable A&H contracts and guaranteed renewable A&H contracts.  The Company and the Reinsurer mutually agree to prospectively adjust the DAC tax factor to reflect any changes in the federal income tax rate applicable to the Company or the Reinsurer, as the case may be,  or changes to section 848 of the Code or the related Treasury regulations.

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ARTICLE IX
ARBITRATION

Section 9.1        Resolution of Damages.  As a condition precedent to any right arising under this Agreement, any dispute between the Company and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration pursuant to the commercial arbitration rules of AIDA Reinsurance and Insurance Arbitration Society (“ARIAS”).

Section 9.2        Composition of Panel.  Unless the Parties agree upon a single arbitrator within fifteen (15) days after the receipt of notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections 9.3 and 9.4.

Section 9.3        Appointment of Arbitrators.  The Party requesting arbitration (hereinafter referred to as the “claimant”) shall appoint an arbitrator and give written notice thereof, by registered mail or a recognized overnight courier to the other Party (hereinafter referred to as the “respondent”) together with its notice of intention to arbitrate.  Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice of intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner.  Before instituting a hearing, the two arbitrators so appointed shall choose an impartial umpire.  If, within thirty (30) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be selected pursuant to the rules of ARIAS.  The arbitrators shall be present or former executives or officers of life insurance or reinsurance companies.  The arbitrators and umpire shall be disinterested individuals and not be under the control of either Party, and shall have no financial interest in the outcome of the arbitration.

Section 9.4        Failure of a Party to Appoint Arbitrator.  If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be selected pursuant to the rules of ARIAS, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 9.3.

Section 9.5        Choice of Forum.  Any arbitration instituted pursuant to this Article IX shall be held in New York, New York or such other place as the Parties may mutually agree.

Section 9.6        Procedure Governing Arbitration.  Each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive.  The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the panel shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the panel.  The panel shall be the final judge of the procedures of the panel, the conduct of the arbitration of the rules of evidence, the rules of privilege and production and of

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excessiveness and relevancy of any witnesses and documents upon the petition of any participating party.

Section 9.7        Arbitration Award.  The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor.  The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act.  Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

Section 9.8        Cost of Arbitration.  Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall equally bear with the other parties the expense of the umpire and the arbitration.

Section 9.9        Limit of Authority.  It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the Parties hereto.

Section 9.10     Survival.  This Article IX shall survive the termination of this Agreement.

ARTICLE X
INDEMNIFICATION; DISCLAIMER

Section 10.1     Reinsurer’s Obligation to Indemnify.  The Reinsurer hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Company Indemnified Persons”) from and against any and all Indemnifiable Losses incurred by the Company Indemnified Persons to the extent arising from (i) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement, (ii) all Reinsurer Extra Contractual Obligations, (iii) the Company’s acceptance and implementation of the Reinsurer’s recommendations in accordance with Section 3.2, (iv) any determination that the setting of Non-Guaranteed Elements by the Company in accordance with such recommendations while setting Non-Guaranteed Elements in a different manner on policies or contracts that comprise the Company Business constitutes a failure by the Company to comply with Applicable Law; provided, that Indemnifiable Losses payable under this clause (iv) shall (A) be limited to Indemnifiable Losses actually paid to a third party in connection with a Third Party Claim (including any additional amounts that are required to be credited or paid to policyholders or beneficiaries) and (B) only be payable if such determination is made by an applicable Governmental Entity or a court of competent jurisdiction, and (v) any successful enforcement of this indemnity.

Section 10.2     Company’s Obligation to Indemnify.  The Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses incurred by the Reinsurer Indemnified Persons to the extent arising from (i) any breach by the Company of the covenants and agreements of the Company contained in this Agreement, (ii) all

25

Company Extra Contractual Obligations, (iii) (A) changes to Non-Guaranteed Elements that are made by the Company on or after the Inception Date without the Reinsurer’s prior written consent or (B) the failure of the Company to implement the Reinsurer’s recommendations with respect to Non-Guaranteed Elements that satisfy the requirements of Section 3.2, and (iv) any successful enforcement of this indemnity.

Section 10.3     Definitions.  As used in this Agreement:

(a)          “Indemnitee” means any Person entitled to indemnification under this Agreement;

(b)          “Indemnitor” means any Person required to provide indemnification under this Agreement;

(c)          “Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses); provided, that any Indemnity Payment (x) shall in no event include any amounts constituting punitive damages relating to the breach or alleged breach of this Agreement (except to the extent actually paid to a third party in connection with a Third Party Claim) and (y) shall be net of any amounts recovered by or recoverable by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a Party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement; and

(d)          “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

(e)          “Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.

Section 10.4     Applicability of Stock Purchase Agreement.  The procedures set forth in Section 7.5 of the Stock Purchase Agreement shall apply to Indemnifiable Losses indemnified under this Article X.

Section 10.5     No Duplication.  If any Indemnifiable Losses are indemnified under any other Transaction Agreement, the Company Indemnified Person or Reinsurer Indemnified Person shall not be entitled to indemnification with respect to such Indemnifiable Losses pursuant to such other Transaction Agreement and shall instead be entitled to indemnification pursuant to Section 10.1 or Section 10.2 of this Agreement.

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ARTICLE XI
GENERAL PROVISIONS

Section 11.1     Schedules and Exhibits.  The Schedules and Exhibits to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein.

Section 11.2     Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to the Company:

Lincoln Benefit Life Company

[TBD]

Attention:

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York  10022

Attention:          Nicholas F. Potter

David Grosgold

(b)          if to the Reinsurer:

Allstate Life Insurance Company

[TBD]

Attention:

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Attention:  John M. Schwolsky
                  Alexander M. Dye

Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

Section 11.3     Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.  The table of contents and headings contained

27

in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.  This Agreement has been fully negotiated by the Parties hereto and shall not be construed by any Governmental Entity against either Party by virtue of the fact that such Party was the drafting Party.

Section 11.4     Entire Agreement; Third Party Beneficiaries.  This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.  Except as set forth in Article X with respect to the Reinsurer Indemnified Persons and the Company Indemnified Persons, this Agreement is not intended to confer upon any Person other than the Parties hereto and their successors and permitted assigns any rights or remedies.

Section 11.5     Governing Law and Jurisdiction.

(a)          This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  While the parties contemplate that all disputes hereunder will be decided pursuant to Article IX hereof, the parties submit to the jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) with respect to any legal proceedings to enforce an arbitral award issued in accordance with Article IX.  In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment.  Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 11.2 of this Agreement, constitute good, proper and sufficient service thereof.

(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS

28

CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).

Section 11.6                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than by operation of law in a merger), by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  For the avoidance of doubt, the Reinsurer shall be permitted to retrocede any of the Reinsured Risks at its sole discretion.

Section 11.7                Severability; Amendment; Modification; Waiver.

(a)                               Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)                              This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the Reinsurer and the Company.

(c)                               No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 11.8                Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party.  Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 11.9                Cooperation.  Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making

29

available to each their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a Party from time to time.

Section 11.10        Survival.  Articles VIII, IX, X and XI shall survive the termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

LINCOLN BENEFIT LIFE COMPANY

By:
Name:
Title:

ALLSTATE LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

Signature Page

SCHEDULE A

CEDED REINSURANCE CONTRACTS

Schedule A

SCHEDULE B

SEPARATE ACCOUNTS

[This schedule will list only the LBL variable life separate account.  The LBL variable annuity separate account relates to business ceded to ALIC under the Variable Annuity Reinsurance Agreement.  All liabilities under the MVAA non-unitized separate account will be retained by LBL.]

Schedule B

SCHEDULE C

MONTHLY REPORT

Schedule C

EXHIBIT A

TRUST AGREEMENT

Exhibit A

EXHIBIT F

RECAPTURE AGREEMENT

This RECAPTURE AGREEMENT, dated as of [             ], 2013 (the “Execution Date”), (this “Agreement”) is made and entered into by and between Allstate Life Insurance Company, an insurance company organized under the laws of the State of Illinois (the “Reinsurer”), and Lincoln Benefit Life Company, an insurance company organized under the laws of the State of Nebraska (the “Company”, and together with the Reinsurer, the “Parties”).

WHEREAS, the Reinsurer owns 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the Reinsurer, Resolution Life Holdings, Inc. (“Buyer”), a corporation organized under the laws of the State of Delaware, and, solely for purposes of Section 5.25 and Article X thereof, Resolution Life L.P., a Bermuda limited partnership and the sole owner of Buyer, have entered into a Stock Purchase Agreement dated as of July 17, 2013 (the “Stock Purchase Agreement”), pursuant to which the Reinsurer proposes to sell, and the Buyer proposes to purchase, 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the Stock Purchase Agreement provides, among other things, for the Company and the Reinsurer to enter into this Agreement as soon as practicable following the signing of the Stock Purchase Agreement;

WHEREAS, the Reinsurer provides reinsurance coverage to the Company in accordance with the terms of the following reinsurance agreements: (i) a coinsurance agreement between the parties effective as of December 31, 2001 covering the Company’s general account liabilities for all policies and market value adjustment annuities (the “General Account Reinsurance Agreement”), (ii) a modified coinsurance agreement between the parties effective as of December 31, 2001 covering the Company’s separate account liabilities for variable life insurance policies (the “Variable Life Reinsurance Agreement, and together with the General Account Reinsurance Agreement, the “Subject Reinsurance Agreements”) and (iii) a modified coinsurance agreement between the parties effective as of December 31, 2001 covering the Company’s separate account liabilities for variable annuity insurance policies (the “Variable Annuity Reinsurance Agreement”);

WHEREAS, the Company and the Reinsurer desire that the Company recapture from the Reinsurer the Recaptured Business (as defined below) currently ceded or retroceded under the Subject Reinsurance Agreements;

WHEREAS, the Company and the Reinsurer desire a full and final settlement, discharge and release of any and all of each of their respective liabilities, duties and obligations with respect to the Recaptured Business except as expressly set forth below;

WHEREAS, the business reinsured pursuant to the Subject Reinsurance Agreements that is not recaptured pursuant to this Agreement shall continue to be reinsured pursuant to the terms of the Subject Reinsurance Agreements, as amended from time to time, until such time as such Subject Reinsurance Agreements are terminated, restated or replaced; and

WHEREAS, in connection with the closing of the transactions contemplated in the Stock Purchase Agreement, the Parties will enter into an Amended and Restated Reinsurance Agreement (the “Amended and Restated Reinsurance Agreement”) that will (i) amend and restate, in its entirety, the Variable Life Reinsurance Agreement with respect to the business of the Company that was reinsured under the Variable Life Reinsurance Agreement and that is not recaptured by the Company pursuant to this Agreement and (ii) amend and restate the General Account Reinsurance Agreement with respect to the portion of the business of the Company that was reinsured under the General Account Reinsurance Agreement and that is not recaptured by the Company pursuant to this Agreement, except for the Company’s variable annuity policies reinsured pursuant to the General Account Reinsurance Agreement (which variable annuity policies will continue to be reinsured by the Reinsurer pursuant to the General Account Reinsurance Agreement with respect to all general account liabilities associated with such variable annuity policies); and

WHEREAS, the Variable Annuity Reinsurance Agreement shall remain in full force and effect in accordance with its terms without amendment.

NOW, THEREFORE, the Company and the Reinsurer (each a “Party”, and together, the “Parties”) agree as follows:

Article I.

DEFINITIONS

Section 1.2.  Definitions.  Capitalized terms used herein and not defined herein, unless otherwise indicated, have the respective meaning assigned to them in the Stock Purchase Agreement.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Accounting Principles” means the principles, practices and methodologies set forth in Annex A.

“Amended and Restated Reinsurance Agreement”  has the meaning set forth in the Recitals.

“Buyer”  has the meaning set forth in the Recitals.

“Company”  has the meaning set forth in the Preamble.

“Effective Time”  has the meaning set forth in the Article II.

“Execution Date”  has the meaning set forth in the Preamble.

“Exclusive Producer” means any Producer that markets, sells or administers business of the type written by the Reinsurer or any of its Affiliates exclusively for or on behalf of the Reinsurer and its Affiliates, notwithstanding whether such Producer also sells products of the type not written by the Reinsurer or any of its Affiliates on behalf of third parties.

“Illinois SAP” shall mean statutory accounting procedures and practices prescribed or permitted by the Director of Insurance of the State of Illinois.

“Independent Producer” means any Producer that is not an Exclusive Producer.

“Net Statutory General Account Reserves” shall mean the general account reserves of the Reinsurer in respect of the Recaptured Business as would be reflected in lines 1 through 4 inclusive in the “Liabilities, Surplus and Other Funds” section of the NAIC statement blank used to prepare the Reinsurer’s statutory balance sheet as of December 31, 2012 (or if the line numbers are changed pursuant to relevant guidance from the NAIC, the successor to such line numbers) prepared in accordance with Illinois SAP.  For the avoidance of doubt, Net Statutory General Account Reserves are net of reserve credit taken under Third Party Reinsurance.  Such reserves shall expressly exclude any additional or voluntary actuarial reserves, if any, established by the Reinsurer under Illinois Administrative Code Section 1410.

“Parties”  has the meaning set forth in the Preamble.

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing insurance policies, annuity contracts, protection and retirement products on behalf of the Company.

“Recapture Balances”  has the meaning set forth in Section 3.2.

“Recapture Consideration”  has the meaning set forth in Section 3.1.

“Recapture Statement”  has the meaning set forth in Section 3.1.

“Recaptured Business”  has the meaning set forth in Article II.

“Reinsurer”  has the meaning set forth in the Preamble.

“Specified Life Business” has the meaning set forth in the Stock Purchase Agreement.

“Subject Reinsurance Agreements”  has the meaning set forth in the Recitals.

“Statutory Book Value” means the amount carried in respect of such asset by the Reinsurer as an admitted asset determined in accordance with Illinois SAP, but disregarding any permitted practices applicable to the Reinsurer, other than those of general applicability to life insurer in the State of Illinois.  The Statutory Book Value of the assets to be transferred as part of the Recapture Consideration shall be determined as provided in the Accounting Principles.

“Third Party Reinsurance” means all third-party reinsurance of the Company with respect to the Recaptured Business in effect as of the Effective Time.

“Variable Annuity Reinsurance Agreement” has the meaning set forth in the Recitals.

Article II.

RECAPTURE

Effective as of 12:01 a.m. Central time on July 1, 2013 (the “Effective Time”), the Company hereby recaptures from the Reinsurer one hundred percent (100%) of all liabilities ceded or retroceded to the Reinsurer under the Subject Reinsurance Agreements arising under (i) all of the fixed deferred annuity, value adjusted deferred annuity and indexed deferred annuity business written by the Company, (ii) all of the life insurance business written by the Company through Independent Producers, other than the Specified Life Business, and (iii) all of the net liability of the Company with respect to the accident and health and long-term care insurance business written by the Company, in each case as more particularly identified in Section 1.1(b) of the Seller Disclosure Schedule ((i), (ii), and (iii)  collectively, the “Recaptured Business”).  For the avoidance of doubt, this Agreement does not apply to the Variable Annuity Reinsurance Agreement.  The Recaptured Business, the Recapture Consideration and the Recapture Balances shall be determined by the Reinsurer using the methodologies set forth in the Accounting Principles and shall be as reflected in a recapture balance sheet prepared by the Reinsurer as of the Effective Time in accordance with the Accounting Principles (the “Recapture Balance Sheet”).  The Recapture Balance Sheet shall be prepared in a manner consist with the preparation of the Reference Balance Sheet.

Article III.

RECAPTURE CONSIDERATION

Section 3.1.  Recapture Consideration. Notwithstanding anything contained in the Subject Reinsurance Agreements to the contrary, as consideration for the Company’s recapture of the Recaptured Business, the Reinsurer shall transfer to the Company cash, the policy loans included in the Recaptured Business and outstanding as of the Effective Time and assets set forth in Section 1.1(a) of the Seller Disclosure Schedule (as such list may be revised from the date of signing of the Stock Purchase Agreement to the Execution Date as provided in Section 5.19 of the Seller Disclosure Schedule or as otherwise mutually agreed between the Reinsurer and the Buyer) with an aggregate Statutory Book Value, including investment income due, accrued and unearned, as of the Effective Time equal to the Reinsurer’s best estimate of the sum of (i) the Net Statutory General Account Reserves as of the Effective Time attributable to the Recaptured Business minus (if positive) or plus (if negative) the absolute value of (ii) the amount of the final settlement in respect of the Recaptured Business determined in accordance with Article V of the General Account Reinsurance Agreement and Article IV of the Variable Life Reinsurance Agreement for the period commencing on the first day of the calendar quarter during which the Effective Time falls and ending at the Effective Time (the “Recapture Consideration”).   Within ten (10) Business Days following the Execution Date (but in any event prior to the Closing Date), the Reinsurer shall deliver to the Company a statement with a copy of the Recapture Balance Sheet and showing the Reinsurer’s calculation of the Recapture Consideration, the Net Statutory General Account Reserves and the Recapture Balances (the “Recapture Statement”).  Following delivery of such calculation of the Recapture Consideration (but prior to the Closing Date), the Reinsurer shall transfer to the Company the assets comprising the Recapture Consideration, however, the parties agree and acknowledge that certain types of assets may take up to twenty (20) Business Days to transfer.  The parties will act use commercially reasonable efforts to transfer prior to the Closing Date any assets not transferred after twenty (20) Business Days.  A copy of the Recapture Statement shall be delivered to Buyer.

Section 3.2.  Interest Maintenance Reserve; Other Recapture Balances.

(a)  As of the Effective Time, the Reinsurer shall transfer to the Company all liability for the interest maintenance reserve that is attributable to the Recaptured Business at the point in time immediately prior to the consummation of the transactions contemplated by this Agreement, as well as any liability for the interest maintenance reserve that is attributable to the Recaptured Business that is created following the Effective Time, in each case determined in accordance with the Accounting Principles and as shown in the Recapture Balance Sheet.

(b)  All account balances (both assets and liabilities) related to the Recaptured Business and ceded by the Company to the Reinsurer under the Subject Reinsurance Agreements (other than (i) those that are reflected in Net Statutory General Account Reserves and (ii) the liability for interest maintenance reserve related to the Recaptured Business) will be transferred from the Reinsurer to the Company (the “Recapture Balances”) as of the Effective Time.  The Recapture Balances shall be determined in accordance with the Accounting Principles and shall be derived from the Recapture Balance Sheet. Such Recapture Balances shall include, but are not limited to, uncollected premiums and agents’ balances, deferred premiums, policyholder dividends, premiums received in advance, commissions due and accrued, commissions and expense allowances on reinsurance assumed, general expenses due or accrued, transfers to separate accounts, taxes, licenses and fees due and accrued, amounts withheld or retained, remittances and items not allocated, liability for benefits for employees and agents, abandoned property, guaranty funds receivable or on deposit, guaranty funds payable, premium tax receivable, and accounts receivable and payable related to long-term care third party administration agreements, in each case to the extent attributable to the Recaptured Business.  The Recapture Balances shall also include amounts in respect of the Recaptured Business that are paid to or received by the Reinsurer on behalf of the Company after the Effective Time.  Upon recapture of these Recapture Balances, a net reinsurance recoverable or a reinsurance payable will be recorded by the Company in respect of the Recapture Balances.  As part of the Recapture Statement, the Reinsurer shall deliver to the Company a statement showing the Reinsurer’s calculations of the Recapture Balances.  The net reinsurance recoverable or reinsurance payable will be settled by the Reinsurer or the Company, as applicable, in cash or fair value of assets within twenty (20) Business Days after delivery of the Recapture Statement (but in any event prior to the Closing Date).

Section 3.3.  Company Release of the Reinsurer with respect to the Recaptured Business. In consideration of the receipt of the payment described in Section 3.1 and the release provided in Section 3.4, as of the Effective Time, the Company hereby forever releases and discharges the Reinsurer, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Company now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Reinsurer, arising from, based upon, or in any way related to the Recaptured Business, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Company under and in connection with the Recaptured Business, provided, however, that this release does not discharge obligations of the Reinsurer that have been undertaken or imposed by the terms of this Agreement or any of the other Transaction Agreements.

Section 3.4.  Reinsurer Release of the Company with respect to the Recaptured Business. In consideration of the release provided in Section 3.3, as of the Effective Time, the Reinsurer hereby forever releases and discharges the Company, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Company, arising from, based upon, or in any way related to the Recaptured Business, it being the intention of the Parties that this release operate as a full and final settlement of the Company’s current and future liabilities to the Reinsurer under and in connection with the Recaptured Business, provided, however, that this release does not discharge obligations of the Company that have been undertaken or imposed by the terms of this Agreement or any of the other Transaction Agreements.

Article IV.

MISCELLANEOUS

Section 4.1.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company:

Lincoln Benefit Life Company]
[TBD]
Attention:

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	Nicholas F. Potter
David Grosgold

(b)		if to the Reinsurer:

Allstate Life Insurance Company
[TBD]
Attention:

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: John M. Schwolsky
Alexander M. Dye

Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

Section 4.2.  Entire Agreement; Third Party Beneficiaries.  This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.  From the Execution Date until the earlier of the Closing and the termination of the Stock Purchase Agreement in accordance with its terms, Buyer shall be a third-party beneficiary of this Agreement.  Except as set forth in the immediately preceding sentence for Buyer, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 4.3.  Governing Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 4.4.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Execution Date by operation of law in a merger or scheme of arrangement), by either party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 4.5.  Jurisdiction; Enforcement.

(a)        Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City and County of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement.  In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court.  Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 4.1, constitute good, proper and sufficient service thereof

(b)        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

(c)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.5(c).

Section 4.6.  Severability.

(a)        Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)        This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the Company and the Reinsurer; provided that for the period from the Execution Date until the earlier of the Closing and the termination of the Stock Purchase Agreement in accordance with its terms, the prior consent of Buyer shall be required for any amendment of this Agreement or the waiver by the Company of any of its rights hereunder.

(c)        No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 4.7.  No Offset.  No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Document without the written consent of such other party.

Section 4.8.  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.  Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Reinsurer and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ALLSTATE LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

LINCOLN BENEFIT LIFE COMPANY

By:
Name:
Title:

ANNEX A

Accounting Principles

[To insert Annex A of the Stock Purchase Agreement]

EXHIBIT G

TRUST AGREEMENT

Dated as of

[__________]

ALLSTATE LIFE INSURANCE COMPANY,

as Grantor

and

LINCOLN BENEFIT LIFE INSURANCE COMPANY,

as Beneficiary

and

THE BANK OF NEW YORK MELLON

as Trustee

EXHIBITS

A — Form of Beneficiary Withdrawal Notice

B — Form of Grantor Withdrawal Notice

C — Investment Guidelines

D — Grantor Representatives

E —  Beneficiary Representatives

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TRUST AGREEMENT

THIS TRUST AGREEMENT, dated as of [_______] (this “Agreement”), by and among Allstate Life Insurance Company, an Illinois-domiciled life insurance company (such insurer and its successors by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator thereof, being hereinafter referred to as the “Grantor”), Lincoln Benefit Life Insurance Company, a Nebraska-domiciled life insurance company (such insurer and its successors by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator thereof, being hereinafter referred to as the “Beneficiary”), and The Bank of New York Mellon, a national banking association, as trustee, for the benefit of the Beneficiary (such bank and its successors by operation of law, in its or their capacity as trustee, being referred to as the “Trustee”).

RECITALS

WHEREAS, the Grantor desires to establish with the Trustee a trust account with account # [___________] (the “Trust Account”), and transfer to the Trustee for deposit in the Trust Account Assets (as hereinafter defined) to be made subject to this Agreement in order to secure payments of certain amounts at any time and from time to time owing by the Grantor to the Beneficiary under the Reinsurance Agreement (as hereinafter defined);

WHEREAS, the Trustee has agreed to act as Trustee hereunder and, in accordance with the terms hereof, to hold Assets in trust in the Trust Account on the terms herein set forth;

WHEREAS, the Trustee is a qualified U.S. financial institution as defined in Nev. Rev. Stat. § 44-416.08; and

WHEREAS, this Agreement is made for the sole use and benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1            Deposit of Assets to the Trust Account.

(a)          Concurrently with the execution and delivery of this Agreement, the Trustee shall establish a Trust Account in the Grantor’s name, and shall administer the Trust Account as Trustee for the benefit of the Beneficiary in accordance with the terms of this Agreement and for the sole use and benefit of the Beneficiary.  All such trusteed Assets at all times shall be maintained in or credited to the Trust Account, separate and distinct from all other assets of the Trustee, and shall be continuously maintained or credited by the Trustee.

(b)          On the date hereof, the Grantor shall transfer or cause to be transferred to the Trustee, for deposit to the Trust Account, Eligible Assets in accordance with Section 7.2 of the Reinsurance Agreement and shall transfer to the Trustee, for deposit to the Trust Account, such Eligible Assets as it may from time to time be required to deposit by this Agreement, the

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Reinsurance Agreement or otherwise (all such Eligible Assets and proceeds thereof (other than Income) in the Trust Account are “Assets”).  The Grantor, prior to depositing Eligible Assets with the Trustee, shall execute or cause to be executed assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment, in order that the Beneficiary or the Trustee, upon the direction of the Beneficiary, may whenever necessary negotiate any such Eligible Assets without the consent or signature from the Grantor or any other entity.

(c)          The Grantor hereby represents, warrants and covenants (i) that any assets transferred by the Grantor to the Trustee for deposit to the Trust Account will be in such form that the Beneficiary whenever necessary may, and the Trustee upon direction by the Beneficiary may, negotiate any such assets without consent or signature from the Grantor or any person in accordance with the terms of this Agreement; and (ii) that all assets transferred by the Grantor to the Trustee for deposit to the Trust Account will consist only of Eligible Assets at the time of such transfer.

Section 2            Withdrawal of Assets from the Trust Account.

(a)

(i)           The Beneficiary shall have the right to withdraw Assets from the Trust Account subject only to (A)(1) the presentation of a written notice (given as provided in Section 17 hereof) from the Beneficiary to the Trustee and the Grantor in the form as attached hereto as Exhibit A (a “Beneficiary Withdrawal Notice”) which shall include a certification by the Beneficiary to the Trustee and the Grantor that the Grantor has failed to pay an amount due to the Beneficiary under the Reinsurance Agreement, such amount is not subject to a good faith dispute and such failure has not been cured within ten (10) Business Days after the Grantor has received written notice of such failure from the Beneficiary (an “Uncured Grantor Default”), signed by a duly authorized officer of the Beneficiary, and (2) an email transmitted to the Trustee and all of the Grantor’s representatives then-listed on Exhibit D hereto (as such list may be modified from time to time by the Grantor in written notice to both the Trustee and the Beneficiary, given as provided in Section 17 hereof), attaching such executed Beneficiary Withdrawal Notice in PDF format with the cover note to such email transmission stating that such email transmission, together with the Beneficiary Withdrawal Notice attached thereto, constitutes a notice to the Trustee and the Grantor as provided in Section 17 hereof (any transmission of such email, a “Beneficiary Email Notice”), and (B) the satisfaction of the requirements set forth in Section 2(a)(ii).  The Beneficiary Withdrawal Notice shall specify the Assets to be withdrawn and an instruction to the Trustee as to how such specified Assets shall be delivered.  The Beneficiary shall acknowledge receipt of any such Assets withdrawn upon request by the Trustee.

(ii)          The occurrence of one of the following four events subsequent to the Beneficiary giving the Beneficiary Withdrawal Notice and the applicable Beneficiary Email Notice to the Trustee and the Grantor shall be a condition of withdrawal of Assets by the Beneficiary in accordance with Section 2(a)(i):

(A)                          Five (5) Business Days shall have elapsed from and including the date on which the Trustee originally received a copy of the

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Beneficiary Withdrawal Notice and the Beneficiary Email Notice, and the Trustee shall not have received any notice, given as provided in Section 17 hereof, from the Grantor disputing the amount requested for withdrawal by the Beneficiary in the Beneficiary Withdrawal Notice;

(B)                           The Trustee shall have received a certificate signed by the Beneficiary and the Grantor fixing and determining the amount of Assets, if any, the Beneficiary may withdraw from the Trust Account;

(C)                           The Trustee shall have received a certificate from the Beneficiary certifying that a non-appealable award from an arbitration panel has been entered specifying the amount of Assets which the Beneficiary may withdraw from the Trust Account, with a copy of such arbitration award attached; or

(D)                          The Trustee shall have received, in the manner provided in Section 17 hereof, other written confirmation from the Grantor permitting the withdrawal requested in the Beneficiary Withdrawal Notice.

(b)

(i)           If the aggregate Value of all Eligible Assets held in the Trust Account as of the end of any Quarterly Accounting Period is greater than the percentage of the Required Balance as of the end of such Quarterly Accounting Period specified in the Reinsurance Agreement (an “Overfunding Event”), the Grantor shall have the right to withdraw Assets from the Trust Account equal to such excess (“Excess”) subject only to (A)(1) the presentation of a written notice (given as provided in Section 17 hereof) from the Grantor to the Trustee and the Beneficiary in the form as attached hereto as Exhibit B (a “Grantor Withdrawal Notice”) which shall include a certification by the Grantor to the Trustee and the Beneficiary of the occurrence of an Overfunding Event and the amount of such Excess, signed by a duly authorized officer of the Grantor, and (2) an email transmitted to the Trustee and all of the Beneficiary’s representatives then-listed on Exhibit E hereto (as such list may be modified from time to time by the Beneficiary in written notice to both the Trustee and the Grantor, given as provided in Section 17 hereof), attaching such executed Grantor Withdrawal Notice in PDF format with the cover note to such email transmission stating that such email transmission, together with the Grantor Withdrawal Notice attached thereto, constitutes a notice to the Trustee and the Beneficiary as provided in Section 17 hereof (any transmission of such email, a “Grantor Email Notice”), and (B) the satisfaction of the requirements set forth in Section 2(b)(ii).  The Grantor Withdrawal Notice shall specify the Assets to be withdrawn and an instruction to the Trustee as to how such specified Assets shall be delivered.  The Grantor shall acknowledge receipt of any such Assets withdrawn upon request by the Trustee.

(ii)          The occurrence of one of the following four events subsequent to the Grantor giving the Grantor Withdrawal Notice and the applicable Grantor Email Notice to the

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Trustee and the Beneficiary shall be a condition of withdrawal of Assets by the Grantor in accordance with Section 2(b)(i):

(A)                          Five (5) Business Days shall have elapsed from and including the date on which the Trustee originally received a copy of the Grantor Withdrawal Notice and the Grantor Email Notice, and the Trustee shall not have received any notice, given as provided in Section 17 hereof, from the Beneficiary disputing the amount requested for withdrawal by the Grantor in the Grantor Withdrawal Notice;

(B)                           The Trustee shall have received a certificate signed by the Grantor and the Beneficiary fixing and determining the amount of Assets, if any, the Grantor may withdraw from the Trust Account;

(C)                           The Trustee shall have received a certificate from the Grantor certifying that a non-appealable award from an arbitration panel has been entered specifying the amount of Assets which the Grantor may withdraw from the Trust Account, with a copy of such arbitration award attached; or

(D)                          The Trustee shall have received, in the manner provided in Section 17 hereof, other written confirmation from the Beneficiary permitting the withdrawal requested in the Grantor Withdrawal Notice.

(c)          The Trustee shall have no responsibility whatsoever to determine that any Assets withdrawn from the Trust Account pursuant to Section 2 of this Agreement will be used and applied in the manner contemplated hereunder or in accordance with the terms of the Reinsurance Agreement.  The Trustee shall have no duty to compel the Grantor to deposit Assets into the Trust Account.

Section 3            Procedure for Withdrawals of Assets; Certain Covenants.

(a)          Following receipt of a Withdrawal Notice, and the satisfaction of the conditions set forth in Section 2(a) or 2(b), as applicable, the Trustee shall promptly take any and all steps necessary to transfer, absolutely and unequivocally, all right, title and interest to the invested Assets or cash amount specified in such Withdrawal Notice and shall deliver such invested Assets or cash amount as specified in such Withdrawal Notice.  The Trustee shall be protected in relying conclusively upon any written demand, instruction, direction, acknowledgment, statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, electronic mail, letter, or other communication (collectively, “Communications”) of the Beneficiary or the Grantor, as applicable, for any such withdrawal that on its face conforms to the requirements of this Agreement.

(b)          Subject to Section 4 and Section 10 of this Agreement, in the absence of a Withdrawal Notice, the Trustee shall allow no substitutions or withdrawals of any Asset from the Trust Account.

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(c)          The Trustee may neither take, nor consent to the taking of, any action which would or could result in the placement of any lien on any of the Trust Account’s Assets except as stated under this Agreement.  In addition, the Trustee shall have no authority to assign, transfer, pledge, or set off any of the Trust Account’s Assets except as expressly permitted herein.  Neither the Grantor, nor the Trustee, nor their respective successors and assigns, shall alienate, sell, transfer, assign, encumber or otherwise impair any of the Trust Account’s Assets except as stated under this Agreement.  Any attempt to do so is void and of no force or effect.

(d)          The Assets held in the Trust Account shall be managed in accordance with the Investment Guidelines.  The Grantor may retain (and pay the service fees of) a professional investment manager (the “Investment Manager”) to manage and make investment decisions with regard to any of the Assets held in the Trust Account in accordance with the Investment Guidelines, and the Grantor agrees to provide reasonable advance written notice to the Trustee and the Beneficiary of the appointment of each Investment Manager so retained; provided that the Grantor shall remain responsible for all its obligations or liabilities under this Agreement despite delegation of any such obligations or liabilities to such Investment Manager and the Grantor shall be liable with respect to the services to be provided by the Investment Manager as if provided by the Grantor.

Section 4            Redemption, Investment and Substitution of Assets.

(a)          The Trustee shall surrender for payment all maturing Assets and all Assets called for redemption and deposit the principal amount of the proceeds of any such payment to the Trust Account and will provide notice thereof by electronic mail or other Electronic Methods to the Beneficiary and the Grantor.

(b)          From time to time, at the written order and direction of the Grantor or its designated Investment Manager, and without consent of, or prior notice to, the Beneficiary, the Trustee shall, invest and reinvest the Assets in the Trust Account in Eligible Assets.  The Trustee shall have no responsibility whatsoever to determine that such designated investments constitute Eligible Assets, and may rely on the direction of the Grantor or its designated Investment Manager.

(c)          From time to time, and without consent of, or prior notice to, the Beneficiary, the Grantor or its designated Investment Manager may direct the Trustee to substitute Assets, provided that at the time of such substitution, the withdrawn Assets are replaced with other Eligible Assets having a Value at least equal to the Value of the Assets so withdrawn.

(d)          All investments and substitutions of Assets referred to in paragraphs (b) and (c) of this Section shall be in compliance with the definition of “Eligible Assets” in Section 11.  Any instruction or order concerning such investments or substitutions of Assets shall be referred to herein as an “Investment Order.”  The Trustee shall execute Investment Orders and settle securities transactions by itself or by means of an agent or broker, including an Affiliate.  The Trustee shall not be responsible for any act or omission, or for the solvency, of any such agent or broker, provided that the Trustee shall have selected and retained such agent or broker with reasonable care.

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(e)          When the Trustee is directed to deliver Assets against payment, delivery will be made in accordance with generally-accepted market practice.

(f)           Any loss incurred from any investment pursuant to the terms of this Section 4, or from any settlement of Eligible Assets, shall be borne exclusively by the Trust Account.  The Trustee shall not be liable for any loss due to changes in market rates or penalties for early redemption.

Section 5            Income.

All payments of interest, dividends and other income in respect of Assets (the “Income”) shall be posted and credited by the Trustee in the separate income column of the custody ledger (the “Income Account”) within the Trust Account established and maintained by the Trustee on behalf of the Grantor at an office of the Trustee in [       ].  Any Income automatically posted and credited on the payment date to the Income Account by the Trustee which is not subsequently received by the Trustee shall be debited from the Income Account and, if any such Income is paid by the Trustee to the Grantor, such amount shall be reimbursed by the Grantor to the Trustee.  Any amounts deposited in the Income Account are not part of the Assets in the Trust Account and as such are not subject to the terms and conditions of this Agreement with respect to the Assets in the Trust Account.  Any amounts deposited in the Income Account shall be paid to the Grantor or its designee, or credited to an account of the Grantor or its designee, in accordance with written instructions provided from time to time by the Grantor to the Trustee.

Section 6            Right to Vote Assets.

(a)          Whenever Eligible Assets (including, but not limited to, warrants, options, conversions, subscriptions, takeovers, other forms of capital reorganizations, redemptions, tenders, options to tender or non-mandatory puts or calls) confer optional rights on the Grantor or provide for discretionary action or alternative courses of action by the Grantor, the Grantor or its Investment Manager shall be responsible for making any decisions relating thereto and for instructing the Trustee to act.  In order for the Trustee to act, it must receive the Grantor’s or Investment Manager’s written instructions at the Trustee’s offices, addressed as the Trustee may from time to time request, by the reasonable deadline specified by the Trustee from time to time.  If the Trustee does not receive such written instructions prior to such specified deadlines, the Trustee shall not be liable for failure to take any action relating to or to exercise any rights conferred by such assets.

(b)          The Trustee shall notify the Grantor or its Investment Manager by Electronic Methods of such rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken provided that the Trustee has received from the issuer or one of the nationally recognized bond or corporate action services to which the Trustee subscribes, notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken.  If the Trustee shall not actually receive such notice, the Trustee shall have no liability for failing to so notify the Grantor or its Investment Manager.

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(c)          With respect to all Eligible Assets, however registered,  the voting rights are to be exercised by the Grantor or its Investment Manager.  The Trustee’s only duty shall be to deliver by Electronic Methods to the Grantor or its Investment Manager any documents (including proxy statements, annual reports and signed proxies) relating to the exercise of such voting rights.

Section 7            Additional Rights and Duties of the Trustee.

(a)          The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets in the Trust Account upon the inception of the Trust Account and at the end of each calendar month thereafter (the “Monthly Statement”).The Monthly Statement shall list (i) all of the Assets with CUSIP number (if applicable) and other specific identifying information with respect to any Asset that has no CUSIP number, and (ii) any transfers of Assets to or from the Trust Account during such calendar month, including all purchases and sales of Assets during such calendar month.  The Monthly Statement shall be given as soon as practicable, but in no event later than ten (10) Business Days after the end of the calendar month most recently concluded.  At the Grantor’s or the Beneficiary’s request, the Trustee may provide daily reporting to the Beneficiary, the Grantor or its designated Investment Manager by granting access to the Trustee’s automated data system affording on-line access to trust accounts information.  The Monthly Statement under this Section 7(a) shall be deemed given by the Trustee to the Grantor and the Beneficiary to the extent that the Grantor and the Beneficiary, as the case may be, had previously requested and had been given access to the Trustee’s automated data system affording on-line access to trust accounts information and such information is posted by the Trustee on such system within such ten (10) Business Day period.

(b)          Before accepting any asset for deposit to the Trust Account, the Trustee shall determine that such asset is in such form that the Beneficiary whenever necessary may, or the Trustee upon written direction by the Beneficiary may, negotiate such asset without consent or signature from the Grantor or any other Person.

(c)          The Trustee shall notify the Grantor and the Beneficiary by Electronic Methods, within ten (10) days, of any deposits to or withdrawals from the Trust Account.

(d)          All Assets shall be safely held by the Trustee in its office in the United States, except that the Trustee may hold any Asset that is in book-entry form as of the date it is credited to the Trust Account (a “Book-Entry Asset”) through the book-entry account maintained by the Trustee with the related depository for such Book-Entry Asset (such a depository being referred to herein as a “Depository”).  A Book-Entry Asset may be held in the name of a nominee maintained by the Depository.

(e)          The Trustee shall accept and may open all mail directed to the Grantor or the Beneficiary in care of the Trustee.  The Trustee shall promptly forward all mail to the addressee whether or not opened.

(f)           The Trustee shall keep full and complete records of the administration of the Trust Account.  Upon the reasonable written request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, at their own expense,

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during the Trustee’s normal business hours any books, documents, papers and records relating to the Trust Account or the Assets.

(g)          The Trustee is authorized to rely conclusively upon all Communications (including, without limitation, Investment Orders, Withdrawal Notices and Termination Notices) given by officers, agents and/or employees named in letters and incumbency certificates furnished to the Trustee from time to time by the Grantor, the Investment Manager or the Beneficiary and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor, the Investment Manager or the Beneficiary (collectively “Instructions”), including Instructions given by letter, facsimile transmission or Electronic Methods, if the Trustee reasonably believes such Instructions to be genuine and to have been signed, sent or presented by the proper party or parties.  The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith without fraud, negligence or willful misconduct on such Instructions.  The Trustee shall not incur any liability in executing Instructions prior to receipt by it of (i) notice of the revocation of the written authority of the individual(s) named therein or (ii) notice from any officer, agent or employee of the Grantor, the Investment Manager or the Beneficiary named in a letter or incumbency certificate delivered hereunder prior to receipt by it of a more current certificate.

(h)          The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended in accordance with the terms hereof, and no implied duties or obligations shall be read into this Agreement against the Trustee.  The Trustee shall be liable only for its own fraud, negligence, willful misconduct or lack of good faith.  Subject to the preceding sentence, the Trustee is not liable for acting in accordance with or relying upon any instruction, notice, demand, certificate or document contemplated by and given in accordance with this Agreement from the Grantor or the Beneficiary or for any consequential, punitive or special damages.

(i)           No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law.  The Trustee shall exercise the same due care that is expected of a fiduciary with the responsibility for the safeguarding of the Assets in the Trust Account and for compliance with all provisions of this Agreement, whether or not the Assets are in the Trustee’s possession.

(j)           The Trustee may confer with a nationally recognized outside law firm of its selection in relation to matters arising under this Agreement and shall, upon demand, be indemnified and held harmless by the Grantor from and against any and all losses incurred by the Trustee hereunder for any actions taken, omitted or suffered by it in connection with this Agreement or under any transaction contemplated hereby without any lack of good faith, fraud, negligence or willful misconduct on the part of the Trustee and in accordance with the written advice or opinion of such counsel.  The written opinion of such law firm shall be full and complete authority and protection for the Trustee with respect to any action taken, omitted or suffered by it in good faith and in accordance with such written advice or opinion of such law firm.

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(k)          The parties hereto acknowledge that nothing in this Agreement shall obligate the Trustee to extend credit, grant financial accommodation or otherwise advance moneys for the purpose of making any payments or part thereof or otherwise carrying out any Instructions, including, without limitation, any Investment Order.

(l)           Except as set forth in Section 7(d), the Trustee shall not be responsible for the existence, genuineness or value of any of the Assets or for the validity, perfection, priority or enforceability of any liens or security interest in any of the Assets, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes fraud, negligence, bad faith or willful misconduct on the part of the Trustee, for the validity of title to the Assets, for insuring the Assets or for the payment of taxes, charges, assessments or liens upon the Assets.

(m)         The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Trustee, including, but not limited to, any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war or terrorism, accidents, labor disputes, loss or malfunction of utilities or computer software or hardware, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility, so long as the Trustee maintains and updates from time to time business continuation and disaster recovery procedures that it determines meet the standards of the banking industry.

(n)          The Trustee is authorized to disclose information concerning the Trust Account and Assets to its Affiliates and other providers of services as may be necessary in connection with the administration of the Assets or performance of this Agreement (including, by way of example and not by way of limitation, attorneys and accountants for the Trustee).

(o)          The Trustee shall in no way be responsible for determining the amount of Assets required to be deposited, or to monitor whether or not the Assets at any time are or continue to be Eligible Assets or have been invested in accordance with the Investment Guidelines or to determine independently the prices or market value of any Assets.  The Trustee shall be under no obligation to determine whether or not any instructions given by the Grantor and Beneficiary are contrary to any provision of law.  It is understood and agreed that the Trustee’s duties are solely those set forth herein and that the Trustee shall have no duty to take any other action unless specifically agreed to by the Trustee in writing.  Without limiting the generality of the foregoing, the Trustee shall not have any duty to advise, manage, supervise or make recommendations with respect to the purchase, retention or sale of any Assets as to which a default in the payment of principal or interest has occurred or to be responsible for the consequences of insolvency or the legal inability of any broker, dealer, bank or other agent employed by the Grantor or Trustee with respect to the Assets provided that, in cases where the Trustee has employed such an agent, the Trustee shall have selected and retained such agent with reasonable care.  The Trustee shall have no liability for any release of Assets made by it at the direction of the Beneficiary or the Grantor provided in accordance with the terms hereof.

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Section 8            The Trustee’s Compensation, Expenses and Indemnification.

(a)          The Grantor shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at its usual and customary rates for services of this sort, as determined in good faith by the Trustee from time to time and communicated to and agreed to in writing by the Grantor.  The Grantor shall also pay or reimburse the Trustee for all of the Trustee’s expenses and disbursements in connection with its duties under this Agreement (including reasonable attorneys’ fees and expenses), except any such expense or disbursement as may arise from the Trustee’s fraud, negligence, willful misconduct or lack of good faith.

(b)          The Grantor hereby indemnifies the Trustee for, and holds it harmless against, any losses (including reasonable attorneys’ fees and expenses) incurred or paid (other than as a result of the Trustee’s fraud, negligence, willful misconduct or lack of good faith), arising out of or in connection with the performance of its duties and obligations under this Agreement, including without limitation any loss arising out of or in connection with the status of the Trustee in connection with the performance of its duties and any nominee as the holder of record of any or all of the Assets.  In addition to and not in limitation of the foregoing, the Beneficiary hereby indemnifies the Trustee for, and holds it harmless against, any losses (including attorney’s fees and expenses) incurred or paid (other than as a result of the Trustee’s fraud, negligence, willful misconduct or lack of good faith), arising out of or in connection with actions taken by the Trustee pursuant to any written instruction from the Beneficiary to perform any such action.  The Grantor and the Beneficiary each hereby acknowledge that the foregoing indemnities shall survive the resignation of the Trustee or removal of the Trustee or the termination of this Agreement.

(c)          No Assets shall be withdrawn from the Trust Account or used in any manner for paying compensation to, or reimbursement or indemnification of, the Trustee.

(d)          The Trustee hereby waives any and all rights of offset, counterclaim and recoupment against the Beneficiary and the Trust Account, and waives any lien (statutory or otherwise) that it may assert against the Trust Account.

(e)          The Trustee hereby indemnifies each of the Grantor and the Beneficiary for, and holds it harmless against, any losses (including reasonable attorneys’ fees and expenses) arising out of the performance of the Trustee’s obligations under this Agreement with respect to such party to the extent resulting from the Trustee’s fraud, negligence, willful misconduct or lack of good faith.  The Trustee hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee or removal of the Trustee or the termination of this Agreement.

Section 9            Resignation of the Trustee.

(a)          The Trustee may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Beneficiary and to the Grantor.  The Grantor and the Beneficiary jointly also may remove the Trustee at any time, without assigning any reason therefor, on fifteen (15) days’ prior written notice thereof to the Trustee.  Such resignation or removal shall become effective on the acceptance of appointment by a successor Trustee and the transfer to

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such successor Trustee of all Assets in the Trust Account in accordance with paragraph (b) of this Section 9.

(b)          Upon receipt of the Trustee’s notice of resignation or giving notice to the Trustee of removal, the Grantor and the Beneficiary shall promptly appoint a successor trustee.  Any successor trustee shall be a bank that is a member of the Federal Reserve System and a qualified U.S. financial institution as defined in Nev. Rev. Stat. § 44-416.08 and shall not be a parent, a subsidiary or an Affiliate of the Grantor or the Beneficiary.  Upon the acceptance of the appointment as trustee hereunder by a successor trustee and the transfer to such successor Trustee of all Assets in the Trust Account, the resignation or removal of the Trustee shall become effective.  Thereupon, such successor trustee shall succeed to and become vested with all the rights, powers, privileges and duties of the Trustee, and the Trustee shall be discharged from any future duties and obligations under this Agreement, but the Trustee shall continue after its resignation or removal to be entitled to the benefits of the indemnities provided herein for a Trustee.

Section 10         Termination of the Trust Account.

(a)          The Trust Account and this Agreement, except for the indemnities provided herein, which shall survive termination, may be terminated, other than pursuant to an order of a court having jurisdiction, only after the Grantor and the Beneficiary have given the Trustee joint written notice of termination of the Trust Account (the “Termination Notice”).  Any Notice of Intention shall specify the date on which the Trust Account shall terminate (the “Termination Date”).

(b)          On the Termination Date, the Trustee shall transfer any Assets remaining in the Trust Account to the Grantor, at which time all duties and obligations of the Trustee with respect to such Assets shall cease.

Section 11         Definitions.

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both such forms of such term are used in this Agreement):

The term “Affiliate” with respect to any Person shall mean a Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

The term “Agreement” shall have the meaning specified in the preamble.

The term “Applicable Law” means any U.S.  domestic or foreign federal, provincial, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

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The term “Assets” shall have the meaning specified in Section 1(b) of this Agreement.

The term “Beneficiary” shall have the meaning specified in the preamble.

The term “Beneficiary Email Notice” shall have the meaning specified in Section 2(a) of this Agreement.

The term “Book-Entry Asset” shall have the meaning specified in Section 7(d) of this Agreement.

The term “Beneficiary Withdrawal Notice” shall have the meaning specified in Section 2(a) of this Agreement.

The term “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

The term “Communications” shall have the meaning specified in Section 3(a) of this Agreement.

The term “Depository” shall have the meaning specified in Section 7(d) of this Agreement.

The term “Electronic Methods” shall mean delivery by electronic mail or through the grant of access to the recipient of the Trustee’s automated data system affording on-line access to the notice that is the subject of the delivery.

The term “Eligible Assets” shall have the meaning set forth in the Reinsurance Agreement.

The term “Excess” shall have the meaning specified in Section 2(b) of this Agreement.

The term “Governmental Authority” means any court, administrative or regulatory or self-regulatory agency or commission, or other federal, provincial, state or local governmental or self-regulatory authority or instrumentality having jurisdiction over any party hereto.

The term “Grantor” shall have the meaning specified in the preamble.

The term “Grantor Email Notice” shall have the meaning specified in Section 2(b) of this Agreement.

The term “Grantor Withdrawal Notice” shall have the meaning specified in Section 2(b) of this Agreement.

The term “Income” shall have the meaning specified in Section 5 of this Agreement.

The term “Income Account” shall have the meaning specified in Section 5 of this Agreement.

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The term “Instructions” shall have the meaning specified in Section 7(g) of this Agreement.

The term “Investment Guidelines” means the Investment Guidelines attached hereto as Exhibit C.

The term “Investment Order” shall have the meaning specified in Section 4(d) of this Agreement.

The term “Monthly Statement” shall have the meaning specified in Section 7(a) of this Agreement.

The term “Overfunding Event” shall have the meaning specified in Section 2(b) of this Agreement.

The term “Person” shall mean and include an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof

The term “Quarterly Accounting Period” shall have the meaning set forth in the Reinsurance Agreement.

The term “Reinsurance Agreement” means the Amended and Restated Reinsurance Agreement, dated as of [____________], 2013, between the Beneficiary and the Grantor.

The term “Required Balance” shall have the meaning set forth in the Reinsurance Agreement.

The term “Termination Date” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Termination Notice” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Trust Account” shall have the meaning specified in the preamble.

The term “Trustee” shall have the meaning specified in the preamble.

The term “Uncured Grantor Default” shall have the meaning specified in Section 2(a).

The term “Value” shall have the meaning set forth in the Reinsurance Agreement.

The term “Withdrawal Notice” means a Beneficiary Withdrawal Notice or a Grantor Withdrawal Notice.

Section 12         Governing Law.

This Agreement and the Trust Account shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict

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of laws; to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

Section 13         Successors and Assigns.

No party may assign this Agreement or any of its obligations hereunder without the prior written consent of the other parties; provided, however, that this Agreement shall inure to the benefit of and bind those who, by operation of law, become successors to the parties, including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor, merged or consolidated entity; and provided, further, that, in the case of the Trustee, the successor trustee is eligible to be a trustee under the terms hereof.

Section 14         Severability.

In the event that any provision of this Agreement shall be declared invalid or unenforceable by any Governmental Authority having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.

Section 15         Entire Agreement.

This Agreement constitutes the entire agreement among the parties, and there are no understandings or agreements, conditions or qualifications regarding the rights and obligations of the Trustee, which are not fully expressed in this Agreement.

Section 16         Amendments.

This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, only if such modification, amendment or waiver is in writing and signed by all of the parties.  Notwithstanding the foregoing, this Agreement may also be amended by the Grantor in the manner contemplated by Section 5.15 of the Stock Purchase Agreement (as defined in the Reinsurance Agreement) in the circumstances contemplated therein.

Section 17         Notices, etc.

Unless otherwise provided in this Agreement, all Communications (including, without limitation, any Investment Orders or Instructions) required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a) (i) when delivered personally, (ii) when made or given by facsimile or electronic mail or other Electronic Method, or (iii) in the case of mail delivery, upon the expiration of three days after any Communication shall have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

If to the Grantor:

[_______________]

[_______________]

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[_______________]

Fax: [___________]

Attention:

with a copy to:

[_______________]

[_______________]

[_______________]

Fax: [___________]

Attention:

If to the Beneficiary:

[_______________]

[_______________]

[_______________]

Fax: [___________]

Attention:

with a copy to:

[_______________]

[_______________]

[_______________]

Fax:

Attention:

If to the Trustee:

[_______________]

[_______________]

[_______________]

Fax:

Attention:

Each party may from time to time designate a different address for Communications (including, without limitation, Investment Orders) by giving written notice of such change to the other parties.

Section 18         Headings.

The headings of the sections and the table of contents have been inserted for convenience of reference only, and shall not be deemed to constitute a part of this Agreement.

Section 19         Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same agreement.

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Section 20         USA Patriot Act.

The Grantor and the Beneficiary hereby acknowledge that the Trustee is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Trustee must obtain, verify and record information that allows the Trustee to identify the Grantor and the Beneficiary.  Accordingly, prior to opening an account hereunder, the Trustee will ask the Grantor and the Beneficiary to provide certain information including the Grantor’s and the Beneficiary’s name, physical address, tax identification number and other information that will help the Trustee to identify and verify the Grantor’s and the Beneficiary’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.  The Grantor and the Beneficiary agree that the Trustee cannot open an account hereunder unless and until the Trustee verifies the Grantor’s and the Beneficiary’s identity in accordance with the Trustee’s CIP.

Section 21         Required Disclosure.

The Trustee is authorized to supply any information regarding the Trust Account and related Assets that is required by Applicable Law.  Each of the Grantor and the Beneficiary agrees to supply the Trustee with any required information if it is not otherwise reasonably available to the Trustee.  The Trustee will use commercially reasonable efforts to provide notice to the Grantor or the Beneficiary, as applicable, following any such disclosure, subject to legal or regulatory restrictions on such notice.

Section 22         Representations.

Each party represents and warrants to the others that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ALLSTATE LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

LINCOLN BENEFIT LIFE INSURANCE COMPANY

By:
Name:
Title:

[___________]

By:
Name:
Title:

[Trust Agreement]

EXHIBIT A

FORM OF BENEFICIARY WITHDRAWAL NOTICE

From:                        Lincoln Benefit Life Insurance Company of America (“Beneficiary”)

To:                                         [______________] (the “Trustee”)

Allstate Life Insurance Company (the “Grantor”)

Date:                           [__________]

Re:                                        Trust Agreement dated as of [_____], 2013 among the Grantor, the Beneficiary, and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Dear Sirs:

We hereby give you notice pursuant to Section 2(a) of the Trust Agreement that the Beneficiary is entitled to withdraw the [sum of $________] [following Assets] from the Trust Account [Describe specific Assets].  This notice constitutes certification by the Beneficiary that an Uncured Grantor Default (as defined in Section 2(a)(i) of the Trust Agreement) has occurred.

Payment or delivery should be immediately made to [Insert account information] by the following method: [Describe method of cash transfer and/or Assets to be withdrawn and delivery instructions].

Yours faithfully,

[__________]

For and on behalf of

Lincoln Benefit Life Insurance Company

A-1

EXHIBIT B

FORM OF GRANTOR WITHDRAWAL NOTICE

From:                        Allstate Life Insurance Company (the “Grantor”)

To:                                         [___________] (the “Trustee”)

Date:                           [______]

Re:                                        Trust Agreement dated as of [             ], 2013 among the Grantor, Lincoln Benefit Life Insurance Company (the “Beneficiary”), and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Dear Sirs:

We hereby give you notice pursuant to Section 2(b) of the Trust Agreement that the Grantor is entitled to withdraw the [sum of $____________] [following Assets] from the Trust Account [Describe specific Assets.].   This notice constitutes certification by the Grantor that an Overfunding Event (as defined in Section 2(b)(i) of the Trust Agreement) has occurred and the amount of the applicable Excess is $[            ].

Payment or delivery should be immediately made to [Insert account information] by the following method:  [Describe method of cash transfer and/or Assets to be withdrawn and delivery instructions].

Yours faithfully,

[_______]

For and on behalf of

Allstate Life Insurance Company

B-1

EXHIBIT C

INVESTMENT GUIDELINES

[Attached]

EXHIBIT D

GRANTOR REPRESENTATIVES

EXHIBIT E

BENEFICIARY REPRESENTATIVES

EXHIBIT H

TRANSITION SERVICES AGREEMENT

BY

and

BETWEEN

ALLSTATE LIFE INSURANCE COMPANY

and

RESOLUTION LIFE HOLDINGS, INC.

DATED AS OF _______, 2013

Table of Contents

		Page
ARTICLE I
CERTAIN DEFINITIONS

1.1	SPA Definitions	1
1.2	Other Definitions	1

ARTICLE II
SCHEDULED SERVICES

2.1	Scheduled Services	3
2.2	Standard of Services	6
2.3	Limitation on Services	7
2.4	Variances	8
2.5	Dispute Resolution	9
2.6	No Agency	10
2.7	Subcontracting	10
2.8	Consents	10
2.9	Transition Management	11
2.10	Transition Plan	11
2.11	Records and Audit	12
2.12	Ownership of Intellectual Property; License	12
2.13	Separate Accounts	12
2.14	Notice to Policyholders	12
2.15	Link on Website	13
2.16	Customer Telephone Service	13

ARTICLE III
TERM AND TRANSITION ASSISTANCE

3.1	Term	13
3.2	Extension and Termination	13
3.3	Return of Materials	14

ARTICLE IV
COMPENSATION AND PAYMENT ARRANGEMENTS FOR SCHEDULED SERVICES

4.1	Compensation for Scheduled Services	14
4.2	Payment Terms	16

ARTICLE V
INDEMNIFICATION

5.1	Indemnification by Seller	18
5.2	Indemnification by Buyer	18

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5.3	Indemnification Procedures	18

ARTICLE VI
FORCE MAJEURE

ARTICLE VII
REMEDIES AND SURVIVAL

7.1	Financial Remedies Upon Material Breach	20
7.2	Specific Performance	20
7.3	Limitation of Liability	20
7.4	Survival Upon Expiration or Termination	21

ARTICLE VIII
CONFIDENTIALITY

8.1	Confidential Information	21
8.2	Unauthorized Acts	21

ARTICLE IX
SYSTEM ACCESS AND CONSUMER PRIVACY

9.1	System Access	22
9.2	Consumer Privacy	22

ARTICLE X
DISCLAIMER OF REPRESENTATIONS, WARRANTIES AND COVENANTS

ARTICLE XI
MISCELLANEOUS

11.1	Notices	22
11.2	Interpretation	24
11.3	Entire Agreement; Third-Party Beneficiaries	24
11.4	Governing Law	24
11.5	Assignment	24
11.6	Jurisdiction; Enforcement	24
11.7	Severability; Amendment; Modification; Waiver	25
11.8	Counterparts	26

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement” or “TSA”)), dated as of the Closing Date, 2013, is by and between Allstate Life Insurance Company, an insurance company organized under the laws of the State of Illinois (“Seller”), and Resolution Life Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Buyer”).  Seller and Buyer shall each be referred to as a “Party” in this Agreement and, collectively, as the “Parties.”

WHEREAS, Seller, Buyer and, solely for purposes of Section 5.25 and Article X thereof, Resolution Life L.P., a Bermuda limited partnership and the sole owner of Buyer, have entered into a Stock Purchase Agreement, dated as of July 17, 2013 (the “SPA”), whereby Buyer has acquired from Seller the ownership and control of Lincoln Benefit Life Company, an insurance company organized under the laws of the State of Nebraska;

WHEREAS, in connection with the SPA, Seller and its Affiliates desire to provide certain transition services to Buyer and certain of its Affiliates on the terms set forth herein; and

NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1         SPA Definitions.  All defined terms used, but not defined, in this Agreement shall have the meanings given such terms in the SPA.

1.2         Other Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Additional Service” has the meaning set forth in Section 2.1.5.

“Appraisal Fees” has the meaning set forth in Schedule 1(a).

“Base Fee” has the meaning set forth in Schedule 1(a).

“Business” means, collectively, the Recaptured Business and all of the other life insurance business, other than the Specified Life Business and the Vermont Captive Business, written by the Company through Independent Producers that is reinsured to third parties, as more particularly identified in Section 1.1(b) of the Seller Disclosure Schedule of the SPA.

“Buyer Indemnified Person” has the meaning set forth in Section 5.1.

“Confidential Information” has the meaning set forth in Section 8.1.

“Cost of Service” means the estimated actual internal costs, fees and expenses, and subcontracting costs under subcontracting relationships existing immediately prior to the Closing Date, incurred by Seller and/or Providing Party in performing the Scheduled Services and Migration services, which includes costs such as stay bonuses and incremental severance payments to employees involved in performing such Scheduled Services and Migration services, but shall not include any incremental costs, fees or expenses paid for subcontracting pursuant to Section 2.7.

“Customer Information” has the meaning set forth in Section 9.2.

“Customers” has the meaning set forth in Section 9.2.

“Designated Recipient” has the meaning set forth in Section 2.1.1(b).

“Dispute” has the meaning set forth in Section 2.5.

“Fees” has the meaning set forth in Section 4.1.1.

“Force Majeure Event” has the meaning set forth in ARTICLE VI.

“Guest User” has the meaning set forth in ARTICLE IX.

“Host” has the meaning set forth in ARTICLE IX.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Migration” means activities reasonably required to complete the migration of business records and data used in the Business prior to the Closing Date or generated during the term of this Agreement prior to the completion of migration, including those activities set forth in Schedule 1(b), to and into the environment or system specified by Buyer and its Affiliates or, as applicable, a Designated Recipient.

“Out of Pocket Costs” has the meaning set forth in Section 4.1.2.

“Policy” means the policies and contracts of the types listed in the Actuarial Reports prepared by Milliman.

“Providing Party” means Seller or any Person designated by Seller in accordance with the terms of this Agreement to provide Scheduled Services.

“Receiving Party” means Buyer or Designated Recipient.

“Sales and Service Taxes” has the meaning set forth in Section 4.1.3.

“Scheduled Services” has the meaning set forth in Section 2.1.1(b).

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“Seller Indemnified Person” has the meaning set forth in Section 5.2.

“Separation” means activities reasonably required to complete the segregation and extraction necessary to separate the business records and data used by the businesses transferred to Buyer pursuant to the SPA from the environment and systems of Seller and its Affiliates.

“Service Fees” means, collectively, the Fees and Out of Pocket Costs.

“Service Providers” has the meaning set forth in Section 2.1.1.

“Service Term” has the meaning set forth in Section 2.1.1(b).

“Significant Service Shortfall” has the meaning set forth in Section 2.2.1.

“Signing Date” has the meaning set forth in Section 2.1.5.

“Systems” has the meaning set forth in ARTICLE IX.

“Term” has the meaning set forth in Section 3.1.

“Termination Date” has the meaning set forth in Section 3.2.2.

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement;

“Transition Manager” has the meaning set forth in Section 2.9.

“TSA Material Contract” means a contract:  (i) to which Seller or its Affiliates are a named party; (ii) whose nominal value is at least $300,000 USD; and (iii) which is required for Seller to fulfill its obligations under this Agreement.

“Unauthorized Access” has the meaning set forth in Section 8.2.

“VAT” has the meaning set forth in Section 4.1.3(a).

ARTICLE II
SCHEDULED SERVICES

2.1         Scheduled Services.

2.1.1     Services.

(a)          Seller, directly or through its Affiliates, and their respective employees, agents or subcontractors permitted in accordance with Section 2.7 herein (“Service Providers”), shall provide or cause to be provided to Buyer and certain of its Affiliates all services set forth on Schedules 1(a)-(f) from and after the date of this Agreement for the duration set forth in Schedules 1(a)-(f).  Buyer shall pay, or cause to be paid, the Service Fees as set forth in Section 4.1 to Seller for providing the services set forth on Schedules 1(a)-(f), or causing such services to be provided.

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(b)          The services set forth on Schedules 1(a)-(f) are hereinafter referred to as the “Scheduled Services”, and the duration for which each Scheduled Service is to be provided as set forth in Schedules 1(a)-(f) is referred to as the “Service Term”.  Schedules 1(a)-(f) set forth, for each Scheduled Service, the Providing Party and the Receiving Party and, where appropriate, the Affiliate or permitted third party designated in writing by the Receiving Party to receive such Service (the “Designated Recipient”).  The Receiving Party, in its sole discretion, may change any Affiliate or third party designated as the Designated Recipient for a Scheduled Service from the Person currently so designated in Schedules 1(a)-(f), provided that any additional cost to the Providing Party caused by or arising from such change shall be borne by the Receiving Party.

2.1.2     Direction of Employees.  The Providing Party shall be solely responsible for all salary, employment, payroll and other benefits of and liabilities owed to, and compliance with immigration and visa laws and requirements in respect of, its personnel assigned to perform the Scheduled Services.  In performing their respective duties hereunder, all personnel engaged in providing Scheduled Services shall be under the direction, control and supervision of the Providing Party; and the Providing Party shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.  The employees of the Providing Party engaged in providing Scheduled Services to the Receiving Party shall not, by virtue thereof, become employees of the Receiving Party.

2.1.3     Cooperation.  Seller shall and shall cause each Providing Party to, and Buyer shall and shall cause each Receiving Party to, use its reasonable best efforts to: (a) cooperate with the other Party with respect to the provision or receipt of such Scheduled Service and (b) enable the Providing Party to provide and the Receiving Party or Designated Recipient to receive such Scheduled Service in accordance with this Agreement.  The failure of a Party to comply with this provision with respect to a Scheduled Service in a way that materially prevents or materially hinders the other Party from providing or receiving such Scheduled Service at all or in accordance with the service standard in Section 2.2.1 shall result in the following: (i) with respect to payment of Fees under Section 4.1.1(a)(i)-(iii), (x) if such non-cooperation by Seller or a Providing Party occurs during the first twelve (12) month period of this Agreement, the Appraisal Fees, as set forth in Section 4.1.1(a)(i), for the Schedule 1(a)(i), (a)(ii), or (c)-(f) on which such Scheduled Service appears shall be extended by the period of such non-cooperation, and (y) if such non-cooperation by Seller or a Providing Party occurs during the six (6) months thereafter (including as extended by Section 2.1.3(i)(x)), the fees set forth in Section 4.1.1(a)(ii) shall be extended by the period of such non-cooperation provided that notwithstanding Sections 2.1.3(i)(x) and 2.1.3(i)(y), the fees set forth in Section 4.1.1(a)(iv) shall apply after the end of the twenty-fourth (24th) calendar month from the date hereof; or (ii) if the Buyer or a Receiving Party is failing to cooperate, Buyer shall pay Seller for any incremental fees, costs or expenses arising from such non-cooperation.  A Party must provide notice to the other Party if it believes such other Party is failing to cooperate.  Upon receipt of such notice, such Party shall have thirty (30) days to cure such failure to cooperate.  Notwithstanding the foregoing, a failure to cooperate on the part of such Party shall not excuse performance of the respective Scheduled Service.  Such cooperation shall include assisting Buyer in benchmarking the costs to be paid by the Receiving Party in the administrative services agreement to be entered into between third

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party administrators and the Receiving Party; provided that Seller shall not be obligated to breach any existing obligation to a third party administrator.

2.1.4     Permits.  Seller represents and covenants that, as of the date hereof, it and any of its Affiliates through which Seller intends to provide a Scheduled Service has all material Permits necessary to provide the Scheduled Services.  Seller shall be responsible for keeping in force all Permits necessary to provide the Scheduled Services, with any associated costs borne by Seller and Buyer equally.  Notwithstanding anything in this Agreement to the contrary, Seller shall not be obligated to provide any Scheduled Service if the provision of such Scheduled Service would violate any Applicable Law or rules of professional ethics.  If Seller is prevented from providing, or causing to be provided, any Scheduled Service because providing such Scheduled Service or causing it to be provided would violate any Applicable Law or rules of professional ethics, Seller shall (i) notify Buyer of such prevention as soon as practicable, and (ii) provide or cause to be provided alternative equivalent services, and Seller and Buyer shall pay equally any additional costs, fees and expenses associated with such alternative services.  Except with respect to such alternative services provided during the first twelve (12) months in which Scheduled Services are provided pursuant to this Agreement, if costs in connection with the provision of alternative equivalent services are reduced, the fees charged to Buyer will be reduced commensurately.  If Seller changes the manner in which it provides the Scheduled Services such that it or its Affiliates must obtain any additional Permits necessary to provide the Scheduled Services for which it is responsible, other than in response to a change in Applicable Law, Seller shall be responsible for obtaining such necessary Permits, at Seller’s cost.

2.1.5     Omitted Services.  If at any time after the Closing Date, Buyer becomes aware of any service that is not a Scheduled Service (i) that had been provided by a Service Provider, in whole or in part, to the Business in the period of time during the twelve (12) months prior to the execution of the SPA (the “Signing Date”), (unless such service was terminated in the normal course of business prior to the Closing Date) and (ii) that is (A) reasonably necessary to conduct the Business or (B) reasonably necessary for Buyer to satisfy its obligations under the SPA, the Administrative Services Agreement or any of the other Transaction Agreements (each, an “Omitted Service”), then Buyer shall provide written notice thereof to Seller’s Transition Manager:  (w) within 100 days after the date hereof, or (x) for an Omitted Service that has historically been provided on a quarterly basis, promptly after discovering the need for such Omitted Service and in no event later than thirty (30) days from the end of the first full quarterly period after the date hereof to which such Omitted Service is related, or (y) for an Omitted Service that has historically been provided on an annual basis, promptly after discovering the need for such Omitted Service and in no event later than ninety (90) days from the end of the first relevant annual period after the date hereof to which such Omitted Service is related.  If such notice is provided, (a) Seller shall cause the Omitted Service to begin to be provided to Buyer and/or its Affiliates within a commercially reasonable period of time under the circumstances after receipt of such notice, (b) such Omitted Service shall be deemed to be a Scheduled Service, (c) Schedules 1(a)-(f) shall be deemed amended to include such Omitted Service, and (d) such Omitted Service shall be provided in accordance with the terms and conditions of this Agreement. With respect to an Omitted Service qualifying under Section 2.1.5(i) that becomes a Scheduled Service included in Schedules 1(a)-(f), Buyer shall pay an amount commensurate with the Service Fees set forth in Schedules 1(a)-(f) for similar Scheduled Services, to the extent such similar Scheduled Services exist, and Schedules 1(a)-(f) shall be

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amended accordingly to include such amount.  For an Omitted Service qualifying under Section 2.1.5(ii) that becomes a Scheduled Service included in Schedules 1(a)-(f), or an Omitted Service for which there is no similar Scheduled Service in Schedules 1(a)-(f), Seller shall determine in good faith the amounts payable by Buyer based on the Service Fees set forth in Schedules 1(a)-(f) and provide notice of such amounts to Buyer; provided, that upon such notice, Buyer shall in its sole discretion have the right to accept or reject the provision of such service.  In the event that the Receiving Party requests that the Providing Party provide additional services that are not Omitted Services (“Additional Services”), the Providing Party shall consider such request in good faith and if it decides it is willing to provide or to cause one of its Affiliates to provide such Additional Services, in the Providing Party’s reasonable discretion, the Parties shall negotiate in good faith to agree on the terms upon which the Providing Party would provide such Additional Services and the amounts payable by Buyer for such Additional Services.  In the event that the Providing Party agrees to provide any such Additional Service, the Parties will enter into an amendment to this Agreement amending Schedules 1(a)-(f) to reflect such Additional Service, and such Additional Service shall be deemed to be part of this Agreement and the Scheduled Services from and after the date of such amendment.  The foregoing obligations of Seller with respect to an Omitted Service or an Additional Service shall not apply with respect to any services that are excluded services set forth in Schedule 1(h) hereto.

2.1.6     Finance and Actuarial Corporate Support.  In the performance of the Scheduled Services listed in Schedule 1(c)(ii), at the Receiving Party’s reasonable request, Providing Party shall provide compilations of data and information in a reporting format consistent with that used by Providing Party for its own business to enable the Receiving Party to direct the Business; provided that Providing Party shall have no obligation to provide reports that include any judgment, analysis, or data relating to or reflecting policy data not owned by the Receiving Party, or that reflect any other data or processes proprietary to the Providing Party.  The Parties agree that the Providing Party will not have any responsibility for the direction of the Business.

2.2         Standard of Services.

2.2.1     General Standard.  The Providing Party shall perform each Scheduled Service for which it is responsible or to cause such Scheduled Services to be performed for the Receiving Party or its Designated Recipient at a standard that is no lower than the service standards set forth on Schedule 1(g), and, if no standard for a Scheduled Service is set forth on Schedule 1(g), at a standard no lower than the standard to which such Scheduled Service was provided in the twelve (12) months immediately prior to the Signing Date.  The target milestones and timelines relating to the Migration services in Schedule 1(b) shall be estimated in good faith and documented in the Migration plan, and such Migration services shall be provided in a workmanlike manner. The Receiving Party understands and agrees that the Providing Party is not in the business of providing transition services to third parties, and under no circumstances shall the Providing Party be held accountable to a higher standard of care than that set forth herein.  The description of services in Schedules 1(a)-(f) shall not alter, amend or supplement the service standard set forth in this Section.  If the Receiving Party provides the Providing Party with written notice of the occurrence of any Significant Service Shortfall (as defined below) in the Scheduled Services, the Providing Party shall rectify such Significant Service Shortfall promptly, provided that any Dispute as to whether a Significant Service Shortfall

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occurred shall be resolved in accordance with Section 2.5 hereto, and the Providing Party shall take corrective action in good faith in connection with such alleged Significant Service Shortfall until such Dispute is resolved; provided further that the Providing Party’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any Force Majeure Event as set forth in ARTICLE VI; provided further, that any costs, fees and expenses associated and in connection with remedying such Significant Service Shortfall shall be borne by the Party responsible for causing such shortfall.  For purposes of this Section 2.2.1, a “Significant Service Shortfall” shall occur if a service level standard set forth in Schedule 1(g) is not met for two (2) consecutive months.

2.2.2     Disaster Recovery Program.  For the duration of the Term, the Providing Party shall, and shall cause its relevant Affiliates to, maintain backup, business continuation and disaster recovery plans consistent with past practices as they existed during the twelve (12) months immediately preceding the Signing Date.

2.3         Limitation on Services.

2.3.1     Buyer acknowledges and agrees that Seller’s obligation to cause Service Providers to provide the Scheduled Services to Buyer and/or its Affiliates under the standards of performance set forth in Section 2.2.1 of this Agreement or Schedule 1(g) shall be subject to and shall be limited to the extent to which Service Providers’ ability to provide Scheduled Services to Buyer or its Affiliates is adversely affected by Buyer’s failure to perform its obligations hereunder, under the SPA or any other Transaction Agreement, or its Affiliates’ failure to perform hereunder, under the SPA or any other Transaction Agreement.

2.3.2     Seller shall have no obligation to cause any Scheduled Services to be provided to any Person other than Buyer, its Affiliates, Buyer’s Designated Recipient or its Affiliates.

2.3.3     Seller shall cause to be provided the Scheduled Services in accordance herewith solely to allow Buyer and its Affiliates to conduct the Business in substantially the same manner as conducted during the twelve (12) months prior to the Signing Date (inclusive of any organic growth in volume and scope of such businesses).  Except as otherwise mutually agreed by the Parties, Seller shall not be obligated to cause to be provided Scheduled Services to Buyer and its Affiliates in support of the businesses of Buyer and its Affiliates other than the Business.

2.3.4     Seller shall not be obligated to cause any Service Provider to provide any Scheduled Service (or portion thereof) to the extent performance of such Scheduled Service (or portion thereof) would require such Service Provider to violate or breach (i) any Applicable Law or any Order; (ii) the terms and conditions of a TSA Material Contract applicable to the administration of the Business, unless to not do so would not be in compliance with Applicable Law or any Order; (iii) subject to Seller’s obligations under Section 2.9, any executed written agreement in effect as of the Closing Date between such Service Provider and a non-affiliated third party; (iv) such Service Provider’s written policies and procedures generally applicable to its other businesses or customers, including any changes made thereto, to the extent such changes are made (A) after the Closing Date and (B)(I) to comply with Applicable Law or any Order, or (II) to respond to a new legal or regulatory issue or to respond to a reasonably plausible security

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threat; or (v) the SPA or any other Transaction Agreement; provided that, for the avoidance of doubt, Seller shall continue to be obligated to cause Service Providers to provide such Scheduled Services (or portion thereof) to the extent that doing so would not result in any such violation or breach; provided further that to the extent that (i)-(v) herein apply Seller and Buyer shall negotiate in good faith and agree upon a course of action to provide alternative equivalent services with Seller and Buyer to share equally any costs, fees or expenses associated with such alternative equivalent services.

2.3.5     Subject to Section 2.3, Seller and Buyer reserve the right to suggest any changes to (i) the manner in which the Scheduled Services are provided or received, (ii) the location from which the Scheduled Services are provided or to which the Scheduled Services are received or (iii) the personnel involved in the provision or receipt of the Scheduled Services. The Parties shall negotiate such changes in good faith, with any incremental costs, fees or expenses borne by the Party suggesting such change.  Notwithstanding the foregoing, Seller shall not make a change under this Section 2.3.5 that makes receipt of the Scheduled Services materially more expensive or the Separation process materially more difficult or complicated unless such change is also being implemented broadly across Seller’s own business operations.

2.3.6     Except with respect to any Company Employee hired pursuant to the SPA, if Buyer desires to hire or employ any other employee of Seller who provides or supports any Scheduled Services prior to the date of discontinuation of all Scheduled Services hereunder for which such employee has any duties or obligations, the Parties shall discuss in good faith whether and to what extent the hiring or employment of such employee will reduce Seller’s obligations hereunder with respect to such Scheduled Services; provided that, even if such employee of Seller is hired by Buyer and was the sole employee responsible for providing any Scheduled Service, Seller shall remain obligated to provide such Scheduled Services if such employee is hired or employed by Buyer or its Affiliates to perform a service that is not the same as the Scheduled Service for which such employee was solely responsible for providing.  Notwithstanding the foregoing, Seller shall continue to provide any resources reasonably necessary for such a hired employee to perform his or her duties and obligations during the Term of this Agreement and any extensions thereof.

2.4         Variances.  With respect to VUL Contracts administered pursuant to this Agreement, Seller shall cause to be provided to Buyer and/or its Affiliates (a) such daily reports as Seller and/or their Affiliates produced during the nine (9) months prior to the Closing Date (the “Pre-Closing Date Period”) summarizing (i) the discrepancies arising in the execution and recording of investment transactions pursuant to the VUL Contracts, and (ii) during such portion of the Term in which Seller provides Scheduled Services, gains or losses to Buyer resulting from or arising out of the administration of the VUL Contracts (including, without limitation, delayed legal interest or claim interest from processing delays, unrecovered miscalculations of claim payment amounts, and other errors in processing claims resulting in gains or losses to Buyer) (collectively, the items summarized in (a)(i) and (a)(ii) are the “Variances”), and (b) such weekly and monthly reconciliation reports as Seller and/or their Affiliates produce as of the Closing Date. For such Variances, Seller shall, in accordance with their guidelines existing as of the Closing Date, reconcile and credit or debit the applicable Contractholder’s account. For so long as Seller is providing the Scheduled Services during the Term, at the end of every six (6) month period during the Term (each, a “True-Up Period”) and once immediately following the

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discontinuation of all of the Scheduled Services (the “Final True-Up Period”), Seller shall aggregate the Monthly Net Variances over the months occurring during the applicable True-Up Period or Final True-Up Period (such aggregate being the “True-Up Sum”). If the True-Up Sum for a True-Up Period or the Final True-Up Period, as applicable, is negative, then Seller shall invoice Buyer for such True-Up Sum and Buyer shall remit payment in accordance with ARTICLE IV; provided, that such True Up Sum shall not exceed the “Variance Limit” (which shall be equal to the cumulative sum of Ten Thousand Dollars ($10,000) per month times the number of months of such True-Up Period or Final True-Up Period). If the True-Up Sum for a True-Up Period or the Final True-Up Period, as applicable, is positive, then Seller shall remit such True-Up Sum to Buyer. The “Monthly Net Variance” shall be the aggregate amount during a given month credited to Contractholders’ accounts or paid to Contractholders to correct Variances (negative amounts), less any amounts debited from Contractholders’ accounts or recovered from Contractholders (including contractholders in connection with the correction of Variances (positive amounts)), and less any amounts retained by Seller in connection with a Variance and not required under Seller’s Guidelines existing as of the Closing Date or Applicable Law, to be paid or credited to Contractholders to correct such Variance.

2.5         Dispute Resolution.

2.5.1     Amicable Resolution.  The Parties mutually desire that friendly collaboration will continue between them during the Term.  Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between the Parties in connection with this Agreement (including the standard of performance, delay of performance or non-performance of obligations, or payment or non-payment of Service Fees hereunder), then the Transition Managers shall attempt to resolve the Dispute amicably.  If the Transition Managers are unable to resolve a Dispute in a timely manner, then either Transition Manager, by written request to the other, may request that such Dispute be referred for resolution to the president (or similar position) of the division implicated by the matter for Seller and Buyer, which presidents will have fifteen (15) days to resolve such Dispute.  If the presidents of the relevant divisions for each Party do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, or if the Dispute is not otherwise resolved in a friendly manner as set forth in this Section 2.5.1, either Party involved in the Dispute may bring an action regarding such Dispute as set forth in Section 11.6.  Notwithstanding anything to the contrary in this Section 2.5.1, any amendment to the terms of this Agreement may only be effected in accordance with Section 11.7.

2.5.2     Non-Exclusive Remedy.  Nothing in this Section 2.5 will prevent either Party from immediately seeking injunctive or interim relief (i) in the event of any actual or threatened breach of any of the provisions of ARTICLE VIII, (ii) in the event that the Dispute relates to, or involves a claim of, actual or threatened infringement or violation of intellectual property or (iii) to the extent necessary for either Party to preserve any right.  All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 11.6.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 2.5.1.

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2.5.3     Commencement of Dispute Resolution Procedure.  Notwithstanding anything to the contrary in this Agreement, each Party, but none of their respective Affiliates, is entitled to commence a dispute resolution procedure under this Agreement pursuant to this Section 2.5, and each Party will cause its respective Affiliates not to commence any dispute resolution procedure in connection with this Agreement other than through such Party as provided in this Section 2.5.3.

2.5.4     Compensation.  With respect to any Scheduled Services provided as set forth in Schedules 1(a)-(f), during the pendency of any Dispute, the Receiving Party shall continue to make all payments due and owing under ARTICLE IV for such Scheduled Services and the Providing Party shall continue to provide all such Scheduled Services in accordance with the service standard set forth in Section 2.2.1; provided that either Party may recoup any payments or losses incurred during the pendency of a Dispute based on the resolution of such Dispute.  The Parties will proceed in good faith with the Migration timeline identified in the Migration plan during pendency of any Dispute concerning any Scheduled Service set forth in Schedule 1(b).

2.6         No Agency.  Each Party acknowledges that it has entered into this Agreement for independent business reasons.  The relationship of the Parties hereunder is that of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.  Neither Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

2.7         Subcontracting.  The Providing Party may subcontract for the performance of any Scheduled Service to: (a) any Person if the service to be subcontracted is primarily a routine task or function; (b) an Affiliate of the Providing Party; (c) any reinsurer or its Affiliates; (d) an existing subcontractor that was providing such service to the Providing Party or the Receiving Party immediately before the Closing Date; (e) any subcontractor to which Seller or an Affiliate subcontracts the same or similar services for itself; and (f) any other Person with the prior written consent of the Receiving Party, such consent not to be unreasonably withheld, conditioned or delayed, provided that no such subcontracting shall relieve the Providing Party from any of its obligations or liabilities hereunder, and the Providing Party shall remain responsible for all obligations or liabilities of such subcontractor with respect to the provision of such service or services as if provided by the Providing Party.  In the event that the Providing Party subcontracts for performance of any Scheduled Service under Section 2.7(a), (c) or (e), Seller shall pay any incremental fees to the subcontractor that are in excess of the Fees set forth for that Scheduled Service in Schedules 1(a)-(f); provided that if Seller subcontracts to any person under Sections 2.7(a)-(e) after the date hereof, to the extent that such subcontracting makes Separation more difficult or complicated, then Seller shall pay all incremental costs, fees and expenses relating to Separation caused by such subcontracting.

2.8         Consents.  Notwithstanding any provision of this Agreement to the contrary, if the provision of any Scheduled Service as contemplated by this Agreement requires the consent, license or approval of any third party that has not been obtained prior to the date hereof as contemplated by Section 5.4(a) of the SPA, Seller shall continue to use commercially reasonable efforts to obtain such consent, license, or approval as promptly as possible after the Closing

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Date; provided, however, that under no circumstances shall the performance of such Scheduled Service require the Providing Party or any of its directors (or persons in similar positions), officers, employees or agents to violate any Applicable Laws or breach any TSA Material Contract.  Seller and Buyer shall share equally all costs of obtaining such third party consents, licenses or approvals necessary for the provision and receipt of the Scheduled Services, including any payments that are required to any third party.  If the Providing Party reasonably believes that it is unable to provide such Scheduled Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals, Providing Party shall promptly notify the Receiving Party and the Parties shall negotiate in good faith and agree upon a course of action to provide alternative equivalent services with Seller and Buyer to share equally any costs, fees or expenses associated with such alternative equivalent services.

2.9         Transition Management.  Each Party shall appoint a transition manager (each,  a “Transition Manager”).  The Transition Managers shall have the authority to represent the position of their respective Parties and to make operational decisions regarding the Parties’ performance of this Agreement.  Each Transition Manager shall appoint or designate in a writing directed to the other Transition Manager, a person or persons to act in his or her stead on day-to-day matters within various functional areas when the Transition Manager is unavailable.  Subject to the right to delegate duties to others, the Transition Managers shall serve as the primary contact point for the respective principals with respect to the obligations of the Parties under this Agreement.  Each Transition Manager’s responsibilities shall include: (a) conducting reviews of compliance with the service standard in Section 2.2.1; (b) assuring compliance with this Agreement, including the schedules; (c) mitigating and resolving technical and business issues; (d) managing the service migration process; and (e) participating in the dispute resolution process under Section 2.5.  A Party may designate a replacement for its Transition Manager by written notice to the other Party.  Each Transition Manager, and any successor, shall have an educational background, experience, skills and other qualifications necessary to perform his or her assigned duties.  Nothing in this Agreement shall be deemed to authorize either Transition Manager to amend this Agreement in any way.

2.10       Transition Plan.  Promptly after the date hereof, and in any event within thirty (30) days hereafter, Seller and Buyer shall each appoint a transition team to cooperate in good faith to develop a Migration plan for separating the Company Business from the businesses of Seller and its Affiliates (including the Company) that is not Company Business so as to minimize the adverse impact of such Migration on each party’s businesses.  Such Migration plan shall include a decision on whether to separate the accounting/finance conversion from the administrative conversion, such that, if included, Seller would continue providing Scheduled Services for accounting/finance functions to December 31, 2014 but the administrative conversion would occur earlier.  Buyer shall bear any additional costs incurred as a result of the decision to separate the accounting/finance conversion from the administrative conversion.  Seller and Buyer each agree to cooperate in the performance of the activities set forth on Schedule 1(b) and the Migration of the performance of the Scheduled Services on Schedules 1(a) and 1(c)-(f) from a Service Provider to Buyer, an Affiliate or a third party of Buyer’s choice, taking into account, in good faith, the need to minimize both the cost of such Migration and disruption to the ongoing business activities of each party.

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2.11       Records and Audit.  Each Party shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the provision and receipt of Scheduled Services and the policyholder records of the Business in accordance with their respective standard accounting practices and procedures, consistently applied, and shall provide each other with reasonable access to such records, subject to Applicable Law and the obligations of ARTICLE VIII.  Following the Term of this Agreement, Seller shall, and shall cause its Affiliates to: (i) allow Buyer, upon reasonable prior notice and during normal business hours, through its employees and Representatives, the right, at Buyer’s expense and no more than once per calendar year unless required by a governmental regulatory agency, to examine any records produced during the Term of this Agreement relating to the provision of Scheduled Services, or any other obligation under this Agreement, or the policyholder records of the Business that are retained by Seller or any of its Affiliates for any purpose, including the preparation or examination of Buyer’s Tax Returns, regulatory filings, financial statements and the conduct of any litigation or otherwise, or the conduct of any regulatory, customer or other dispute resolution process, but only to the extent that such records of Seller relate to the provision of Scheduled Services or the policyholder records of the Business during the Term of this Agreement; (ii) maintain such records in accordance with Seller’s and its Affiliates’ record retention policies; and (iii) provide reasonable access to employees concerning the information in such records for any independent audit of Buyer; provided that Seller and its Affiliates may destroy such records in their discretion in compliance with their record retention policies after giving reasonable prior written notice to Buyer of their intention to destroy such records; provided further that Seller and its Affiliates shall have no obligation to maintain or retain any books and records to the extent that electronic or paper copies or originals of such books and records are delivered to Buyer at or prior to the end of the Term of this Agreement.  The Providing Party shall provide, to the Receiving Party and any independent auditors engaged by it, reasonable access to staff and data relating to the Systems in which the Receiving Party’s data is held or processed.

2.12       Ownership of Intellectual Property; License.  Any Intellectual Property owned by a Party or its Affiliates and used after the date hereof in connection with the provision or receipt of the Scheduled Services, as applicable, shall remain the property of such Party or its Affiliates.  Each Party grants, and shall cause its Affiliates to grant, to the other Party and its Affiliates a royalty-free, non-exclusive, non-transferable, worldwide license, during the term of this Agreement, to use the intellectual property owned by such Party or its Affiliates only to the extent necessary for the other Party and its Affiliates to provide or receive the Scheduled Services, as applicable.  Other than the license granted to a Party and its Affiliates pursuant to the preceding sentence, the SPA, the Administrative Services Agreement or any other Transaction Agreement, neither party nor its Affiliates shall have any right, title or interest in the intellectual property owned by the other party or its Affiliates.

2.13       Separate Accounts.  Seller will perform, or has performed, services required for Separate Account Separation (as defined in the ASA).  Seller and Buyer shall each equally bear the fees, costs and expenses associated with Separate Account Separation (as defined in the ASA), to be invoiced in accordance with Section 4.2 herein, with the total aggregate exposure of each Party not to exceed fifty thousand U.S. dollars ($50,000).

2.14       Notice to Policyholders.  Seller shall, on behalf of Buyer and at Buyer’s cost, include an announcement of the Closing, in form and substance agreed to by the Parties, Seller’s

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consent not to be unreasonably withheld or delayed, with the first correspondence sent to the policyholders of the Company after the Closing, such announcement to be provided in the ordinary course of business or at such time as otherwise required by Applicable Law.

2.15       Link on Website.  After Migration is successfully completed and continuing for one (1) year thereafter, Seller shall include and maintain a link displayed on the appropriate Allstate website that directs users that click or activate the link to the Company website.  Such link shall be accompanied by appropriate language notifying the Company’s policyholders of the Company’s website, and instructing them to access such website directly in the future.

2.16       Customer Telephone Service.  After Migration is successfully completed and continuing for one (1) year thereafter, each Party shall redirect any inquiries it receives regarding the other Party to the appropriate telephone number of such Party.

ARTICLE III
TERM AND TRANSITION ASSISTANCE

3.1         Term.  The term (the “Term”) of this Agreement shall commence as of the date hereof and, subject as to any Scheduled Service to the earlier expiration of the Service Term with respect thereto, shall continue until the earliest of:

3.1.1     the date on which the last of the Scheduled Services under this Agreement is terminated; or

3.1.2     the date on which this Agreement is terminated by mutual agreement of the Parties.

3.2         Extension and Termination.

3.2.1     Extension.  If Buyer reasonably believes that it will not be able to complete its Migration of one or more Scheduled Services by the end of the 18th month under this Agreement, then upon written notice provided to Seller at least ninety (90) days prior to the end of such 18-month period, Buyer shall have the right to request and cause Seller to continue to provide such Scheduled Services; provided that, with respect to such extended Scheduled Services, Buyer shall pay the applicable Fees set forth in Section 4.1.1(a)(iii). Notwithstanding the foregoing, if Buyer is unable to complete Migration before the end of such 18-month period due primarily to the Providing Party failing to fulfill its obligations in the performance of any of the Scheduled Services, Buyer shall pay the applicable Fees set forth in Section 4.1.1.(a)(ii) until all such deficiencies are cured.

3.2.2     Early Termination.  If the Receiving Party wishes to terminate a Scheduled Service (or a portion thereof) before Buyer has completed its Migration of all Scheduled Services, the Receiving Party shall notify the Providing Party in writing of the proposed date on which such Scheduled Service (or portion thereof) shall terminate (the “Termination Date”), at least 60 days prior to the Termination Date.  The termination of a portion of a service shall not change the Fees for such service.  Effective on the Termination Date, such Scheduled Service (or portion thereof) shall be discontinued and thereafter, this Agreement shall be of no further force and effect with respect to such Scheduled Service (or

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portion thereof), except as to obligations accrued prior to the Termination Date. Except with respect to obligations accrued prior to the Termination Date, if all Scheduled Services on one of the Schedules 1(a)(i), (a)(ii), (b)(i), (b)(ii), (c)(i), (c)(ii) or (d)-(f) are terminated, any fees, costs or expenses associated with such Schedule 1(a)(i), (a)(ii), (b)(i), (b)(ii), (c)(i), (c)(ii) or (d)-(f), shall no longer be due or owing subsequent to the date of termination of the last Scheduled Service on such Schedule.

3.3         Return of Materials.  After a Scheduled Service is terminated, each Party will return all materials in a form usable by the other Party, with the cost to change the form of such materials, if applicable, to be borne by the recipient, and property owned by the other Party and materials and property of a proprietary nature involving a Party or its Affiliates relevant solely to the provision or receipt of that Scheduled Service and no longer needed regarding the performance of other Scheduled Services under this Agreement, and will do so (and will cause its Affiliates to do so) within thirty (30) days after the applicable termination.

ARTICLE IV
COMPENSATION AND PAYMENT ARRANGEMENTS FOR SCHEDULED SERVICES

4.1         Compensation for Scheduled Services.

4.1.1     Compensation Generally.  In accordance with the payment terms set forth in Section 4.2 and subject to Section 4.1.3, the Receiving Party agrees timely to pay the Providing Party, on a monthly basis:

(a)          an amount for the provision of Scheduled Services as follows (collectively, the “Fees”):

(i)           during the first twelve (12) months of this Agreement, for Scheduled Services on Schedules 1(a) and 1(c)-(f), the Appraisal Fees;

(ii)          except with respect to Scheduled Services listed on Schedule 1(c)(ii), during the period starting at the end of the period in subsection (i) until six (6) months thereafter, for Scheduled Services on Schedules 1(a) and 1(c)-(f); the Cost of Service plus 10% of the Cost of Service; or

(iii)         except with respect to Scheduled Services listed on Schedule 1(c)(ii), during the period starting at the end of the period in subsection (ii), for Scheduled Services on Schedules 1(a) and 1(c)-(f); the Cost of Service plus 20% of the Cost of Service; and

(iv)         during the period starting at the end of the 24th month from the date hereof, an additional $500,000 for every one (1) month period thereafter;

(v)          for Scheduled Services on Schedule 1(b), the Fees set forth on Schedule 1(b);

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(vi)         for those Scheduled Services listed on Schedule 1(c)(ii), fees for any such services above the current stated estimates will be incremental and charged on a time and materials basis at Seller’s cost; and1

(b)          any payments due to Seller pursuant to Section 2.4 (Variance).

Seller shall calculate the Cost of Service six (6) months in advance of the periods specified in subsections (i)-(iii) of Section 4.1.1.(a) and shall promptly notify Buyer or Receiving Party of such calculation. If the Cost of Service so calculated (x) is higher than the Base Fee, for purposes of Section 4.1.1.(a) the Cost of Service shall be capped at 110% of the Base Fee; or (y) is lower than the Base Fee, for purposes of Section 4.1.1.(a) the Cost of Service shall in no case be lower than 90% of the Base Fee.

4.1.2     Out of Pocket Costs.  Except with respect to any Out of Pocket Costs (as defined below) incurred in providing the Scheduled Services set forth in Schedules 1(a)-(f) of this Agreement, without limiting the foregoing and subject to Section 2.8 and Section 4.1.3, the Receiving Party agrees to pay, or reimburse the Providing Party for its payment of, all Out of Pocket Costs of the Providing Party.  For purposes hereof, the term “Out of Pocket Costs” means all fees, costs or other expenses (including Sales and Service Taxes) (except for any consent fees in the SPA or Section 2.8 herein) payable by the Providing Party or its Affiliates to third parties that are not Affiliates of the Providing Party in connection with the Scheduled Services and Migration services provided by the Providing Party hereunder.  The Providing Party shall request in writing from the Receiving Party the approval of all Out of Pocket Costs above fifty thousand U.S. dollars ($50,000); and agrees not to accrue such Out of Pocket Costs until it receives written approval from the Receiving Party.  The Providing Party shall use commercially reasonable efforts: (a) not to incur Out of Pocket Costs that are inconsistent with the type of Out of Pocket Costs incurred under past practices with the applicable Scheduled Services without the prior written consent of the Receiving Party; and (b) to minimize the amount of its Out of Pocket Costs, consistent with providing the Scheduled Services in accordance with the standard set forth in Section 2.2.1.

4.1.3     Taxes.

(a)          The Receiving Party will pay and be liable for all sales, goods or services, excise, privilege, value added (“VAT”), lease, use, transfer, consumption or similar gross receipts based taxes (the “Sales and Service Taxes”) imposed on Scheduled Services and Migration services provided by the Providing Party.  Such taxes will be payable by the Receiving Party to the Providing Party in the manner set forth in Section 4.2 or as otherwise mutually agreed in writing by the Parties and under the terms of the Applicable Law which governs the relevant Sales and Service Tax.  Notwithstanding the previous sentence, if the Receiving Party is exempt from liability for such taxes, the Receiving Party shall provide the Providing Party with a certificate (or other proof), which certificate or proof is reasonably acceptable to the Providing Party, evidencing an exemption from liability for such Sales and Service Taxes.  The Receiving Party’s obligation to pay Sales and Service Taxes under this

1  Note to Draft:  The detailed calculation of those Fees described in Section 4.11(a)(vi) will be discussed prior to Closing and documented in Schedule 1(c).

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Section 4.1.3 shall be subject to the receipt of a valid and customary invoice or other document under the terms of Applicable Law for each Sales and Service Tax.  The Providing Party shall be responsible for any losses (including any deficiency, interest and penalties) imposed as a result of a failure timely to remit any Sales and Service Taxes to the applicable tax authority to the extent the Receiving Party timely remits such Sales and Service Taxes to the Providing Party or the Receiving Party’s failure to do so results from the Providing Party’s failure timely to charge or provide notice of such Sales and Service Taxes to the Receiving Party.  The Receiving Party shall be entitled to any refund on any Sales and Service Taxes paid in excess of liability as determined at a later date.  Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes payable under this Agreement, and of any pending tax audit or other proceeding that could lead to the imposition of Sales and Services Taxes payable under this Agreement.

(b)          Each Party shall pay and be responsible for its own personal property taxes and taxes based on its own income, profits or assets.  Payments for Scheduled Services or other amounts under this Agreement shall be made net of withholding taxes, provided however that if the Providing Party believes that a reduced rate of withholding applies or the Providing Party is exempt from withholding, the Receiving Party shall only be required to apply such reduced rate of withholding or not withhold if the Providing Party provides the Receiving Party with evidence reasonably satisfactory to the Receiving Party that a reduced rate of or no withholding is required.  Satisfactory evidence for this purpose may include rulings from, or other correspondence with, tax authorities and tax opinions rendered by qualified persons reasonably satisfactory to the Receiving Party, to the extent reasonably requested by the Receiving Party.  Without limiting the generality of the foregoing, each Party shall provide the other with executed originals of Internal Revenue Service Form W-9 certifying that such Party is exempt from U.S. federal backup withholding tax, and any updates with respect thereto as appropriate.  The Receiving Party shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that the Receiving Party receives a refund of any amounts previously withheld from payments to the Providing Party and remitted, the Receiving Party shall surrender such refund to the Providing Party.

(c)          With respect to each provision in this Section 4.1.3, the Receiving Party and the Providing Party shall reasonably cooperate with each other and take any action to provide or make available any information reasonably requested (and with a sufficient level of detail) in order to minimize any Sales and Service Taxes payable with respect to the Scheduled Services and Migration services.

4.2         Payment Terms.

4.2.1     Within fifteen (15) days following the end of any month during which Service Providers provide Scheduled Services, Seller shall issue or cause to be issued an invoice (and reasonably sufficient backup materials related thereto) (“TSA Monthly Invoice”), which shall set forth the amounts payable by or on behalf of Buyer pursuant to Section 4.1.  The Parties acknowledge that there may be a reasonable lag in the submission of charges from Service Providers and third parties (including vendors) relating to the provision of Scheduled Services. With respect to any amounts payable by Buyer hereunder that accrue or are incurred by a Service Provider during the Term but that are not billed to such Service Provider or of which such

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Service Provider does not become aware until after the Term, Seller shall set forth or shall cause to be set forth such amounts payable in invoices (and reasonably sufficient backup materials related thereto) sent to Buyer as soon as practicable following the end of the Term (each a “Post-Term Invoice”); but in any event within sixty 60 days.

4.2.2     Subject to Section 4.2.5, (a) Seller shall aggregate all costs incurred by it between the Signing Date and Closing Date for work on the Migration of the policies of the Recaptured Business to the third party administrator selected by the Buyer, and shall provide monthly reports on the Migration plan and achievement under it to Buyer in a form mutually agreed upon by the Parties; (b) all such costs described in subsection (a) shall be reported to Buyer within forty-five (45) days after the Closing Date and Seller shall subsequently invoice Buyer for all such costs; and (c) Buyer also agrees to reimburse Seller for those costs incurred after the Closing Date by Seller for the Migration of the policies of the Recaptured Business.

4.2.3     Payment in full of the amounts so invoiced or noticed shall be made by electronic transfer of immediately available funds or other method satisfactory to the Providing Party, within thirty (30) days after the date of receipt of the monthly invoice.  Except with respect to any amount in Dispute pursuant to Section 2.5 herein, any amount unpaid after the thirtieth (30th) day following receipt by Buyer of such TSA Monthly Invoice or Post-Term Invoice shall bear an overdue interest charge calculated at a rate of 1.5% per month on a pro-rated basis on such overdue balance until paid. In no event shall Buyer offset any amounts due hereunder.

4.2.4     Should a Party dispute any portion of the amount due from it on any invoice or require any adjustment to an invoiced amount, then such Party shall notify the other Party in writing of the nature and basis of the Dispute or adjustment as soon as reasonably possible using, if necessary, the dispute resolution procedures set forth in Section 2.5.  The Parties shall use their reasonable best efforts to resolve any such Dispute prior to the payment due date.  All amounts required to be paid pursuant to this Agreement shall be paid and payable in U.S. dollars.

4.2.5     To the extent that, after the Signing Date, Seller has (i) negotiated and entered into agreements relating to the administration by se2 of the annuity contracts included in the Business, or (ii) taken any other actions that are reasonably necessary to transition the administration of such annuity contracts to se2, the Parties agree that Seller shall bear all costs and expenses relating to such transition; provided, that if Buyer causes the Company to request additional or different services from se2 in connection therewith that result in increased costs or expenses, Buyer shall reimburse Seller for such increased costs and expenses. To the extent Buyer causes the Company to implement changes to the services provided by se2 that reduce the costs or expenses associated therewith, Seller shall be entitled to retain such cost or expense savings in excess of such amount.  For the avoidance of doubt, to the extent there is any conflict between Schedule 1(b)(ii) and this Section 4.2.5, Schedule 1(b)(ii) shall control.

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ARTICLE V
INDEMNIFICATION

5.1         Indemnification by Seller.  Seller shall indemnify and hold harmless Buyer and each of its Affiliates (each, an “Buyer Indemnified Person”), from any and all Indemnifiable Losses to the extent relating to or arising out of Third Party Claims relating to, resulting from or arising out of: (a) any fraud, gross negligence or willful misconduct by or on behalf of Seller or any other Service Providers in providing any of the Scheduled Services that Seller or any other Service Provider is obligated to provide hereunder; (b) any material breach by Seller or any other Service Provider of any of its obligations under this Agreement or (c) any actual or alleged infringement of any third party’s intellectual property rights as a result of receiving Scheduled Services herein; provided with respect to (c) that such Scheduled Services are being provided in substantially the same manner as provided to the Business by Seller in the twelve (12) months prior to the Signing Date, unless altered at the sole discretion of Seller.

5.2         Indemnification by Buyer.  Buyer shall indemnify and hold harmless Seller and each of its Affiliates (each, a “Seller Indemnified Person”) from any and all Indemnifiable Losses to the extent relating to or arising out of Third Party Claims relating to, resulting from or arising out of: (i) any material breach by Buyer of any of its obligations under this Agreement or (ii) any Scheduled Service that is altered, at the request of Buyer or Receiving Party, from the manner in which Seller provided such service to the Business in the twelve (12) months prior to the Signing Date.

5.3         Indemnification Procedures.

(a)          If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay.  Thereafter, the Indemnitee shall deliver to the Indemnitor, within five calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b)          The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor.  Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the

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Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above).  If the Indemnitor chooses to defend any Third Party Claim, the Parties shall cooperate in the defense thereof.  Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent.  If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee.  If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorneys’ fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

ARTICLE VI
FORCE MAJEURE

If performance by either Party of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Applicable Law, decree, request or order of any Governmental Entity, or because of riots, war, public disturbance, fire, explosion, storm, flood, acts of God, acts of terrorism, or for any other reason that is not within the control of the such Party and that by the exercise of reasonable diligence such Party is unable to prevent (each, a “Force Majeure Event”), then (i) such Party shall give written notice to the other Party, (ii) the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions, and (iii) such Party shall be excused from its obligations hereunder during the period such Force Majeure Event continues, and no liability shall attach against it on account thereof.  Neither Party shall be excused from performance if it fails to use reasonable diligence to remedy the situation and remove the cause and effect of the Force Majeure Event.

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ARTICLE VII
REMEDIES AND SURVIVAL

7.1         Financial Remedies Upon Material Breach.  In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice thereof, and:

7.1.1     If such breach arises from the Receiving Party’s non-payment of an amount that is not in Dispute, the Receiving Party shall cure the breach within ten (10) calendar days after receipt of written notice of such non-payment.  If the Receiving Party does not cure such breach prior to the end of such ten (10) day period, then the Receiving Party shall pay the Providing Party the undisputed amount plus an amount of interest equal to three percent per annum above the “prime rate” as announced in the “Money Rates” section of the then most recent edition of the Eastern Edition of The Wall Street Journal, which interest rate shall change as and when the “prime rate” changes.  The Parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty.

7.1.2     If such breach results or arises from the Providing Party’s failure to provide one or more of the Scheduled Services at the service standard provided in Section 2.2.1 or any Schedule appended hereto, Seller shall provide or shall cause to be provided alternative equivalent services and Seller shall pay any additional costs, fees and expenses associated and in connection with such alternative services.  If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within thirty (30) days of the date of such notice.  The defaulting Party shall remain liable for any damages relating to such breach, subject to the limits set forth in Section 7.3.

7.2         Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

7.3         Limitation of Liability.  Except with respect to each Party’s obligations under ARTICLE V (Indemnification) and ARTICLE VIII (Confidentiality), the maximum liability of either Party (including its Affiliates) hereunder shall not exceed two times the total amount received by Seller in the performance of this Agreement. Notwithstanding anything else in this Agreement, the Parties, on behalf of themselves and all other Indemnitees, waive any claim to any punitive or consequential damages against each other; provided that the foregoing shall not apply in respect to any indemnification claim asserted by Buyer pursuant to Section 5.1 or by Seller pursuant to Section 5.2 to the extent that punitive or consequential damages are awarded to a third party against either Party (including its Affiliates), as the case may be, by a court of competent jurisdiction pursuant to a final and non-appealable judgment

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7.4         Survival Upon Expiration or Termination.  The provisions of Sections 2.5, 2.10, 2.11, 2.15, 2.16, and 3.3, and ARTICLE I, ARTICLE IV, ARTICLE V, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X, and ARTICLE XI shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.

ARTICLE VIII
CONFIDENTIALITY

8.1         Confidential Information.  Each Party covenants that it will (a) accord the Confidential Information (as defined below) of the other Party the same degree of confidential treatment that it accords its similar proprietary and confidential information but in no event less than a reasonable degree of care, (b) not use such Confidential Information for any purpose other than those stated in this Agreement and (c) not disclose such Confidential Information to any Person unless disclosure to such Person is made in the ordinary course of such Party’s conduct of its business and is subject to protections comparable to those such Party would apply in connection with a comparable disclosure of its own Confidential Information.  Notwithstanding any other provision of this Agreement, a party may disclose Confidential Information of the other Party, without liability for such disclosure, to the extent the disclosing party demonstrates that such disclosure is (i) required to be made pursuant to Applicable Law, (ii) required to be made to a court or other tribunal in connection with the enforcement of such Party’s rights under this Agreement or to contest claims between the Parties, (iii) made to such Party’s service providers or Affiliates or, with respect to client information and client account information or records, the applicable current or then-existing client, (iv) with respect to Intellectual Property, made to such Party’s clients or prospective clients in connection with marketing activities or servicing of client accounts, in each case for clauses (iii) and (iv), subject to a confidentiality agreement that includes protections no less restrictive than those set forth herein, or (v) approved by the prior written consent of the other Party.  Each Party will promptly notify the other Party if it receives a subpoena or otherwise becomes aware of events that may legally require it to disclose Confidential Information of the other Party, and will cooperate with the other Party (at the other Party’s expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information.  For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information and documentation of either Party made available to the other Party under this Agreement that is either identified in writing as confidential or which the receiving Party recognized or should reasonably have recognized at the time of disclosure as being of a confidential nature.

8.2         Unauthorized Acts.  Each Party shall (a) notify the other Party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any Person that shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, “Unauthorized Access”), (b) promptly furnish to the other Party full details of any Unauthorized Access and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) promptly take action and cooperate with the other Party to remove such Unauthorized Access, (d) cooperate with the other Party in any litigation and investigation

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against third parties deemed necessary by such Party to protect its proprietary rights, and (e) use commercially reasonable efforts to prevent a recurrence of any such Unauthorized Access.

ARTICLE IX
SYSTEM ACCESS AND CONSUMER PRIVACY

9.1         System Access.

(a)          If the Providing Party or the Receiving Party are at any time given access (each in such capacity, a “Guest User”) to the other’s computer system(s) or software (collectively, “Systems”) in connection with the performance of this Agreement, such Guest User shall comply with the other party’s (each in such capacity, a “Host”) Systems security policies, procedures and requirements which the Host makes available to the Guest User in writing from time to time.

9.2         Consumer Privacy.  In providing the Scheduled Services, the Providing Party shall, and shall cause its Affiliates to, comply with Applicable Law with respect to privacy or data security relative to Customer Information (as defined below), and shall maintain the information security program in place prior to the date hereof.  “Customer Information” means all tangible and intangible information provided or disclosed hereunder about present or former present or former clients, life insurance or annuity policy holders, annuitants, or other beneficiaries (collectively, hereinafter “Customers”) or potential Customers of any Party or its Affiliates, including name, address, telephone number, email address, account or policy information, and any list, description, or other grouping of Customers or potential Customers, and any medical records or other medical information of such Customers or potential Customers and any other type of information deemed “nonpublic” and protected by privacy laws and any other Applicable Law.

ARTICLE X
DISCLAIMER OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Except for the representations, warranties and covenants expressly made in this Agreement, each Party has not made and does not hereby make any express or implied representations, warranties or covenants, statutory or otherwise, of any nature, including with respect to the warranties of merchantability, quality, quantity, suitability or fitness for a particular purpose or the results obtained by the Scheduled Services.  All other representations, warranties, and covenants, express or implied, statutory, common law or otherwise, of any nature, including with respect to the warranties of merchantability, quality, quantity, suitability or fitness for a particular purpose or the results obtained by the Scheduled Services are hereby disclaimed by the Providing Party.

ARTICLE XI
MISCELLANEOUS

11.1       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

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if to Seller, to:

Allstate Life Insurance Company
3100 Sanders Road
Northbrook, Illinois 60062
Attention:  Jess Merten
Email: Jess.Merten@allstate.com

with copies to:

Allstate Life Insurance Company
3075 Sanders Road
Northbrook, Illinois 60062
Attention:  Joy Thomas
Email: Joy.Thomas@allstate.com

and

Allstate Life Insurance Company
2775 Sanders Road
Northbrook, Illinois 60062
Attention:  Beth Lapham
Email: blapham@allstate.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Attention:                              John M. Schwolsky

Alexander M. Dye

If to Buyer, to:

Resolution Life Holdings, Inc.
733 Third Avenue, 16th Floor
New York, NY 10017
Attention:  Simon Packer

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Nicholas F. Potter

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Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

11.2       Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.  This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party.

11.3       Entire Agreement; Third-Party Beneficiaries.  This Agreement (including all Exhibits and Schedules hereto), the SPA and the other Transaction Documents constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.  Except as set forth in ARTICLE V with respect to Buyer Indemnified Persons and Seller Indemnified Persons, this Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies.

11.4       Governing Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.5       Assignment.  Except with respect to any assignment, in whole or in part, of this Agreement or any of the rights, interests or obligations under this Agreement, to (i) an Affiliate, (ii) a successor-in-interest to all or a portion of the business of the Receiving Party, or (iii) by merger, reorganization or operation of law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

11.6       Jurisdiction; Enforcement.

11.6.1   Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement.  In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that

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such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court.  Each of the Parties also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment.  Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 11.1 of this Agreement, constitute good, proper and sufficient service thereof.

11.6.2   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7       Severability; Amendment; Modification; Waiver.

11.7.1   Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.7.2   Except as otherwise contemplated by this Agreement, this Agreement may be amended or a provision hereof waived only by a written instrument signed by each of Seller and Buyer.

11.7.3   No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

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11.8       Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party.  Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties, acting through their authorized officers, have caused this Agreement to be duly executed and delivered as of the date first above written.

ALLSTATE LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

RESOLUTION LIFE HOLDINGS, INC.

By:
Name:
Title:

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EXHIBIT J

Lighthouse – Surplus Notes and Preferred Stock Term Sheet1

I. SURPLUS NOTES TERMS
Securities Offered	$[•] aggregate principal amount of Surplus Notes due [•][2] (the “notes”).

Issuer	[Lighthouse] (“Issuer”)

Issue Date	[•]

Scheduled Maturity Date	[•][3]

Interest Rate

The yield shall equal the 5 year treasury as of the Issue Date plus 450 basis points.  In no case shall the yield on the notes be less than 4.5% or exceed maximum amounts allowable under Applicable Law.  At the Scheduled Maturity Date and each 5 year anniversary thereafter (the “Reset Date”), the yield will reset for the subsequent 5 year period.  At any Reset Date, the yield will be equal to the 5 year treasury as the Reset Date, plus 450 basis points.  In no case shall the yield on the surplus note at any Reset Date be less than 6.0%.

Scheduled Interest Payment Dates

Interest on the notes will accrue from [•].[4] Subject to the prior approval of the Director of Insurance of the State of Nebraska (the “Director”), pursuant to Section 44-221 of Chapter 44 of the Nebraska Revised Statutes, interest on the notes is scheduled to be paid semiannually in arrears on [May 15] and [November 15] of each year, beginning on [•], and on the date the notes are scheduled to mature.

Optional Redemption by Issuer

Subject to the prior approval of the Director pursuant to Section 44-221 of Chapter 44 of the Nebraska Revised Statutes, the notes may be redeemed, in whole or in part, at the option of Issuer any time prior to the Scheduled Maturity Date at a redemption price equal to the aggregate principal amount then outstanding, plus any accrued but unpaid interest thereon.

Optional Redemption by any Holder	Subject to the prior approval of the Director pursuant to Section 44-221 of Chapter 44 of the Nebraska Revised Statutes, the notes may be redeemed at the option of any holder of the notes at any time

1                                           Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Stock Purchase Agreement by and among Allstate Life Insurance Company, Resolution Life Holdings, Inc. and Resolution Life L.P. (solely for purposes of Section 5.25 and Article X), dated as of July 17, 2013 (the “SPA”).

2                                           To insert date that corresponds to 5 years from the Issue Date.

3                                           To insert date that corresponds to 5 years from the Issue Date.

4                                           To insert date that corresponds with the Issue Date.

prior to the Scheduled Maturity Date in an aggregate principal amount up to the Holder Optional Redemption Amount.  “Holder Optional Redemption Amount” means the sum of (i) the amount by which (x) exceeds (y), where (x) is equal to the Required Capital Amount (as defined in the SPA) as of the Issue Date, and (y) is equal to such lesser amount of capital which the Director permits Issuer to hold as of the applicable redemption date; provided that the amount calculated pursuant to this clause (i) shall not in any case exceed the aggregate principal amount of notes then outstanding and (ii) all accrued and unpaid interest on the notes subject to redemption.

Mandatory Redemption by Issuer

Subject to the prior approval of the Director pursuant to Section 44-221 of Chapter 44 of the Nebraska Revised Statutes, Issuer shall be required to redeem all of the notes then outstanding at a redemption price equal to the aggregate principal amount then outstanding, plus any accrued but unpaid interest thereon, in the event Issuer (i) is no longer domiciled in Nebraska or (ii) receives approval from the Director permitting Issuer to hold an amount of capital that is equal to the Specified Capital Amount (as defined for purposes of Section [5.15(b)/6.1(c)][5] of the SPA), or any lesser capital amount (each, a “Mandatory Redemption Event”).  Upon the occurrence of a Mandatory Redemption Event, the notes will immediately mature in full and all unpaid amounts of principal and accrued interest will become immediately due and payable without any action on the part of any holder of the notes.

Subordination

The notes will rank pari passu with each other and with any existing or future surplus notes or similar obligations of Issuer.  The notes will be expressly subordinate in right of payment to policy claims and other creditor claims of Issuer, including all existing or future permitted indebtedness issued, incurred or guaranteed by Issuer, other than any future surplus notes or similar obligations of Issuer.  The notes will be unsecured obligations of Issuer.

Legal Status of Notes; Restrictions on Payment

Pursuant to Section 44-221 of Chapter 44 of the Nebraska Revised Statutes, each payment of interest on or principal of the notes may be made only with the prior approval of the Director and only out of surplus funds which the Director determines to be available for such payments under Section 44-221.  If these conditions to payment are not met, the applicable scheduled payment or scheduled maturity date of such interest or principal will be extended until such time, if any, at which such conditions are met.  Interest will continue to accrue on any unpaid principal amount of the notes; although interest payments with respect to which the scheduled payment dates have been so extended are cumulative, interest will not accrue on interest with respect to which the scheduled payment dates have

5                                           Select appropriate provision of the SPA pursuant to which the notes are issued.

been extended, during the period of such extension.

Covenants

In the event that the notes have not been paid in full (including the payment of any accrued interest on the notes) upon the Scheduled Maturity Date or upon an event of default (which shall include a failure by Issuer to redeem the notes or make any payments with respect thereto, including as a result of the failure of Issuer to obtain the applicable approvals of Governmental Entities with respect thereto), Issuer shall not make or declare any dividend or distribution on, or redeem or repurchase any shares of, its capital stock until such time as the notes have been paid in full or such event of default has been cured, as applicable; provided, that dividends shall be permitted to the extent required to pay the items designated (i) – (iv) in paragraph (q) (“Waterfall”) of Schedule 5 to the Project Lighthouse Term Sheet for Credit Facility attached to the Project Lighthouse Commitment Letter of even date with this term sheet.

Issuer shall take all steps necessary to ensure that each applicable Governmental Entity will approve the full repayment of the notes upon the Scheduled Maturity Date or any optional or mandatory redemption date.

Issuer shall not issue any securities that rank senior to the notes without obtaining the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding.

Remedies

In the event of Issuer’s rehabilitation, liquidation or dissolution, the notes will immediately mature in full without any action on the part of any holder of the notes, with payment thereon being subject to the satisfaction of the conditions to payment described herein.

If the Director approves in whole or in part a payment of any interest on or principal of any notes and Issuer fails to pay the full amount of such approved payment on the scheduled payment date, such approved amount will be immediately payable on such date without any action on the part of any holder of notes.

Issuance	Issuer will provide Seller with customary representations and warranties, certificates and opinions of counsel in connection with the issuance of the notes.

II. PREFERRED STOCK TERMS

Issuer	[Lighthouse] (“Issuer”)

Securities Offered

[•] shares of Cumulative Preferred Stock, Series A, $1.00 par value per share (the “Preferred Stock” and each share, a “share”).  Each holder of Preferred Stock will be entitled to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Issue Date	[•]

Liquidation Preference	$[•] per share (the “liquidation amount”)

Final Redemption Date	[•][6]

Dividend Payment Dates	Each [January 15], [April 15], [July 15] and [October 15], commencing [•], subject to adjustment in the case of any such date that falls on a day that is not a business day.

Dividends

Dividends on the Preferred Stock will accrue on the liquidation amount and be payable on each dividend payment date at an annual rate equal to the 5 year treasury as of the Issue Date plus 450 basis points.  In no case shall the yield on the preferred stock be less than 4.5% or exceed maximum amounts allowable under Applicable Law.  At the Final Redemption Date and each 5 year anniversary thereafter (the “Reset Date”), the yield will reset for the subsequent 5 year period.  At any Reset Date, the yield will be equal to the 5 year treasury as the Reset Date, plus 450 basis points.  In no case shall the yield on the preferred stock at any Reset Date be less than 6.0%.

Optional Redemption by Issuer

Shares may be redeemed, in whole or in part, at the option of Issuer any time prior to the Final Redemption Date at a redemption price per share equal to the liquidation amount, plus any accrued but unpaid dividends.

Optional Redemption by any Holder

Shares may be redeemed at the option of any holder of shares at any time prior to the Final Redemption Date for an aggregate redemption price up to the Holder Optional Redemption Amount.  “Holder Optional Redemption Amount” means the sum of (i) the amount by which (x) exceeds (y), where (x) is equal to the Required Capital Amount (as defined in the SPA) as of the Issue Date; provided that the amount calculated pursuant to this clause (i) shall not in any case exceed the aggregate liquidation amount, and (y) is equal to such lesser amount of capital which the Director permits Issuer to hold as of the applicable redemption date and (ii) all accrued but unpaid dividends on the shares subject to redemption.

Mandatory Redemption by Issuer

Issuer shall be required to redeem all of the shares then outstanding at a per share redemption price equal to the liquidation amount, plus any accrued but unpaid dividends (A) upon the Final Redemption Date or (B) in the event Issuer (i) is no longer domiciled in Nebraska or (ii) receives approval from the Director permitting Issuer to hold an amount of capital that is equal to the Specified Capital Amount

6                                           To insert date that corresponds to 5 years from the Issue Date.

(as defined for purposes of Section [5.15(b)/6.1(c)][7] of the SPA), or any lesser capital amount (each, a “Mandatory Redemption Event”).  Upon the occurrence of a Mandatory Redemption Event, the aggregate liquidation amount and all accrued but unpaid dividends will become immediately due and payable without any action on the part of any holder of the Preferred Stock.

Liquidation Rights

In the event Issuer voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of shares will be entitled to receive an amount per share equal to the liquidation amount, plus any accrued but unpaid dividends.  Distributions will be made only to the extent of Issuer’s assets that are available for distribution to shareholders, after payment or provision for payment of its debts and other liabilities, before any distribution of assets is made to holders of Issuer’s common stock or any of its junior stock.

Voting Rights	Holders of Preferred Stock will have no voting rights, except with respect to certain changes in the terms of the Preferred Stock and as otherwise required by applicable law.

Covenants

In the event that the aggregate liquidation amount, plus any accrued but unpaid dividends, has not been paid in full upon a Mandatory Redemption Event or upon an event of default (which shall include a failure by Issuer to redeem the shares or make any payments with respect thereto), Issuer shall not make or declare any dividend or distribution on, or redeem or repurchase any shares of, its capital stock (other than the Preferred Stock) until such time as the aggregate liquidation amount, plus any accrued but unpaid dividends, has been paid in full or such event of default has been cured, as applicable; provided, that dividends shall be permitted to the extent required to pay the items designated (i) – (iv) in paragraph (q) (“Waterfall”) of Schedule 5 to the Project Lighthouse Term Sheet for Credit Facility attached to the Project Lighthouse Commitment Letter of even date with this term sheet.

Issuer shall take all steps necessary to ensure that any necessary approval of a Governmental Entity with respect to the full payment of the liquidation amount, plus any accrued but unpaid dividends, upon any optional or mandatory redemption date is obtained.

Ranking

The shares of Preferred Stock will rank senior to our common stock and all other junior stock or preferred stock Issuer may issue (except for any series that may be issued upon the requisite vote or consent of the holders of at least a two-thirds of the shares of the Preferred Stock at the time outstanding and entitled to vote and the requisite vote or consent of all other series of preferred stock, if any), with respect to the payment of dividends and distributions of assets upon

7                                           Select appropriate provision of the SPA pursuant to which the preferred stock is issued.

our liquidation, dissolution or winding-up.

Issuance	Issuer will provide Seller with customary representations and warranties, certificates and opinions of counsel in connection with the issuance of the preferred stock.

Exhibit 2 to Annex A of Stock Purchase Agreement

Recapture Adjustment

The “Recapture Adjustment Amount” equals 35% multiplied by 87.5% multiplied by (i) $350 million less (ii) the statutory Mark to Market Gain position (whether positive or negative) of the Recaptured Investment Assets as of the recapture effective date.